     As filed with the Securities and Exchange Commission on January 28, 1999

                                                      Registration No. 333-66709

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                   -----------------------------------------------

                                   AMENDMENT NO. 3

                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                  -------------------------------------------------
                              QUICKSILVER RESOURCES INC.
                (Exact name of registrant as specified in its charter)



           DELAWARE                            1330                             75-2756163
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer Identification No.)
incorporation or organization)          Classification No.)



                              1619 PENNSYLVANIA AVENUE
                              FORT WORTH, TEXAS 76104
                                   (817) 332-9133
           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  GLENN M. DARDEN
                                   VICE PRESIDENT
                              1619 PENNSYLVANIA AVENUE
                              FORT WORTH, TEXAS 76104
                                   (817) 332-9133
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

      SLOAN B. BLAIR, ESQ.      COPIES TO:       L. STEVEN LESHIN, ESQ.
     CANTEY & HANGER, L.L.P.                      JENKENS & GILCHRIST,
       2100 BURNETT PLAZA                      A PROFESSIONAL CORPORATION
       801 CHERRY STREET                      1445 ROSS AVENUE, SUITE 3200
     FORT WORTH, TEXAS 76102                       DALLAS, TEXAS 75202
        (817) 877-2800                               (214) 855-4500


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of MSR Exploration Ltd. ("MSR") with and into Quicksilver Resources Inc. ("Quicksilver") pursuant to the Agreement and Plan of Merger and Reorganization dated September 1, 1998 among the Registrant and MSR, described in the enclosed proxy statement/prospectus.

     If the securities being registered on this Form S-4 are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [ ].

                                ---------------------

                           CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Proposed maximum       Proposed maximum
        Title of each class of               Amount to             offering price            aggregate               Amount of
      securities to be registered          be registered            per share (2)         offering price         registration fee
----------------------------------------------------------------------------------------------------------------------------------
   Common stock, $.01 par value.....           N/A                       N/A                    N/A                     N/A
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the estimated number of shares that may be issued in the transaction described herein.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act").

                                 --------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               MSR EXPLORATION, LTD.
                    Notice of Special Meeting of Stockholders
                                 to Consider the
                           PROPOSED MERGER of MSR into
                            QUICKSILVER RESOURCES INC.


                             YOUR VOTE IS VERY IMPORTANT


     The Board of Directors of MSR Exploration, Ltd. has approved, by unanimous vote (with Messrs. Frank, Thomas and Glenn Darden abstaining), and recommends to you a merger of MSR with Quicksilver Resources Inc. in a transaction that we believe will create a more efficient and profitable energy company and maximize the value of your investment.


     As a result of the merger, you will receive .10 of one share of common stock of Quicksilver for each share of your MSR common stock. As a result of the merger, MSR stockholders will own 20% of the Quicksilver common stock and stockholders of Quicksilver will own 80% of the common stock after the merger. We expect that the merger will be tax-free to you unless you dissent from the merger or receive cash for fractional shares of Quicksilver common stock.


     The merger cannot be completed unless you and the other MSR Stockholders approve it by a majority vote and other customary conditions are satisfied. We are asking you to approve the merger at our special meeting of stockholders.


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER. IF YOU FAIL TO RETURN YOUR PROXY CARD OR TO VOTE IN PERSON AT THE MEETING, THE EFFECT WILL BE A VOTE AGAINST THE MERGER.

     Additional information regarding the special meeting follows:

Date/Time:     Wednesday, March 4, 1999
               10:00 a.m. Fort Worth, Texas Time

Place:         Shady Oaks Country Club
               320 Roaring Springs Road
               Fort Worth, Texas 76116

Record Date:   January 22, 1999


     The accompanying Proxy Statement/Prospectus provides additional information about the proposed merger. Please read this entire document carefully. You may also obtain information about our company from documents that we have filed with the SEC.


MSR EXPLORATION LTD.

                            /s/ Thomas F. Darden
--------------------------------------------------------------------------------
Thomas F. Darden
Chairman of the Board


     For a discussion of material risk factors that you should consider in evaluating the merger, see "Risk Factors" beginning on page 11.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
        COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED IF THIS PROXY
         STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.


               This Proxy Statement/Prospectus is first being mailed to
                    stockholders on or about February 1, 1999.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT MSR THAT IS NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE TO YOU FREE OF CHARGE UPON REQUEST AT 1619 PENNSYLVANIA AVENUE, FORT WORTH, TEXAS, 76104, ATTENTION: SECRETARY. THE TELEPHONE NUMBER IS (817) 877-3151.


                                  TABLE OF CONTENTS




                                                                           PAGE
QUESTIONS AND ANSWERS ABOUT THE MERGER . . . . . . . . . . . . . . . . . . .iv

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     The Combined Company. . . . . . . . . . . . . . . . . . . . . . . . . . 1
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Differences in Rights of Stockholders of MSR and Quicksilver. . . . . . 3
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . 3
     Recommendation of the Special Committee and Board of Directors of MSR . 3
     Opinion of MSR's Financial Advisor. . . . . . . . . . . . . . . . . . . 3
     MSR's Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . 3
     The Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . 5
     Summary Historical and Pro Forma Financial Information. . . . . . . . . 6
     Selected Comparative Per Share Data . . . . . . . . . . . . . . . . . . 9
     Comparative Market Data . . . . . . . . . . . . . . . . . . . . . . . .10

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

THE MSR MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     Time, Place and Date of the Special Meeting . . . . . . . . . . . . . .14
     Purpose of the Meeting. . . . . . . . . . . . . . . . . . . . . . . . .14
     Voting Rights of MSR Stockholders . . . . . . . . . . . . . . . . . . .14
     Proxies, Solicitation and Revocation of Proxies . . . . . . . . . . . .15

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . .15
     MSR's Reasons for the Merger; Recommendation of the MSR Board . . . . .18
     Opinion of MSR's Financial Advisor. . . . . . . . . . . . . . . . . . .19
     General Information About The Merger. . . . . . . . . . . . . . . . . .22
     Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Conversion of Shares; Conversion. . . . . . . . . . . . . . . . . . . .23
     Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Exchange of Stock Certificates. . . . . . . . . . . . . . . . . . . . .24
     Dissenting Stockholders' Rights . . . . . . . . . . . . . . . . . . . .24
     The Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .26
     Treatment of Outstanding Stock Options and Warrants . . . . . . . . . .29
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .30
     Restrictions on the Transfer of Quicksilver Common Stock to be
       Received by Affiliates of MSR . . . . . . . . . . . . . . . . . . . .30

INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . . . . . . . . . .31
     Beneficial Ownership Interests of the Darden Family and
       it Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     Transactions with Management. . . . . . . . . . . . . . . . . . . . . .32
     Conflicts of Interest . . . . . . . . . . . . . . . . . . . . . . . . .32
     Management after the Merger . . . . . . . . . . . . . . . . . . . . . .32
     Formation Documents . . . . . . . . . . . . . . . . . . . . . . . . . .33

MATERIAL FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . .35
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
     Taxation of U.S. Stockholders . . . . . . . . . . . . . . . . . . . . .36
     Taxation of Non-U.S. Stockholders . . . . . . . . . . . . . . . . . . .37
     Information Reporting and Backup Withholding. . . . . . . . . . . . . .39

SELECTED FINANCIAL DATA OF MSR . . . . . . . . . . . . . . . . . . . . . . .40


MANAGEMENT'S DISCUSSION AND ANALYSIS OF MSR'S FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . .41
     Comparison of Historical Results of Operations. . . . . . . . . . . . .41
     Comparison of Historical Results of Operations for 1998 to Adjusted
       Financial Data for 1997 . . . . . . . . . . . . . . . . . . . . . . .42
     Comparison of as Adjusted Financial Data for the Years Ended
       December 31, 1997 and 1996. . . . . . . . . . . . . . . . . . . . . .43
     MSR Consolidated Financial Data . . . . . . . . . . . . . . . . . . . .43
     Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . .44
     Changes in Prices and Inflation . . . . . . . . . . . . . . . . . . . .45
     Year 2000 Issue . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

SELECTED FINANCIAL DATA OF QUICKSILVER . . . . . . . . . . . . . . . . . . .47

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS OF QUICKSILVER. . . . . . . . . . . . . . . .49
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . .49
     Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . .51
     Issues Relating to the Year 2000. . . . . . . . . . . . . . . . . . . .52

SELECTED HISTORICAL FINANCIAL DATA OF QUICKSILVER PREDECESSORS - MERCURY
     EXPLORATION COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . .53

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS OF MERCURY EXPLORATION COMPANY . . . . . . . . . . . . . . .54
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . .54
       Year Ended September 30, 1997 Compared with the Year Ended
         September 30, 1996. . . . . . . . . . . . . . . . . . . . . . . . .54
     Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . .54
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . .54
       Three Months Ended December 31, 1997 Compared with the Three
         Months Ended December 31, 1996. . . . . . . . . . . . . . . . . . .55
     Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . .56

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND
     BALANCE SHEET OF THE SURVIVING CORPORATION. . . . . . . . . . . . . . .57

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
     AND BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . .62

QUICKSILVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
     Formation of Quicksilver. . . . . . . . . . . . . . . . . . . . . . . .65
     Business of Quicksilver . . . . . . . . . . . . . . . . . . . . . . . .66
     Business Strategy . . . . . . . . . . . . . . . . . . . . . . . . . . .66
     Marketing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
     Description of Oil and Gas Properties . . . . . . . . . . . . . . . . .68
     Exploration Activities. . . . . . . . . . . . . . . . . . . . . . . . .69
     Oil and Gas Reserves. . . . . . . . . . . . . . . . . . . . . . . . . .70
     Volumes, Sales Prices and Oil and Gas Production Expense. . . . . . . .71
     Development, Exploration and Acquisition Capital Expenditures . . . . .71
     Productive Oil and Gas Wells. . . . . . . . . . . . . . . . . . . . . .71
     Oil and Gas Acreage . . . . . . . . . . . . . . . . . . . . . . . . . .71
     Drilling Activity . . . . . . . . . . . . . . . . . . . . . . . . . . .72

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . .73
     Certain Relationships and Related Party Transactions. . . . . . . . . .73

MANAGEMENT OF QUICKSILVER. . . . . . . . . . . . . . . . . . . . . . . . . .73
     Directors and Executive Officers. . . . . . . . . . . . . . . . . . . .73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     OF QUICKSILVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .76

DESCRIPTION OF QUICKSILVER'S CAPITAL STOCK . . . . . . . . . . . . . . . . .79
     Descripton of Common Stock. . . . . . . . . . . . . . . . . . . . . . .79
     Description of Preferred Stock. . . . . . . . . . . . . . . . . . . . .79

COMPARISON OF STOCKHOLDER RIGHTS . . . . . . . . . . . . . . . . . . . . . .80

WHERE YOU CAN GET INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .80

NOTE ON FORWARD-LOOKING INFORMATION. . . . . . . . . . . . . . . . . . . . .80



INFORMATION INCORPORATED BY REFERENCE. . . . . . . . . . . . . . . . . . . .80

STOCKHOLDERS PROPOSAL FOR THE MSR 1999 ANNUAL MEETING. . . . . . . . . . . .81

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81

GLOSSARY OF OIL AND GAS TERMS. . . . . . . . . . . . . . . . . . . . . . . .83

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . F-1




APPENDIX A     AGREEMENT AND PLAN OF MERGER

APPENDIX B     OPINION OF EVEREN SECURITIES, INC.

APPENDIX C     DISSENTERS' RIGHTS UNDER THE ALBERTA BUSINESS CORPORATION ACT

                        QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:   WHY IS THE MERGER BEING PROPOSED?


A: The boards of directors of MSR and Quicksilver determined that MSR and Quicksilver will benefit from the combined resources of the energy entities because the combined entity will be larger and, therefore, is likely to be better able to obtain financing and to pursue development and acquisition projects than each company could separately. In addition, the merger of the two companies would eliminate overlap in management and accounting and streamline operations.


Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: If you own stock in MSR, you will receive one-tenth (.10) of one share of Quicksilver common stock for each share of MSR common stock you own at the time of the merger. For example, if you own 100 shares of stock in MSR, you will receive 10 shares of stock in Quicksilver.


Q:   WILL I RECEIVE ANY FRACTIONAL SHARES?


A: No. Quicksilver will not issue fractional shares of common stock, instead you will receive a cash payment.



Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?


A: We expect that the merger will be tax-free to you. If you own shares of stock of MSR, you will not recognize any gain or loss as a result of the merger. If, however, you receive cash as a result of exercising your dissenters' rights or instead of fractional shares of Quicksilver, you will recognize gain or loss upon that payment, measured by the difference (if any) between the amount of cash received and the allocable tax basis. Your gain or loss should be capital gain or loss, provided that you held the MSR common stock or fractional share as a capital asset.


Q:   WHAT DO I NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of MSR common stock may be represented at the meeting.

Q:   IF MY SHARES ARE HELD BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A: Your broker may vote your shares for the merger only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not tell your broker how to vote, your shares will not be voted. Your failure to vote will have the same effect as a vote AGAINST the merger.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the meeting. You may do this by sending a written notice stating that you would like to revoke your proxy or by completing and submitting a new proxy card. You may also attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow his instructions regarding how to change your vote.

Q:   WHAT IF I DON'T WANT TO OWN QUICKSILVER SHARES?

A.   You can:

     - sell your MSR shares before the meeting or your Quicksilver shares after the merger; or


     - dissent from the merger and receive the fair market value of your MSR shares by following the procedure on page 24.

Q:   SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging MSR stock for Quicksilver common stock.


Q:   WHEN AND WHERE WILL SHARES OF QUICKSILVER BEGIN TRADING?


A: We anticipate that the shares of Quicksilver will begin trading on the day that the merger is completed. Quicksilver has made an application to list its shares on the American Stock Exchange under the ticker symbol "KWK."





Q:   WHAT IS THE DIVIDEND POLICY OF QUICKSILVER GOING TO BE?


A: We do not anticipate that dividends will be paid on the Quicksilver stock for the foreseeable future because the dividend policy of Quicksilver will be the same as that of MSR--to retain cash flow to reinvest in Quicksilver's business.


Q: WHAT WILL HAPPEN IF I DO NOT EXCHANGE MY MSR CERTIFICATE FOR A QUICKSILVER CERTIFICATE?


A: Once the merger is complete, your shares will be converted into the right to receive shares of Quicksilver and MSR's stock will no longer trade in any market. If you do not return your old certificate in exchange for a Quicksilver certificate, your shares of Quicksilver will eventually be abandoned after a period of 5-7 years in compliance with the regulations of your state of residence which provide that ownership of your shares will become property of your state.


Q:   WHAT HAPPENS IF YOU DO NOT RECEIVE A MAJORITY VOTE BY MARCH 15, 1999


A: The terms of the merger agreement require that, if we don't receive a majority vote approving the merger by March 15, 1999, the merger agreement will be terminated and the merger will not occur, unless the parties agree to extend the date for approval. However, members of the Darden family and their affiliated companies own about

     43.7% of the MSR shares, and they have agreed to vote their shares in favor of the merger. It is likely that the merger will be approved based on the agreement of the Darden family to vote its MSR shares for the merger.

                                       SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS BEFORE DECIDING HOW TO VOTE. FOR EASE OF REFERENCE, A GLOSSARY OF OIL AND GAS TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS IS INCLUDED UNDER "GLOSSARY OF OIL AND GAS TERMS."


THE PARTIES (See Page 65)

     QUICKSILVER

     Quicksilver engages in the acquisition, exploration, production and sale of crude oil, condensate and natural gas and the gathering, processing and transmission of natural gas. Quicksilver currently has interests in oil and gas mineral leases, gas gathering pipeline systems and wells producing hydrocarbons that are located principally in the states of Michigan, Wyoming and Montana.

     You can request information on Quicksilver by calling or writing to 1619 Pennsylvania Avenue in Fort Worth, Texas 76104, Attention: Secretary. The telephone number is (817) 332-9133.

     MSR

     MSR engages in the acquisition, exploration, production and sale of crude oil, condensate and natural gas and the gathering, processing and transmission of natural gas. MSR currently has interests in oil and gas mineral leases, gas gathering pipeline systems and wells producing hydrocarbons that are located principally in the states of Montana and Texas.

     MSR's common stock is traded on the American Stock Exchange under the symbol "MSR." You can request information on MSR by calling or writing to 612 8th Avenue in Fort Worth, Texas 76104, Attention: Secretary. The telephone number is (817) 877-3151.


     THE COMBINED COMPANY

     If the merger is completed, the combined company would own interests in 1,200 wells, with a lease inventory of almost 600,000 gross acres located in Michigan, Montana, Wyoming, Texas and Canada. The combined company's net proved reserves would be in excess of 286 billion cubic feet of gas equivalent having a present value discounted at ten percent of approximately $148 million, based on reserve reports dated January 1, 1998.





THE MERGER (See Page 15)

     GENERAL. If you approve the merger agreement and the merger, MSR will merge with and into Quicksilver. Quicksilver will continue as the surviving corporation in the merger. Your interest in MSR will at that time be converted into the right to receive shares of stock of Quicksilver. As a result of the merger, persons who formerly held stock of MSR will own approximately 20% of the Quicksilver common stock.

     WHAT YOU WILL RECEIVE IN THE MERGER. As a result of the merger, you will receive one-tenth (.10) of one share of Quicksilver common stock for each share of MSR common stock that you own unless you dissent to the merger.



     Quicksilver will not issue fractional shares of common stock, instead you will receive a cash payment calculated by multiplying the price of the MSR common stock on the American Stock Exchange on the day preceding the closing date of the merger by 10, and then multiplying that number by the fractional interest to which you are entitled. For example, if the closing price of MSR's stock was $1.00 and you had an extra 1/2 of a share of Quicksilver as a result of the merger, you would receive: $1.00 x 10 x .5 or $5.00 for the 1/2 share.



     THE CONVERSION RATIO. During the merger negotiations, our companies discussed the possibility of exchanging one share of Quicksilver stock for each share of MSR stock. However, we decided not to do a one for one exchange because this likely would result in a per share price of less than $1.00 for the stock of the surviving corporation. After some discussions among representatives of Quicksilver and the special committee, we agreed that a .10 to one exchange ratio was appropriate because it would result in the desired number of outstanding shares and a per share price sufficient to list the stock on a national exchange.


     STOCK OPTIONS; WARRANTS. Each outstanding stock option or warrant to purchase shares of MSR common stock will be converted into the right to purchase shares of Quicksilver common stock.


The existing options and warrants will be converted by

     (1) Multiplying the number of shares of MSR common stock subject to the option or warrant by .10; and

     (2) Dividing the exercise price of the option or purchase price by .10.

     For example, an option to purchase 10,000 shares of MSR common stock at $2.00 per share, will be converted into an option for 1,000 (10,000 X .10) shares of Quicksilver common stock at $20.00 per share ($2.00 divided by
 .10). As of September 30, 1998, options to purchase 248,570 shares of MSR common stock were outstanding and warrants to purchase 11,340,000 shares of MSR common stock were outstanding.



DISSENTERS' RIGHTS (See Page 24)

     If you choose not to participate in the merger you will have dissenters' rights of appraisal under provisions of MSR's certificate of incorporation and the Alberta Business Corporation Act.

DIFFERENCES IN RIGHTS OF STOCKHOLDERS OF MSR AND QUICKSILVER (See Page 80)

     Other than the availability of dissenter's rights to MSR's stockholders under MSR's charter documents, which are not similarly available under Quicksilver's charter documents, there are no significant differences between the rights of MSR stockholders and those of Quicksilver stockholders.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (See Page 35)


     It is intended that the merger will be a tax-free transaction to MSR stockholders who receive Quicksilver stock in the merger. MSR stockholders who choose to dissent from the merger and receive cash in exchange for their MSR common stock will generally be required to recognize taxable income (or a loss) as a result of the merger. Similarly, stockholders who receive cash in lieu of shares of fractional shares of Quicksilver common stock will recognize taxable gain or loss on that amount.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF MSR (See Page
18)

     The special committee of the board of directors of MSR and the board of directors of MSR, with Frank, Thomas and Glenn Darden abstaining, have unanimously approved the merger. MSR's board of directors has determined that the terms of the proposed merger are fair to, and in the best interests of, MSR's stockholders and recommends that you vote "for" the merger.



     Due to the interests that the Darden family have in both MSR and Quicksilver, MSR's board of directors appointed a special committee of disinterested MSR directors to consider the merger. The special committee retained EVEREN Securities, Inc. to act as its financial advisor. The special committee has also determined that the merger is fair to, and in the best interests of, the MSR stockholders.


OPINION OF MSR'S FINANCIAL ADVISOR (See Page 19)

     EVEREN Securities, Inc. has determined that the consideration to be received by MSR stockholders in the merger is fair to MSR stockholders (other than members of the Darden family and their affiliates) from a financial point of view. EVEREN's fairness opinion is attached as Exhibit B to this proxy statement/prospectus and we encourage you to read it carefully.



MSR'S REASONS FOR THE MERGER (See Page 18)


     MSR's special committee considered a variety of factors in making its determination to recommend that you vote for the merger. These included:



     - the fit between the assets of MSR and Quicksilver, including the balance created by adding MSR's Montana oil reserves to Quicksilver's gas reserves;

     - the large inventory of exploration prospects covering 273,000 gross acres that would result from combining the companies;

     - greater cash flows generated by Quicksilver's properties, which would provide resources to develop MSR's inventory of undeveloped properties;


     - greater financial strength and growth opportunities and greater purchasing power with oil field service providers as a result of the larger size of the combined company;

     - the possibility that the larger, more diversified combined company would benefit from better credit ratings, more flexible financing terms and lower financing costs;

     - the likelihood that the combined company would have a larger market presence and would likely receive greater attention from financial analysts and institutional investors; and

     - the potential for market valuations comparable to other larger independent oil and natural gas producers.


THE MERGER AGREEMENT (See Page 26)


     GENERAL. The merger agreement sets forth the principal terms by which the merger will be completed, and the rights of holders of MSR common stock to receive Quicksilver common stock in the merger. The merger agreement is attached to this proxy statement/prospectus as Appendix A and we urge you to read it in its entirety.


     CONDITIONS TO THE MERGER; TERMINATION OF THE MERGER AGREEMENT. The completion of the merger is subject to certain conditions, including:

     - approval of the merger agreement by the affirmative vote of the holders of a majority of MSR's common stock and by the affirmative vote of the stockholders of Quicksilver;

     - approval by the American Stock Exchange of the listing of the Quicksilver common stock to be issued in the merger; and
     -    the restructuring of Quicksilver's and MSR's debt.


     The parties may waive any condition to the merger that works in that party's favor. If MSR elects to waive any condition, we will amend or supplement this proxy statement/prospectus and recirculate it. If a condition is waived after the merger is approved, we will ask the MSR stockholders that are adversely affected by the waiver to reapprove the merger.


     The merger agreement may be terminated by either party at any time prior to the effective time of the merger if, among other things:

     -    we do not receive stockholder approval of the merger;
     -    we do not complete the merger by February 28, 1999;
     -    either of us materially breaches the merger agreement;
     -    an injunction prevents the merger; or

     - the special committee receives a proposal that is more beneficial to MSR's stockholders than the merger and chooses to pursue it.



     The special committee did not receive any other proposals and is not considering any other proposals. The special committee did not solicit any other potential parties to the merger, or consider an alternative transaction due to the substantial controlling interest in MSR owned by the Darden family, that precludes an alternative transaction.


     VOTING AGREEMENT

     In connection with the merger agreement, the members of the Darden family, Mercury Exploration Company and Quicksilver Energy L.C., each an affiliate of the Darden family, Joint Energy Development Investment Limited Partnership and Trust Company of the West entered into a voting agreement with MSR. None of the parties to the voting agreement received any compensation in return for entering into the voting agreement. According to the voting agreement, all of these parties have agreed to vote their shares of Quicksilver common stock in favor of the merger. These parties collectively own approximately 96.2% of Quicksilver's common stock. Therefore approval of the merger agreement by Quicksilver's stockholders is likely. The Darden family, Mercury Exploration Company and Quicksilver Energy L.C., also agreed to vote their MSR common stock in favor of the merger. The Darden family, Mercury Exploration Company and Quicksilver Energy L.C. collectively own 43.7% of the outstanding MSR common stock entitled to vote.





INTERESTS OF CERTAIN PERSONS IN THE MERGER (See Page 31)


     In considering the board's recommendation that you vote for the merger, you should be aware that some members of MSR's management and MSR's board of directors have certain interests in the merger that are different from, and in addition to, yours. Messrs. Frank, Thomas and Glenn Darden are executive officers and/or directors and substantial stockholders of both MSR and Quicksilver. Furthermore, they and other members of the Darden family are directors and stockholders of Mercury Exploration Company, a substantial stockholder of Quicksilver, and of Quicksilver Energy L.C., which also owns Quicksilver stock. In addition, these individuals, along with other officers of MSR, hold options and warrants for MSR stock that will be converted into options and warrants for Quicksilver stock in the merger.

                           SUMMARY HISTORICAL AND PRO FORMA
                                FINANCIAL INFORMATION


     The following tables set forth summary historical and pro forma financial data for MSR and Quicksilver. The data presented below has been derived from, and should be read together with, the consolidated financial statements of MSR and the financial statements of Quicksilver and Quicksilver predecessors and the related notes set forth elsewhere or incorporated by reference in this proxy statement/prospectus. Summary financial data at June 30, 1998 and September 30, 1998 and for the six months ended June 30, 1998 and for the nine months ended September 30, 1998 for MSR and Quicksilver were derived from the unaudited financial statements and pro forma data of MSR and Quicksilver. This includes all adjustments (consisting only of normally recurring adjustments) that MSR and Quicksilver each considered necessary for a fair presentation of operating results for these interim periods. Results for interim periods do not necessarily indicate actual results for the full year.


     The summary historical and pro forma financial information should be read in conjunction with the historical and pro forma consolidated financial statements of MSR and historical and pro forma financial statements of Quicksilver included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma information presented does not necessarily indicate the combined financial results as they may be in the future or as they might have been for the periods indicated had the merger been consummated as of January 1, 1997.

                SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF MSR
                       (in thousands, except per share amounts)


                                                                FROM INCEPTION
                                                               MARCH 7, 1997 TO      SIX MONTHS ENDED    NINE MONTHS ENDED
                                                               DECEMBER 31, 1997       JUNE 30, 1998     SEPTEMBER 30, 1998
                                                               -----------------     ----------------    ------------------
 STATEMENTS OF OPERATIONS DATA:
      Total revenues                                                 $      854           $     2,103      $ 3,003
      Net income (loss)                                                      30                  (331)        (724)
      Basic and diluted earnings (loss) per share                          0.00                 (0.01)       (0.03)
      Basic weighted average number of shares
      outstanding for the period                                         14,801                25,777       25,777
      Diluted weighted average number of shares
      outstanding for the period                                         14,838                25,805       25,777

 BALANCE SHEET DATA:
      Cash and cash equivalents                                      $      587           $       339      $   340
      Accounts receivable                                                   507                   439          432
      Inventories                                                           248                   299          257
      Total current assets                                                1,374                 1,089        1,033
      Property, plant and equipment - net ("full cost")                  24,234                23,840       23,842
      Total assets                                                       25,963                25,273       25,214
      Current liabilities, including current portion of
      long-term debt                                                      1,332                   818        1,371
      Long-term debt                                                     10,560                10,885       10,874
      Deferred income taxes                                               1,001                   831          636
      Stockholders' equity                                               13,070                12,739       12,333

 CASH FLOW DATA:
      Net cash from (used for) operating activities                  $      326           $      (284)     $    57
      Net cash from (used for) investing activities                        (272)                 (274)        (582)
      Net cash from (used for) financing activities                         474                   306          274

                                   PRO FORMA AND
                  HISTORICAL INFORMATION OF QUICKSILVER (Pre-Merger)
                      (in thousands, except per share amount)




                                          YEAR ENDED       SIX MONTHS ENDED      NINE MONTHS ENDED
                                      DECEMBER 31, 1997      JUNE 30, 1998      SEPTEMBER 30, 1998
                                      -----------------    ----------------     ------------------
 STATEMENT OF OPERATIONS DATA:
      Total revenues                     $  40,001            $  19,323              $  29,424
      Net income                             8,146                2,819                  4,685
      Basic and diluted
       earnings per share                $    0.79                 0.27              $    0.45
      Basic and diluted weighted
       average number of shares
       outstanding for the period           10,311               10,311                 10,311

 BALANCE SHEET DATA:
      Cash and cash equivalents          $      56            $     238              $     383
      Working capital (deficit)                340               (1,974)               (72,321)
      Total assets                         113,979              120,490                123,802
      Long-term debt (includes              74,169               70,531                 72,014
      current portion)
      Total stockholder's equity            27,591               30,409                 32,274

 CASH FLOW DATA:
      Net cash from (used for)                                $  10,724              $  14,172
      operating activities
      Net cash from (used for)                                   (6,904)               (11,690)
      investing activities
      Net cash from (used for)                                   (3,638)                (2,155)
      financing activities



                              SUMMARY PRO FORMA FINANCIAL INFORMATION
                                   OF THE SURVIVING CORPORATION
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)


                                                                                     SIX MONTHS
                                                                 YEAR ENDED             ENDED       NINE MONTHS ENDED
                                                                DECEMBER 31,          JUNE 30,         SEPTEMBER 30,
                                                                    1997                1998              1998
                                                                -----------          ----------     -----------------
 STATEMENT OF OPERATIONS DATA:
      Total revenues                                            $    44,415          $   21,426         $  32,427
      Net income                                                      7,805               2,376             3,838
      Basic and diluted earnings per share                             0.61                0.18              0.30
      Basic and diluted weighted average number of shares            12,888              12,888            12,888
         outstanding for the period

                                                                                                    Nine Months Ended
                                                                                     At June 30,       September 30,
                                                                                        1998               1998
                                                                                     ----------     -----------------
 BALANCE SHEET DATA:
     Cash and cash equivalents                                                       $      577         $     723
     Accounts receivable                                                                  5,644             6,758
     Inventories                                                                            707               664
     Total current assets                                                                 6,940             8,149
     Property, plant and equipment - net ("full cost")                                  145,074           146,834
     Total assets                                                                       152,613           155,863
     Current liabilities, including current portion of                                    9,043             9,358
          long-term debt
     Long-term debt                                                                      81,355            82,837
     Deferred income taxes                                                               12,990            13,256
     Stockholders' equity                                                                47,268            48,726

                         SELECTED COMPARATIVE PER SHARE DATA


     The following table sets forth selected historical per share data for MSR and selected unaudited pro forma per share data for Quicksilver giving effect to the merger. The pro forma data does not necessarily indicate Quicksilver's actual financial position or future operating results or what would have occurred or will occur upon completion of the merger. The "Surviving Corporation Pro Forma Share Data" is what you would own today if the merger with Quicksilver had already taken place.


     The numbers do reflect the conversion ratio for the merger of .10 share of MSR for each share of Quicksilver, and a stock dividend, of 10,210,806 shares to be declared prior to completion of the merger.

     The information shown below should be read together with the consolidated financial statements of MSR and Quicksilver and the notes to those financial statements included or incorporated by reference in this proxy statement/prospectus and the selected pro forma financial data included elsewhere in this proxy statement/prospectus.

                          COMPARATIVE PER SHARE INFORMATION


                                                        YEARS ENDED       SIX MONTHS ENDED     NINE MONTHS ENDED
                                                     DECEMBER 31, 1997      JUNE 30, 1998      SEPTEMBER 30, 1998
                                                     -----------------      -------------      ------------------
                                                                                                    Unaudited
 MSR EXPLORATION LTD., Pre-Conversion
      Book value per share(1)                           $         0.51      $        0.49        $        0.48
      Net income (loss) per share                                 0.00              (0.01)               (0.03)
      Average number of shares outstanding                  25,777,014         25,777,014           25,777,014

 MSR EXPLORATION LTD., After-Conversion
      Book value per share                              $         0.05      $        0.05        $        0.05
      Net income (loss) per share                                 0.00               0.00                 0.00
      Average number of shares outstanding                   2,577,701          2,577,701            2,577,701

                                                                                Pro Forma
                                                                                ---------

 QUICKSILVER RESOURCES INC., Pre-Merger
      Book value per share                              $         2.68      $        2.95        $        3.13
      Net income (loss) per share                                 0.79               0.27                 0.45
      Average number of shares outstanding                  10,310,800         10,310,800           10,310,800


 SURVIVING CORPORATION PRO FORMA SHARE DATA:
      Book value per share                              $         0.00      $        3.67        $        3.78
      Net income (loss) per share                                 0.60               0.18                 0.30
      Average number of shares outstanding                  12,888,500         12,888,500           12,888,500


                               COMPARATIVE MARKET DATA

     MSR's common stock is traded on the American Stock Exchange under the symbol "MSR". Quicksilver's common stock is not publicly traded.

     The following table sets forth the quarterly high and low closing sales prices of MSR's common stock for the periods indicated below.



                                     MSR COMMON STOCK
                                     ----------------
                                      HIGH       LOW
                                      ----       ---
           1996
                 First Quarter       $ 1 1/4   $ 13/16
                 Second Quarter       1 1/16       3/4
                 Third Quarter             1       3/4
                 Fourth Quarter        15/16     11/16
           1997
                 First Quarter       $     1   $ 13/16
                 Second Quarter        1 1/8     15/16
                 Third Quarter         1 1/8       3/4
                 Fourth Quarter        1 3/8     15/16
           1998
                 First Quarter       $1 3/16   $   7/8
                 Second Quarter       1 5/16     15/16
                 Third Quarter         1 1/8       3/4
                 Fourth Quarter        15/16       1/2




On August 30, 1998, the last full trading day prior to public announcement of the merger, the high sales price of the MSR common stock was $1.12 and the low price of the MSR common stock was $0.75.

                                     RISK FACTORS

     THE FOLLOWING ARE MATERIAL RISK FACTORS THAT YOU SHOULD CAREFULLY CONSIDER IN EVALUATING WHETHER YOU SHOULD VOTE FOR THE MERGER.







     QUICKSILVER HAS A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE ITS PERFORMANCE


     Quicksilver, which began operations on April 9, 1998, has a limited operating history upon which you may base your evaluation of Quicksilver's performance. As a result of Quicksilver's recent formation and the brief operating history of Quicksilver, the operating results from the properties contributed by Mercury Exploration Company and others to Quicksilver when it was formed may not indicate future results that may be obtained by the surviving corporation. We cannot assure you that the surviving corporation will maintain the current level of revenues, oil and natural gas reserves or production currently attributable to the properties contributed to Quicksilver when it was formed. Any future growth of the surviving corporation's oil and natural gas reserves, production and operations could place significant demands on its financial, operational and administrative resources.



     QUICKSILVER HAS A WORKING CAPITAL DEFICIT THAT WILL REQUIRE ADDITIONAL FINANCING FOR WORKING CAPITAL



     At September 30, 1998, Quicksilver had a working capital deficit of $72.3 million and will need to obtain additional external financing to meet its working capital needs. We cannot assure you that this additional financing will be available. Quicksilver has received a commitment letter from a bank and expects to enter into a new credit facility upon completion of the merger.



     QUICKSILVER'S FUTURE SUCCESS WILL DEPEND ON ITS ABILITY TO INCREASE ITS RESERVES



     The future success of the surviving corporation will depend in large part upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. At December 31, 1997, approximately 37% of Quicksilver's total proved reserves were undeveloped. In order to increase reserves and production, the surviving corporation must continue development and exploitation drilling programs or undertake other replacement activities. There can be no assurance that planned development and exploitation projects will result in significant additional reserves or that the surviving corporation will have success drilling productive wells at acceptable costs.



     BECAUSE THERE IS NO PRIOR PUBLIC MARKET FOR QUICKSILVER'S STOCK, WE CANNOT PREDICT ITS TRADING PRICE OR LIQUIDITY


     Before the merger there will have been no public market for the Quicksilver common stock that you will receive in the merger. Although the MSR common stock has been listed on the American Stock Exchange since 1983, there may be no correlation between the trading history and historical prices of the MSR common stock and future trading characteristics and prices of the Quicksilver common stock you will receive if the merger is completed. In addition, a majority of the shares of the surviving corporation will be held by a small number of interested persons, which may affect the liquidity of your shares by limiting the market for them.


     CERTAIN DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM YOURS AND THIS MAY HAVE AFFECTED THEIR DECISION TO APPROVE THE MERGER



     The determinations by the boards of directors of MSR and Quicksilver to participate in the merger are subject to conflicts of interest due to the substantial stock ownership of the Darden family and their affiliates in both Quicksilver and MSR and their positions as directors and officers of both companies. Although both boards of directors have attempted to resolve all conflicts of interest in a manner that would not adversely affect either the stockholders of MSR or Quicksilver, if these conflicts did not exist it is possible that the merger may not have been considered, been approved or may have been approved on a basis that would be more favorable to the stockholders of MSR, Quicksilver or both.

     QUICKSILVER DEPENDS ON A FEW KEY PERSONNEL, WHICH COULD AFFECT QUICKSILVER'S SUCCESS IF THEY WERE TO LEAVE QUICKSILVER.


     Quicksilver has entered into a management agreement with Mercury Exploration Company, whereby Mercury will provide property management and accounting services to the surviving corporation. As a result, the surviving corporation's success will be highly dependent on management of Mercury, principally Messrs. Frank, Thomas and Glenn Darden and a limited number of other senior management and technical personnel. Loss of the services of any of these individuals could have a material adverse effect on the surviving corporation's operations. Quicksilver does intend to maintain key man life insurance policies on any members of senior management.



     A SMALL NUMBER OF EXISTING STOCKHOLDERS CONTROL QUICKSILVER, WHICH COULD LIMIT YOUR ABILITY TO INFLUENCE THE OVERTIME OF STOCKHOLDER VOTES



     After the merger, members of the Darden family, together with Mercury and Quicksilver Energy L.C. (companies primarily owned by the members of the Darden family), will own approximately 65% of the surviving corporation's common stock. Joint Energy Development Investment Limited Partnership will own approximately 10% and TCW Asset Management Company through its affiliate Trust Company of the West on behalf of a single client will own approximately 10%. In addition, some stockholders, officers and directors of Quicksilver and MSR are stockholders, officers or directors of Mercury and Quicksilver Energy L.C., and therefore may affect how Mercury and Quicksilver Energy L.C. vote their shares on corporate matters. As a result, these entities and individuals would be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the surviving corporation's charter or bylaws and the approval of mergers and other significant corporate transactions.


     THE SURVIVING CORPORATION'S PROPERTIES WILL BE CONCENTRATED IN THE CUT BANK FIELD COMPLEX, WHICH COULD LIMIT FUTURE REVENUES


     MSR's properties in the Cut Bank Field complex in northwest Montana constitute the majority of MSR's existing inventory of producing properties and drilling locations. There can be no assurance that the surviving corporation's operations in Montana will yield positive economic returns. Failure of the Cut Bank Field properties to yield significant quantities of economically attractive reserves and production could have a material adverse impact on the surviving corporation's future financial condition and results of operations.


     THE SURVIVING CORPORATION'S RELIANCE ON ITS CONTRACT WITH MONTANA POWER COMPANY COULD ADVERSELY AFFECT PROFITABILITY IF THE CONTRACT WERE TO BE TERMINATED


     As a result of its merger with Mercury Montana, Inc. in October 1997, MSR assumed rights and obligations under an agreement with Montana Power Company. The surviving corporation will assume these rights and obligations in the merger. Activities conducted pursuant to the agreement by the surviving corporation and the revenues that result will account for a significant portion of the activities and revenues of the surviving corporation. There can be no assurance that the operations under the contract will be continued for any particular period of time or that, if operations are continued, they will be conducted on a profitable basis.


RISKS RELATING TO COMPUTER PROBLEMS THAT COULD ARISE IN THE YEAR 2000 COULD ADVERSELY AFFECT QUICKSILVER'S OPERATIONS AND BE COSTLY TO REMEDY


     As the Year 2000 approaches, there are uncertainties concerning whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail.

     Since 1995, MSR and its predecessors have replaced all of MSR's major information systems with systems that are Year 2000 compliant as a criterion.

     MSR is currently evaluating and assessing the business risks and exposure related to the Year 2000. This evaluation and assessment should be substantially completed during 1998. MSR has retained a consultant to advise MSR in evaluation and assessment. The costs associated with MSR's plans to address the problems posed by the Year 2000 are not currently expected to be material. Until the evaluation and assessment is completed, however, MSR cannot have a reasonable basis to conclude that the risks and exposures related to the Year 2000 will not materially affect future financial results or cause reported financial information not to reflect fairly the future operating results or future financial condition of MSR.

     With respect to the risks and exposures related to MSR's customers, suppliers, financial institutions, and other constituencies and the resulting potential impact on MSR's business operations and financial condition, MSR has initiated formal communications with these entities and individuals to mitigate or prevent these risks and exposures.


     Quicksilver has developed and implemented an action plan and identified the resources needed to convert the majority of its computer systems and software applications to achieve a Year 2000 date conversion with minimal effect on customers or disruption to business operations. Quicksilver estimates that the cost to complete these efforts, which primarily includes the purchase of software upgrades under normal maintenance agreements with third party vendors, will not be material. In addition, Quicksilver has discussed with its vendors and customers the need to be Year 2000 compliant. Although Quicksilver has no reason to believe that its vendors and customers will not be compliant by the Year 2000, Quicksilver is unable to determine the extent to which Year 2000 issues will effect its vendors and customers, and Quicksilver continues to discuss with its vendors and customers the need for implementing procedures to address this issue.

                                   THE MSR MEETING

TIME, PLACE AND DATE OF THE SPECIAL MEETING


     The special meeting of stockholders of MSR Exploration Ltd. will be held on March 4, 1998, at the Shady Oaks Country Club, 320 Roaring Springs Road, Fort Worth, Texas, 76116, at 10:00 a.m. (Fort Worth, Texas time) and any adjournments thereof.



     This proxy statement/prospectus and the accompanying form of proxy are first being mailed to stockholders of MSR on or about February 1, 1998.


PURPOSE OF THE MEETING


     At the meeting, stockholders of MSR will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization dated September 1, 1998 between MSR and Quicksilver Resources Inc. providing for the merger of MSR with and into Quicksilver. From and after the effective time of the merger, Quicksilver will continue as the surviving corporation. As a result of the merger, each outstanding share of MSR common stock, other than shares held by dissenting stockholders of MSR, will be converted into the right to receive shares of Quicksilver common stock in the manner described below on page 23. Approval of the merger agreement by MSR stockholders at the meeting is among the conditions to the completion of the merger under the terms of the merger agreement.


     THE BOARD OF DIRECTORS OF MSR, AND THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF MSR RECOMMEND A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

VOTING RIGHTS OF MSR STOCKHOLDERS

     MSR's board of directors has fixed January 22, 1999, as the record date for the determination of MSR stockholders entitled to notice of and to vote at the meeting. Only stockholders at the close of business on the record date will be entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of a majority of holders of MSR common stock will constitute a quorum. A quorum is necessary for the meeting to be valid. The affirmative vote of a majority of the outstanding MSR common stock entitled to vote is required to approve the merger agreement.



     At the close of business on the record date, there were 25,777,014 shares of MSR common stock outstanding, each of which is entitled to one vote on each matter properly submitted to a vote at the meeting. Messrs. Frank, Thomas and Glenn Darden, along with Anne Darden Self collectively directly own 18.6% of the outstanding MSR common stock. The Darden family also owns Mercury Exploration Company, which in turn directly owns 25.1% of the outstanding MSR common stock. Mercury and the Darden family, which collectively hold 43.7% of the MSR common stock, have agreed to vote their shares in favor of the merger according to the terms of a Consent and Voting Agreement entered into on September 1, 1998. In addition, other members of the MSR board collectively hold approximately 8% of the MSR common stock, and they have indicated that they intend to vote in favor of the merger. If these individuals vote as indicated, then together with the 43.7% shares of MSR common stock held by the Darden family and their affiliated companies, approximately 51.7% of the MSR common stock will be voted in favor of the merger agreement and the merger will be approved by MSR.


     Members of the Darden family collectively own approximately 9.4% of the outstanding Quicksilver common stock. Mercury (an affiliate of the Darden family) owns 31.5% of the Quicksilver common stock and Quicksilver Energy
L.C. ("QELC") (an affiliate of the Darden family) owns 29.4% of the Quicksilver common stock. Collectively, the Darden family and their affiliates, Mercury and QELC, own approximately 70.3% of the Quicksilver common stock. In addition, Joint Energy Development Investment Limited Partnership ("JEDI"), a limited partnership, the general partner of which is an affiliate of Enron Capital & Trade Resources Corp., and TCW Asset
Management Company, through its affilate Trust Company of the West on behalf of a single client ("TCW") each own 13%. QELC, JEDI and TCW are also parties to the voting agreement and have agreed to vote their Quicksilver common stock in favor of the merger along with Mercury and the Darden family. Therefore, it is assured that the merger will also be approved by Quicksilver.

PROXIES, SOLICITATION AND REVOCATION OF PROXIES


     MSR common stock represented by properly executed and unrevoked proxies will be voted at the meeting, in accordance with the directions contained in the proxy. YOU SHOULD NOT SEND ANY CERTIFICATES WITH YOUR PROXY CARDS. If you do not make any direction in a properly executed and unrevoked proxy, your MSR common stock represented by that proxy will be voted FOR the adoption of the merger agreement. If you fail to return your proxy card or to vote in person at the meeting, the effect will be a vote against the merger.



     You may revoke your proxy at any time before its exercise. A proxy may be revoked by filing with the Secretary of MSR a written revocation or a duly signed proxy bearing a later date. Any written notice revoking a proxy for the meeting should be sent to MSR at: 1916 Pennsylvania Avenue, Fort Worth, Texas, 76104, Attention: Secretary. You may also hand deliver your proxy to the Secretary at or before the taking of the vote at the meeting. Any MSR stockholder may attend the meeting and vote in person, whether or not you have previously given a proxy.



     MSR will bear its costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of MSR may solicit proxies by telephone, in person or otherwise, each without receiving additional compensation for those activities. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of MSR common stock held of record by such persons, and arrangements may be made to pay reasonable out-of-pocket expenses incurred by them in connection with the solicitation.



     Shares of MSR common stock represented at the meeting but not voted for or against a proposal, such as abstentions or "broker non-votes," will be counted in determining a quorum for purposes of determining the votes required for adoption of the merger agreement. A "broker non-vote" refers to shares represented at the meeting in person or by proxy by a broker or nominee where the broker or nominee does not vote the shares because it (1) has not received voting instructions on a particular matter from the beneficial owners or person entitled to vote and (2) does not have discretionary voting power on the matter. Because the merger requires approval of the holders of a majority of the MSR common stock, an abstention or "broker non-vote" will have the same effect as a vote against the merger.


                                      THE MERGER


     THE FOLLOWING IS A BRIEF SUMMARY OF SOME OF THE ASPECTS OF THE MERGER THAT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND IS INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. WE URGE YOU TO READ THE MERGER AGREEMENT CAREFULLY.


BACKGROUND OF THE MERGER


     At a meeting of the MSR board on December 2, 1997, Mr. Thomas F. Darden, Chairman of the Board, stated that the MSR board had been looking for ways to maximize MSR's growth. He indicated that members of the Darden family and their affiliated companies, Mercury and QELC, were contemplating combining most of Mercury's and QELC's producing properties into an entity to be called quicksilver Resources Inc. Mr. Darden discussed the possible size and financial attributes of Quicksilver, explaining that the combined company would be approximately five times the size of MSR and that Quicksilver's cash flow situation, combined with MSR's undeveloped reserve inventory would allow the development of those properties sooner than MSR could accomplish the development alone. Similarily, because Quicksilver had fewer undeveloped reserve prospects, while MSR lacked sufficient cash flow to actively pursue developing its prospects, combining these resources would work to the benefit of both companies. He indicated that it was his belief that these and other benefits could be realized through a combination of MSR with Quicksilver and advised the MSR board that he intended to pursue these possibilities in depth. The MSR board encouraged Mr. Darden to continue with these efforts.



     Mr. Darden stated that, due to the position of Messrs. Frank and Glenn Darden as well as himself on the MSR board, as well as their significant beneficial interest in both MSR and Quicksilver, a committee of independent board members of MSR would be needed to negotiate and approve any merger of the two companies. It was indicated that director Mr. Steven M. Morris, an independent outside director of MSR, would probably take a leadership position on such a committee.

     During February 1998, Mr. Keith Wright, Mercury's treasurer, provided the MSR board with preliminary financial information on Quicksilver and pro forma combined preliminary financial statements of a combined company, which would be comprised of MSR and Quicksilver. Discussions continued through the end of February 1998, between members of the Darden family on the MSR board and the other MSR board members. It was decided that the independent board members would retain the services of special legal counsel and an independent financial advisor to assist in the negotiations and evaluation of the two companies to determine what type of transactions and what range of conversion ratios would be fair to the MSR stockholders.



     A special committee of the MSR board was officially formed to independently evaluate the proposed merger. The special committee was to be composed of the independent MSR Directors: Messrs. D. Randall Kent, Patrick
M. Montalban, W. Yandell Rogers III and Steven M. Morris. Mr. Morris was elected the Chairman of the special committee. No member of the special committee had any prior business relationship with any of the owners or stockholders of Quicksilver or had held any position as an officer or employee of either company, other than Mr. Montalban, who is a vice president and a director of MSR. The special committee was given the full authority of the MSR board to act upon a merger proposal. The special committee approved the engagement of the law firm of Jenkens & Gilchrist, a Professional Corporation, as special counsel to the special committee. This firm had provided no prior representation of MSR or any member of the Darden family or their affiliated companies. The special committee also engaged the services of the investment banking firm of EVEREN Securities, Inc. ("EVEREN") to act as its financial advisor. The special committee engaged EVEREN to evaluate the fairness of the merger, from a financial point of view, to MSR's stockholders, other than the Darden family and affiliates. The special committee did not instruct EVEREN to solicit alternative parties to the merger or to solicit any other type of transaction.



     On March 31, 1998 at a regularly scheduled meeting of the MSR board, Mr. Thomas Darden reintroduced the possibility of a merger between MSR and Quicksilver after the contribution by Mercury, Michigan Gas Partners Limited Partnership and QELC of some of their oil and gas properties. Mr. Darden indicated that various financial and development benefits would come from a merger between MSR and Quicksilver as proposed, such as the benefits to be gained by using Quicksilver's cash flow to develop MSR's reserves and the cost savings to be realized by eliminating overlap in accounting and management operations by combining and streamlining the two companies. Mr. Darden reviewed the proposed Quicksilver assets and operations in Michigan and Wyoming. Mr. Keith Wright, Mercury's treasurer, provided the MSR board with a preliminary financial review of the proposed Quicksilver and pro forma financial statements of the combined companies, one including acquisition and development and one excluding those features. The MSR board discussed structural issues, reviewed the financial impact of a merger, and considered the complementary strengths of MSR and Quicksilver and what each of the companies could contribute to a combined company.



     On April 23, 1998 the special committee met in Houston at the offices of EVEREN. At this meeting, the special committee received a presentation from EVEREN on a potential merger of MSR and Quicksilver and EVEREN explained the analyses it performed on the valuation of the companies. Special counsel attended the meeting in order to advise the special committee on its fiduciary duties.



     Immediately following the special committee meeting, the special committee and EVEREN met with representatives of Quicksilver. Messrs. Thomas and Glenn Darden represented Mercury, QELC and the Darden family. Representatives of JEDI and TCW, significant investors in Quicksilver, were also present. EVEREN reviewed its valuation analysis of the two companies. The various valuation methods were discussed, and subsequently it was tentatively agreed that Quicksilver had an average value, based on the different valuation methodologies utilized, in the range of approximately four times that of MSR. In order to preserve this relative four to one ownership ratio of Quicksilver stockholders after the merger, it was determined that the exchange ratio in the merger would be .10 of a share of Quicksilver common stock for each share of MSR common stock exchanged in the merger.



     Initially, during the negotiations, MSR and Quicksilver considered the possibility of exchanging one share of Quicksilver common stock for each share of MSR common stock. However, because there are about 25 million shares of MSR common stock outstanding, a one-for-one exchange would have resulted in over 125 million shares of Quicksilver's common stock outstanding after the merger based on the agreement that MSR's stockholders would receive 20% of Quicksilver's shares in the merger. The parties decided not to do this because this would likely result in a per share price of less than $1.00 per share for the stock of the surviving corporation. This was not desirable because Quicksilver then could not list the shares on any exchange and a stock price of less than $1.00 per share was considered undesirable because it would deter interest in the shares. After some discussions among representatives of Quicksilver and the special committee, the parties agreed that a .10 to one exchange ratio was appropriate because it would result in about 12 million outstanding shares of Quicksilver after the merger, which was comparable to the number of outstanding shares of several public oil and gas companies that EVEREN referred to in its analysis.
Further, while there is no assurance what the price of Quicksilver shares will be after the merger, it was thought that an exchange ratio of this nature would result in a stock price sufficient to meet the listing requirements of the American Stock Exchange.



     On May 5, 1998, the special committee and Quicksilver entered into a letter of intent, which contemplated a proposed merger of MSR with and into Quicksilver. The two parties agreed to proceed with a more in-depth review of each other's properties and operations and to discuss various structural, management and organization issues. Shortly thereafter, MSR issued a press release describing the execution of the letter of intent and providing details of the proposed merger.



     On June 26, 1998 at a regular meeting of the MSR board, Mr. Glenn Darden indicated that due diligence and the negotiation of a definitive merger agreement between the two companies was proceeding. It was anticipated that the Darden family would have three seats on the board of the surviving corporation. Also, three MSR directors, Messrs. D. Randall Kent, W. Yandell Rogers III and Steven M. Morris were designated by the board to continue as directors of the surviving corporation. Mr. Darden indicated that, pursuant to the terms of agreements with JEDI and TCW related to the formation of Quicksilver, JEDI and TCW would each have the right to one board seat. Although Mr. Darden provided updates to the MSR board on the status of the merger negotiations, these updates were provided in his role on behalf of Quicksilver and the fact that he was familiar with the status of the transaction due to his involvement on behalf of Quicksilver in the negotiations. All of the disinterested directors of MSR are members of the special committee and knew of Mr. Darden's role on behalf of Quicksilver. Therefore, the members of the special committee at this time understood that Mr. Darden was not purporting to act on behalf of MSR or the special committee, and received the information from him on the basis that such information reflected Quicksilver's perspective on the status of the negotiations.



     The special committee received the presentation of management at the meetings held on March 31, 1998, and June 26, 1998. On September 1, 1998, the special committee (except for Mr. Kent, who was not in attendance) received the oral presentation of EVEREN, and special counsel reviewed the merger agreement with the special committee in detail. EVEREN provided its analysis of the possible transaction, including reviews of, among other things: (1) publicly available financial statements and reports filed with the Securities and Exchange Commission (the "SEC"); (2) independently prepared oil and gas reserve estimates for MSR and Quicksilver; (3) the financial terms, to the extent publicly available, of acquisitions of oil and gas reserves and; (4) other relevant information. The special committee members that were present determined that the merger would be fair to, advisable and in the best interests of MSR's stockholders, approved the merger and the merger agreement and voted to recommend the merger to MSR's stockholders.



     Following the special committee's meeting on September 1, 1998, the full MSR board, except for Mr. Kent, met to consider approving the merger agreement and to hear the special committee's recommendation. By vote of the full MSR board, with Messrs. Thomas, Frank and Glenn Darden abstaining, a majority of the MSR board determined the merger to be fair to, advisable and in the best interests of, MSR and its stockholders, approved the merger and the merger agreement and voted to recommend the merger to MSR's stockholders.



     During this time, the Quicksilver board received presentations of management and its legal advisors, with respect to the proposed merger, including reviews of, among other things: historical information relating to the business, financial condition and results of operations of MSR and Quicksilver; information provided by MSR and Quicksilver management and reviewed and adjusted by Quicksilver management regarding the reserves and operations of MSR and Quicksilver; information regarding the management of MSR; historical data relating to market prices and trading volumes of MSR common stock; the valuation analysis of Quicksilver; market prices for MSR common stock as compared to those of other comparable publicly traded companies and the possible enhancement resulting from the merger of the combined entity's ability to raise capital for its exploration and development drilling activities.



     By unanimous written consent on September 1, 1998, the board of directors of Quicksilver determined the merger to be in the best interests of Quicksilver and its stockholders, approved the merger and the merger agreement and recommended to the stockholders of Quicksilver that they approve the merger and the merger agreement. The Quicksilver board's decision to approve the merger and the merger agreement followed an extensive review of the relative strengths and weaknesses of Quicksilver and MSR, including Quicksilver's prospects for accessing the capital necessary to finance exploration and development drilling activities on a cost effective basis; the increase in inventory of development prospects; greater revenue potential and the resulting potential for greater institutional interest in the combined company stock which in turn would allow the surviving corporation greater access to capital in the financial markets to fund its future activities; the likelihood that the larger company might benefit from better credit ratings, more flexible finance terms and lower finance costs; the anticipated benefits of combining Quicksilver with and into a publicly traded company; the complementary nature of Quicksilver's and MSR's reserves and properties and the ability of Quicksilver and MSR to combine their respective management and technical teams without disrupting ongoing projects and activities.



     On September 9, 1998, MSR and Quicksilver jointly announced the execution of the merger agreement.



      In a letter to MSR dated November 5, 1998, Mr. Montalban, a director and officer of MSR, advised that he was withdrawing his September 1 vote in favor of the merger. He indicated that he based his September 1, 1998 decision to approve the merger in large part on financial information which he later discovered contained "material errors."


     Mr. Montalban based his comments on Quicksilver's revised statement of operations for the six months ended June 30, 1998, provided to the MSR board in mid-September, 1998. The revised statement corrected minor errors to certain non-cash expenses, such as depletion and tax rates. These errors were due to the fact that the original calculations used depletion rates based upon an escalated price case reserve report. These numbers were recalculated to comply with SEC oil and gas accounting rules, which require constant price reserve reports based upon year-end prices. The revised statements showed no changes in revenues, cash flows from operations, cash flows before taxes and EBITDA. As a result, both Quicksilver and MSR determined that the revised statements had no effect on the value of Quicksilver in the merger or the conversion ratio.


     In a telephone conference on November 17, 1998, EVEREN informed special counsel that it had discussed revisions to the historical financial information for MSR and Quicksilver with Howard Boals, MSR's chief financial officer. Mr. Boals informed EVEREN that the changes to the historical financial information for MSR and Quicksilver were non-cash items relating to the recalculation of depletion of oil reserves and tax consequences thereof for MSR and Quicksilver as described above. The initial draft of historical financial information had been previously provided to EVEREN and used in EVEREN's analysis. After reviewing the revised historical financial information for MSR and Quicksilver and considering its discussion with Mr. Boals, EVEREN determined that the revisions to the historical financial information for MSR and Quicksilver did not materially change EVEREN's analysis, and therefore, did not have a material affect on EVEREN's opinion dated September 1, 1998.


     On December 1, 1998, a telephonic meeting of the special committee was held. At that meeting, the corrected financial information for both Quicksilver and MSR was presented, together with an oral report of EVEREN confirming its fairness opinion. EVEREN's previous analysis was based on four valuation methodologies, however the new information only required changes to the "Relative Contribution Analysis." This analysis was affected only slightly and the changes to EVEREN's overall analysis were insignificant. As a result, EVEREN's conclusions in the September 1 fairness opinion were unchanged.


     Messrs. Morris, Rogers and Kent emphasized the fact that, given recent sharp declines in oil prices, the terms of the merger were still favorable, if not more favorable, to the MSR stockholders. Mr. Montalban agreed with this analysis, but continued to express reservations about the merger.


     The special committee then voted to reaffirm its September 1 approval of the merger agreement and its recommendation that the stockholders of the Corporation adopt the merger agreement. Mr. Montalban abstained from voting pending further discussions with Mr. Morris.


     On December    , 1998, Mr. Montalban advised MSR that he no longer felt
his abstention necessary and he also voted to reaffirm his September 1 vote.


MSR'S REASONS FOR THE MERGER; RECOMMENDATION OF THE MSR BOARD


     The special committee and the MSR board believe the merger is in the best interests of MSR's stockholders and each has approved the merger agreement and the transactions contemplated by it. THE SPECIAL COMMITTEE AND THE MSR BOARD (WITH MEMBERS OF THE DARDEN FAMILY ABSTAINING) RECOMMEND THAT THE STOCKHOLDERS OF MSR VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

     During the course of its deliberations, the special committee, with the assistance of management, special counsel and EVEREN, considered a number of factors including the following:


     - The fit between the assets of MSR and Quicksilver, including the balance created by adding MSR's Montana oil reserves to Quicksilver's gas reserves;


     - A more predictable cash flow and lower-risk growth opportunities provided by combining activities;


     - Greater cash flows generated by Quicksilver's properties, which would provide resources to develop MSR's inventory of undeveloped properties;

     - The large inventory of exploration prospects covering 273,000 gross acres resulting from combining the companies;

     - Greater financial strength and growth opportunities and greater purchasing power with oil field service providers as a result of the larger size of the combined company;

     - A larger pool of assets and substantial technical experience allowing the combined entity more aggressively to exploit existing properties, accelerate exploration and be more competitive with regard to pursuing new opportunities;

     - The diversification and expansion of Quicksilver's reserve and exploration opportunities;

     - The possibility that the larger, more diversified combined company would benefit from better credit ratings, more flexible financing terms and lower financing costs;

     - The likelihood that the combined entity would have a larger market presence and would likely receive greater attention from financial analysts and institutional investors;

     - The potential for market valuations comparable to other larger independent oil producers;

     - The continued involvement of Quicksilver's management in the management of the combined company thereby providing substantial depth to the overall management team;

     - The preliminary pro forma financial condition, results of operations and other financial information of the combined company, including an analysis of the opportunities for costs savings and economies of scale; and


     - The presentation of EVEREN delivered to the special committee at its meeting on September 1, 1998 and EVEREN's fairness opinion to the effect that the proposed merger consideration is fair to MSR's stockholders (other than Mercury and members of the Darden family and their affiliates) from a financial point of view.



     The above discussion of the information and factors considered and given weight by the special committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the special committee may have given different weights to different factors.


OPINION OF MSR'S FINANCIAL ADVISOR


     On September 1, 1998, EVEREN delivered its written opinion to the special committee that, as of the date of the opinion and based upon and subject to matters stated in the opinion, the consideration to be received by the holders of MSR common stock (other than shares held by Mercury and shares held by members of the Darden family and their affiliates) was fair from a financial point of view. EVEREN's presentation to the special committee on September 1, 1998 consisted of the information that is outlined below. THE FULL TEXT OF THE WRITTEN OPINION OF EVEREN, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS

ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY
STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE. WE URGE YOU TO, AND YOU SHOULD, READ THIS OPINION IN ITS ENTIRETY.


     In connection with its opinion, EVEREN, among other things,


     -    reviewed the draft of the merger agreement;


     - reviewed historical financial results for MSR and Quicksilver, as well as publicly available financial statements and reports as filed with the SEC regarding MSR;

     - reviewed independently prepared oil and gas reserve estimates for MSR and Quicksilver and discussed those estimates with MSR's reserve engineers;
     - reviewed the financial terms, to the extent publicly available, of acquisitions of oil and gas reserves;
     - discussed with senior management of MSR the operations of and business prospects for MSR; and
     - considered such other information, financial data, analyses and investigations as it deemed relevant under the circumstances.


     As set forth in its opinion, and in connection with preparing and rendering its opinion, EVEREN relied on the accuracy and completeness of the information and financial data provided to it by MSR and Quicksilver, and its opinion is based solely upon the information set forth in this proxy statement/prospectus as reviewed by it and circumstances existing as of the date of this proxy statement/prospectus. Events occurring after the date of EVEREN's opinion could materially affect the assumptions used in both preparing its opinion and in the documents reviewed by it. In connection with its review, EVEREN did not independently verify any of the information concerning MSR or Quicksilver. EVEREN assumed that the pro forma financial and reserve information reviewed by it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of MSR's management as to the future performance reflected in that information. In addition, EVEREN did not make an independent evaluation or appraisal of the assets of MSR or Quicksilver, nor was it furnished with any independent evaluations or appraisals (other than reserve reports prepared by independent petroleum engineers for MSR and Quicksilver).






     For purposes of its opinion, EVEREN assumed, in all respects material to its analysis:

- that the representations and warranties of MSR and all related documents and instruments contained in those documents were true and correct;


- that each party to those documents would perform all of the covenants and agreements required to be performed by that party under those documents; and


- that all of the conditions to the completion of the merger would be satisfied without waiver of any condition.



     EVEREN's opinion:

- was based upon the securities markets and the oil and natural gas market prevailing as of the date of its opinion and the conditions and prospects, financial and otherwise, of MSR and Quicksilver as they had been represented to EVEREN as of the date of the opinion or as they were reflected in the materials and discussions described above;

- did not imply any conclusion as to the likely trading range for the Quicksilver common stock following the completion of the merger, which may vary depending upon, among other factors, changes in oil and gas prices, market conditions, general economic conditions and other factors, that generally influence the price of securities;


- did not address MSR's underlying business decision to enter into the merger agreement, and EVEREN expressed no view on the effect on MSR of the merger;


- was directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of MSR common stock (other than Mercury and members of the Darden family and their affiliates), and did not constitute a recommendation concerning how MSR stockholders should vote with respect to the merger.

     The special committee did not impose any limitations on the scope of EVEREN's analysis nor was EVEREN asked to seek alternative transactions or parties to the merger.



     In performing its analysis, EVEREN made numerous assumptions with respect to the industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond MSR's control. Any information contained in this analysis does not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than as set forth in the analysis. In addition, analyses and estimates relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may trade, be acquired or sold. Accordingly, the analyses and estimates inherently are subject to substantial uncertainty. In addition, the requirements for the delivery of the fairness opinion was among several factors taken into consideration by the special committee in making its determination to approve the merger. Consequently, EVEREN's analyses described below should not be viewed as determinative of the decision of the special committee with respect to the fairness of the consideration received in the merger.


     In connection with its opinion, EVEREN used four methodologies: discounted cash flow analysis, relative contribution analysis, market multiple analysis and comparable reserve acquisitions analysis. The discounted cash flow, relative contribution, market multiple and comparable reserve acquisitions analysis yielded implied contribution to the combined company by MSR of between 1.0% to 31.7% (see chart below).


                                           Implied contribution to the
             Methodology                     combined company by MSR
     --------------------------            ---------------------------
     Discounted Cash Flow                        28.8% to 31.7%

     Relative Contribution                       11.3% to 12.4%

     Market Multiple                              1.0% to 6.0%

     Comparable Reserve Acquisitions             31.0% to 31.0%






     DISCOUNTED CASH FLOW ("DCF") ANALYSIS. EVEREN performed a DCF analysis using the present value of the future pre-tax cash flows of MSR and Quicksilver's oil and gas reserves as of January 1, 1998, based on reserve reports prepared by independent petroleum engineers for MSR and Quicksilver. In addition, EVEREN discussed with management of MSR and Quicksilver the current and projected operations for both companies. In developing its DCF analysis, EVEREN discounted the pre-tax cash flows derived from MSR and Quicksilver's oil and gas reserves (defined as net oil and gas revenues less severance and ad valorem taxes, direct operating expenses and required capital expenditures) to a present value using discount rates ranging from 10% to 40%. EVEREN then adjusted the resulting values to account for the net working capital and long-term debt at June 30, 1998 of MSR and Quicksilver that were not part of the analysis. This methodology yielded an implied contribution to the combined company by MSR of between 28.8% to 31.7%.


     RELATIVE CONTRIBUTION ANALYSIS. EVEREN projected financial results for the 1998 through 2000 fiscal years using reserve reports prepared by independent petroleum engineers for MSR and Quicksilver and assumptions provided by the management of MSR and Quicksilver. EVEREN then examined the relative contribution of the projected operating cash flow, net income and after-tax cash flow. This methodology yielded an implied contribution to the combined company by MSR of between 11.3% to 12.4% based on average projected 1998 to 2000 operating cash flow, net income and after-tax cash flow.


     MARKET MULTIPLE ANALYSIS. EVEREN examined eight companies that MSR's management believed to be comparable to MSR on various financial and operational parameters. These companies included Cabot Oil and Gas, Callon Petroleum, Comstock Resources, Costilla Energy, Lomak Petroleum, National Energy, Patina Oil and Gas and Snyder Oil. With respect to these companies, EVEREN reviewed, among other things, current market value multiples relative to operating cash flow and after-tax cash flow. EVEREN then averaged the market value multiples of the eight companies and applied the multiples to MSR and Quicksilver's projected operating cash flows and after-tax cash flows for the 1998 and 1999 fiscal years. The average, excluding the highest and lowest multiple, operating cash flow and after-tax cash flow multiples of the eight companies based on their respective public stock market closing prices on August 25, 1998 and financial results for the latest twelve months ended June 30, 1998 were 6.2x and 3.0x, respectively. EVEREN then adjusted the resulting values to account for the net working capital and long-term debt at June 30, 1998 of MSR and Quicksilver that were not part of the analysis. This methodology yielded in an implied contribution to the combined company by MSR of between 1.0% to 6.0%.


     COMPARABLE RESERVE ACQUISITIONS ANALYSIS. EVEREN reviewed 227 comparable oil and gas reserve acquisition transactions that occurred during the 1996 and 1997 calendar years and the first six months of 1998 in the Mid-Continent and Rocky Mountain regions of the United States, as well as Canada. EVEREN's review of these transactions was based on public information compiled by an independent petroleum research company. EVEREN calculated the average price paid in these transactions and applied the resulting per barrel of oil equivalent ("BOE") value to the total proved reserve volumes of MSR and Quicksilver. The average price paid in these transactions was $4.99 per BOE in the Mid-Continent region, $3.97 per BOE in the Rocky Mountain region and $4.99 in Canada. EVEREN then adjusted the resulting values to account for the net working capital and long-term debt at June 30, 1998 of MSR and Quicksilver that were not part of the analysis. This methodology yielded in an implied contribution to the combined company by MSR of 31.0%.


     The preparation of the opinion involved performing complex analyses and making numerous determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to partial analysis or summary description. In arriving at its fairness opinion, EVEREN did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and the relevance of each analysis and factor. Accordingly, EVEREN believes that its analyses must be considered as a whole and to select any portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete or misleading view of the process underlying the opinion.

     On or about the date of this proxy statement/prospectus, EVEREN has confirmed its opinion to the special committee.

     EVEREN is an investment banking firm, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, private placements and valuations for corporate and other purposes. EVEREN, in the normal course of its business, may trade the securities of MSR or Quicksilver for its own account and for the account of its customers and, accordingly, may hold a long or short position in those securities at any time.

     EVEREN was selected on March 13, 1998 to serve as the special committee's financial advisor in connection with the merger on the basis of its experience and expertise in transactions similar to the merger, specifically in oil and gas transactions, and its reputation in the banking and investment communities.


     According to the terms of the engagement letter, MSR agreed to pay EVEREN a financial advisory fee of $37,500 upon the execution of its engagement letter and an additional $37,500 at the time EVEREN delivered the fairness opinion. EVEREN is entitled to receive an additional $10,000 per month beginning on September 1, 1998 and ending on December 31, 1998 in connection with its performing financial advisory duties under the engagement letter. MSR has also agreed to reimburse EVEREN for its reasonable out-of-pocket expenses and to indemnify EVEREN against liabilities and expenses.

GENERAL INFORMATION ABOUT THE MERGER

     When the merger is completed, MSR will be merged with and into Quicksilver, with Quicksilver as the surviving corporation in the merger. The boards of directors chose to merge MSR into Quicksilver rather than merging Quicksilver into MSR, because they determined that it was more desirable that Quicksilver, as the larger company, continue its corporate existence. Also, MSR's charter documents contain some unusual provisions as a result of MSR changing its country of incorporation from Canada to the United States. By merging MSR with Quicksilver, Quicksilver's charter documents will be the charter documents of the surviving corporation.


Except with respect to shares as to which dissenters' rights have been exercised, if the merger agreement is approved and the merger is completed, each share of MSR common stock outstanding immediately prior to the merger will be automatically converted into and exchanged for the right to receive shares of Quicksilver common stock based on the conversion ratio described below.

EFFECTIVE TIME

     Quicksilver and MSR anticipate completing the merger as promptly as possible after the approval of the merger agreement by the stockholders of MSR and when all of the conditions contained in the merger agreement are satisfied or waived.


CONVERSION OF SHARES; CONVERSION RATIO


     As a result of the merger, MSR stockholders, other than MSR stockholders who dissent to the merger and properly exercise their dissenters' rights to appraisal, will receive .10 of one fully paid nonassessable share (the "Conversion Ratio") of Quicksilver common stock for each share of MSR common stock that they own. The number of shares of Quicksilver common stock to be received by each MSR stockholder will be determined by multiplying the number of shares of MSR common stock held by each stockholder of MSR by the Conversion Ratio. No fractional shares will be issued, but rather MSR stockholders will receive cash in lieu of fractional shares.



During the merger negotiations, our companies discussed the possibility of exchanging one share of Quicksilver stock for each share of MSR stock. However, a one-for-one share exchange would likely have resulted in a per share price of less than $1.00 for the stock of the surviving corporation.


     A per share price of less than $1.00 is not desirable because:

     - we could not list the Quicksilver stock on the American Stock Exchange or any other stock exchange; and
     - a stock price of less than $1.00 deters institutional investors from following and purchasing the stock.


     It is our long-term goal to attract more interest in the shares of the surviving corporation among institutional investors. Because a higher stock price is more attractive to institutional investors, this possibility will assist us over time to acquire more capital for our growth and the development of our oil and gas properties.


     We considered that this exchange ratio would reduce the number of shares available for sale in the public market after the merger, because the number of shares in the hands of non-affiliates would be reduced by 90% based on the one-for-ten exchange. This will create a "thin" trading market in the shares of the surviving corporation, meaning that after the merger, only about 1.2 million shares of the surviving corporation (representing about 10% of the shares of the surviving corporation to be outstanding after merger) will be held by non-affiliates. However, we decided that the advantage of obtaining a listing on a national exchange, which would allow active trading, was more important than preserving a one-for-one share exchange.



     After the merger is completed, holders of MSR common stock prior to the effective time of the merger, in the aggregate, will own approximately 20% of the outstanding Quicksilver common stock after giving effect to the merger and holders of Quicksilver common stock prior to the effective time of the merger, in the aggregate, will own approximately 80% of the outstanding Quicksilver common stock after giving effect to the merger.



     In order to meet the requirements of the merger and give effect to the relative percentage of the surviving corporation to be owned by the MSR stockholders after the merger, Quicksilver will issue an additional 10,210,806 shares in the form of a stock dividend to the current Quicksilver stockholders. References in this proxy statement/prospectus (other than in the attached financial statements and related notes) to the number of shares or percentage interests of MSR and Quicksilver owned by the entities and individuals that are stockholders of Quicksilver reflect the adjustment for the stock dividend.


FRACTIONAL SHARES

     You will not receive any fractional shares of Quicksilver common stock as a result of the merger. Instead of fractional shares, you will receive, upon surrender of your certificate(s) to the Exchange Agent along with the letter of transmittal, an amount in cash (without interest), rounded to the nearest cent, calculated by multiplying (A) the closing price of the MSR common stock on AMEX on the day preceding the closing date of the merger multiplied by ten and (B) the fractional interest to which you would otherwise be entitled after giving effect to the merger.

EXCHANGE OF STOCK CERTIFICATES


     At the completion of the merger, all shares of MSR common stock will cease to be outstanding and will automatically be canceled and retired. Each certificate formerly representing MSR common stock, other than shares held by dissenting stockholders of MSR, will represent ownership of the right to receive the Quicksilver common stock issuable in the merger until those certificates are surrendered to an exchange agent.


     As soon as possible after the completion of the merger, the exchange agent will mail you a form of letter of transmittal and instructions for use in surrendering of your certificates. When you surrender your certificates, together with a signed letter of transmittal, you will receive in exchange certificate(s) representing whole shares of Quicksilver common stock to which you are entitled, based on the Conversion Ratio.


     DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.


DISSENTING STOCKHOLDERS' RIGHTS


     Stockholders of MSR will have no dissenters' rights under the Delaware General Corporation Law (the "DGCL"), however, MSR's certificate of incorporation provides for dissenters' rights under Section 184 of the Alberta Business Corporation Act (the "ABCA"), a copy of which is attached to this proxy statement/prospectus as Exhibit C. We urge you to read it in its entirety.






     Section 184 of the ABCA entitles the holders of shares of MSR common stock to dissent and be paid the fair value of that stockholder's shares if the stockholder objects to the merger and the merger becomes effective. A stockholder is not entitled to dissent with respect to any shares if the stockholder votes in favor of the merger. In order to dissent, a stockholder must send, on or before the date of the meeting, a written objection notice to MSR at 1619 Pennsylvania Avenue, Fort Worth, Texas 76104, Attention:
Secretary. A refusal to deliver a proxy for the meeting does not constitute an objection notice, but a stockholder need not vote against the merger in order to dissent to the merger. Within 10 days following the date of the meeting, the surviving corporation will deliver to each stockholder who has filed an objection notice a notice stating that the resolutions adopting and approving the merger and the merger agreement have been adopted pursuant to the stockholder vote.


     IF YOU ARE A BENEFICIAL OWNER OF MSR COMMON STOCK THAT IS REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY AND YOU WISH TO DISSENT TO THE MERGER, YOU SHOULD BE AWARE THAT ONLY THE REGISTERED OWNER OF THOSE SHARES IS ENTITLED TO DISSENT. A REGISTERED HOLDER, SUCH AS A BROKER WHO HOLDS SHARES AS NOMINEE FOR BENEFICIAL OWNERS, SOME OF WHOM DESIRE TO DISSENT, MUST EXERCISE DISSENTER'S RIGHTS ON BEHALF OF THOSE BENEFICIAL OWNERS WITH RESPECT TO THE SHARES HELD FOR THEM. IN THAT CASE, THE OBJECTION NOTICE SHOULD SET FORTH THE NUMBER OF SHARES OF MSR COMMON STOCK TO WHICH IT RELATES.


     PROCEDURE FOR DISSENTING TO THE MERGER


     After the merger has been approved, an application may be made to the court of Queen's Bench of Alberta by the surviving corporation or by any dissenting stockholder to fix the fair value of the shares of MSR common stock held by the dissenting stockholder. It is unlikely that MSR will make such an application, therefore, any dissenting stockholder who intends to use the appraisal provisions available in MSR's certificate of incorporation should make application to the court.


- If an application is made to the court, the surviving corporation will send to each dissenting stockholder a written offer to pay an amount considered by the board of directors of the surviving corporation to be the fair value of those shares and a statement showing how the fair value was determined.

- The offer to purchase must be sent to each dissenting stockholder within 10 days after MSR is served with notice that a dissenting stockholder has applied to the court to fix the fair value of the shares of MSR common stock.

- Every offer to purchase shares of MSR common stock made to a holder of the MSR common stock who dissents to the merger will be on the same terms as every other offer to purchase made to other holders of MSR common stock who dissent to the merger.

- A dissenting stockholder may make an agreement with the surviving corporation for the purchase of his shares in the amount of the surviving corporation's offer to purchase at any time before the court fixes the fair value of the shares.

-    If a settlement cannot be reached, the parties will proceed to the court.

- The court order will (1) fix the fair value of the shares of all dissenting stockholders who are parties to the application; (2) give judgment in that amount against the surviving corporation in favor of each of the dissenting stockholders; and (3) fix the time within which the surviving corporation must pay the amount to the dissenting stockholders.

- Stockholders generally will not be liable for costs of application to the court or for the costs of appraisal of shares.


     A dissenting stockholder ceases to have any rights as a stockholder of the surviving corporation other than the right to be paid the fair value of his shares on the earlier of:

     -    The effectiveness of the merger;

     - the surviving corporation and the dissenting stockholder entering into a settlement agreement; or

     - the pronouncement of the court order giving judgment against the surviving corporation for the fair value of the shares of the dissenting stockholder.


The surviving corporation will not make a payment to a dissenting stockholder if there are reasonable grounds for believing that the surviving corporation is, or would after the payment, be unable to pay its liabilities as they become due or the realizable value of the surviving corporation's assets would be less than the aggregate amount of its liabilities as a result of the payment. If either of these tests cannot be met, the surviving corporation will, within 10 days of the court order or reaching its settlement with a dissenting stockholder, send a notice to each dissenting stockholder that the surviving corporation cannot lawfully make the payment for the shares.


     Once this notice is received, a dissenting stockholder has 30 days to withdraw his objection notice, in which case the dissenting stockholder is returned his full rights as a stockholder. If the dissenting stockholder does not withdraw his objection notice, he retains his status as a claimant against the surviving corporation to be paid as soon as the surviving corporation is lawfully able to do so or, in liquidation, to be ranked subordinate to the rights of the creditors of the surviving corporation but in priority to its stockholders.


     THE ABOVE DISCUSSION IS ONLY A SUMMARY OF YOUR RIGHT TO DISSENT TO THE MERGER UNDER MSR'S CERTIFICATE OF INCORPORATION AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF THE CERTIFICATE OF INCORPORATION. IF YOU WISH TO EXERCISE YOUR RIGHT TO DISSENT, YOU SHOULD SEEK LEGAL ADVICE AND YOUR FAILURE STRICTLY TO COMPLY WITH THE PROVISIONS OF THE CERTIFICATE OF INCORPORATION MAY PREJUDICE THAT RIGHT. YOUR RIGHT TO DISSENT IS NOT EXCLUSIVE OF ANY OTHER RIGHTS AVAILABLE TO STOCKHOLDERS GENERALLY.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY THAT HIGHLIGHTS SOME OF THE SIGNIFICANT PROVISIONS OF THE MERGER AGREEMENT. YOU MAY READ THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A FOR MORE DETAIL. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.


     REPRESENTATIONS AND WARRANTIES. The merger agreement contains representations and warranties made by each of Quicksilver and MSR relating to, among other things,

     - the proper organization of the companies, their subsidiaries and similar corporate matters;
     -    the capital structures of the companies and their subsidiaries;

     - the authorization, performance and enforceability of the merger agreement;



     - the absence of violations of either company's governing instruments and applicable laws and agreements, governmental filings, authorizations and consents required to complete the merger;

     -    compliance by each company and its subsidiaries with applicable laws;
     -    claims and litigation against the companies or their subsidiaries;
     -    employee benefit plans and ERISA matters;
     -    taxes and tax matters;
     - the absence of material adverse changes and events relating to the business and properties of Quicksilver and MSR;
     - compliance by each company and its subsidiaries with applicable environmental laws and regulations;
     -    the absence of undisclosed liabilities;
     -    interests in real property;
     -    insider interests and transactions with management;
     -    the absence of brokers and broker fees;

     - that Quicksilver's and MSR's disclosures in the merger agreement are not misleading; and

     -    material contracts.

     COVENANTS OF QUICKSILVER AND MSR. MSR and Quicksilver have made covenants or promises in the merger agreement. These include covenants that they will:

     -    operate their businesses in the usual and ordinary course;
     - preserve their business organizations intact, maintain rights and franchises, retain the services of their respective officers and key employees and maintain relationships with customers and suppliers;

     - maintain and keep their properties and assets in good repair and condition and use their best efforts to maintain supplies and inventories in quantities consistent with customary business practices;
     - maintain in full force and effect insurance and bonds comparable in scope and coverage to that currently maintained;
     -    promptly notify the other of

          - any material adverse change in the condition of its businesses, properties, assets, liabilities or prospects;
          -    any material litigation or similar actions;

          - the occurrence of any event that renders any of the representations or warranties of the other party set forth in the merger agreement materially inaccurate;


          - the failure of either party to comply with or satisfy any of the covenants or agreements of that party set forth in the merger agreement; and


          - any other event that could reasonably result in a material adverse effect.


     In addition MSR and Quicksilver will :


     - file all tax returns required to be filed on or before the closing of the merger;

     - give the other party and its attorneys and other representatives access at all reasonable times to such parties and records;
     - operate their properties in conformity with all required documents, and all applicable rules, regulations and orders of all governmental authorities having jurisdiction; and
     - maintain the machinery, improvements, equipment and other personal property and fixtures forming a part of their properties.




     NEGATIVE COVENANTS OF MSR. MSR has also agreed that it will not, and will not permit any of its subsidiaries to, among other things:

     - increase the compensation payable to any director or increase the compensation payable or pay bonuses to officers or employees of MSR or any of its subsidiaries;
     - establish, adopt or enter into any employee benefit plan or arrangement;
     - make any loans to any stockholders, officers, directors or employees or make any change in its borrowing arrangements; or

     - declare or pay any dividend on its shares of capital stock or other equity interests;

     -    reorganize or recapitalize MSR or any of its subsidiaries;
     - split, combine or reclassify any of its or its subsidiaries' capital stock;
     - issue any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares.

     MSR has also made negative covenants regarding the operation of its business and relating to its oil and gas properties. For a description of these negative covenants, please see the merger agreement, which is attached to this proxy statement/prospectus as Exhibit A.

     NEGATIVE COVENANTS OF QUICKSILVER. Quicksilver has also agreed that it will not, among other things:

     - amend or modify any one or more of the formation documents (see page 33 for a description of these documents);


     - adopt any amendments to its certificate of incorporation or its bylaws that could reasonably be expected to delay or have an adverse effect on completing the merger;

     -    change any of its significant accounting policies;

     - declare or pay any dividend on shares of its or its subsidiaries' capital stock or other equity interests, other than the stock dividend;


     - take or permit any action that would adversely affect or delay the ability of either MSR or Quicksilver to obtain any necessary approvals of any governmental entities required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement;

     - issue any securities convertible into or exercisable or exchangeable for its common stock, or grant any rights, warrants or options to acquire any common stock;
     - solicit, initiate or participate in any discussions or negotiations with any person (other than MSR), regarding any merger, consolidation, sale of assets, tender offer, sale of shares of capital stock or similar transaction involving Quicksilver; or
     - disclose to any person preparing to make or considering any of the above actions confidential information regarding Quicksilver.

     Quicksilver has also made negative covenants regarding its oil and gas properties similar to those made by MSR. For a description of these negative covenants, please see the merger agreement, which is attached to this proxy statement/prospectus as Exhibit A.


     NO SOLICITATION BY MSR. During the term of the merger agreement, MSR has agreed that it will not initiate, solicit or encourage any of the following "Alternative Transactions":

     - any purchase, lease, exchange, transfer or other acquisition of all or a material portion of MSR's assets and its subsidiaries;
     - any merger (other than with Quicksilver), consolidation, share exchange, business combination or similar transaction involving MSR or any of its subsidiaries;
     - a purchase or other acquisition of securities representing 20% or more of the outstanding voting stock of MSR; or
     - enter into discussions or negotiate with any person or entity regarding an Alternative Transaction.

     At any time prior to the approval of the merger agreement by MSR's stockholders, however, if the special committee receives an unsolicited proposal for an Alternative Transaction and determines that the proposal is more beneficial to the stockholders of MSR than the merger, it may, in the exercise of its fiduciary duty, cause MSR to furnish information to, and may participate in discussions or negotiations with, the person who submitted the proposal and enter into such an Alternative Transaction if it would be in the best interests of MSR's stockholders. If the special committee completes an Alternative Transaction, MSR must pay Quicksilver a $500,000 fee to compensate Quicksilver for MSR's failure to complete the merger.


     CONDITIONS TO THE MERGER. Completion of the merger is subject to a number of conditions, including:


     - the approval of the merger agreement by the affirmative vote of the holders of a majority of the Quicksilver common stock and by the affirmative vote of the holders of a majority of the MSR common stock;


     - approval by AMEX of the listing of the Quicksilver common stock to be issued in the merger;

     -    receipt of customary legal opinions;

     - receipt by MSR on the closing date of the merger of EVEREN's fairness opinion;


     - the absence of third party actions that would prohibit or restrict the completion of the merger or would have a material adverse effect on either MSR or Quicksilver;

     - the restructuring of the debt owed by Quicksilver to NationsBank of Texas, N.A. ("NationsBank") and MSR's debt to Banque Paribas; and

     -    other customary closing conditions.


     There can be no assurance as to when and if the conditions to completion of the merger will be satisfied (or, where permissible, waived) or that the merger will be completed. In addition, according to the terms of various documents associated with Quicksilver's formation, each of Mercury, JEDI and TCW must approve the terms of the merger agreement and the merger as well as any modifications or amendments to the merger agreement or the waiver of any provision of the merger agreement. According to the terms of the voting agreement signed and delivered by JEDI and TCW at the time the merger agreement was signed, JEDI and TCW have agreed and consented to the merger agreement and the merger. However, Quicksilver has entered into a separate agreement with JEDI and TCW in which Quicksilver has agreed that it will not amend the merger agreement or waive any terms or conditions without the prior written consent of JEDI and TCW.


     AMENDMENT OF MERGER AGREEMENT. The parties may modify or amend the merger agreement by written agreement prior to the completion of the merger, subject to the applicable provisions of the DGCL.


     WAIVER AND TERMINATION. The merger agreement permits the parties to waive any of the conditions to the merger that are in favor of that party. However, as described above, Quicksilver has agreed that it will not waive any conditions in its favor without the prior written consent of JEDI and TCW. If we elect to waive any material condition to the merger, we will amend or supplement this proxy statement/prospectus as appropriate and recirculate it to the affected stockholders if the waiver occurs prior to approval of the merger by the stockholders of MSR and Quicksilver. If a material condition to the merger is waived after the stockholders approve it, the stockholders of the party adversely affected by the waiver will be resolicited to reapprove the merger.


     The merger agreement is subject to termination by one or more of the parties at any time prior to the effective time if, among other things:


     -    we do not receive our stockholders' approval of the merger;


     -    we do not complete the merger by March 15, 1999;


     -    either of us materially breaches the merger agreement;


     -    an injunction prevents the merger;


     - the special committee receives a proposal that is more beneficial to MSR's stockholders than the merger that it chooses to pursue; or
     -    we mutually agree to terminate the merger.


     The merger agreement requires MSR to pay Quicksilver a $500,000 break-up fee in cash should MSR terminate the merger agreement in order to pursue a merger or acquisition transaction with a party other than Quicksilver or if MSR or Quicksilver terminates the merger agreement and within one year MSR completes a merger transaction with another party, subject to some specific requirements pertaining to the timing and manner of the termination. The special committee has not solicited, received or considered any proposals for such a transaction, other than the merger.


     The merger agreement also requires MSR to pay Quicksilver $100,000 as reimbursement of its estimated expenses, if:


     - either party terminates the merger agreement because MSR's stockholders fail to approve the merger;


     - Quicksilver terminates the merger agreement because of a material breach of the merger agreement by MSR; or


     - Quicksilver terminates the merger agreement after its expiration on February 28, 1999 if the expiration resulted from the failure of the condition that EVEREN confirm the fairness opinion on the closing date of the merger.

     Any $100,000 required expense reimbursement does not offset any amount payable by MSR if it also owes Quicksilver the $500,000 break-up fee described above.

     Similarly, the merger agreement requires Quicksilver to pay to MSR $100,000 as reimbursement of its estimated expenses if:


     - either party terminates the merger agreement because Quicksilver's stockholders fail to approve the merger; or


     - MSR terminates the merger agreement because of a material breach of the merger agreement by Quicksilver.


     The merger agreement provides that the sole remedy that MSR and Quicksilver have against the other based on the other's material breach of the merger agreement is recovery of the $100,000 expense reimbursement described above and the $500,000 break-up fee that might be due by MSR if the conditions to payment of that fee are met, unless the breach was willful or intentional. This means that neither party has any liability beyond these amounts for any other damages was incurred by reason of a breach of the merger agreement, unless the breach was willful or intentional.


     LISTING. Quicksilver will use all reasonable efforts to cause the Quicksilver common stock to be issued in the merger to be approved for listing and quotation on the American Stock Exchange ("AMEX") prior to the completion of the merger. This listing is also a condition to completion of the merger. Quicksilver anticipates that it will file a listing application with AMEX relating to the issuance by Quicksilver of the Quicksilver common stock prior to the date of the meeting.


     ADDITIONAL AGREEMENTS. Both MSR and Quicksilver have made agreements relating to the filing of the Registration Statement of which this proxy statement/prospectus forms a part and the accuracy of the information contained within it. They have also agreed to take all appropriate action, and do all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the merger agreement and to use all reasonable efforts to cooperate with each other in connection with the making of all required filings.


TREATMENT OF OUTSTANDING STOCK OPTIONS AND WARRANTS


     At September 30, 1998, a total of 248,570 shares of MSR common stock were the subject of options under MSR's 1997 Stock Option Plan, all of which were held by Messrs. Glenn and Thomas Darden and Mr. Howard N. Boals, Vice-President, Finance of MSR. All options granted were at an exercise price as determined by a committee. The price was not less than the fair market value of the shares (which was the closing price of the shares on the business day preceding the day the option was granted). All outstanding stock options are fully vested and immediately exercisable.


     In addition to holding options, members of the Darden family, along with Mercury and two other persons, hold warrants to purchase shares of MSR common stock. These warrants will be converted into warrants to purchase Quicksilver common stock, as described below. The Darden family holds warrants to purchase a total of 4,400,000 shares of MSR common stock. Mercury, an affiliate of the Darden family, holds warrants for 5,940,000 shares. Mr. Jack Thurber, a consultant to Mercury, owns warrants to purchase 550,000 shares and Mr. Jeff Cook, an officer of Mercury, holds warrants for 110,000 shares.


     Pursuant to the merger agreement, at the effective time, each option or warrant that is outstanding and unexercised will be converted automatically into an option or warrant to purchase shares of Quicksilver common stock in an amount and at an exercise price determined as follows: (1) the number of shares of Quicksilver common stock to be subject to the new option or warrant will be equal to the product of the number of shares of MSR common stock subject to the original option or warrant multiplied by the Conversion Ratio, provided that any resulting fractional share of Quicksilver common stock will be rounded to the nearest whole share; and (2) the exercise price per share of Quicksilver common stock under the new option or warrant will be equal to the exercise price per share of MSR common stock under the original option or warrant, divided by the Conversion Ratio, provided that the exercise price will be rounded down to the nearest whole cent. The existing options and warrants will be converted by
(1) multiplying the numbers of shares of MSR common stock subject to the option or warrant by .10; and (2) dividing the exercise price of the option or purchase price by .10.

     For example, an option to purchase 10,000 shares of MSR common stock at $2.00 per share will be converted into an option for 1,000 shares of Quicksilver common stock (10,000 x .10) at $20.00 per share ($2.00 DIVIDED BY
 .10).


ACCOUNTING TREATMENT

     Accounting Principles Board Opinion Number 16 ("ABP 16") Accounting for Business Combinations provides that exchanges or transfers of net assets between companies under common control must be accounted for at historical cost in a manner similar to that of pooling of interest accounting, which means we will treat our companies as if they had always been combined for purposes of accounting and financial reporting. Furthermore, APB 16 indicates that the purchase method of accounting should be used if the effect of a transfer or exchange is to acquire all of the outstanding shares held by minority interests. QELC, Mercury and the principal stockholders of Mercury, comprised of the Darden family, (the "Mercury Group") presently control Quicksilver through their approximate 70.3 percent ownership of Quicksilver. The Mercury Group is considered to control MSR because the Mercury Group and two other individuals affiliated with Mercury own approximately 46.5 percent of the MSR common stock, controls MSR's executive committee of its board of directors and holds warrants to purchase 11 million shares of MSR common stock. Accordingly, Quicksilver will be considered the "accounting acquiror" and will transfer approximately 47 percent of MSR's net assets to Quicksilver at historical cost. The remainder of MSR's net assets, approximately 53 percent, that relate to minority interests, will be valued and recorded based on the purchase method of accounting.


RESTRICTIONS ON THE TRANSFER OF QUICKSILVER COMMON STOCK TO BE RECEIVED BY AFFILIATES OF MSR


     The Quicksilver common stock issuable in connection with the merger has been registered under the Securities Act of 1933, as amended, (the "Securities Act"). Accordingly, there will be no restrictions upon the resale or transfer of such shares by Quicksilver stockholders except for those stockholders who are deemed "affiliates" of Quicksilver, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of MSR as that term is defined in the rules under the Securities Act. Quicksilver common stock received by those stockholders of MSR who are deemed to be "affiliates" of MSR may be resold without registration only as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of MSR generally include individuals or entities that control, are controlled by or are under common control with, MSR and may include the executive officers and directors of MSR as well as the principal stockholders of MSR. In the merger agreement, MSR has agreed to use its best efforts to cause each stockholder (other than Messrs. Joseph and Patrick Montalban) who, in the opinion of MSR, is an affiliate of MSR to enter into an agreement with Quicksilver providing that the affiliate will not sell, transfer or otherwise dispose of the shares of Quicksilver common stock to be received by that person in the merger except (1) in compliance with the applicable provisions of the Securities Act and its rules and regulations; (2) unless counsel representing the affiliate, satisfactory to Quicksilver, advises Quicksilver in a written opinion letter satisfactory to Quicksilver and Quicksilver's counsel that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition of the affiliate's shares;
(3) except pursuant to a registration statement under the Securities Act covering the Quicksilver common stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus under the Securities Act that is effective under the Securities Act; or (4) unless an authorized representative of the SEC has rendered written advice to the affiliate to the effect that the SEC would take no action with respect to the proposed sale, transfer or other disposition if consummated. This proxy statement/prospectus does not cover any resales of Quicksilver common stock received by affiliates of MSR.

                      INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the MSR board with respect to the merger, you should be aware that some of the directors, officers and employees of MSR have interests in the completion of the merger that are different from, or in addition to yours. The special committee and the MSR board were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.


     Messrs. Thomas and Glenn Darden are each an officer and director of both MSR and Quicksilver. Frank Darden is a director of both MSR and Quicksilver, and an officer of Quicksilver. All three gentlemen will continue as officers and directors of the surviving corporation. The Darden family collectively owns, directly or indirectly, substantially all of the outstanding stock of Mercury and its parent, Mercury Production Company. The Darden family and Mercury in turn own all of the membership interests of QELC. The Darden family, Mercury and QELC together own approximately 70.3% of the outstanding stock of Quicksilver.


     The Darden family and its affiliated companies own approximately 43.7% of the outstanding MSR common stock. In addition, Thomas and Glenn Darden collectively own options to purchase 248,570 shares of MSR common stock at an exercise price of $0.875 per share, which will be converted into options to purchase 24,857 shares of common stock in the surviving corporation at a purchase price of $8.75 per share. Messrs. Frank, Thomas and Glenn Darden, Ann Darden Self, Mercury, Mr. Jack Thurber and Mr. Jeff Cook collectively own immediately exercisable warrants to acquire an aggregate of 5,500,000 shares of MSR common stock at an exercise price of $1.25 per share, as well as warrants for an aggregate of 5,500,000 shares of MSR common stock at an exercise price of $2.00 per share. All of the warrants will be converted into warrants to acquire a number of shares of the surviving corporation as previously described.


        BENEFICIAL OWNERSHIP INTERESTS OF THE DARDEN FAMILY AND ITS AFFILIATES

     The following table illustrates the ownership interests of the Darden family, Mercury and QELC in MSR and Quicksilver before the merger and in the surviving corporation after the merger. The numbers in the column titled "MSR Ownership Percentage" are adjusted to reflect the stock dividend. The total number of shares listed in the column titled "Surviving Corporation Shares" includes options and warrants for MSR common stock to be converted into options and warrants for Quicksilver common stock in the merger. Numbers are adjusted for the Conversion Ratio.



                                           MSR                          Quicksilver          Surviving
                          MSR           Ownership         Quicksilver    Ownership          Corporation       Ownership Percentage
   Stockholder            Shares        Percentage           Shares      Percentage            Shares           After the merger
-----------------     -------------     ----------        ------------  ------------      -----------------   --------------------
 Mercury                  6,480,000       25.1%             3,251,820       31.5%             4,493,820               33.3%

 QELC                             0          0              3,030,860       29.4%             3,030,860               23.5%

 Darden family
 Interests            11,280,000 (1)      43.7%           7,254,368(2)      70.3%           9,439,224(3)              67.7%



--------

(1) Includes 6,480,000 shares of MSR common stock owned by Mercury, an affiliate of the Darden family, and 4,800,000 (18.6%) owned directly by the Darden family.


(2) Includes 3,251,820 shares held by Mercury, 3,030,688 shares owned by QELC and 971,688 (9.4%) shares held directly by the Darden family.


(3) Includes 4,493,820 shares of stock of the surviving corporation to be owned by Mercury, 3,030,860 shares of stock of the surviving corporation that will be owned by QELC, and 1,914,544 shares (11%) of the common stock of the surviving corporation that will be held directly by the Darden family.



     Quicksilver's bank debt is guaranteed by Mercury, Mercury Production Company, and QELC. The bank debt is secured by pledges of the MSR stock and the Quicksilver stock that is owned by the Darden family, Mercury and QELC and is also secured by Quicksilver's oil and gas properties. It is a condition to the merger that the bank debt be restructured in such manner as not to require those guarantees and pledges.

     Because of the interests in the merger that are described above, Messrs. Frank, Thomas and Glenn Darden abstained from voting on the merger as members of the MSR board. They, along with Mercury and QELC, have agreed to vote their shares of MSR stock and their shares of Quicksilver stock in favor of the merger according to the voting agreement.


TRANSACTIONS WITH MANAGEMENT


     Mr. Patrick Montalban was a director and officer of MSR until his resignation as an officer on December 31, 1998. Pursuant to a severance agreement, Mr. Montalban will continue to receive compensation for a period of seven months following his resignation. Mr. Montalban will remain as a director until the earlier of the completion of the merger or MSR's next annual meeting.



     Quicksilver does not have any direct employees other than its top manager and officers. Instead, Quicksilver's businesses are managed under a management agreement entered into with Mercury in April 1998. According to the management agreement, Mercury is responsible for the supervision and management of Quicksilver's day-to-day operations. These services include administrative and management activities. In addition, Mercury acts as the operator of Quicksilver's oil and gas properties in Michigan, Wyoming and Montana. Quicksilver pays Mercury a fee based on the number of hours each Mercury employee spends on activities relating to Quicksilver, less overhead expenses paid by MSR under any joint operating agreements. In addition, Quicksilver reimburses Mercury for specified out of pocket expenses. Through September 30, 1998, Quicksilver had paid Mercury a total of approximately $1 million under the management agreement.



     Upon completion of the merger, the existing management agreement will terminate. Quicksilver and Mercury have entered into a new agreement, which will replace the management agreement. Under this new agreement, Mercury will provide accounting services to the surviving corporation and will operate its oil and natural gas properties, including the daily activities of producing oil and/or gas from an individual wells and leases, and will continue to provide services as an operator under existing operating agreements. Mercury's compensation will consist of payments and overhead reimbursements to which it or Quicksilver is entitled as operator under existing and future operating agreements for the properties. Mercury, which is owned by the Darden family, anticipates receiving fees from the surviving corporation under the management agreement in the amount of approximately $2.2 million for 1999.


CONFLICTS OF INTEREST


     The determinations by the MSR board and the Quicksilver board to participate in the merger were subject to potential conflicts of interest. Messrs. Frank, Glenn and Thomas Darden are directors and officers of both MSR and Quicksilver and are therefore under a fiduciary duty to act in the best interest of the stockholders of both MSR and Quicksilver. These duties may be in conflict with each other. To address the fiduciary duty of the MSR board to its stockholders, the MSR board authorized the special committee, consisting solely of the independent directors (1) to engage special counsel for independent legal advice; (2) to engage EVEREN, an independent investment banking firm to consider and provide an opinion on the fairness of the merger to the stockholders of MSR from a financial standpoint, and (3) to consider whether MSR should participate in the merger. The decision by the full MSR board to recommend the merger to the stockholders was made by a unanimous vote of only the independent directors, with the members of the Darden family abstaining.



     Although the MSR board and the Quicksilver board have attempted to resolve all conflicts of interest in a manner that would not adversely effect either the stockholders of MSR or the stockholders of Quicksilver, if these conflicts did not exist, it is possible that the merger may not have been considered, been approved or may have been approved on a basis that would be more favorable to the stockholders of MSR.


MANAGEMENT AFTER THE MERGER


     The board of directors of the surviving corporation will consist of the current directors of MSR, with the exception of Mr. Patrick Montalban, who will not become a director of Quicksilver. The directors of Quicksilver will be Messrs. Frank, Thomas and Glenn Darden, Mr. D. Randall Kent, Mr. Steven M. Morris and Mr. Yandell Rogers, III. Mr. Mark Warner will become a director of Quicksilver as a representative of JEDI. The officers of MSR, other than Mr. Montalban, will continue as the officers of Quicksilver after the merger. Mr. Thomas Darden will serve as Chief Executive Officer and Chairman of the Board. Mr. Glenn Darden will be President and Chief Operating Officer. Mr. Howard Boals will be Vice President-Finance and Administration.


FORMATION DOCUMENTS


     In addition to the management agreement, Mercury, Quicksilver, JEDI and TCW entered into several other agreements in connection with the formation of Quicksilver. The management agreement and these other agreements, which are identified and described below, are referred to collectively in this proxy statement/prospectus as the "formation documents."


     STOCK TRANSFER AGREEMENT


     To preserve the economic consequences of the provisions of the Michigan Gas Partners partnership agreement, which would have allowed Mercury's interest in Michigan Gas Partners to increase from 10% to 85% upon JEDI's receipt of distributions from the partnership equal to the amount invested by JEDI plus a specified rate of return, Mercury and JEDI are parties to a stock transfer agreement, dated April 9, 1998, which provides Mercury with the right to require JEDI to transfer a portion of the 13,000 shares of Quicksilver common stock that JEDI received in the formation of Quicksilver to Mercury as consideration for the merger of Michigan Gas Partners into Quicksilver. This portion is the number of shares of Quicksilver common stock having any aggregate market value equal to 85% of the excess of the market value of JEDI's shares of Quicksilver common stock over the amount of $20,995,205. An amendment to the stock transfer agreement extended this right to the full 1,340,404 shares that JEDI will own after giving effect to the stock dividend. Mercury may request the transfer on only one occasion prior to the first anniversary of the date on which the Quicksilver common stock becomes publicly traded.


     STOCKHOLDERS AGREEMENT


     Quicksilver, Mercury, QELC, the Darden family, Jeff Cook, Jack Thurber, TCW, JEDI and Mercury Production Company (a Texas corporation and the owner of substantially all of the outstanding shares of common stock of Mercury) are parties to a stockholders agreement, dated April 9, 1998, as amended on September 1, 1998. The stockholders agreement contains the agreement of all of the Quicksilver stockholders, other than TCW, not to transfer their shares of Quicksilver common stock that they received in the formation, except for specified transfers that are permitted until the "termination date," which is defined as the first anniversary date of the stockholders agreement or, if the shares of Quicksilver common stock are publicly traded, on the earlier of the first anniversary of the stockholders agreement, the first anniversary of the date on which the Quicksilver common stock became publicly traded or the date on which Mercury requests the stock transfer under the stock transfer agreement. As to JEDI, the termination date could also be the date on which TCW makes a transfer of its Quicksilver common stock that is more than 25% of the shares of Quicksilver common stock owned by TCW on the date of the stockholders agreement. By reason of the merger, these stock transfer restrictions will lapse.



     The stockholders agreement also contains the agreement of each of the Quicksilver stockholders to provide Quicksilver and the other stockholders with a right of first refusal on any transfers of their Quicksilver common stock from and after the termination date and until such time as the Quicksilver common stock becomes publicly traded (the "expiration date"). Mercury, QELC and the Darden family (collectively, the "Darden stockholders") have an obligation continuing past the expiration date to provide a similar right of first refusal to JEDI and TCW. The Darden stockholders are further required to provide JEDI and TCW with a proportionate right to join in any transfers of shares of Quicksilver common stock by Mercury, QELC or a member of the Darden family. In addition, until the Expiration Date, without the written consent of JEDI and TCW, the Darden stockholders are prohibited from transferring their shares of Quicksilver common stock if the transfer would result in the Darden stockholders owning beneficially or of record in the aggregate less than a majority of the outstanding shares of Quicksilver common stock or any one Darden stockholder owning beneficially or of record less than a majority of the shares of Quicksilver common stock owned by such Darden stockholder on the date of the stockholders agreement. Finally, the Darden stockholders and Mercury Production Company are restricted from permitting or causing there to be any change in the ownership of Mercury, Mercury Production Company and QELC until the expiration date.



     The stockholders agreement provides each of JEDI and TCW with the preemptive right to acquire its proportionate share of any additional Quicksilver common stock issued by Quicksilver until the expiration date However, according to the terms of the voting agreement, each of JEDI and TCW have waived their preemptive rights with respect to the Quicksilver common stock to be issued in the merger. In addition, each of JEDI and TCW, so long as it is a holder of Quicksilver common stock, has the right to elect a number of members of the board of directors of Quicksilver representing a percentage of the entire board of directors as close as possible to the percentage of outstanding shares of Quicksilver common stock held by JEDI or TCW, as applicable, but in no case less than one.



     The stockholders agreement, as amended, does not apply to any transfer by Mercury to its employees, independent consultants or directors of options to purchase from Mercury either 1) shares of MSR common stock or, if MSR has merged into Quicksilver, shares of Quicksilver common stock; or 2) to transfers by Mercury if the number of shares transferred does not exceed 2,000,000 shares of MSR common stock, or the number of shares of Quicksilver common stock into which 2,000,000 shares of MSR common stock are converted upon completion of the merger. That number of Quicksilver shares will be 200,000 under the Conversion Ratio.



     Quicksilver and Quicksilver's stockholders, other than JEDI and TCW, are bound by covenants contained in the stockholders agreement, including a requirement to deliver specified information concerning Quicksilver to JEDI and TCW so long as they are the owners of Quicksilver common stock. In addition, until the expiration date of the merger agreement, they are not to take major corporate actions without the prior written consent of JEDI and TCW, including amending Quicksilver's certificate of incorporation, issuing of capital stock, the merger of Quicksilver into any other corporation or a sale of all or substantially all of Quicksilver's assets. Quicksilver is obligated by one such covenant in the stockholders agreement to use its reasonable best efforts to engage as soon as practicable in a transaction that results in the Quicksilver common stock becoming publicly traded.


     PUT-CALL AGREEMENT


     Mercury and TCW are parties to a put-call agreement, dated April 9, 1998, providing TCW with the right to cause Mercury to purchase from TCW all of the 13,000 (to be adjusted after the stock dividend) shares of Quicksilver common stock acquired by TCW in the formation. If Quicksilver does not complete the merger with MSR on or before December 31, 1998, TCW's right to cause Mercury to purchase TCW's shares of Quicksilver common stock is exercisable at any time from and after January 1, 1999 through July 10, 1999 and the price Mercury will be required to pay is $10,000,000 plus an amount equal to interest accruing on $10,000,000 at the rate of 12.25% per annum compounded quarterly from April 9, 1998 up to and including the date of payment of the amount to TCW. The second put right of TCW is available to TCW on and after April 9, 2006 through October 9, 2008. In three annual increments during this period, TCW has the ability to cause Mercury to purchase TCW's shares of Quicksilver common stock at the price paid for the shares by TCW.



     The put-call agreement also provides Mercury the right, at its option, during the period commencing September 4, 1998, and ending on the earlier of the sixth anniversary of the closing date of the merger or December 31, 2005, to purchase from TCW all of TCW's shares of Quicksilver common stock that have not been sold by TCW for a cash purchase price equal to an amount necessary to cause TCW to receive on the date of purchase a nominal 25% cash-on-cash internal rate of return on $10,000,000 from the date of the put-call agreement to the date of receipt of the cash payment if the call right is exercised after October 9, 1999. If Mercury exercises its call right before October 9, 1999, the cash price per share will be equal to:
$1,057.69 (to be adjusted by the stock dividend) MINUS (a) 50% TIMES (1) the amounts of royalty proceeds received by TCW PLUS (2) projected royalty amounts from the date of the call through October 9, 1999 and then (b) DIVIDED by $13,000 (to be adjusted by the stock dividend). If, for example, at the time Mercury purchases the stock, 50% of the overriding royalty already received by TCW and projected to be received by it from the date of the purchase to October 9, 1999 is $500,000.00, the purchase price of $1,057.69 per share would be reduced by $500,000.00 divided by 13,000 or $38.46 per share. Appropriate adjustments would be made for the increase in the number of shares above 13,000 pursuant to the stock dividend.



     As amended September 1, 1998, the put call agreement also gives TCW a third put right. TCW may cause Mercury to purchase TCW's shares of Quicksilver common stock if any holder of warrants to purchase MSR common stock currently held by Mercury and members of the Darden family exercises that warrant while TCW still holds its Quicksilver common stock.


     AGREEMENT REGARDING WARRANTS



     Mercury and the Darden family also entered into an agreement regarding warrants with JEDI and TCW. Mercury and the Darden family have agreed that they will not exercise their warrants to purchase MSR common stock at $1.25 (which will be converted into warrants to purchase Quicksilver common stock in the merger at a purchase price of $12.50 per share) until (a) either (1) the market value of JEDI's Quicksilver common stock exceeds $20,995,200; (2) JEDI no longer owns any Quicksilver common stock; or (3) JEDI consents to the exercise in writing; AND (b) either (1) TCW no longer owns its Quicksilver common stock; or (2) TCW consents to the exercise in writing. If any holder of the warrants exercises any of those warrants while TCW holds any Quicksilver common stock, the amendment to the put-call agreement gives TCW the put right discussed above.


     REGISTRATION RIGHTS AGREEMENT


     Quicksilver, JEDI and TCW are parties to a registration rights agreement, dated as of April 9, 1998. The registration rights agreement provides each of JEDI and TCW with demand registration rights exercisable at any time after the Quicksilver common stock is publicly traded, and with "piggyback" registration rights. No more than three demands may be made by either JEDI or TCW. In connection with registration of JEDI's or TCW's shares of Quicksilver common stock under the registration rights agreement, Quicksilver is responsible for all registration expenses such as registration and filing fees and fees and disbursements to counsel of Quicksilver. JEDI or TCW, as applicable, is responsible for selling expenses, including underwriting fees, discounts and selling commissions. On the second and third occasions of the exercise of demand registration rights by JEDI, JEDI is also responsible for registration expenses.


     ADMINISTRATIVE AGREEMENT


     In connection with the merger agreement, Quicksilver, Mercury, JEDI and TCW entered into an agreement according to which Quicksilver has agreed to provide each of JEDI and TCW with copies of:



     - notices and other communications made, given or received by Quicksilver under the merger agreement;


     - press releases or other public announcements regarding the merger or the merger agreement; and

     -    the Registration Statement and any amendments to it.


     Quicksilver must give JEDI and TCW a reasonable amount of time to review and comment on any press releases or public announcement and must give them an opportunity to review the Registration Statement and any amendments prior to filing.


     In addition, without JEDI's and TCW's prior written consent, Quicksilver may not, among other things:


     - consent to or approve any act that requires consent or approval under the merger agreement;


     - waive any inaccuracy in any representation or warranty made in the merger agreement;


     - waive compliance with or extend the time for the performance of any covenant or condition in the merger agreement;


     -    agree to terminate the merger agreement; or


     - exercise or fail to exercise any other rights or modify any obligations specified in the merger agreement.



                       MATERIAL FEDERAL INCOME TAX CONSEQUENCES


GENERAL

     In the opinion of Jenkens & Gilchrist, a Professional Corporation, and United States special counsel to MSR, the following are the material United States federal income tax considerations arising from and relating to the merger that generally apply to U.S. stockholder and non-U.S. stockholders.

     - The term U.S. stockholders means stockholders of MSR that are United States citizens or residents, domestic corporations, domestic partnerships, or estates subject to United States federal income tax on their income regardless of the source, of the income.

     - The term U.S. stockholders also includes any trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

     - The term non-U.S. stockholders means MSR stockholders that are not U.S. stockholders.


     This opinion does not discuss all aspects of United States federal income taxation that may be relevant to a particular U.S. stockholder (including, without limitation, the potential application of the alternative minimum tax to a particular non-U.S. stockholder, to the holder of an option or warrant to purchase MSR common stock, or to certain types of investors subject to special treatment under the United States federal income tax laws such as banks, life insurance companies, tax-exempt organizations, broker-dealers or holders who received their MSR common stock as compensation), nor does it discuss any aspect of state, local or foreign tax laws.


     This opinion is based on the United States Internal Revenue Code of 1986, as amended, (the "Code") and proposed regulations under the Code, IRS rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as currently in effect. This opinion is based on current law, which is subject to change. Any such change could be retroactive and, accordingly, could modify the tax consequences contained in this discussion. No advance income tax ruling has been sought or obtained from the IRS regarding the tax consequences of any of the transactions described in this proxy statement/prospectus. Accordingly, it is possible that the United States federal income tax consequences of the merger may differ from those described below. This opinion is based on certain factual assumptions and is subject to some limitations, including the reliance on the representations of MSR and Quicksilver. If these assumptions or representations are incorrect, the tax consequences contained in this discussion could be modified.


     THE FOLLOWING OPINION DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL TAX LAWS.

TAXATION OF U.S. STOCKHOLDERS

     The following opinion is limited to U.S. stockholders:

     - who hold MSR common stock as a "capital asset" within the meaning of
       Section 1221 of the Code;

     - whose ownership, receipt or disposition of MSR common stock is not attributable to a permanent establishment in a country other than the United States for purposes of an income tax treaty to which the United States is a party; and

     - who are not residents of a country other than the United States for purposes of an income tax treaty to which the United States is a party.



     If you are a U.S. stockholder who does not meet one or more of these criteria, you are urged to consult your tax advisors regarding your particular United States federal income tax consequences.


     THE MERGER

     Special counsel is of the opinion that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code. This conclusion is based on factual assumptions and reliance on the representations of MSR and Quicksilver. These assumptions and representations include, but are not limited to the assumption that:

     - Quicksilver has no plan or intention to sell or otherwise dispose of any of the assets of Quicksilver acquired in the merger, except for dispositions made in the ordinary course of business;

     - Quicksilver will continue to use MSR's historic business assets or use a significant portion of MSR's historic business assets in a business;

     - neither Quicksilver nor any related person of Quicksilver (as that term is defined in United States Treasury Regulation Section 1.368-1(e)(3)) has any current plan or intention to repurchase or redeem any of the Quicksilver common stock to be issued to the MSR stockholders in connection with the merger or make any extraordinary distribution (within the meaning of United States Treasury Regulation
       Section 1.368-1T(e)) with respect to that stock;

     - neither Quicksilver nor any related person of Quicksilver (within the meaning of United States Treasury Regulation Section 1.368-1(e)(3)) has transferred or will transfer cash or other property to MSR or any subsidiary of MSR in anticipation of the merger or has made or will make any loan to MSR or any subsidiary of MSR in anticipation of the merger; and

     - the fair market value of the Quicksilver common stock received by each MSR stockholder will be approximately equal to the fair market value of the shares of MSR common stock surrendered in the exchange.

     RECEIPT OF QUICKSILVER COMMON STOCK IN EXCHANGE FOR MSR COMMON STOCK

     Based upon the conclusion described above that the merger should qualify as a reorganization under Section 368(a) of the Code, the following will be the material United States federal income tax consequences to you if you are a U.S. stockholder:

     - You will recognize no gain or loss upon the exchange in the merger of your MSR common stock solely for Quicksilver common stock;

     - The basis of the shares of Quicksilver common stock you receive in the merger will be the same as your basis in the MSR common stock you surrendered in exchange for the Quicksilver common stock;

     - Your holding period in the shares of Quicksilver common stock you receive as a result of the merger will include the period for which you held the shares of MSR common stock that are converted into shares of Quicksilver common stock;

     - Cash payments received by a U.S. stockholder in lieu of fractional shares of Quicksilver common stock will be treated as if those fractional shares had been issued in the merger and then redeemed by Quicksilver. If you are a U.S. stockholder and receive cash in lieu of fractional shares of Quicksilver common stock, you will recognize gain or loss upon that payment, measured by the difference (if any) between the amount of cash received and the tax basis allocated to that fractional share. Your gain or loss should be capital gain or loss, provided that you held the fractional share of MSR common stock as a capital asset at the effective time of the merger; and

     - If you exercise your dissenters' rights with respect to shares of MSR common stock and receive a cash payment for those shares you should generally recognize capital gain or loss (if you held each share as a capital asset at the effective time of the merger) measured by the difference between your tax basis in the shares and the amount of cash received, provided that the payment is not "essentially equivalent to a dividend" within the meaning of Section 302 of the Code after giving effect to the constructive ownership rules of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of dissenters' rights generally will not be a Dividend Equivalent Transaction if, as a result of the exercise, the stockholder exercising the dissenters' rights owns no shares of capital stock of Quicksilver (either actually or constructively within the meaning of Section 318 of the Code) immediately after the merger.

TAXATION OF NON-U.S. STOCKHOLDERS

       The following opinion is applicable to non-U.S. stockholders:

     - who hold MSR common stock as a "capital asset" within the meaning of
       Section 1221 of the Code;

     - who do not actually or constructively own (and have not at any time in the preceding five-year period actually or constructively owned) five percent or more (by vote or value) of the stock of MSR;

     - whose ownership, receipt or disposition of MSR common stock is not attributable either to the conduct of a trade or business in the United States or to a permanent establishment in the United States; and

     - who are not residents of the United States for purposes of United States federal income tax law or an income tax treaty to which the United States is a party.

     If you are a non-U.S. stockholder who does not meet one or more of these criterion you are urged to consult your tax advisors regarding your particular United States federal income tax consequences.

     THE MERGER


     RECEIPT OF QUICKSILVER COMMON STOCK IN EXCHANGE FOR MSR COMMON STOCK. Based on the conclusion described above that the merger should qualify as a reorganization under Section 368(a) of the Code, if you are a non-U.S. stockholder and you exchange your shares of MSR common stock solely for shares of Quicksilver common stock, you will have the same United States federal income tax consequences as those described above for a U.S. stockholder regarding nonrecognition of gain or loss, tax basis and holding period, unless you are subject to gain recognition under the rules for the taxations of sales of a United States real property interest. See UNITED STATES REAL PROPERTY INTEREST section below.


     RECEIPT OF CASH IN EXCHANGE FOR MSR COMMON STOCK. If you are a non-U.S. stockholder and exchange your shares of MSR common stock for cash (either from the exchange of fractional shares of MSR common stock or from the exercise of dissenters' rights), you will recognize gain or loss on the exchange equal to the difference between the amount of cash received and your adjusted tax basis in your shares of MSR common stock exchanged for Quicksilver common stock. Generally, you will not be subject to United States federal income tax on such gain, however, unless (1) the cash you receive in exchange for your shares of MSR common stock is a Dividend Equivalent Transaction; or (2) the MSR common stock is United States real property interest ("USRPI").


     As explained under the "Taxation of U.S. Stockholders" section above, a sale of shares pursuant to an exercise of dissenters' rights generally will not be a Dividend Equivalent Transaction if, as a result of the exercise, the stockholder exercising the dissenters' rights owns no shares of capital stock of Quicksilver (either actually or constructively within the meaning of Section 318 of the Code) immediately after the merger.


     As explained in "United States Real Property Interest" section below, your MSR common stock will not be treated as a USRPI provided: (1) the MSR common stock is regularly traded on an established securities market; and (2) you have actually and constructively held less than five percent of the fair market value of the MSR common stock for all times during the shorter of (a) the period during which the you held the interest or (b) the five-year period ending on the effective date of the merger.



     UNITED STATES REAL PROPERTY INTEREST. If your shares of MSR common stock are a USRPI within the meaning of Section 897(c) of the Code, the gain or loss you realize in the merger may be treated as effectively connected with a United States trade or business subject to United States federal income tax. In addition, if your shares of MSR common stock are a USRPI, MSR may be required to withhold tax on the disposition of your stock. Based on representations obtained from MSR, special counsel has concluded that the MSR common stock is a "United States real property holding corporation" as that term is defined in Section 897(c) of the Code and, absent an exception, would be a USRPI. In addition, based on representations obtained from Quicksilver, special counsel has concluded that, absent an exception, the Quicksilver common stock would be a USRPI immediately after the merger.


     There is an exception for certain publicly traded stock. If any class of stock of a corporation is regularly traded on an established securities market, the stock of that class shall be treated as a USRPI only in the case of a "five-percent owner," that is, a person who actually or constructively (under Section 318 of the Code) held more than five percent of the fair market value of that class of stock at some time during the shorter of (a) the period during which the taxpayer held the interest or (b) the five-year period ending on the date of the disposition of that interest.

     For purposes of determining whether a corporation's stock is regularly traded, a class of interests that is traded on an established securities market (such as a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1934 (15 U.S.C. Section 78f)) and is located in the United States is considered to be regularly traded for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in these interests. Brokers or dealers are considered market makers with respect to a class of interests only if they hold themselves out to buy or sell interests in that class at the quoted price. Based on representations obtained from MSR, special counsel has concluded that the MSR common stock will be considered to be "regularly traded on an established securities market." Therefore, the merger should not be treated as the sale or exchange of a USRPI with respect to a non-U.S. stockholder who is not a five-percent owner.

     Non-U.S. stockholders should consult applicable income tax treaties, which may provide different rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Quicksilver must report annually to the IRS and to each stockholder the amount of cash proceeds paid as a result of the merger, if any, and dividends paid to, and the tax withheld with respect to, such stockholder. These reporting requirements apply regardless of whether withholding has been reduced or eliminated by an applicable treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which a non-U.S. stockholder is established.

     In general, information reporting requirements may apply to dividend distributions on Quicksilver common stock or the proceeds of a sale, exchange, retraction or redemption of MSR common stock or of Quicksilver common stock.
A 31% backup withholding tax may apply to such payments unless the holder (1) is a corporation, non-U.S. stockholder or comes within certain other exempt categories and, when required, demonstrates its exemption or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of backup withholding rules. A stockholder of MSR common stock or Quicksilver common stock who is required to provide a correct taxpayer identification number and fails to do so may be subject to penalties imposed by the IRS.

     Under current United States Treasury regulations, backup withholding and information reporting generally will apply to amounts paid for shares of MSR common stock to a non-U.S. stockholder at an address in the United States, if that holder fails to establish an exemption or to provide certain other information to the payor. Under the current regulations, the payment of proceeds from the disposition of MSR common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. stockholder or otherwise establishes an exemption.


     The payment of proceeds from the disposition of MSR common stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of MSR common stock paid to or through a non-U.S. office of a broker that is (1) a United States person, (2) a "controlled foreign corporation" for United States federal income tax purposes, or (3) a foreign person, 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. stockholder (and the broker has no actual knowledge to the contrary).

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder will be refunded or credited against the non-U.S. stockholder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

                            SELECTED FINANCIAL DATA OF MSR


     The following sets forth certain historical consolidated financial data relating to MSR. The selected financial data for the period from inception March 7, 1997 to December 31, 1997 is derived from the audited consolidated financial statements of MSR. The selected financial data for the six month period ended June 30, 1998 and the nine month period ended September 30, 1998 are derived from the unaudited consolidated financial statements of MSR incorporated by reference in this proxy statement/prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The selected financial data should be read in conjunction with the information set forth in MSR's annual report on Form 10-K for the year ended December 31, 1997 under the caption "Management's Discussion and Analysis of MSR's Financial Condition and Results of Operations," which is incorporated in this proxy statement/prospectus by reference. Operating results for the six month period ended June 30, 1998 and the nine month period ended September 30, 1998 do not necessarily indicate actual future results or trends.



                                                           From Inception           Six Months              Nine Months
                                                          March 7, 1997 to             Ended                    Ended
 CONSOLIDATED STATEMENT OF OPERATIONS DATA:              December 31, 1997         June 30, 1998        September 30, 1998
                                                         -----------------       ---------------       --- ---------------
 Revenues                                                               (In thousands, except per share data)
      Oil sales                                                $     257              $   1,230              $   1,775
      Gas sales                                                      570                    839                  1,178
      Interest and other income                                       27                     34                     50
                                                                 -------                -------                -------
           Total revenues                                            854                  2,103                  3,003
                                                                 -------                -------                -------
 Expenses
      Operating expenses                                             228                    826                  1,382
      Production taxes                                                68                    185                    250
      Depletion and depreciation                                     220                    668                    974
      General and administrative                                     146                    499                    827
      Interest                                                       147                    426                    644
                                                                 -------                -------                -------
           Total expenses                                            809                  2,604                  4,077
                                                                 -------                -------                -------
 Income (loss) before income taxes                                    45                   (501)                (1,074)
 Income tax benefit (expense)                                        (15)                   170                    350
                                                                 -------                -------                -------
 Net income (loss)                                             $      30              $    (331)             $    (724)
                                                                 -------                -------                -------
                                                                 -------                -------                -------
 Basic weighted average number of shares
      outstanding for the period                                  14,801                 25,777                 25,777
 Basic and diluted earnings (loss) per share                   $    0.00                  (0.01)             $   (0.03)

 CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
      Net cash provided by (used in):
           Operating activities                                $     326              $    (284)             $      57
           Investing activities                                     (272)                  (274)                  (582)
           Financing activities                                      474                    306                    274
 OTHER CONSOLIDATED FINANCIAL DATA:
      Capital expenditures                                     $     592              $     274              $    (582)
      EBITDA (1)                                                     412                    593                    544
 CONSOLIDATED BALANCE SHEET DATA:
      Cash and cash equivalents                                $     587              $     276              $     340
      Working capital (deficit)                                       42                    271                   (338)
      Total assets                                                25,963                 25,273                 25,214
      Long-term debt (includes current portion)                   10,648                 10,954                 10,922
      Total stockholder's equity                                  13,070                 12,739                 12,333


-------------------
1) EBITDA (as used in this financial data) is calculated by adding interest, income taxes, and depreciation, depletion and amortization to net income
     (loss). Interest includes interest expense accrued and amortization of deferred financing costs. EBITDA is presented here not as a measure of operating results, but rather as a measure of MSR's operating performance and ability to service debt. EBITDA should not be considered as an alternative to earnings (loss), or operating earnings (loss), as defined by generally accepted accounting principles, as an indicator of MSR's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF MSR'S FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with MSR's consolidated financial statements and the notes associated with them contained elsewhere in this proxy statement/prospectus. This discussion should not be construed to imply that the results discussed in this proxy statement/prospectus will necessarily continue into the future or that any conclusion reached will necessarily indicate actual operating results in the future. This discussion represents only the best present assessment of management of MSR.



     On March 7, 1997, MSR was organized to explore, develop and operate oil and natural gas properties. In exchange for MSR common stock and common stock warrants the founders of MSR (Mercury and the members of the Darden family) contributed approximately 75 crude oil producing wells in northwest Montana, constituting the "Mercury properties." These properties were subject to a forward sale of oil production and consequently the cash flow from the properties did not begin to accrue to MSR until January 1, 1998.



     On March 26, 1997, MSR's predecessor, MSR Exploration Ltd., an Alberta, Canada corporation, ("Old MSR") entered into an agreement to merge with MSR, then known as Mercury Montana, Inc., and Mercury, its majority stockholder at that time. The agreement contemplated combining all of MSR's oil and gas assets in Montana with all the oil and gas assets of Old MSR by (the "MSR
1997 merger"). MSR was the surviving corporation in that merger and changed its name to MSR Exploration Ltd. on October 31, 1997. The merger was accounted for under the purchase method of accounting, with MSR considered the accounting acquiror.







COMPARISON OF HISTORICAL RESULTS OF OPERATIONS

Due to the limited existence of MSR, comparisons between current periods and prior years' historical data may not be meaningful. The following discussion will center on trends and specific results, which have occurred during the periods presented. MSR's 1997 results of operations include MSR's predecessor from January 1, 1997 through March 6, 1997 and MSR's from inception March 7, 1997 through December 31, 1997. Most of the revenues and expenses from the Mercury properties do not begin to accrue to MSR until January 1, 1998. The 1996 MSR results (from its predecessor) include the results of operations from the Mercury properties. References to MSR include the predecessor company, unless the context requires otherwise.



The large increases in 1998 compared to 1997 were due to (1) the merger with Old MSR, which was effective October 31, 1997 and (2) the inclusion of the results of operations from the Mercury properties since January 1, 1998, which were subject to a forward sale/production payment for all of 1997. Unless stated otherwise, all of the increases discussed below relate to these two items and will not be repeated below.



COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1998 TO SEPTEMBER 30, 1997.



REVENUE. Total revenues for the nine months ended September 30, 1998 were $3,003,000 compared to $154,000 for the 1997 period. Oil revenues for the 1998 period were $1,775,000 from the sale of 161,200 barrels of oil at an average sales price of $11.01 per barrel, a price decline of 38 percent compared to 1997. Average oil prices during the same period last year were approximately $17.68 per barrel. Gas sales in the first nine months of 1998 were $1,178,000 from the sale of 581,000 Mcf of gas at an average sales price of $1.03 per Mcf, an approximate 12 percent decline compared to average prices last year of $2.30.



EXPENSES. Total expenses for the nine months ended September 30, 1998 were $4,077,000 compared to $70,000 for the 1997 period. Operating expenses totaled $1,382,000 or approximately $5.36 per barrel of oil equivalent. Production taxes for 1998 were $250,000 and averaged 8.3 percent of sales. Depletion and depreciation expense for 1998 was $974,000 at approximately $3.77 per barrel of oil equivalent. General and administrative expenses for the first nine months of 1998 totaled $827,000 and included $166,000 of pre-merger costs. Interest expense was $644,000 for the 1998 period. The interest rate on MSR's debt average approximately 7.5 percent in 1998. Income taxes were calculated using the statutory rate of 34 percent.



NET INCOME (LOSS). For the nine months ended September 30, 1998 MSR had a loss of $724,000 compared to $55,000 of income for the same period last year. The 1998 loss was due primarily to the decline in both crude oil and natural gas prices.

COMPARISON OF THE TWELVE MONTHS ENDED DECEMBER 31, 1997 TO DECEMBER 31, 1996.



REVENUE. MSR had revenues of $911,000 for 1997 compared to $2,070,000 for 1996. Oil sales for 1997 were $257,000 on volumes of approximately 14,800 barrels of oil at an average sales price of $17.34 per barrel compared to 1996 oil sales of $1,855,000 of approximately 96,300 barrels of oil at an average sales price of $19.25 per barrel. The average sales price of oil declined 10 percent from 1996 to 1997. Gas sales for 1997 were $627,000 on volumes of approximately 283,700 Mcf of gas at an average sales price of $2.21 per Mcf compared to 1996 sales of $215,000 on volumes of approximately 97,300 Mcf at an average sales price of $2.21.



EXPENSES. Total expenses for 1997 were $827,000 compared to $1,938,000 for 1996. Operating expenses for 1997 totaled $228,000 and averaged $3.68 per barrel of oil equivalent. The 1996 operating expenses were $1,054,000 and average $9.37 per barrel of oil equivalent. The large variance in operating costs per barrel in 1997 was because general and administrative costs were allocated to producing properties, there were high maintenance and extensive workover costs incurred. Product taxes in 1997 were $75,000, which was 8.2 percent of sales. In 1996 production taxes were $199,000 or 9.6 percent of sales. The variance in percentage was due to higher property taxes on producing properties in 1996. In 1997 the general and administrative expense was $146,000. Interest expense for 1997 was $147,000 compared to $273,000 for 1996. Interest rates averaged approximately 8.5 percent in 1997 and 9.1 percent in 1996. Income taxes were calculated based on the statutory rate of 34 percent.



NET INCOME. Earnings for 1997 were $56,000 compared to $87,000 for 1996.


COMPARISON OF HISTORICAL RESULTS OF OPERATIONS FOR 1998 TO ADJUSTED FINANCIAL DATA FOR 1997


Due to MSR's limited existence the 1998 historical statements of operations will be compared to the statements of financial data for 1997, which are presented and explained following these comparisons.



COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1998 TO NINE MONTHS ENDED SEPTEMBER 30, 1997.



REVENUES. Revenues for the first nine months of 1998 were $3,003,000, a 40 percent decrease compared to as adjusted financial data revenues for the same period in 1997, due primarily to the lower price from oil and gas production. Oil sales for the 1998 period were $1,775,000, 44 percent lower than the 1997 financial data oil sales of $3,169,000. During the 1998 period the Company sold its crude oil for an average price of $11.01 per barrel compared to a 1997 average of $17.68, a decrease of 38 percent. Oil sales volumes were 161,200 barrels for the first nine months of 1998, a decrease of ten percent compared to the 1997 period and was due to natural production declines and the result of shutting-in uneconomic wells. Gas sales for the first nine months of 1998 were $1,178,000 or $550,000 (32 percent) less than 1997 financial data sales of $1,728,000. The average price per MCF sold was $2.03 in 1998 compared to $2.33 in 1997. Gas volumes decreased from 745,400 financial data Mcf of sales in 1997 to 581,000 Mcf in 1998 primarily due to declines in production and lower gas plant sales.



EXPENSES. Total expenses for the nine months ended September 30, 1998, were $4,077,000, a decrease of 24 percent over the as adjusted financial data for 1997 of $5,344,000. As stated previously, management believes the overall reduction in operating expenses is the result of efficiencies gained from the merger of the Company and Old MSR. Operating expenses of $1,382,000 in 1998 decreased $689,000 or 33 percent. Production taxes were $250,000 in 1998, a decrease of 31 percent due primarily to reductions in product sales. Depletion and depreciation expense in the 1998 period was $974,000 or 28 percent less than financial data 1997 of $1,354,000 primarily due to reduced sales volumes and a lower depletion rate. General and administrative expenses for the 1998 period were $827,000 an increase of 15 percent compared to $721,000 in 1997. If merger costs totaling $166,000 had not been included, general and administrative expenses would have decreased eight percent. Interest expense decreased 23 percent primarily due to a reduction of interest rates on long-term debt.



NET LOSS. The first nine months of 1998 results of operations shows a net loss of $724,000 ($0.03 per share) compared to an as adjusted financial data net loss for the same period in 1997 of $249,000 ($0.01 per share). During 1998 the Company reduced expenses 24 percent, which was not sufficient to overcome the sharp decline in crude oil prices and a decrease in production.

COMPARISON OF AS ADJUSTED FINANCIAL DATA THE YEARS ENDED DECEMBER 31, 1997 AND 1996.



     The as adjusted financial data, including production payment adjustments, for the year ended December 31, 1997 and the year ended December 31, 1996 are presented immediately after the following comparisons.



     REVENUE. Total as adjusted financial data revenues for the year ended December 31, 1997 were $6,634,000, a seven percent decrease compared to pro forma revenues of $7,135,000 for 1996. Oil sales were $4,151,000 in 1997, a 15 percent decrease compared to $4,908,000 in 1996. This decrease was attributable to a 10 percent decrease in average price per barrel sold from $19.25 in 1996 to $17.34 in 1997. Sale volumes decreased six percent from 255,000 barrels sold in 1996 to 239,000 barrels in 1997. The decrease in sales volumes was due primarily to natural production declines. Financial data gas sales in 1997 were $2,388,000, a ten percent increase compared to $2,168,000 in 1996. An average gas sales price of $2.21 per Mcf was approximately the same for both periods. Gas sales volumes in 1997 were 1,054,000 Mcf, an increase of eight percent compared to 977,000 Mcf in 1996. This increase in gas sales volumes was in part due to increased sales from gas plants.



     EXPENSES. Total as adjusted financial data expenses for 1997 were $6,945,000, a decrease of two percent compared to $7,108,000 for 1996. Operating expenses increased three percent from 1996 to 1997 primarily due to an increase in gas plant operating expenses. Production taxes and depletion and depreciation expenses were down three percent and six percent, respectively, due to the reduction in sales revenues. General and administrative expenses for 1997 were $937,000, an eight percent decrease compared to $1,018,000 for 1996. This decrease was the result of cost cutting efforts, which were begun during the fourth quarter of 1997.
Interest expense declined six percent in 1997 to $1,042,000 compared to $1,107,000 in 1996. The reduction in interest expense was due to reduced interest rates in the fourth quarter of 1997 and reduction of debt throughout 1997.



     NET INCOME (LOSS). For 1997 the as adjusted financial data net loss was $205,000 compared to a net income of $18,000 for 1996. The 1997 loss was primarily due to lower crude oil prices.



MSR CONSOLIDATED FINANCIAL DATA



     The following as adjusted financial data for the years ended December
31, 1997 and 1996 and the nine months ended September 30, 1997, combine MSR 1997 the historical information of MSR and Old MSR adjusted to give effect to the MSR 1997 merger and the related adjustments. The statements of operations for the years ended December 31, 1996 and 1997, and nine months ended September 30, 1997 reflect the consolidated operations of MSR and Old MSR as if the MSR 1997 merger had been consummated as of January 1, 1996 and include the results of operations of the Mercury properties.



     The statements are provided for comparative purposes only and should be read in conjunction with the historical consolidated financial statements of MSR incorporated by reference in this proxy statement/prospectus. The information presented does not necessarily indicate the combined financial results as they may be in the future or as they might have been for the periods indicated had the MSR 1997 merger been completed as of January 1, 1996.



     MSR's oil revenues and associated operating expenses from the Mercury properties included in the statements were subject to a prior production payment/forward sales agreement between Mercury and a third party for the period of October 1996 through December 31, 1997. The Mercury properties oil revenues and associated expenses were excluded from MSR's statements of operations for the year ended December 31, 1997, however the revenues and expenses are included in these statements to provide comparative information about MSR for 1998 and beyond. The statements for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1997 include oil revenues of $2,180,000, $689,000 and $1,742,000 respectively, operating production tax of $1,536,000, $308,000 and $1,769,000 respectively, and adjustment to depletion of $438,000, $153,000 and $268,000 respectively, associated with the Mercury properties. The oil revenues and associated expenses of the Mercury properties began accruing to MSR on January 1, 1998.

                        MSR EXPLORATION LTD. AND SUBSIDIARIES
                          Unaudited Adjusted Financial Data
                      In thousands, except for per share amounts


                                           Nine Months
                                              Ended         Twelve Months Ended
                                           September 30,         December 31,
                                               1997          1997        1996
                                            --------      --------     --------
 REVENUE
      Oil sales                             $  3,169      $  4,151     $  4,908
      Gas sales                                1,728         2,388        2,168
      Interest and other income                   69            95           59
                                            --------      --------     --------
           Total revenues                      4,966         6,634        7,135
                                            --------      --------     --------
 EXPENSES
      Operating expenses                       2,071         2,809        2,732
      Production taxes                           363           568          576
      Depletion and depreciation               1,354         1,589        1,675
      General and administrative                 721           937        1,018
      Interest                                   835         1,042        1,107
                                            --------      --------     --------
           Total expenses                      5,344         6,945        7,108
                                            --------      --------     --------

 Income (loss) before income taxes              (378)         (311)          27
 Income tax (expense) benefit                    129           106           (9)
                                            --------      --------     --------
 Net income (loss)                          $   (249)     $   (205)    $     18
                                            --------      --------     --------
                                            --------      --------     --------

 Basic and diluted loss per share           $  (0.01)     $  (0.01)    $   0.00
                                            --------      --------     --------
                                            --------      --------     --------
 Basic and diluted weighted average
      number of shares outstanding for
      the periods                             25,777        25,777       25,777
                                            --------      --------     --------

LIQUIDITY AND CAPITAL RESOURCES

     MSR's current working capital ratio at December 31, 1997 was 1.1 to 1 with positive working capital of $42,000. At September 30, 1998 MSR's current ratio was 0.8 to 1 and showed positive working capital of $338,000. MSR finances its operations primarily through a third party credit facility and cash from operations. Net cash from operations was $57,000 for the nine months ended September 30, 1998. For the period from inception, March 7, 1997 to December 31, 1997 net cash from operating activities was $326,000. MSR believes that its cash from operations and funds available under its existing credit facility will be sufficient to fund foreseeable working capital requirements of its operations. However, MSR's capital expenditure programs, principally the drilling of development wells, will be dependent on crude oil pricing in the coming months.


     For the 1997 period MSR used $272,000 for investing activities. During 1997 MSR incurred approximately $530,000 on 3-D seismic to evaluate a portion of the Cut Bank field in northwest Montana and approximately $62,000 for other development expenditures. MSR received $350,000 in cash in the merger with Old MSR. Cash used in investing activities for the nine months ended September 30, 1998 totaled $582,000 for the acquisition and purchase of property and equipment. Capital expenditures included costs incurred for geological and geophysical activities of $181,000, maintaining leases $140,000, plugging wells at a cost of $95,000 and the remainder for various other equipment expenditures.


     Cash flow from financing activities for the period ended December 31, 1997 was $474,000; this consisted primarily of $10,575,000 of debt borrowings and $10,040,000 of repayment of long-term debt. Most of the borrowing and repayment of debt relate to the restructuring of MSR's and Old MSR's long-term debt effective upon the closing date of the MSR 1997 merger. Cash from financing activities for the nine months ended September 30, 1998 was $274,000. MSR borrowed an additional $350,000 using its credit facility and repaid other loans in the amount of $76,000.

     On October 31, 1997 MSR restructured the Old MSR revolving credit facility and entered into a new credit agreement with a bank. Proceeds from the new facility were used to repay $4.0 million of Mercury's debt guaranteed by MSR and to repay $6.0 million of debt owed by Old MSR. The closing of the loan was subject to the successful completion of MSR's merger with Old MSR. The new agreement was for a $25 million senior secured revolving credit facility with an initial borrowing base of $12 million, which matures in five years. MSR can designate the interest rate on amounts outstanding at either the London Interbank Offered Rate ("LIBOR") + 1.75%, or bank prime plus one percent. At June 30, 1998 there was a total of $10,848,000 outstanding under the credit agreement, all of which constituted long-term debt. The collateral for this loan agreement consists of substantially all of the existing assets of MSR and any future reserves acquired. The loan agreement contains certain restrictive covenants, which, among other things, require the maintenance of a minimum current ratio, net worth, debt service ratio and certain dividend restrictions. For the period ended September 30, 1998, MSR is in compliance with all of the covenants except for the interest coverage ratio set at two to one. The bank waived the requirement for the remainder of 1998.






     MSR's combined NOL carry forward is subject to some limitations.  Under
Section 382 of the Code, the taxable income of MSR available for offset by pre-ownership change NOL carry forwards and built-in losses is subject to an annual limitation (the "382 Limitation") if an "ownership change" occurs. MSR has determined that an ownership change occurred for purposes of Section 382 in 1997. As a result of this ownership change, the NOL carryforward will not be affected, but the annual 382 Limitation will equal the fair market value of MSR immediately before the ownership change multiplied by the long-term tax exempt interest rate. To the extent the 382 Limitation exceeds the federal taxable income of the post-merger entity for a given year, the 382 Limitation for the subsequent year will be increased by such excess. NOL carryforwards of MSR will be disallowed entirely if specified continuity of business enterprise requirements are not met. It is expected these requirements will be met. The effect of the 382 Limitation may be to defer the use of MSR's existing NOL carryforwards.


     MSR's EBITDA for the period from inception to December 31, 1997 was $412,000 and for the nine months ended September 30, 1998 the Company had EBITDA of $544,000. EBITDA is calculated by adding interest, income taxes, and depreciation, depletion and amortization to net income (loss). Interest includes interest expense accrued and amortization of deferred financing costs. EBITDA is presented here not as a measure of operating results, but rather as a measure of MSR's operating performance and ability to service debt. EBITDA should not be considered as an alternative to earnings (loss), or operating earnings (loss), as defined by generally accepted accounting principles, as an indicator of MSR's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

     Changes in the supply and demand for oil, natural gas liquids, hydrocarbon price volatility, inflation, timing of production, reserve revisions and other factors make these estimates inherently imprecise and subject to substantial revision. As a result, these measures are not necessarily accurate estimates of future cash flows nor do these measures serve as precise determinations of current market value.

CHANGES IN PRICES AND INFLATION

     MSR's revenues and the value of its oil and natural gas properties have been, and will continue to be, affected by changes in oil and natural gas prices. MSR's ability to maintain current borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent on oil and natural gas prices. Oil and natural gas prices are subject to significant seasonal and other fluctuations that are beyond MSR's ability to control or predict. Although some of MSR's costs and expenses are affected by the level of inflation, inflation did not have a significant effect on MSR's results of operations during 1997.

YEAR 2000 ISSUE

     MSR has adopted a Year 2000 readiness program and an implementation plan. MSR is in the process of conducting a comprehensive evaluation and assessment of the business risks and potential exposures related to the coming change in the century. These business risks and exposures relate to the problem present in some software and embedded logic control devices that makes it difficult for computers to recognize the change in the century. If not corrected, such software and devices could fail or create erroneous results by or at the Year 2000.

     Since 1995, MSR and its predecessors have replaced all major information systems with Year 2000 compliance as a criterion, therefore, MSR does not currently expect to incur any material amount of expense associated with the remediation of its major information systems.

     MSR is currently evaluating and assessing the business risks and exposures related to MSR's information systems. This evaluation and assessment of the extent of the risks and exposures includes evaluating risks associated with embedded logic devices, and risk related to MSR's customers, suppliers, financial institutions and other constituencies. MSR has retained a consultant to advise MSR in the evaluation and assessment phase of the implementation plan. The costs associated with the Year 2000 readiness program and its implementation are not currently expected to be material. Until the evaluation and assessment is completed, however, MSR cannot have a reasonable basis to conclude that the risks and exposures related to the Year 2000 will not materially affect future financial results or cause reported financial information not to reflect fairly the future operating results or future financial condition of MSR.

With respect to the risks and exposures related to MSR's customers, partners, suppliers, financial institutions, and other constituencies and the resulting potential impact on MSR's business operations and financial condition, MSR has initiated formal communications with its customers, suppliers, financial institutions and other constituencies to mitigate or prevent such risks and exposures.

                   SELECTED FINANCIAL DATA OF QUICKSILVER

     The following sets forth certain historical and pro forma financial data relating to Quicksilver. The selected financial data for the year ended December 31, 1997 is derived from the unaudited pro forma statements of operations included elsewhere in this proxy statement/prospectus. The balance sheet data at January 1, 1998 and selected financial data for the six months ended June 30, 1998 is taken from the audited balance sheet, which is included elsewhere in this proxy statement/prospectus. The selected financial data for the six month period ended June 30, 1997 and the nine month periods ended September 30, 1998 and 1997 is derived from the unaudited financial statements attributable to Quicksilver included elsewhere in this proxy statement/prospectus. Operating results for the six month period ended June 30, 1998 and the nine month periods ended September 30, 1998 and 1997 do not necessarily indicate actual future results or trends.




                                                  Pro Forma
                                                Twelve Months    Six Months      Pro Forma
                                                    Ended           Ended        Six Months
                                                 December 31,      June 30,        Ended
                                                     1997           1998       June 30, 1997
                                                 -----------     ----------    -------------
                                                         (in thousands, except per
                                                              share data)
STATEMENTS OF OPERATIONS DATA:
Revenues
  Gas sales                                        $ 29,113        $ 15,418       $14,629
  Oil sales                                          10,888           2,564         5,664
  Interest and other income                              17           1,341             0
                                                   --------        --------       -------
    Total revenues                                   40,018          19,323        20,293
                                                   --------        --------       -------

Expenses
  Operating expenses                                 10,290           5,433         5,161
  Production taxes                                    2,229             954         1,145
  Depletion and depreciation                          8,643           5,375         4,330
  General and administrative                            950              49           425
  Interest                                            5,563           3,234         2,782
                                                   --------        --------       -------
    Total expenses                                   27,675          15,045        13,843
                                                   --------        --------       -------
Income before income taxes                           12,343           4,278         6,451
Income tax benefit (expense)                         (4,197)         (1,459)       (2,193)
                                                   --------        --------       -------
Net income                                         $  8,146        $  2,819         4,257
                                                   --------        --------       -------
                                                   --------        --------       -------

Basic weighted average number of shares
  outstanding for the periods                        10,311          10,311        10,311
Basic and diluted earnings per share               $   0.79        $   0.27       $  0.41

CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
  Net cash provided by (used in):
    Operating activities                                           $ 10,724
    Investing activities                                             (6,904)
    Financing activities                                             (3,638)
OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures                                             $  6,904
  EBITDA(1)                                        $ 26,549          12,887
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents                        $     56        $    238
  Working capital                                       340          (1,947)
  Total assets                                      113,979         120,490
  Long-term debt (includes current portion)          74,169          70,531
  Total stockholders' equity                         27,591          30,409

                                                                                     Pro Forma
                                                        Nine Months                 Nine Months
                                                           Ended                       Ended
                                                       September 30,               September 30,
                                                           1998                         1997
                                                       -------------               -------------
                                                        In thousands, except for per share data
STATEMENT OF OPERATIONS DATA:
REVENUES
  Gas sales                                                  $23,817                     $22,942
  Oil sales                                                    3,375                       7,176
  Interest and other income                                    2,232                          14
                                                       -------------               -------------
        Total revenues                                        29,424                      30,132
                                                       -------------               -------------
EXPENSES
  Operating expenses                                           7,923                       6,968
  Production taxes                                             1,448                       1,699
  Depletion and depreciation                                   8,401                       6,805
  General and administrative                                     248                         675
  Interest                                                     4,307                       4,172
                                                       -------------               -------------
        Total expenses                                        22,327                      20,319
                                                       -------------               -------------
Income before income taxes                                     7,097                       9,813
Income taxes                                                  (2,412)                     (3,336)
                                                       -------------               -------------
Net income                                                    $4,685                      $6,477
                                                       -------------               -------------
                                                       -------------               -------------

Weighted average number of shares outstanding                 10,311                      10,311
Basic and diluted per share net income                         $0.45                       $0.63



CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
  Net cash provided by (used in):
       Operating activities                                  $14,172
       Investing activities                                  (11,690)
       Financing activities                                   (2,155)
OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures                                       $11,690
  EBITDA (1)                                                  19,805
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents                                     $383
  Working capital (deficit)                                     (471)
  Total assets                                               123,802
  Long-term debt (including current portion)                  72,014
  Total stockholders' equity                                  32,274



(1) EBITDA (as used in this financial data) is calculated by adding interest, income taxes, and depreciation, depletion and amortization to net income. Interest includes interest expense accrued and amortization of deferred financing costs. EBITDA is presented here not as a measure of operating results, but rather as a measure of Quicksilver's operating performance and ability to service debt. EBITDA should not be considered as an alternative to earnings or operating earnings, as defined by generally accepted accounting principles, as an indicator of the Quicksilver's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF QUICKSILVER




OPERATING DATA


     The following table sets forth certain operating data regarding Quicksilver for the periods indicated:

                                                                                                         Nine Months
                                                           Pro Forma                                        Ended
                                                       Twelve Months Ended       Six Months Ended        September 30,
                                                        December 31, 1997          June 30, 1998             1998
                                                       -------------------       -----------------       -------------
Production:
  Natural gas (MMcf - Millions of cubic feet)                 12,646                     7,350              11,156
  Oil (Thousands of Barrels)                                     629                       263                 363
  Total (MMcfE - Millions of cubic feet, Equivalent)          16,420                     8,928              13,334

Average Sales Price Per Unit (1):
  Natural gas (per Mcf - Thousands of cubic feet)            $  2.30                    $ 2.10             $  2.13
  Oil (per barrel)                                           $ 17.31                    $ 9.75             $  9.30

Cost Per Unit (McfE):
  Production costs                                           $  0.63                    $ 0.61             $   .59
  Production taxes and ad valorem taxes                      $  0.14                    $ 0.11             $   .11

     Quicksilver's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and natural gas, which are dependent upon numerous factors beyond control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been highly volatile, and future decreases in oil or natural gas prices could have a material adverse effect on Quicksilver's financial position, results of operations, quantities of oil and natural gas reserves that may be economically produced, and access to capital.


     Quicksilver uses the full cost method of accounting for its investments in oil and natural gas properties. Under this methodology, all costs of exploration, development and acquisition of oil and natural gas reserves are capitalized into separate country by country "full cost pool" as incurred. Properties in each pool are depleted and charged to operations using the unit-of-production method, based on a ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes, exceed the present value (using a ten percent discount rate) of estimated future net cash flows from proved oil and natural gas reserves and the lower of cost or fair value of unproved properties, such excess costs are charged to operations. If a write-down were required, it would result in a non-cash charge to earnings but would not have an impact on cash flows.

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Quicksilver's statement of operations for the six months ended June 30, 1998, and the pro forma statement of operations for the nine months ended September 30, 1998 and the six months ended June 30, 1998 and 1997, which are contained elsewhere in this proxy statement/prospectus.



NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1997.


REVENUE. Total oil and gas revenues for the nine months ended September 30, 1998 were $27,192,000, a decrease of 10 percent compared to $30,118,000 of pro forma revenue for 1997. Gas revenues for the 1998 period were $23,817,000, approximately four percent higher than 1997 pro forma of $22,942,000. Gas sales volumes for the 1998 period were 11,156,000 Mcf, a 17 percent increase compared to 9,512,000 Mcf in 1997. Average gas sale prices declined from $2.30 per Mcf in the 1997 period to $2.13 in 1998. Oil revenues for the first nine months of

1998 were $3,375,000, a 53 percent decrease compared to $7,176,000 of pro forma revenues for the same period in 1997. Crude oil production in the 1998 period was 363,000 barrels compared to 491,000 pro forma barrels, a decrease of 26 percent. Average oil sales price for 1998 was $9.30 per barrel, a decrease of 36 percent compared to $14.62 average price in 1997. The reduction in sales volumes was due to natural production declines; also, some marginal producing wells were shut-in due to the sharp decrease in the price of crude oil.


Interest and other income for the nine months ended September 30, 1998 was $2,232,000 and primarily consisted of $1,134,000 from the sale of tax credits and $1,098,000 from transportation and processing of natural gas.


EXPENSES. Operating expenses for the nine months ended September 30, 1998 were $7,923,000, or $0.59 per Mcf equivalent, a fourteen percent increase compared to $6,968,000 or $0.61 per Mcf equivalent of pro forma operating expenses for the same period in 1997. Production tax expenses for 1998 were $1,448,000, a 15 percent decrease compared to $1,699,000 for 1997. The 1998 production taxes were 5.5 percent of product sales and 1997 were 5.6 percent.
 The decrease in production taxes was due primarily to the reduction in crude oil sales revenues. Depreciation and depletion expense for the 1998 period was $8,401,000 or approximately $0.63 per Mcf equivalent. Interest expense was $4,307,000 for the first nine months of 1998. Quicksilver's interest rate averaged approximately 7.4 percent during the period.


NET INCOME. Net income for the first nine months of 1998 was $4,685,000, which was approximately 17 percent of total revenues.


SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH PRO FORMA SIX MONTHS ENDED JUNE 30, 1997

     REVENUE. Total oil and gas revenues for the six months ended June 30, 1998 were $17,982,000, an 11 percent decrease compared to pro forma revenues of $20,293,000 for the same period in 1997. Gas sales were $15,418,000 for the first six months of 1998, an increase of five percent compared to a pro forma of $14,629,000 for the 1997 period. Average natural gas prices Quicksilver received from gas sales for the 1998 and pro forma for the 1997 periods were $2.10 and $2.30 per Mcf, respectively. Gas sales volumes for the 1998 period were 7,350,000 Mcf, a 16 percent increase compared to pro forma 6,360,000 Mcf for 1997. Oil sales were $2,564,000 for the six months ended June 30, 1998, a 55% decrease compared to $5,664,000 in 1997. The primary reason for this decrease was due to the sharp decline in average oil prices. For 1998 the average sales price was $9.75 per barrel, a 46 percent decrease compared to the pro forma 1997 price of $18.21. Oil sales volumes were 263,000 barrels for the 1998 six-month period compared to 311,000 pro forma barrels in 1997. The reduction in sales volumes was due in part of natural production declines and in part to the shut-in of wells due to the lower crude oil prices.

     EXPENSES. Operating expenses for the first six months of 1998 were $5,433,000, or $0.61 per Mcf equivalent, a five percent increase compared to pro forma $5,161,000 or $0.63 per Mcf equivalent for the 1997 period. Production taxes for the six months ended June 30, 1998 were $954,000 or 5.3 percent of product sales, down 17 percent compared to the pro forma $1,145,000 or 5.6 percent of product sales in 1997. The decline in production taxes was primarily attributable to reduced sales revenues. Depletion and depreciation expense for the period was $5,375,000, which equates to a per cost unit of approximately $0.60 per Mcfe.


     Interest expense for the 1998 period was $3,234,000. The average interest rate on Quicksilver's debt for 1997 was approximately 7.6 percent. Interest expense included amortization of bank origination fees. Income tax expense was calculated using the statutory rate of 34 percent.


     NET INCOME. Net Income for the six months ended June 30, 1998 was $2,819,000, which is approximately 15% of total revenues. This percentage is lower than expected principally due to the sharp decline in crude oil prices.

PRO FORMA YEAR ENDED DECEMBER 31, 1997 COMPARED WITH PRO FORMA YEAR ENDED DECEMBER 31, 1996

     REVENUES. Total oil and gas revenues for pro forma 1997 were $40,001,000, a decrease of 22 percent compared to pro forma $51,368,000 for 1996. Most of the decrease was attributed to a product sales volume decline of 19 percent from wells principally operated by other oil and gas operators.
 Pro forma gas sales were $29,113,000 for 1997, down 21 percent compared to $37,084,000 for 1996. Gas sales prices for both 1997 and 1996 average approximately $2.30 per Mcf. Pro forma gas sales volumes in 1997 were 12,646,000 Mcf, a decrease of 21% compared to 16,062,000 Mcf in 1996. Most of the decrease in gas sales volumes was from sales from outside operated properties. Pro forma oil sales for 1997 were $10,888,000, a 24 percent decline compared to $14,284,000 in 1996. Approximately ten percent of the decline was due to natural producing declines and 14 percent of the decline was due to lower crude oil prices. The average pro forma sale price of crude oil in 1997 and 1996 was $17.31 and $20.15, respectively.




     EXPENSES. Pro forma direct operating expenses for 1997 were $10,290,000 or $0.63 per Mcf equivalent, a decrease of two percent compared to $10,472,000 or $0.53 per Mcf equivalent in 1996. Interest expense for the 1997 period was $5,563,000. Comparing the costs per Mcf equivalent of gas shows a slight decrease in operating cost per unit sold in the 1998 period compared to 1997. The average interest rate on Quicksilver's debt for 1997 was approximately eight percent. Income tax expense was calculated using the statutory rate of 34 percent. Pro forma production taxes for 1997 were $2,229,000 or 5.5 percent of product sales, which was 17 percent or $443,000 less than 1996. Most of the increase in operating cost per Mcf equivalent was on outside operated properties not controlled by Quicksilver. The reduction was primarily due to reduced sales. Pro forma depreciation and depletion for 1997 was $8,643,000 or approximately $0.53 per Mcfe.

     NET INCOME. Pro forma net income for 1997 was $8,146,000 or approximately 20% of total revenues.



LIQUIDITY AND CAPITAL RESOURCES

GENERAL. The following discussion compares Quicksilver's financial condition at September 30, 1998 to its financial condition at December 31, 1997. At September 30, 1998, Quicksilver had total assets of $123 million and debt of $72 million.


CASH FLOW. Quicksilver's net cash flow provided by operations for the nine months ended September 30, 1998 was $14.2 million. Quicksilver's principal operating sources of cash are from the sale of oil and natural gas. Quicksilver's cash flow is highly dependent upon oil and gas prices. Decreases in the market price of oil or gas could result in reductions of both cash flow and the borrowing base under the bank facility, which would result in decreased funds available, including funds intended for planned capital expenditures.


Quicksilver's net cash used in investing for the nine months ended September 30, 1998 was $11.7 million. Investing activities for this period were comprised primarily of additions to oil and gas properties through acquisitions and development and, to a lesser extent, exploration and additions of field service assets. Quicksilver's activities have been financed through a combination of operating cash flow and bank borrowings. Quicksilver's net cash used for financing activities for the nine months ended September 30, 1998 was $2.2 million. Sources of financing used by Quicksilver have been primarily borrowings under its bank facility.


CAPITAL REQUIREMENTS. During the first nine months of 1998 $11 million of capital was expended on acquisitions, development and exploration activities. Although these expenditures are principally discretionary, the development and exploration expenditures are currently expected to consume a large portion of internally generated cash flow. The remaining cash flow will be available for debt repayment, acquisitions, or other capital expenditures.


During the third quarter of 1998, Quicksilver had capital expenditures in Michigan of approximately $5 million. These expenditures included the drilling of 13 gross/11.1 net Antrim Shale wells, installing 22 miles of six inch and four inch pipelines. The pipelines will serve Quicksilver's northern Otsego county Antrim projects and the new Livingston 31 central processing facility. The Livingston 31 central processing facility was recently completed and is currently loaded to capacity at over 8 MMcfd (million cubic feet per day).


The new facilities and pipelines increased existing net production by 1.9 MMcfd and provided additional capacity for over 2 MMcfd of new gas that was brought on by development wells drilled in the second and third quarter. The pipelines will also serve Quicksilver's new Fontinalis project, which is expected to have first sales in the late fourth quarter of this year. Quicksilver has drilled 35 gross/24.6 net wells year to date and projects to have drilled 52 gross/40 net wells by year-end. Total proved producing reserves are estimated to increase by over 28 billion cubic feet.


     BANK FACILITY. In connection with its formation, Quicksilver obtained its existing credit facility with NationsBank. The credit facility permits Quicksilver to obtain revolving credit loans and to issue letters of credit for the account of Quicksilver from time to time in an aggregate amount not to exceed the lesser of the borrowing base or $100 million. The borrowing base is currently $75 million and is subject to a semi-annual determination and other redeterminations based upon a variety of factors, including the discounted present value of estimated future net cash flow from oil and gas production. At June 30, 1998, Quicksilver had $4.7 million available under the Bank Facility. Loans may be prepaid at Quicksilver's option, and revolving credit commitments may be reduced, in whole or in part at any time in specified minimum amounts. At Quicksilver's option, the applicable interest rate per annum is the LIBOR plus a margin ranging from 1.0% to 1.75%. The facility contains other alternative rate options, which have never been utilized by Quicksilver. Based on levels of debt outstanding as of June 30, 1998, the margin was 1.75%. At June 30, 1998, long term debt to total book capitalization was 72%. Quicksilver's capital expenditure budget for 1998 was approximately $15 million for exploration and development. Expected capital expenditures and investments reflect changes due to current oil prices, which impact acquisition and exploration and development activities. Actual levels of capital expenditures may vary significantly due to a variety of factors, including drilling results, oil and gas prices, industry conditions and future acquisitions. Quicksilver expects to selectively pursue acquisition opportunities for proved reserves where it believes significant operating improvement or exploration and exploitation potential exists. The credit facility expires on the earlier of January 31, 1999 or upon completion of the merger. As a condition to the completion of the merger, Quicksilver expects to enter into a new credit facility with NationsBank. Quicksilver has obtained a commitment letter from the bank to refinance the debt.

     Quicksilver expects to fund its activities through a combination of cash flow from operations and the use of its existing revolving credit facilities.
 Based upon Quicksilver's current level of operations and anticipated growth, management believes that available cash, together with borrowings under the existing revolving credit facilities and cash provided by operating activities, will be adequate to meet Quicksilver's anticipated future requirements for working capital, capital expenditures and payments of principal and interest on its debt. However, there can be no assurance that such anticipated growth will be realized, that Quicksilver's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable Quicksilver to service its debt or make necessary capital expenditures.

     HEDGING ACTIVITIES. Quicksilver intends to use financial instruments such as futures contracts, options and collars to manage its commodity price risk. Under these financial instrument contracts, Quicksilver may still be at risk for basis differential, which is the difference in the quoted financial price for contract settlement and the actual physical point of delivery price. Quicksilver will, from time to time, attempt to mitigate basis differential risk by entering into basis swap contracts. Quicksilver limits its open positions under these contracts so that they will not exceed the volume of production controlled by Quicksilver. Quicksilver has established internal controls to monitor these positions against established limits. However, to the extent that Quicksilver has an open position, Quicksilver may be exposed to risk from fluctuating market prices.

ISSUES RELATING TO THE YEAR 2000

     Quicksilver has developed an action plan and identified the resources needed to convert the majority of its computer systems and software applications to achieve a Year 2000 date conversion with minimal effect on customers or disruption to business operations. Implementation of the plan has begun and Quicksilver estimates that the cost to complete the testing of critical systems, which primarily includes the purchase of software upgrades under normal maintenance agreements with third party vendors, will not be material.
In addition, Quicksilver has discussed with its vendors and customers the need to be Year 2000 compliant. Although Quicksilver has no reason to believe that its vendors and customers will not be compliant by the Year
2000, Quicksilver is unable to determine the extent to which Year 2000 issues will effect its vendors and customers, and Quicksilver continues to discuss with its vendors and customers the need for implementing procedures to address this issue.

       SELECTED HISTORICAL FINANCIAL DATA OF QUICKSILVER PREDECESSORS
                      MERCURY EXPLORATION COMPANY
                  (Includes Quicksilver Energy, LC)
             (In thousands, except for per share data)

                                                                Year ended September 30,
                                        Three Months Ended   ------------------------------
                                        December 31, 1997      1997       1996       1995
                                        ------------------   --------    -------    -------
STATEMENTS OF OPERATIONS DATA:
    Revenues                                   $ 11,049      $ 41,328       $17,388    $ 6,703
    Net income (loss)                             2,354         5,115         2,248      1,463
    Net income (loss) per common share             9.38         20.38          8.96       5.83
    Weighted average shares outstanding             251           251           251        251
    Cash dividends                                    0             0             0          0

OTHER INFORMATION:
    Capital expenditures                       $ 27,750      $ 54,231       $19,779    $ 2,227

BALANCE SHEET DATA:
    Working capital (deficit)                  $ (9,324)     $(13,133)      $ 5,813    $(4,076)
    Total assets                                126,506       102,880        50,186     31,272
    Long-term debt                               65,275        47,174        19,560      2,150
    Stockholders' equity                         17,670        15,316        10,427      8,179

                 MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

                                              Year Ended December 31,
                                        ---------------------------------
                                          1997           1996       1995
                                        --------       -------    -------
STATEMENTS OF OPERATIONS DATA:
    Revenues                            $  3,021       $ 3,368    $ 1,930
    Net income (loss)                         19          (617)      (613)
OTHER INFORMATION:
    Capital expenditures                $     13       $   132    $ 4,837

BALANCE SHEET DATA:
    Working capital (deficit)           $    343       $   261    $   324
    Total assets                           9,835        10,551     12,348
    Long-term debt                             0             0          0
    Partners' equity                       9,453        10,313     12,212

Financial data for the years ended 1994 and 1993 are not presented because the operations and net assets contained in the predecessor entities for these periods are not material to the formation of Quicksilver.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF
                      MERCURY EXPLORATION COMPANY


RESULTS OF OPERATIONS


The following discussion and analysis should be read in conjunction with Mercury's statements of operation contained elsewhere in this proxy statement/prospectus.



YEAR ENDED SEPTEMBER 30, 1997 COMPARED WITH THE YEAR ENDED SEPTEMBER 30, 1996.


Mercury acquired the Shell Michigan properties on November 14, 1996. The results of operations of these properties have been included in Mercury's results since November 1, 1996. Unless otherwise indicated, the changes in operating results were primarily the result of the acquisition of these properties.

REVENUES. Total oil and gas revenues for the 1997 period were $41,328,000, an increase of 138 percent compared to the $17,388,000 for the 1996 period. In 1997, $32,714,000 of the revenues related to the sale of oil and natural gas compared to $11,771,000 for the 1996 period. Sales volumes for 1997 were 2,144,000 barrels of oil equivalent and sold at an average price of $15.26 per barrel, compared to 722,000 barrels of oil equivalent sold in the 1996 period at an average price of $16.31 per barrel. This increase in oil and gas sales was principally due to the purchase of the Shell Michigan properties. The remainder of the revenue for 1997 of approximately $8,614,000 and $5,617,000 in 1996 was from oil and gas operations income providing services such as operations, supervision, maintenance and gas marketing.

COST AND EXPENSES. Total cost and expenses for the 1997 period were $24,156,000, a 69 percent increase compared to $14,265,000 for the 1996 period. Production expenses for the 1997 period were $16,454,000 ($7.67 per barrel of oil equivalent ("BOE") a 38 percent increase compared to $11,907,000 ($16.49 per BOE). General and administrative expenses for the 1997 period were $1,784,000; a 30 percent increase compared $1,372,000 for 1996. Depreciation and depletion for the 1997 period was $5,918,000 ($2.67 per BOE) compared to $986,000 ($1.37 per BOE) for 1996.


INTEREST EXPENSE. Interest expense for the nine months ended September 30, 1997 was $5,414,000 compared to $1,620,000 for the 1996 period. Principally the entire increase in interest expense relates to the approximately $57 million borrowed to purchase the Shell Michigan properties.


OTHER INCOME AND EXPENSES. Excluding interest expense noted above, the remainder of other income totals $1,738,000 for the 1997 period a decrease of $254,000 (13 percent) compared to $1,992,000 for 1996. Most of the change is attributable to the $279,000 decrease in equity in partnership income. The decrease in net income from the partnerships was primarily due to higher operating costs.


INCOME. Income before minority interest and income taxes was $13,496,000 for the 1997 period compared to $3,495,000 for 1996. These amounts include 100 percent of the results of operations of QELC, a 52 percent-owned subsidiary of Mercury. The minority interest in income of subsidiaries principally applies to QELC.

EARNINGS. Net income was $5,115,000 ($20.38 per share) for the 1997 period compared to $2,248,000 ($8.96 per share) for 1996. Most of the increase relates to the acquisition of the Shell Michigan properties.

LIQUIDITY AND CAPITAL RESOURCES.

CASH FLOW FROM OPERATING ACTIVITIES. Mercury's net cash flow from operations for the year ended September 30, 1997 was $15,356,000 compared to $3,951,000 for the same period in 1996. The increase was principally attributable to the Shell Michigan properties.


CASH FLOW FROM INVESTING ACTIVITIES. Mercury used $53,578,000 for investing activities during the twelve months ended September 30, 1997. Of this amount, $54,231,000 was for capital expenditures, which were principally used for the acquisition of the Shell Michigan properties.

CASH FLOW FROM FINANCING ACTIVITIES. For the year ended September 30, 1997, cash provided by financing activities totaled $39,794,000. Mercury borrowed $94,323,000 and repaid $54,529,000 of debt.

On October 9, 1997, Mercury completed the acquisition of the Destec properties in Michigan from ECT Enocene Enterprises II, Inc. The properties consist of 143 wells with combined proved reserves of approximately 30.8 Bcfe. The purchase price was approximately $23.5 million, which was paid in cash principally from bank borrowings.

Effective January 1, 1998, Mercury exchanged most of its oil and gas producing properties and most of its long-term debt for Quicksilver common shares.

RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED WITH THE THREE MONTHS ENDED DECEMBER 31, 1996.


REVENUES. Total oil and gas revenues for the three months ended December 31, 1997 period were $11,049,000, an increase of 10 percent compared to $10,016,000 for the 1996 period. In 1997 $9,456,000 of the revenues related to the sale of oil and natural gas compared to $8,178,000 for the 1996 period. Sales volumes for the 1997 period were 723,800 barrels of oil equivalent and sold at an average price of $13.06 per barrel, compared to 529,500 barrels of oil equivalent sold in the 1996 period at an average price of $15.45 per barrel. The increase in oil and gas sales was primarily due to the purchase of the Shell Michigan and the Destec properties. The remainder of the revenue to the 1997 period of approximately $1,593,000 and $1,838,000 in 1996 was from oil and gas operations income providing services such as operations, supervision, maintenance and gas marketing.


COSTS AND EXPENSES. Total costs and expenses for the 1997 period was $7,734,000, an increase of 28 percent compared to $6,039,000 for the 1996 period. Generally, the increase in expense is the result of the acquisition of the Destec and Shell Michigan properties. The Destec results have been included since October 1, 1997 and Shell Michigan since November 1, 1996. Operating expenses for the three months ended December 31, 1997 were $4,736,000 or $6.54 per BOE compared to $4,114,000 or $7.77 per barrel of oil equivalent for the 1996 period. A portion of the improvement in cost per unit of sales was due to economies of scale as Mercury's growth costs have declined. The recent acquisitions included mostly producing natural gas properties which generally cost less to operate on a per unit of sales basis than do oil properties.


Depletion and depreciation expense for the 1997 period was $2,466,000 ($3.41 per BOE) compared to $1,479,000 ($2.79 per BOE) for 1996. The increase in 1997 was due to Mercury's property acquisitions.

General and Administrative expenses for the 1997 period were $532,000, a 19 percent increase compared to $446,000 for the 1996 period.

OTHER INCOME (EXPENSE). Interest expense for the three months ended December 31, 1997 was $1,879,000, an increase of 39 percent compared to $1,353,000 for the 1996 period. The increase in interest expense primarily was due to the increase in debt related to Mercury's property acquisitions. During the 1997 period Mercury received a settlement on a lawsuit in the amount of $2,781,000 which was included in other income. The other income items for the 1997 period totaled $652,000, down slightly compared to $750,000 for 1996.


INCOME. Income before income taxes and minority interest was $4,869,000 for the 1997 period compared to $3,374,000 in 1996. These amounts include 100 percent of the results of operations of QELC, a 52 percent owned subsidiary of Mercury.


The minority interest in income of subsidiary of $1,277,000 for the 1997 period and $1,422,000 for 1996 primarily applies to QELC.

Income taxes were calculated using a statutory rate of 34 percent.

EARNINGS. Net income was $2,354,000 ($9.38 per share) for the 1997 period compared to $1,279,000 ($5.10) for 1996. Most of the increase in earnings relates to the recent property acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW FROM OPERATING ACTIVITIES. Mercury's net cash flow from operations for the three months ended December 31, 1997 was $5,651,000.


CASH FLOW FROM INVESTING ACTIVITIES. Mercury used $27,327,000 for investing activities during the three months ended December 31, 1997. Of this amount, $27,750,000 was for capital expenditures, which was principally used for the acquisition of the Destec properties.

CASH FLOW FROM FINANCING ACTIVITIES. For the three months ended December 31, 1997, cash provided by financing activities, totaled $23,990,000. Mercury borrowed $25,435,000 and repaid $3,533,000 of debt. Most of the borrowings were from banks and was used principally to purchase the Destec properties.

Effective January 1, 1998, Mercury exchanged most of its oil and gas producing properties and most of its long-term debt for Quicksilver common shares.

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND
                      BALANCE SHEET OF THE SURVIVING CORPORATION

     The following pro forma consolidated statements of operations for the year ended December 31, 1997, six months ended June 30, 1998 and the nine months ended September 30, 1998 combine the pro forma information of Quicksilver and MSR adjusted to give effect to the merger and the related pro forma adjustments, which are based on estimates and assumptions explained in further detail in the notes to these statements. The pro forma statements of operations for the year ended December 31, 1997, for the six months ended June 30, 1998 and the nine months ended September 30, 1998 reflect the consolidated operations of MSR and Quicksilver as if the merger had been consummated as of January 1, 1997. The pro forma balance sheet as of September 30, 1998 is presented as if the merger had been consummated on that date.



     The pro forma consolidated statements of operations and balance sheet are provided for comparative purposes only and should be read in conjunction with the historical consolidated financial statements of MSR and historical and pro forma financial statements of Quicksilver included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma information presented does not necessarily indicate the combined financial results as they may be in the future or as they might have been for the periods indicated had the merger been consummated as of January 1, 1997.

                              QUICKSILVER RESOURCES INC.
              Unaudited Pro Forma Consolidated Statement of Operations
                     For the Nine Months Ended September 30, 1998
                     (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                   Quicksilver                 Adjust-      Company
                                                       (b)         MSR (a)      ments      Pro Forma
                                                   -----------    ---------   ---------   -----------
REVENUES
  Gas sales                                          $23,817        $1,178                  $24,995
  Oil sales                                            3,375         1,775                    5,150
  Interest and other income                            2,232            50                    2,282
                                                   -----------    ---------   ---------   -----------
       Total revenues                                 29,424         3,003           0       32,427
                                                   -----------    ---------   ---------   -----------


EXPENSES
  Operating expenses                                   7,923         1,382                    9,305
  Production taxes                                     1,448           250                    1,698
  Depletion and depreciation                           8,401           974       $186 (d)     9,561
  General and administrative                             248           827            (c)     1,075
  Interest                                             4,307           644                    4,951
                                                   -----------    ---------   ---------   -----------
       Total expenses                                 22,327         4,077        186        26,590
                                                   -----------    ---------   ---------   -----------

Income (loss) before income taxes                      7,097        (1,074)      (186)        5,837

Income tax benefit (expense)                          (2,412)          350         63 (f)    (1,999)
                                                   -----------    ---------   ---------   -----------
Net income (loss)                                     $4,685         ($724)     ($123)       $3,838
                                                   -----------    ---------   ---------   -----------
                                                   -----------    ---------   ---------   -----------

Basic and diluted per share net income (loss)          $0.45        ($0.03)                   $0.30
                                                   -----------    ---------               -----------
                                                   -----------    ---------               -----------
Weighted average number of shares outstanding         10,311        25,777            (j)      12,888
                                                   -----------    ---------               -----------
                                                   -----------    ---------               -----------



   The accompanying notes are an integral part of this financial statement.

                              QUICKSILVER RESOURCES INC.
               Unaudited Pro Forma Consolidated Statement of Operations
                        For the Six Months Ended June 30, 1998
                     (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                                           Company
                                                          Quicksilver (b)       MSR (a)              Adjustments          Pro Forma
                                                          ---------------      ---------             -----------          ---------
REVENUES
     Gas sales                                                $15,418          $    839                                    $16,257
     Oil sales                                                  2,564             1,230                                      3,794
     Interest and other income                                  1,341                34                                      1,375
                                                              -------          --------                 -----              -------
          Total revenues                                       19,323             2,103                     0               21,426
                                                              -------          --------                 -----              -------
EXPENSES
     Operating expenses                                         5,433               826                                      6,259
     Production taxes                                             954               185                                      1,139
     Depletion and depreciation                                 5,375               668              $    169 (d)            6,212
     General and administrative                                    49               499                       (c)              548
     Interest                                                   3,234               426                                      3,660
                                                              -------          --------                 -----              -------
          Total expenses                                       15,045             2,604                  (169)              17,818
                                                              -------          --------                 -----              -------

Income (loss) before income taxes                               4,278              (501)                 (169)               3,608

Income tax benefit (expense)                                   (1,459)              170                    57 (f)           (1,232)
                                                              -------          --------                 -----              -------

Net income (loss)                                             $ 2,819             ($331)             $   (112)               2,376
                                                              -------          --------                 -----              -------
                                                              -------          --------                 -----              -------
Basic and diluted per share net income (loss)                 $  0.27           ($0.01)                                    $  0.18
                                                              -------          --------                                    -------
                                                              -------          --------                                    -------

Weighted average number of shares
outstanding                                                    10,311            25,777                       (j)           12,888
                                                              -------          --------                                    -------
                                                              -------          --------                                    -------

  The accompanying notes are an integral part of these financial statements.

                              QUICKSILVER RESOURCES INC.
               Unaudited Pro Forma Consolidated Statement of Operations
                         For the Year Ended December 31, 1997
                     (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)




                                                                     MSR                        Quicksilver
                                               MSR       Old        Adjust-     Quicksilver       Adjust-        Company
                                               (a)      MSR (a)     ments           (b)           ments         Pro Forma
                                             ------     -------     -------     -----------     -----------     ---------
REVENUES
   Gas sales                                 $  570     $ 1,761                   $29,113                        $31,444
   Oil sales                                    257       1,714                    10,888                         12,859
   Interest and other income                     27          68                        17                            112
                                             ------      ------      ----          ------         -----           ------
       Total revenues                           854       3,543                    40,018                         44,415
                                             ------      ------      ----          ------         -----           ------
EXPENSES
   Operating expenses                           228       1,255                    10,290                         11,773
   Production taxes                              68         283                     2,229                          2,580
   Depletion and depreciation                   220       1,169      (249)          8,643          $250 (d)       10,034
   General and administrative                   146         791                       950                          1,887
   Interest                                     147         605                     5,563                          6,315
                                             ------      ------      ----          ------         -----           ------
       Total expenses                           809       4,103      (248)         27,675                         32,589
                                             ------      ------      ----          ------         -----           ------
Income (loss) before income taxes                45        (560)      248          12,343          (250)          11,826

Income tax benefit (expense)                    (15)        190       (84)         (4,197)           85 (f)       (4,021)
                                             ------      ------      ----          ------         -----           ------
Net income (loss)                               $30       ($370)     $164          $8,146         ($165)          $7,805
                                             ------      ------      ----          ------         -----           ------
                                             ------      ------      ----          ------         -----           ------
Per share net income (loss)                   $0.00      ($0.03)                    $0.79                          $0.61
                                             ------      ------                    ------                         ------
                                             ------      ------                    ------                         ------
Weighted average number of shares
   outstanding                               14,801      13,773                    10,311                         12,888
                                             ------      ------                    ------                         ------
                                             ------      ------                    ------                         ------


  The accompanying notes are an integral part of these financial statements.

                              QUICKSILVER RESOURCES INC.
               Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                  September 30,1998
                                    (IN THOUSANDS)

                                                                                                                      Company
                                                                                                                        Pro
ASSETS                                                  Quicksilver(g)           MSR(f)      Adjustments               Forma
                                                        --------------         ---------     -----------            ----------
CURRENT ASSETS
     Cash, cash equivalents and time deposits             $     383            $     340                            $    723
     Accounts receivable                                      6,326                  432                               6,758
     Inventories                                                407                  257                                 664
     Prepaid expenses                                             0                    4                                   4
                                                          ---------            ---------                            --------
          Total current assets                                7,116                1,033                               8,149

PROPERTIES, PLANT AND EQUIPMENT-NET                         116,145               23,842     $   6,847 (g)           146,834
     ("full cost")
OTHER ASSETS                                                    541                  339                                 880
                                                          ---------            ---------     ---------              --------
                                                          $ 123,802            $  25,214     $   6,847              $155,863
                                                          ---------            ---------     ---------              --------
                                                          ---------            ---------     ---------              --------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current portion of long-term debt                    $  71,901            $      48     $ (71,850)(k)          $     99
     Accounts payable                                         5,824                1,035           400 (g)             7,259
     Accrued liabilities                                      1,712                  288                               2,000
                                                          ---------            ---------                            --------
          Total current liabilities                          79,437                1,371                               9,358
                                                          ---------            ---------                            --------
LONG-TERM DEBT                                                  113               10,874         71,850 (k)           82,837
                                                          ---------            ---------                            --------
UNEARNED REVENUES                                             1,686                    0                               1,686
                                                          ---------            ---------                            --------
DEFERRED INCOME TAXES                                        10,292                  636         2,328 (g)            13,256
                                                          ---------            ---------                            --------
STOCKHOLDERS' EQUITY
     Preferred stock, par value $0.01
          Authorized 10,000,000 shares
          Issued and outstanding - none                           0                    0                                   0
     Common stock, without par value
          Authorized 40,000,000 shares,
          Issued and outstanding 10,310,800
          (12,888,500 pro forma)                                103                                 26 (g)(h)(j)         129
     Common stock, par value $0.01
          Authorized 50,000,000 shares,
          Issued and outstanding 25,777,014                                          258          (258)(g)(h)              0
     Additional paid in capital                              27,487               12,812         3,614 (g)(h)(i)      43,913
     Foreign currency translation adjustment                                         (43)           43 (g)(h)              0
     Retained earnings (deficit)                              4,684                 (694)          694 (g)(h)          4,684
                                                          ---------            ---------     ---------              --------
          Total stockholders' equity                         32,274               12,333         4,119                48,726
                                                          ---------            ---------     ---------              --------
                                                          $ 123,802            $  25,214     $   6,847              $155,863
                                                          ---------            ---------     ---------              --------
                                                          ---------            ---------     ---------              --------

  The accompanying notes are an integral part of these financial statements.

               NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                       AND BALANCE SHEET - SURVIVING CORPORATION

1.   PRO FORMA ADJUSTMENT

The accompanying unaudited pro forma consolidated statements of operations reflect the following adjustments:


     (a) The information reflected as "MSR" for the six months ended June 30,1998 and the nine months ended September 30, 1998 is historical information of MSR. The pro forma data for the year ended December 31, 1997 combines the historical information of MSR and Old MSR adjusted to give effect to the MSR 1997 merger as if that merger had been consummated as of January 1, 1997. The pro forma data does not include oil revenues and associated operating expenses from the Mercury properties that were subject to a prior production payment/forward sales agreement between Mercury and a third party for the period of October 1, 1996 through December 31, 1997.



          The Mercury properties oil revenues of $2,180,000, operating expenses of $1,536,000 and an adjustment to depletion of $438,000 were excluded from MSR's statements of operations for the year ended December 31, 1997. The oil revenues and associated expenses of the Mercury properties began accruing to MSR on January 1, 1998.



     (b) The information reflected as "Quicksilver" for the six months ended June 30, 1998 and the nine months ended September 30, 1998 is the historical information of Quicksilver. The statement of operations for the year ended December 31, 1997 is pro forma data of Quicksilver's predecessors adjusted for (1) the exclusion of operations not included in the formation and (2) pro forma revenues and direct operating expenses from the acquisition of the Destec properties. On October 9, 1997 Mercury acquired the Destec properties from Enocene Enterprises II, Inc.



     (c) Quicksilver and Mercury have entered into the management agreement. Under this agreement, Mercury will provide certain accounting services to the surviving corporation and will operate its oil and natural gas properties, including the daily activities of producing oil and/or gas from individual wells and leases, and will continue to provide services as an operator under existing operating agreements. Mercury's compensation will consist of payments and overhead reimbursements to which it or Quicksilver is entitled as operator under existing and future operating agreements for the properties. Overhead rates are specified in the operating agreements for each individual well, lease or operating area. Overhead rates will vary based in part on factors such as: location of property, depth of wells and type of product produced. Quicksilver anticipates fees under the management agreement in the amount of approximately $2.2 million for 1999.



     (d) Depreciation, depletion and amortization expense ("DD&A") for MSR has been recomputed based on the revaluation of MSR's properties (see (g) below). MSR's DD&A expense was increased $250,000 for 1997, $169,000 for the six months ended June 30, 1998 and $186,000 for the nine months ended September 30, 1998. The initial depletion rate of the combined companies will be approximately $3.77 per barrel of oil equivalent.



     (e) The general and administrative expenses ("G&A") of the combined entities are anticipated to increase as Quicksilver continues to add personnel to its management team. G&A expenses for the combined companies is estimated to have been approximately the same or less. There are anticipated personnel changes that might have occurred if the merger had been completed at the beginning of the period presented.



     (f) Income taxes were computed on a pro forma basis using an effective tax rate of 34 percent.


     The accompanying unaudited pro forma balance sheet reflects the following adjustments.


     (g) The information reflected as MSR and Quicksilver are the companies' historical balance sheets at September 30, 1998. Under provisions of APB 16, the portion of MSR under common control will be accounted for at historical cost. The remainder will be accounted for using the purchase method. Accordingly, Quicksilver, considered the "accounting acquiror," will transfer approximately 47 percent of MSR's net assets to Quicksilver at historical cost. The remainder of MSR's net assets, approximately 53 percent that relate to minority interests, will be transferred to Quicksilver based on their market value. The market value used in the valuation was based on the average closing price for MSR's common stock for the three days prior to the date the merger agreement was announced, that date and the three trading days after that date. As a result of the revaluation of a portion of MSR's net assets, the carrying value of MSR's property, plant and equipment and associated deferred income taxes have been adjusted. Pro forma income taxes have been determined based on the difference between the book and tax bases of net assets that are revalued. The revaluation of that portion of MSR's assets has resulted in an increase in the book basis of its assets and, accordingly, an increase in the deferred tax liability relating to the basis differences.


     (h) To eliminate the common stock and retained earnings of MSR and reflect the adjusted value of Quicksilver's shares.



     (i) To record the estimated additional cost of registering the Quicksilver common stock.



     (j) The Conversion Ratio for the merger is one share of Quicksilver common stock for each 10 shares of MSR common stock. To effect the Conversion Ratio, the present stockholders of Quicksilver will be issued an additional 10,210,806 shares in the form of the stock dividend. Upon completion of the merger the present stockholders of Quicksilver will own approximately 10,310,806 (80%) of the shares of Quicksilver and former MSR stockholders will own approximately 2,577,700 (20%) of the common shares of Quicksilver. After the merger there will be approximately 12,888,500 shares of Quicksilver common stock outstanding.



     (k) Quicksilver's credit facility expires on the earlier of January 31, 1999 or upon completion of the merger. As a condition to the completion of the merger, Quicksilver expects to enter into a new credit facility with NationsBank. Quicksilver has obtained a commitment letter from the bank to refinance the debt.


2.   OIL AND GAS RESERVES INFORMATION (UNAUDITED)

     The following pro forma information summarizes the MSR's and Quicksilver's estimated net quantities of proved and proved-developed oil and gas reserves. The December 31, 1997 reserves of MSR are based on estimates of Citadel Engineering Ltd., petroleum consultants, contained in a report dated March 1, 1998. Quicksilver's estimated reserves at December 31, 1997 were prepared by Mercury's petroleum engineers.

                                                                                                December 31, 1997
                                                                                 -------------------------------------------------
Proved Reserves                                                                  Quicksilver           MSR            Pro Forma
                                                                                 -----------       ----------       ------------
     Oil Mbbls (in thousand of barrels)                                               15,066            9,470            24,536
                                                                                 -----------       ----------       -----------
                                                                                 -----------       ----------       -----------
     Natural Gas (Mmcf - millions of cubic feet of gas)                              117,615           21,219           138,834
                                                                                 -----------       ----------       -----------
                                                                                 -----------       ----------       -----------
     Mmcf of gas equivalent (Mmcfe) (Mbbls on a 1:6 basis)                           208,011           78,039           286,050
                                                                                 -----------       ----------       -----------
                                                                                 -----------       ----------       -----------
Proved Developed reserves
     Oil Mbbls (in thousand of barrels)                                                4,520            4,412             8,932
                                                                                 -----------       ----------       -----------
                                                                                 -----------       ----------       -----------
     Natural Gas (Mmcf - millions of cubic fee of gas)                               103,200           16,484           119,684
                                                                                 -----------       ----------       -----------
                                                                                 -----------       ----------       -----------
     Mmcf of gas equivalent (Mmcfe) (Mbbls on a 1:6 basis)                           130,320           42,956           173,276
                                                                                 -----------       ----------       -----------
                                                                                 -----------       ----------       -----------

     The following pro forma standardized measure of discounted future net cash flows relating to proved oil and gas reserves has been computed using year-end prices, except where contractual arrangements in place at year-end provide for future price changes and costs.


                                                                                                December 31, 1997
                                                                                 -------------------------------------------------
                                                                                 Quicksilver           MSR               Pro Forma
                                                                                 ------------        ---------           ---------
                                                                                              (amounts in thousands)
Future cash flows                                                                 $ 450,827          $178,672            $ 629,499
Future production and development costs                                            (230,031)          (70,242)            (300,273)
Future income tax expense                                                           (21,259)          (25,474)             (46,733)
                                                                                  ---------          --------            ---------
Future net cash flows                                                               199,537            82,956              282,493
                                                                                 -------------------------------------------------

10% annual discount for estimated timing of cash flows                              (90,267)          (44,581)            (134,848)
                                                                                   --------          --------            ---------
Standardized measure of discounted future net cash flows                           $109,270          $ 38,375            $ 147,645
                                                                                   --------          --------            ---------
                                                                                   --------          --------            ---------




     Changes in the supply and demand for oil, natural gas liquids, hydrocarbon price volatility, inflation, timing of production, reserve revisions and other factors make these estimates inherently imprecise and subject to substantial revision. As a result, these measures are not MSR's estimate for future cash flows nor do these measures serve as an estimate of current market value.

3.   STOCK OPTIONS AND WARRANTS


     MSR issued a warrant to Banque Paribas to acquire 280,000 shares of MSR common stock at an exercise price of $3.375 per share under a January 1995 agreement in connection with MSR obtaining financing from that lender. Under an agreement in October 1997 MSR issued to Banque Paribas additional warrants to acquire 60,000 shares of MSR common stock at an exercise price of $0.01 per share. MSR has granted to officers and employees options to purchase an aggregate of 248,570 shares of common stock at an exercise price of $0.875 per share, which expire on March 31, 2002. MSR has also issued warrants to certain stockholders, officers, directors and a consultant to acquire (1) an aggregate of 5,500,000 shares of MSR common stock at an exercise price of $1.25 per share and (2) an aggregate of 5,500,000 shares of MSR common stock at an exercise price of $2.00 per share. These warrants also will expire on March 31, 2002. As of the effective time, each option and each warrant to purchase MSR common stock, and each of MSR's warrants that remain unexercised in whole or in part will become options and warrants to acquire Quicksilver common stock. Accordingly, each option and warrant for MSR common stock will be deemed to remain outstanding as an option and warrant to purchase and will be converted into the right to purchase Quicksilver common stock at the Conversion Ratio of ten shares of MSR common stock for one share of Quicksilver common stock. The exercise prices per share will be adjusted using the same Conversion Ratio.



     Costs associated with the 60,000 shares due Banque Paribas are included in MSR's financial statements. The other options and warrants have no value based on MSR's present market price. Most of the warrants and options are held by Mercury and the Darden family and no fair market value of such warrants and options relate to minority interests.

                                     QUICKSILVER

FORMATION OF QUICKSILVER


     Quicksilver was organized on December 18, 1997 under the laws of the State of Delaware for the purpose of combining some of Quicksilver's oil and natural gas properties located in Michigan, Wyoming and Montana and owned by Michigan Gas Partners, Mercury and QELC, and thereafter exploring, developing, and operating these Quicksilver properties. At the time of the formation of Quicksilver, Mercury was the sole general partner of Michigan Gas Partners and JEDI was the sole limited partner. The membership interests in QELC are owned by Mercury and members of the Darden family. The Darden family also owns, directly or indirectly, substantially all of the stock of Mercury.



      Pursuant to an Agreement and Plan of Reorganization and Merger by and among Quicksilver, QELC, Michigan Gas Partners, Mercury, TCW and JEDI, effective January 1, 1998, Michigan Gas Partners was merged with and into Quicksilver and various assets and liabilities of Mercury and QELC were transferred to and assumed by Quicksilver. Some of the debt owed by QELC to TCW and by Mercury and QELC to NationsBank was also assumed by Quicksilver and restructured as part of the formation.



     As a result of the merger of Michigan Gas Partners with and into Quicksilver, the separate existence of Michigan Gas Partners ceased and Quicksilver became the owner of Michigan Gas Partners' Michigan oil and natural gas properties. All of the partnership interests of JEDI in Michigan Gas Partners were converted into the right to receive 13,000 shares (1,340,404 shares as adjusted for the stock dividend) of Quicksilver common stock. The interests of Mercury in Michigan Gas Partners were canceled without payment of any consideration and all shares of Quicksilver common stock outstanding prior to the formation, consisting of 1,000 shares held by QELC, were canceled without payment of any consideration.



     In the formation, Mercury transferred to Quicksilver all of its oil and gas properties in the states of Michigan, Montana and Wyoming, except for some of its excluded Michigan properties. Mercury acquired the Montana properties from QELC. As consideration for the transfer, Quicksilver assumed the liabilities of Mercury relating to the transferred properties, including debt in the amount of $34.6 million owed by Mercury to NationsBank under a credit agreement dated January 31, 1997. Quicksilver also issued 3,251,820 shares of Quicksilver common stock to Mercury. In addition, at Mercury's request, 74,135 shares of Quicksilver common stock to which Mercury was entitled under the Quicksilver merger agreement were issued to Mercury's employee, Jeff Cook, as part of his agreed compensation.



     QELC also transferred all of its oil and gas properties in the states of Michigan and Montana to Quicksilver as part of the formation. As consideration for this transfer, Quicksilver assumed the liabilities of QELC relating to the transferred properties and debt in the amount of approximately $39.6 million owed by QELC to TCW and NationsBank under credit agreements dated November 14, 1996. Quicksilver issued an additional 3,030,860 shares of Quicksilver common stock to QELC.



     Messrs. Frank, Thomas and Glenn Darden, Anne Darden Self and Jack L. Thurber transferred to Quicksilver the contractual after payout or net profits interests owned by those individuals in some of the assets of Mercury or QELC that were transferred to Quicksilver in the formation. As consideration for those transfers of contractual rights, Quicksilver issued 242,922 shares of Quicksilver common stock to each of Frank Darden, Thomas F. Darden, Glenn M. Darden and Anne Darden Self and 301,488 shares of Quicksilver common stock to Mr. Thurber.



     Quicksilver satisfied debt owed to TCW under a credit agreement dated November 14, 1996 by paying $17,075,000 in cash to TCW and issuing 13,000 shares (1,340,404 shares as adjusted for the stock dividend) of Quicksilver common stock to TCW, in exchange for a $10,000,000 credit. NationsBank financed the prepayment of the debt to TCW pursuant to the terms of a credit agreement, dated April 9, 1998, between Quicksilver, NationsBank, as Agent, and other financial institutions named in the Quicksilver credit agreement. Mercury's and QELC's debt to NationsBank that was assumed by Quicksilver was restructured under the Quicksilver credit agreement.



     The restructured debt of Quicksilver to NationsBank is guaranteed by Mercury, QELC, and Mercury Production Company. In addition to being secured by the Quicksilver properties, the debt is also secured by pledges of all of the MSR common stock owned by Mercury and the Darden family and all of the Quicksilver common stock owned by them and by QELC. It is a condition to the merger that the debt be restructured in such a manner as to eliminate those guarantees and pledges.

     The number of shares of Quicksilver referred to in the above discussion have been adjusted to reflect the stock dividend.

BUSINESS OF QUICKSILVER


     Quicksilver engages in the acquisition, exploration, production and sale of crude oil, condensate and natural gas and the gathering, processing and transmission of natural gas. Quicksilver pursues its business through the acquisition of oil and gas mineral leases, gas gathering systems and producing oil and gas properties. Based upon the specifics of each mineral lease, as well as geological and engineering interpretations, Quicksilver either develops its inventory of leases through the drilling of oil and/or gas wells, or re-drills or re-completes existing wells located on those leases for the recovery of oil and/or gas reserves located there. Quicksilver currently has an interest in oil and gas mineral leases, gas gathering pipeline systems and wells producing hydrocarbons that are located principally in the states of Michigan, Wyoming and Montana. Quicksilver evaluates other opportunities for the development of oil and gas reserves and related assets as they become available and, depending upon the circumstances, may explore opportunities in regions other than those in which Quicksilver is currently involved.





     Quicksilver is not a user or refiner of the oil and/or gas produced, except as it may relate to the operation of wells that may produce gas. Once extracted from the ground, Quicksilver either connects the production to a pipeline gathering system, in the case of gas, or stores the crude oil in storage tanks located close to the producing field for collection by oil purchasers.

     Quicksilver owns or holds working interests in over 800 producing oil and gas wells. Quicksilver also holds or has acquired interests in oil and gas properties that contain proved undeveloped reserves that require additional drilling, work overs, water flooding or other forms of enhancement in order to become productive.


     Quicksilver presently employs only its officers and top managers. Mercury presently manages substantially all of Quicksilver's business through Mercury employees under the management agreement. At June 30, 1998, Mercury operated over 635 wells on behalf of Quicksilver. After the management agreement terminates and the new agreement takes effect, these services will be provided by employees of Quicksilver.


     As operator, Mercury is able to exert greater control over the cost and timing of all field activities. Mercury strives to manage Quicksilver's producing properties to maximize economic production over the life of the properties through a combination of development well drilling, existing well recompletions and workovers and enhanced recovery operations. Mercury uses advanced drilling technologies to minimize costs and frequently performs operational reviews to minimize operating expenses.

     Quicksilver has an active exploration program targeting a wide variety of reserve creation opportunities. In its exploration and development projects, geoscientists integrate 3-D seismic, 2-D seismic and all available subsurface well control data on geologic and geophysical interpretation workstations. Substantially all of Quicksilver's undeveloped acreage is the subject of active exploration efforts. Additional undeveloped acreage is regularly added as existing exploration plays are expanded and new plays are pursued.




BUSINESS STRATEGY


     Quicksilver's objective is to enhance stockholder value through sustained growth in its reserve base, production levels and resulting cash flow from operations. To further this strategy, Quicksilver (and the surviving corporation) expects to (1) acquire properties with exploration and development potential; (2) balance lower risk, shallow target exploration in the Northern Michigan Antrim trend and similar geologic areas with higher risk, large target exploration; and (3) acquire properties that provide it with the ability to control or significantly influence operations.

     DEVELOPMENT ACTIVITIES. Quicksilver currently conducts its exploration and development activities in three areas. Quicksilver conducts exploration and development activities in Michigan, where it seeks principally gas deposits located near existing production facilities at vertical depths of between 500 and 2000 feet. Relatively low exploration and development costs and long life successful wells exist in this area. Quicksilver conducts operations in the Prairie du Chien ("PdC") sands located in central to southern Michigan.
PdC wells produce natural gas and condensate from an average depth of 11,000 feet with higher exploration and development cost, a relatively high production rate and quicker return on investment.

     During the first six months of 1998, Quicksilver or its predecessors in the formation completed two PdC wells that were drilled in 1997, drilled 18 gross (10.6 net) successful development wells and nine gross (nine net) successful exploratory wells in Michigan for a drilling success rate of 100 %. Primarily as a result of these wells, Quicksilver's average daily production at June 30, 1998 increased to 48.1 Mmcfe/day, a 16% increase over December 1997 rates for the same properties.


     Quicksilver has 194 wells in the Rocky Mountain region producing principally low gravity crude, making up the highest potential oil reserves of Quicksilver. The South Casper Creek Steamflood Project has estimated oil in place of 49 million barrels of oil and, with improved oil prices and a reliable source of gas to fire steamers, Quicksilver believes 20% of these reserves are recoverable.

     EXPLORATION FOR NEW RESERVES. Quicksilver is placing increasing emphasis on exploration as a source of future growth and has an active exploration program targeting a wide variety of reserve creation opportunities in its core areas of operations and in select new areas. Quicksilver pursues a balanced portfolio of exploration prospects where it believes multiple additional new reserve opportunities could result if a significant discovery were made. At June 30, 1998, Quicksilver had approximately 170,000 gross (128,000 net) undeveloped acres on which it was actively conducting exploration activities.

     Mercury's exploration team, working on behalf of Quicksilver, includes geologists, engineers, geophysicists and petrophysicists who have developed in-depth knowledge and expertise in each of Quicksilver's core operating areas and related exploration projects areas. Joint venture and contract technical personnel and consultants who have demonstrated experience and expertise in select areas of interest to Quicksilver provide supplemental support as needed. The technical staff uses in-house 3-D seismic evaluation software as well as other modern techniques in its exploration effort.

     UTILIZATION OF RISK MANAGEMENT TECHNIQUES. Quicksilver uses a variety of techniques to reduce Quicksilver's exposure to the risks involved in its oil and gas activities. Quicksilver conducts operations in distinct geographic areas to gain diversification benefits from geologic settings, local commodity price differences and local operating characteristics. Quicksilver seeks to reduce risks normally associated with exploration through the use of advanced technologies, such as 3-D seismic surveys, by spreading projects over various geologic settings and geographic areas, by balancing exposure to crude oil and natural gas projects, by balancing potential rewards against evaluated risks and by participating in projects with other experienced industry partners at working interest levels appropriate for Quicksilver. Quicksilver intends to reduce its exposure to short-term fluctuations in the price of oil and natural gas and interest rates by entering into various hedging arrangements.





     ACQUISITION OF SELECT PROPERTIES. Quicksilver actively seeks to acquire oil and gas properties that are either complementary to existing production operations or that it believes will provide significant exploration opportunities beyond any proved reserves acquired. Mercury provides Quicksilver an experienced management team, which employs a comprehensive interdisciplinary approach encompassing technical, financial, legal and strategic considerations in evaluating potential acquisitions of oil and gas properties.




MARKETING

     The oil and gas produced from the Quicksilver properties has typically been marketed through normal channels for such products. Quicksilver generally sells its oil at local field prices paid by the principal purchasers of crude oil. The majority of Quicksilver natural gas production is sold under long-term contracts of one to 10 years, and is transported in intrastate pipelines.


     Both oil and gas are purchased by refineries, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. Quicksilver is not confined to, or dependent upon, any one purchaser or small group of purchasers. Accordingly, the loss of a single purchaser, or a few purchasers, would not materially affect Quicksilver's business because there are numerous purchasers in the areas in which Quicksilver sells its production. For the six months ended June 30, 1998, however, purchases by the following companies exceeded 10% of the total oil and gas revenues of Quicksilver: Consumers Power Company, Howard Energy, Inc. and Unocal.

DESCRIPTION OF OIL AND GAS PROPERTIES

     Quicksilver owns significant interests in the following properties by region:

     MICHIGAN

     Quicksilver's Michigan properties consist of principally natural gas wells producing primarily from two different reservoirs, the first being the Antrim Shale located in Antrim, Crawford, Montmorency and Otsego Counties and the second being the PdC reservoir located in Arenac, Bay, Clare, Crawford, Kalkaska, Iosco, Mecosta, Newaygo, Ogemaw, and Osceola Counties.

     The Antrim shale is a fractured shale reservoir producing from depths
ranging from 500 feet to 2000 feet.   As water is produced, the gas is released
from the rock very similarly to coalbed methane production. As of June 30, 1998, Quicksilver had 713 gross (186-net) wells producing in the Antrim shale with net production of 14.0 Mmcf/day. Quicksilver drilled 16 development and nine exploratory Antrim wells in the first half of 1998 and plans to drill 52 vertical wells and three horizontal development wells in the second half of 1998 at an estimated cost of $10.4 million.


     The Prairie du Chien wells (the "Prairie du Chien Group") produce from several Ordovician age reservoirs with the majority being in the massive Prairie du Chien Group that has three major sands: the Lower PdC, Middle PdC and Upper PdC. Many of these wells also have pay in the Zone of Unconformity ("ZOU"), or St. Peter sandstone, and the Glenwood formations, which lie directly above the PdC. Some of the wells are producing from two or more of these zones.
Depending upon the area and the particular zone, the PdC will produce dry gas, gas and condensate or oil with associated gas. The average depths of these wells are from 10,000 feet to 12,000 feet.


     Two new PdC wells, the State Garfield 2-8 and State Garfield 8-9, were drilled in the Garfield 8 field operated by Spirit Energy, a division of Unocal, in late 1997 and early 1998 as acceleration wells to recover PdC reserves. First production occurred in early 1998. These two wells are currently flowing at a combined rate of 13.4 Mmcf/day, which has increased total Garfield 8 production to 25 Mmcf/day. Quicksilver has a 54% working interest in the field.

     At June 30, 1998, Quicksilver had 41 gross (25 net) wells producing in the
PdC with net production of 24.7 Mmcf/day and 400 Bopd.   Many of the PdC wells
have behind pipe reserves within the Prairie du Chien Group as well as in the
ZOU and Glenwood.   Quicksilver has a capital budget of approximately $400,000 for the remainder of 1998 to be used principally for recompletions and workovers in this area.

     ROCKY MOUNTAIN REGION

     Quicksilver's properties in the Rocky Mountain region consist of wells in five fields and a steamflood project within the state of Wyoming. Production is primarily oil obtained from depths of ranging from 1,000 feet to 9,000 feet.


     The Dallas Dome Field is located in Fremont County, Wyoming. This field is the site of the first oil well drilled in the State of Wyoming in 1884. Production is from the Tensleep sandstone at a depth of 1050 to 1200 feet and the Phosphoria carbonate from a depth of 750 to 900 feet. Average production for the month of December 1997 was 210 barrels of oil per day from 63 wells, and for the month of June 1998, was 210 barrels of oil per day from 52 wells. No exploratory or development wells were drilled in 1997 or 1998.


     The Derby Dome Field is also located in Fremont County, Wyoming. Production is also from the Tensleep sandstone and Phosphoria carbonate. Average production in this field was 81 barrels of oil per day from 29 wells for the month of December 1997 and 90 barrels of oil per day from 22 wells for the month of June 1998. No development wells were drilled in 1997 or 1998. One exploratory well, the Gypsum Bluff # 1, located approximately one mile southeast of the Derby Dome field, was drilled in 1998 and was plugged and abandoned after testing wet in the Phosphoria and Tensleep. Total depth of the well was 2,200 feet.

     The Am-Kirk Field is located in Campbell County, Wyoming. Production is from the Minnelusa formation, which is unitized and under waterflood, at depth of 10,000 feet. There is also production from the Muddy/Mowry zones in one well at a depth of 8,400 feet to 8,900 feet. Production from the Am-Kirk Unit Minnelusa waterflood averaged 226 barrels of oil per day for the month of December 1997 and 261 barrels of oil per day for the month of June 1998. Production is from three producing wells with one water injection well. One development well #A4-7 was completed and put on production in early January 1997. No other development wells were drilled. Production from the Muddy/Mowry zone averaged 12 barrels of oil per day and 22 Mcf per day of gas for the month of December 1997 and 15 barrels of oil per day and 50 Mcf per day of gas for the month of June 1998. No exploratory wells were drilled or are planned.


     The South Casper Creek Field is located in Natrona County, Wyoming. Production is from the Tensleep sandstone from a depth of 2,500 feet to 3,000 feet and averaged 490 barrels of oil per day for the month of December 1997, from 63 producing wells, and 417 barrels of oil per day for the month of June 1998 from 43 producing wells. No development or exploratory wells were drilled in 1997 or 1998.


     The South Casper Creek Steamflood Project is in Natrona County, Wyoming. Unocal, the previous owner of the property, had conducted several steamflood pilots during the 1970s and 1980s in the Tensleep formation. The steamflood pilots had mixed results due to poor design until the late 1980s when two five-spot pilots verified the technical viability of steaming operations. Based on these pilot results, Unocal proceeded to drill new injection wells and in 1991 initiated a full-scale steamflood employing four 50 mmbtu/hour generators providing 14,400 barrels of water per day as 80% steam to eleven injectors.

     The full-scale steamflood proved technically successful with a production peak in early 1992 at 1,500 barrels of oil per day compared to a pre-steam production high of about 800 barrels of oil per day. At this point the field performance was exceeding Unocal's simulation forecast. Despite this success, Unocal decided to cut costs by discontinuing the operation of two generators and three injectors. This resulted in a flattening of the production. After one year of this partial operation, Unocal shut down the project to reduce costs, citing internal economic pressure.

     Quicksilver believes the steamflood potential in this area has been proven. The project has all of the necessary wells, steam generators and operational infrastructure in place, and constitutes a proved developed reserve. Quicksilver's delay in re-initiating steaming operations is due to the lack of sufficient available gas reserves for fueling the steam generators and the present low prices of crude oil.


     The West Poison Spider Field is located in Natrona County, Wyoming. Production in the field is from five producing horizons from depths of 9,000 to 16,000 feet. Oil production averaged 147 barrels of oil per day for the month of December 1997 from 23 oil wells, and 140 barrels of oil per day for the month of June 1998 from 23 oil wells. Total gas production averaged 1,503 Mcf per day for the month of December 1997 from seven producing gas wells, and 1,012 Mcf per day for the month of June 1998 from eight producing gas wells. One development well was drilled in 1997 to a total depth of 10,232 feet with the completion running into early 1998. The well was completed in the Teapot "A" zone and shut in. A completion of the Cody zone is being evaluated. No other development or exploratory wells were drilled in 1997 or 1998.

EXPLORATION ACTIVITIES

     Quicksilver has interests in 19 exploratory prospects located in Montana and Wyoming. Eleven are oil prospects and the remaining eight are gas prospects. These prospects are located in the Big Horn Basin, the Crazy Mountain Basin and the Montana Thrust Belt. Quicksilver's interest in these prospects ranges from 25% to 50%, with 50% being the most common Quicksilver interest. The target depths of these prospects range from 3,000 feet to 19,500 feet, with 7,000 feet being the median depth. The potential impact of these prospects is considerable to Quicksilver with several of the gas prospects having reserve potential in the one Tcf range. The shallow depths of many of these prospects will allow Quicksilver to test all of them at a relatively low cost.


     CRAZY MOUNTAIN BASIN. The Crazy Mountain basin is located in south central Montana and is an extension of the Big Horn Basin. Quicksilver's prospects are approximately 30 miles from production and consist of two Fort Union coal bed methane prospects and a deep Frontier prospect. The two Fort Union prospects are less than 4000 feet deep and are set up by a well drilled on Quicksilver acreage in 1996, which encountered numerous thin gassy coal beds between 500 feet and 4500 feet. The deep prospect, which is at a depth of 14,600 feet, is designed to test the Big Elk member of the Frontier formation on a seismically defined structural closure.

     BIG HORN BASIN. The Big Horn Basin is located in northern Wyoming and southern Montana. Several of the prospects in the Big Horn are known to contain oil. However, the oil is a low gravity, high viscous crude. Due to the heavy nature of the oil, drawdown pressures are high, resulting in early water encroachment. Quicksilver believes that the less concentrated pressure drawdown associated with horizontal wells would reduce early water encroachment. A producing horizontal well on one of these prospects is currently being evaluated, and the other prospects will be developed based on the results of
this well.   Other projects in the Big Horn consist of seismically defined structural and stratigraphic traps. Quicksilver believes that some of these prospects will yield gas and others will yield high gravity oil.


     MONTANA THRUST BELT. The Montana Thrust Belt is located in western Montana. These prospects target fractured rocks of the Mississippian Madison formation, which has been over-thrust from the west by older Pre-Cambrian rocks. The structural style is believed to be similar to the Alberta Foothills area where the Waterton Field has reserves of over 2.3 Tcf gas. Quicksilver has five prospects in the Thrust Belt area.


OIL AND GAS RESERVES

     The following reserve quantity and future net cash flow information for Quicksilver represents proved reserves that are located in the United States. The reserves have been estimated by Mercury's petroleum engineers. The determination of oil and gas reserves is based on estimates that are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available. Under the guidelines set forth by the SEC, the calculation is performed using year-end prices held constant (unless a contract provides otherwise) and is based on a 10% discount rate. Future
production costs are based on year-end costs and include severance taxes.   This
standardized measure of discounted future net cash flows is not necessarily representative of the market value of Quicksilver properties.

     There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond Quicksilver's control. The reserve data set forth in this document represents only estimates. Although Quicksilver believes the reserve estimates contained in this document are reasonable, reserve estimates are imprecise and are expected to change as additional information becomes available.


     The following table summarizes Quicksilver proved reserves, the estimated future net revenues from such proved reserves and the standardized measure of discounted future net cash flows attributable thereto at January 1, 1998.

PROVED RESERVES:
     Proved reserves:
       Oil (Bbl)                                     15,066,000
       Natural gas (Mcf)                            117,615,000
                                                  -------------
               Total (Mcfe)                         208,011,000

       Estimated future net cash flows             $199,537,000
       Standardized measure of discounted
          future net cash flows                    $109,300,000

     Proved developed reserves:
       Oil (Bbl)                                      4,520,000
       Natural gas (Mcf)                            103,200,000
                                                  -------------
               Total (Mcfe)                         130,320,000

VOLUMES, SALES PRICES AND OIL AND GAS PRODUCTION EXPENSE


     The following table sets forth information regarding the production volumes and weighted average sales prices received for and average production costs associated with Quicksilver's sale of oil and gas for the periods indicated.


FOR THE SIX MONTHS ENDED JUNE 30, 1998

     Production:
               Oil (Bbl)                                      263,000
               Natural gas (Mmcf)                           7,350,000
               Total (Mcfe)                                 8,928,000
     Weighted average sales price:
               Oil (per Bbl)                                   $ 9.75
               Natural gas (per Mcf)                           $ 2.10
     Production operating expense
               (per Mcfe)(1)                                   $ 0.72

(1) Includes production taxes.

DEVELOPMENT, EXPLORATION AND ACQUISITION CAPITAL EXPENDITURES


     The following table sets forth information regarding the approximate costs Quicksilver incurred in its development and exploration activities and purchase of oil in place.


For the six months ended June 30, 1998

     Development costs                            $  4,486,000
     Exploration costs                                 370,000
     Acquisition of producing properties             2,048,000
                                                  ------------

          Total                                   $  6,904,000




PRODUCTIVE OIL AND GAS WELLS

     The following table summarizes the productive oil and gas wells as of December 31, 1997, attributable to Quicksilver's direct interests.

                                   GROSS          NET
                                   -----          ---
     Productive Wells
               Oil                 155            150.3
               Natural gas         752            212.9
                                   ---            -----

                    Total          907            363.2
                                   ---            -----
                                   ---            -----

OIL AND GAS ACREAGE

     The following table sets forth the developed and undeveloped leasehold acreage held directly by Quicksilver as of June 30, 1998. Developed acres are acres that are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which Quicksilver has a working interest. Net acres are the sum of Quicksilver's fractional interests owned in the gross acres. States in which Quicksilver holds undeveloped acreage include Michigan, Montana and Wyoming.

                                     GROSS        NET
                                     -----        ---

     Developed acreage             127,700         44,700
     Undeveloped acreage           319,400        170,300
                                   -------        -------
           Total                   447,100        215,000
                                   -------        -------
                                   -------        -------

DRILLING ACTIVITY


     The following table sets forth the number of wells attributable to Quicksilver's direct interests drilled during and for the six months ended June 30, 1998.


                                                        Six Months Ended
                                                          June 30, 1998
                                                          -------------
                                                       GROSS          NET
                                                       -----          ---
     DEVELOPMENT WELLS:
          Productive                                      16           8.4
          Dry                                              0             0
                                                       -----         -----
               Total                                      16           8.4
                                                       -----         -----
                                                       -----         -----
     EXPLORATORY WELLS:
          Productive                                       9             9
          Dry                                              0             0
                                                       -----         -----
               Total                                       9             9
                                                       -----         -----
                                                       -----         -----

                                EXECUTIVE COMPENSATION


     Quicksilver began operations on January 1, 1998 and to date has not paid any compensation to its executive officers. As of the date of this proxy statement/prospectus there are no arrangements or understandings related to executive compensation and there have been no contracts entered into with respect to executive compensation.



     Quicksilver has no employees other than its executive officers. Quicksilver compensates Mercury for its services under the existing management agreement. Quicksilver will continue to compensate Mercury for those services under the new management agreement to be entered into upon completion of the merger. Mercury's compensation will consist of payments and overhead reimbursements to which Mercury or Quicksilver are entitled as operator under existing and future operating agreements. We estimate that payments to Mercury under the new agreement will be approximately $2.2 million for fiscal 1999.


CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In considering the recommendations of the MSR board and the special committee with respect to the merger, stockholders are advised that members of the Darden family and Mercury have interests in the merger that are in addition to, or different from yours.


     In addition, Quicksilver, TCW and Enron and NationsBank are parties to an agreement regarding future financings, dated April 9, 1998. According to the agreement, if Quicksilver seeks to obtain financing of any type in excess of $5,000,000, it must notify the other parties and provide them with information regarding the financing. Enron, TCW or NationsBank or their affiliates may then make a proposal to Quicksilver regarding the structure and terms of the proposed financing. Quicksilver may then, at its sole discretion, negotiate with any or all of the other parties in order to finalize the financing.

     If Quicksilver receives an unsolicited proposal for financing from a third party, it must notify the other parties that it has received the proposal. Quicksilver may then negotiate with any or all of the other parties in order to finalize the financing.

                              MANAGEMENT OF QUICKSILVER

DIRECTORS AND EXECUTIVE OFFICERS

     The Quicksilver board currently consists of three members, Messrs. Thomas, Glenn and Frank Darden, each of whom is also a director of MSR. Directors of Quicksilver serve one-year terms. The directors are elected annually at each annual meeting of stockholders.


     The following table sets forth information regarding the directors of MSR and Quicksilver. With the exception of Mr. Montalban, these individuals will be directors of the surviving corporation.


                                                   Positions(s)                                                         Term
        Name                                      Held With MSR                Age         Director Since             Expires
-------------------------                       -----------------              ---         --------------             --------

 Thomas F. Darden (1)                  Chairman of the Board and Chief          45               1997                   1999
                                            Executive Officer
 Glenn M. Darden (1)                   President, Chief Operating Officer       43               1997                   1999
                                            and Director
 Frank Darden (1)                      Director                                 71               1997                   1999
 Patrick M. Montalban (2)              Director                                 41               1997                   1999
 Steven M. Morris                      Director                                 46               1997                   1999
 D. Randall Kent                       Director                                 72               1997                   1999
 W. Yandell Rogers                     Director                                 35               1997                   1999
 Mark Warner (3)                       Director                                 35



---------------


(1)  Members of both the MSR board and the Quicksilver board.


(2) Mr. Montalban will resign as a director of MSR effective on completion of the merger.

(3) Mr. Warner will be elected to the Quicksilver board upon completion of the merger.


     The business experience of each director is set forth below.


     THOMAS F. DARDEN has served on the board of Quicksilver since December 1997. He has served as President of Mercury since 1993. During that time, Mercury developed and acquired interests in over 1,200 producing wells in Michigan, Indiana, Kentucky, Wyoming, Montana, New Mexico and Texas. A graduate of Tulane University with a BA in Economics in 1975, Mr. Darden has been employed by Mercury or its parent corporation, Mercury Production Company, for 22 years. Mr. Darden became a director and the President of MSR upon its formation on March 7, 1997. On January 1, 1998, Mr. Darden was named Chairman of the Board and Chief Executive Officer of MSR.



     GLENN M. DARDEN has served on the board of Quicksilver since December 1997. He also served with Mercury for 14 years, and for the last five years as the Executive Vice President of that company. Prior to working for Mercury, Mr. Darden worked as a geologist for Mitchell Energy Corporation. Mr. Darden graduated from Tulane University in 1979 with a BA in Earth Sciences. Mr. Darden became a director and Vice President of MSR upon its formation on March 7, 1997. Effective January 1, 1998, he was named President and Chief Operating Officer of MSR.


     FRANK DARDEN is a registered professional engineer and Chairman of the Board of Mercury, a family owned private oil and gas company in Fort Worth, Texas. Mr. Darden founded the parent corporation of Mercury, Mercury Production Company, and has served as its Chairman since 1965 and as chairman of Mercury since its founding in 1978. Mr. Darden commenced his career in the oil and gas
business with Humble Oil and Refining Company in 1948.   From 1954 through 1955,
he was retained by Empresa Colombiana de Petroleos to organize an engineering department and guide the company's planning for the secondary recovery program
in the La Cira Field in the Magdelena Valley of Colombia.   From 1956 through
1964, Mr. Darden served as Manager of Operations for Newmont Oil Company, the energy subsidiary of Newmont Mining Corporation, and as Executive Vice President and director of Yucca Water Company. Mr. Darden became a director of MSR upon its formation on March 7, 1997.


     PATRICK M. MONTALBAN is a petroleum geologist who graduated from the University of Montana in 1981. He joined Old MSR as a Staff Geologist in 1983 and became Vice President of Exploration and Production in October 1986. In December 1990, he was named Executive Vice President and was elected director in 1991. Upon closing the merger between Old MSR and Mercury Montana on October 31, 1997, Mr. Montalban became a director of MSR and was named Vice President. Mr. Montalban will resign as a director upon completion of the merger.


     STEVEN M. MORRIS is a certified public accountant and President of Morris & Co., a private investment firm in Houston, Texas. From 1988 to 1991 he was Vice President of Finance for ITEX Enterprises, Inc. From 1981 to 1988, Mr. Morris was the Financial Vice President of Hanson Minerals Company, a Houston based oil and gas exploration company. From 1978 to 1981 Mr. Morris was a partner in the certified public accounting firm of Haley & Morris. He served as Senior Accountant with the Houston office of Arthur Young and Company from 1974 to 1977. Mr. Morris was elected director of Old MSR in October, 1994. Upon closing of the merger between Old MSR and Mercury Montana on October 31, 1997, Mr. Morris became a director of MSR.

     D. RANDALL KENT is a retired Vice President of the General Dynamics Corporation. He joined General Dynamics/Ft. Worth division in 1949 and served in various engineering management positions, including Vice President and Chief Engineer of the F-16 Fighter Program. Following his retirement in 1991, Mr. Kent has served as a consultant to the Lockheed-Martin Corporation. Mr. Kent graduated from Louisiana State University in 1947 with a BS in mechanical engineering, and from Cornell University in 1949 with an MS in engineering. Mr. Kent was elected as a director of Old MSR in 1997, and upon closing the merger between Old MSR and Mercury Montana on October 31, 1997, became a director of MSR.


     W. YANDELL ROGERS, III has served as Vice President and General Manager of Ridgway's, Inc. since July 1997. For more than five years prior to that date he served as Regional Manager for Ridgway's, Inc. based in Houston, Texas. Ridgway's, Inc. is the largest privately held reprographics firm in the U.S. with more than 60 locations nationwide. Mr. Rogers graduated from Southern Methodist University in 1986 with a B.B.A. in finance. Mr. Rogers was elected as a director of Old MSR and upon closing the merger between Old MSR and Mercury Montana on October 31, 1997, became a director of MSR.

     MARK WARNER is currently a Manager of Domestic Energy Finance for Enron Capital & Trade Resources in Houston, Texas where he has worked since 1995. He received a Bachelor's degree in Geological Engineering from the University of Missouri-Rolla in 1985 and a Master's Degree in Petroleum Engineering from the University of Oklahoma in 1987. From 1987 to 1989 he was a reservoir engineer with Marathon Oil Company in Lafayette, Louisiana working in the offshore Gulf of Mexico. From 1989 to 1993 he served as Manager of Petroleum Engineering for Remington Oil Company (formerly Box Energy) in Dallas, Texas.
 In 1995 he received an MBA from the Edwin L. Cox School of Business at Southern Methodist University in Dallas. Mr. Warner currently serves as a member of the board of directors of HV Marine Services, Inc., an integrated marine transportation company in New Orleans, Louisiana and as an observer to the board of directors of Lyco Energy Corporation of Dallas.




DIRECTOR COMPENSATION


     Quicksilver has not yet determined the fees to be paid to its directors

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF QUICKSILVER

    chart to show Stock Ownership of Quicksilver and MSR before the Merger.

    chart to show Stock Ownership of Quicksilver after the Merger. Hard copy to be furnished upon request.

     As of September 30, 1998, there were 10 holders of record of Quicksilver common stock.



     The following table presents information to the best knowledge of management as to each beneficial owner of the outstanding Quicksilver common stock before and after the merger and as to the shares of Quicksilver common stock beneficially owned by each director of Quicksilver before and after the merger. Except as otherwise described, all shares are held with sole voting and investment power.




     Before the merger, Quicksilver will have a total of 10,310,806 shares outstanding. After the merger, there will be approximately 12,888,500 shares of Quicksilver common stock outstanding. Ownership of the outstanding shares of Quicksilver common stock before and after the merger is as follows:





                                                      Common Stock Beneficially                 Common Stock Beneficially
                                                      Owned Before the Merger(1)                 Owned After the Merger(2)
                                                   ------------------------------------   -----------------------------------------
 Name of Beneficial Owner                               Number of            Percent of       Number of                  Percent of
 ------------------------                                Shares                Class            Shares                       Class
                                                   --------------------    -------------  ---------------------          ----------
 Mercury Exploration Company (3)                         3,251,820               31.5%        4,493,820(9)                    33.3%

 Quicksilver Energy L.C. (4)                             3,030,860               29.4%           3,030,860                    23.5%
 JEDI                                                    1,340,404                 13%           1,304,404                    10.4%

 The TCW Group, Inc. (5)                                 1,340,404                 13%           1,304,404                    10.4%

 The Darden family interests                          7,254,368(6)               70.3%       9,439,226(10)                    67.7%

 Jack Thurber (7)                                          301,488                   *         416,488(11)                        *
 Jeff Cook (8)                                              74,135                   *         97,135 (12)                        *

 All officers and directors as a group (8              728,766(13)                7.1%       1,622,844(14)                    12.5%
 persons)


---------------
*    Less than 5%


(1) As adjusted to reflect the stock dividend required to facilitate the merger.



(2) After giving effect to conversion of options and warrants for MSR common stock to warrants or options for Quicksilver common stock.



(3) Members of the Darden family are directors, officers and shareholders of Mercury and share voting and investment power with respect to the 3,251,820 shares of the Quicksilver common stock owned by Mercury.


(4) Members of the Darden family hold substantially all the membership interests of QELC and share voting and investment power with respect to the 3,030,860 shares of the Quicksilver common stock owned by QELC.


(5) The shares are held by a subsidiary on behalf of a third party client. Robert A. Day may be deemed to beneficially control The TCW Group, Inc.


(6) Includes 3,251,820 shares of Quicksilver common stock owned by Mercury, 3,030,000 shares owned by QELC and 971,688 shares (9.4%) owned directly by Frank, Thomas and Glenn Darden and Anne Darden Self.



(7)  Mr. Thurber is a consultant to Mercury, an affiliate of the Darden family.


(8)  Mr. Cook is an officer of Mercury, an affiliate of the Darden family.

(9) Includes warrants to purchase 297,000 shares of Quicksilver common stock at a purchase price of $12.50 per share and warrants to purchase 297,000 shares of Quicksilver common stock at a purchase price of $20.00 per share.



(10) Includes 1,914,544 shares of MSR common stock owned directly by the Darden family, 4,493,820 shares (including warrants) beneficially owned by Mercury and 3,030,860 shares owned by QELC. Includes warrants to purchase 55,000 shares of Quicksilver common stock at a purchase price of $12.50 per share and warrants to purchase 55,000 shares of Quicksilver common stock at a purchase price of $20.00 per share owned by each of Frank, Thomas and Glenn Darden and Anne Darden Self. According to the terms of the Warrant Agreement, these individuals have agreed not to exercise their warrants unless certain conditions are met.



(11) Includes warrants to purchase 27,500 shares of Quicksilver common stock at a purchase price of $12.50 per share and warrants to purchase 27,500 shares of Quicksilver common stock at a purchase price of $20.00 per share.



(12) Includes warrants to purchase 5,500 shares of Quicksilver common stock at a purchase price of $12.50 per share and warrants to purchase 5,500 shares of Quicksilver common stock at a purchase price of $20.00 per share.


(13) Includes 242,922 shares owned by each of Frank, Thomas and Glenn Darden. Does not include 4,493,820 shares (including warrants) beneficially owned by Mercury and 3,030,860 shares owned by QELC.


(14) Includes 472,922 shares beneficially owned by Frank Darden, 484,350 shares beneficially owned by each of Thomas and Glenn Darden, 172,222 shares owned by Steven M. Morris, 3,000 shares owned by D. Randall Kent, 3,500 shares owned by W. Yandell Rogers, III, and currently exercisable options for 2,500 shares of Quicksilver common stock held by Howard N. Boals. Does not include 4,493,820 shares beneficially owned by Mercury and 3,030,860 shares owned by QELC.

                      DESCRIPTION OF QUICKSILVER'S CAPITAL STOCK


     The description of Quicksilver's capital stock set forth below is only a summary and is not intended to be complete. For a complete description of Quicksilver's capital stock, we urge you to read Quicksilver's restated certificate of incorporation and bylaws which were filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part.


DESCRIPTION OF COMMON STOCK


     Under its charter, Quicksilver has the authority to issue up to one million shares of Quicksilver common stock. Prior to completion of the merger, Quicksilver intends to amend its certificate of incorporation to authorize 40 million shares of Quicksilver common stock and 10 million shares of preferred stock. Quicksilver will issue 10,210,806 shares in the form of a stock dividend. There will be 10,310,806 shares of Quicksilver common stock outstanding after the stock dividend.



     TERMS

     Subject to the preferential rights of any outstanding series of preferred stock, the holders of Quicksilver common stock are entitled to one vote per share on all matters voted on by stockholders, including in the election of directors. Quicksilver's certificate of incorporation does not provide for cumulative voting in the election of directors or grant preemptive rights with respect to future issuances of Quicksilver common stock. Quicksilver may in the future, however, enter into contracts with stockholders to grant holders preemptive rights.


     Subject to any preferential rights of any series of preferred stock outstanding, the holders of Quicksilver common stock are entitled to dividends, if any, as may be declared from time to time by the Quicksilver board from funds legally available to pay dividends and, upon liquidation, are entitled to receive a pro rata share of all the assets of Quicksilver that are available for distribution to stockholders. All Quicksilver common stock will, when issued, be fully paid and nonassessable.

     EXCHANGE LISTING

     Quicksilver has made an application for listing of its common stock on AMEX. If AMEX accepts the Quicksilver common stock for listing, it is anticipated that the Quicksilver common stock will trade under the symbol "KWK."

     TRANSFER AGENT


     The transfer agent and registrar for the Quicksilver common stock is ChaseMellon Shareholder Services.


DESCRIPTION OF PREFERRED STOCK

     The Quicksilver preferred stock may be issued from time to time in one or more series without stockholder approval. The Quicksilver board may determine the preferences, conversion or other rights, voting powers, restrictions, limitations on dividends, qualifications and terms and conditions of redemption of the preferred stock. As a result, without stockholder approval, the Quicksilver board could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of common stock. The Quicksilver board has not authorized any shares of preferred stock.

                           COMPARISON OF STOCKHOLDER RIGHTS




     Other than the provisions in the MSR certificate of incorporation related to dissenters' rights under the ABCA, there are no material differences between the Quicksilver certificate of incorporation and the MSR certificate of incorporation. If the merger is completed, stockholders of the surviving corporation will not have dissenters' rights under the DGCL as long as the Quicksilver common stock is listed on AMEX. There are also no material differences between the Quicksilver Bylaws and the MSR Bylaws. Consequently, the rights of former MSR stockholders who receive shares of Quicksilver common stock in the merger will not be materially different than their rights before the merger.


                            WHERE YOU CAN GET INFORMATION


     MSR files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information that we file with the SEC's public reference facilities maintained in Washington, D.C., at Chicago, Illinois 60661 and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, these materials and other information concerning MSR can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006-1881. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of the site is http://www.sec.gov. Upon completion of the merger, the surviving corporation will become subject to the SEC's informational requirements.



     Quicksilver has filed with the SEC under the Securities Act, a Registration Statement on Form S-4 with respect to the shares of Quicksilver common stock issuable in connection with the merger. This proxy statement/prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.



                         NOTE ON FORWARD-LOOKING INFORMATION


     THROUGHOUT THIS PROXY STATEMENT/PROSPECTUS WE USE "FORWARD-LOOKING STATEMENTS", WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," OR "CONTINUE" OR THEIR NEGATIVES OR COMPARABLE TERMS. OUR STATEMENTS IN "RISK FACTORS" CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING RISKS AND UNCERTAINTIES, WITH RESPECT TO OUR FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN OUR FORWARD-LOOKING STATEMENTS.


                        INFORMATION INCORPORATED BY REFERENCE

     THE SEC ALLOWS US TO "INCORPORATE BY REFERENCE" CERTAIN INFORMATION. YOU CAN RECEIVE COPIES OF ANY OF THIS INFORMATION WITHOUT CHARGE BY CALLING OR WRITING TO MSR EXPLORATION LTD., 1619 PENNSYLVANIA AVENUE, FORT WORTH, TEXAS, 76104, (817-877-3151), ATTN: SECRETARY.






     The following documents filed by MSR are incorporated by reference in this proxy statement/prospectus:

     MSR EXPLORATION LTD.

          (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997

          (2) Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, 1998 and September 30, 1998



          (3) Description of the MSR common stock set forth in MSR's certificate of incorporation, as amended, included as Appendix "F" to the proxy statement/prospectus filed as an exhibit to the Registration Statement on Form S-4 (File No. 333-29769) filed by MSR and as an exhibit to the Registration Statement on Form S-4 (File No. 333-29783) filed by Mercury Montana, Inc., including any amendment or report filed for the purpose of updating such description



          (4)  Current Report on Form 8-K, filed November 12, 1997



     All documents filed with the SEC by MSR pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part and prior to the date of the meeting are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.



              STOCKHOLDER PROPOSALS FOR MSR 1999 ANNUAL MEETING

     In the event the merger is not consummated, stockholders of MSR may submit proposals on matters apropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1999 MSR annual meeting, if held, such proposals must have been received by MSR within 60 days after the date on which MSR first publicly discloses the date of its 1999 annual meeting. Proposals should be directed to the attention of the Secretary of MSR.


                                    OTHER MATTERS

     The MSR board and the Quicksilver board are not aware of any matter not set forth in this proxy statement/prospectus that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                                    LEGAL MATTERS


     The validity of the Quicksilver common stock to be issued in connection with the merger has been passed upon for Quicksilver by Cantey & Hanger, L.L.P., Fort Worth, Texas. An opinion regarding federal income tax consequences of the merger has been rendered by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Jenkens & Gilchrist has also acted as special counsel to the MSR special committee in connection with the merger.


                                       EXPERTS




     The information included and incorporated by reference in this proxy statement/prospectus regarding the total proved reserves of MSR was prepared by Citadel Engineering. Citadel Engineering's reserve review letter is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part in reliance upon the authority of that firm as experts with respect to the matters covered by its report and the giving of its report.

     Some of the information with respect to the oil and gas reserves of Quicksilver derived from the reports of Mercury's petroleum engineers has been included in this proxy statement/prospectus in reliance upon those engineers as experts with respect to the matters contained in those reports.



     The consolidated financial statements of MSR incorporated by reference from MSR's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been incorporated by reference in this proxy statement/prospectus in reliance on the reports of Deloitte and Touche LLP, independent auditors given on the authority of that firm as experts in accounting and auditing. A representative of Deloitte & Touche LLP is expected to be present at the meeting to respond to appropriate questions and give a statement, if desired.



     The consolidated financial statements of Mercury for the years ended September 30, 1997, 1996 and 1995, the three months ended December 31, 1997 and the financial statements of Michigan Gas Partners were audited by Weaver and Tidwell LLP. The audited statement of revenues and direct operating expenses of Mercury and the report relating to them presented in this proxy statement/prospectus were audited by Weaver and Tidwell LLP.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/STATEMENT PROSPECTUS OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                              GLOSSARY OF OIL AND GAS TERMS




     The definitions set forth below apply to the indicated terms as used in this proxy statement/prospectus. All volumes of natural gas referred to are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.


     BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     BCFE. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     BOPD. Barrel of oil per day.

     COMPLETION. The installation of permanent equipment for the production of oil or gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     DEVELOPMENT WELL. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     EXPLORATORY WELL. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     FIELD. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which a working interest is owned.

     MBBLS.  One thousand barrels of crude oil or other liquid hydrocarbons.

     MCF.  One thousand cubic feet.

     MCF/DAY.  One thousand cubic feet per day.

     MCFE. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis.

     MMBTU. One million British Thermal Units, which is the English system unit of heat used to measure the heat content of natural gas.

     MMCF.  One million cubic feet.

     MMCF/DAY.  One million cubic feet per day.

     MMCFE. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     NET ACRES OR NET WELLS. The sum of the fractional working interests owned in gross acres or gross wells.

     PRESENT VALUE. When used with respect to oil and gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.



     PRODUCTIVE WELL. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     PROVED DEVELOPED PRODUCING RESERVES. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

     PROVED DEVELOPED RESERVES. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

     PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     PROVED UNDEVELOPED RESERVES. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     RECOMPLETION. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     RESERVOIR. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     SUCCESSFUL WELL. A well for which production casing has been run for a completion attempt.

     3-D SEISMIC. Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

     TCF.  One trillion cubic feet.

     UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

     WORKOVER. Major remedial operations required to maintain, restore or increase production rates.

                            INDEX TO FINANCIAL STATEMENTS

QUICKSILVER RESOURCES INC.

Independent Auditors' Report June 30, 1998 Financial Statements................... F-3

Independent Auditors' Report January 1, 1998 Balance Sheet........................ F-4

Balance Sheet June 30, 1998 and January 1, 1998................................... F-5

Statement of Operations for the Six Months ended
         June 30, 1998............................................................ F-6

Statement of Cash Flow for the Six Months ended
         June 30, 1998............................................................ F-7

Notes to Financial Statements..................................................... F-8

Balance Sheet September 30, 1998 (unaudited)...................................... F-16

Statement of Operations for the Nine Months ended
         September 30, 1998 (unaudited)........................................... F-17

Statement of Cash Flow for the Nine Months ended
         September 30, 1998 (unaudited)........................................... F-18

PREDECESSOR FINANCIAL STATEMENTS

QUICKSILVER RESOURCES INC.--Pre MSR merger

Unaudited Pro Forma Consolidated Statement of Operations
         for the Twelve Months Ended December 31, 1997............................ F-19

Notes to Pro Forma Consolidated Statements of Operations and Balance Sheet........ F-20

MERCURY EXPLORATION COMPANY

Independent Auditors' Report...................................................... F-22

Consolidated Balance Sheet at September 30, 1997 and 1996......................... F-23

Consolidated Statement of Income for the years
         ended September 30, 1997, 1996 and 1995.................................. F-25

Consolidated Statement of Stockholders' Equity for the years ended September 30, 1997, 1996 and 1995.................................. F-26

Consolidated Statement of Cash Flows for the years
         ended September 30, 1997, 1996 and 1995.................................. F-27

Notes to Consolidated Financial Statements........................................ F-29

MERCURY EXPLORATION COMPANY-TRANSITION REPORTS

Independent Auditors' Report...................................................... F-41

Consolidated Balance Sheet at December 31, 1997 .................................. F-42

Consolidated Statement of Income for the Three Months
         ended December 31, 1997 ................................................. F-43

Consolidated Statement of Stockholders' Equity
         for the three months ended December 31, 1997............................. F-44


Consolidated Statement of Cash Flows for the Three Months
         ended December 31, 1997 ................................................. F-45

Notes to Financial Statements .................................................... F-46

MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

Independent Auditors' Report...................................................... F-57

Balance Sheet at December 31, 1997 and 1996 ...................................... F-58

Statement of Operations for the years ended
         December 31, 1997, 1996 and 1995......................................... F-59

Statement of Partner's Capital for the years ended
         December 31, 1997, 1996 and 1995......................................... F-60

Statements of Cash Flows for the years ended
         December 31, 1997, 1996 and 1995......................................... F-61

Notes to Financial Statements..................................................... F-62

ACQUISITIONS BY PREDECESSOR

Independent Auditors Report--Shell Michigan Properties acquired years ended September 30, 1996 and 1995........................................ F-67

Statement of Revenues and Direct Operating Expenses--acquired years ended September 30, 1996 and 1995 Shell Michigan Properties.............. F-68

Notes to Financial Statements..................................................... F-69

Independent Auditors' Report--Destec Michigan Properties acquired years ended September 30, 1996 and 1995........................................ F-71

Statement of Revenues and Direct Operating Expenses--Destec Michigan Properties
         acquired years ended September 30, 1997 and 1996......................... F-72

Notes to Financial Statements..................................................... F-73

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Quicksilver Resources, Inc.
Fort Worth, Texas


We have audited the accompanying balance sheet of Quicksilver Resources, Inc. as of June 30, 1998, and the related statements of operations, and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1998, and the results of its operations and its cash flows for the six months then ended in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Fort Worth, Texas
November 23, 1998

                         INDEPENDENT AUDITORS' REPORT





To the Board of Directors and Stockholders of Quicksilver Resources, Inc.
Fort Worth, Texas


We have audited the accompanying balance sheet of Quicksilver Resources, Inc. as of January 1, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.


In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at January 1, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Fort Worth, Texas
October 2, 1998

                          QUICKSILVER RESOURCES INC.
                                Balance Sheet

                                 In thousands


                                                      June 30,           January 1
                                                        1998                1998
                                                    ------------         ------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                       $        238         $         56
    Accounts receivable                                    5,205                  660
    Inventories                                              408                  407
                                                    ------------         ------------
        Total current assets                               5,851                1,123
                                                    ------------         ------------
PROPERTIES, PLANT AND EQUIPMENT - NET ("full cost")      114,384              112,856
OTHER ASSETS                                                 255                    0
                                                    ------------         ------------
                                                    $    120,490         $    113,979
                                                    ------------         ------------
                                                    ------------         ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term debt               $     70,411         $         73
    Accounts payable                                       5,852                  711
    Accrued liabilities                                    1,912                    0
                                                    ------------         ------------
        Total current liabilities                         78,175                  784
                                                    ------------         ------------
LONG-TERM DEBT                                               120               74,096
                                                    ------------         ------------
UNEARNED REVENUES                                          1,957                2,680
                                                    ------------         ------------
DEFERRED INCOME TAXES                                      9,829                8,829
                                                    ------------         ------------
STOCKHOLDERS' EQUITY
    Preferred stock, par value $0.01
        Authorized 10,000,000 shares
        Issued and outstanding - none                          0                    0
    Common stock, par value $0.01
        Authorized 1,000,000 shares,
        Issued and outstanding 10,310,800                    103                  103
    Additional paid in capital                            27,487               27,487
    Retained earnings                                      2,819                    0
                                                    ------------         ------------
        Total stockholders' equity                        30,409               27,590
                                                    ------------         ------------
                                                    $    120,490         $    113,979
                                                    ------------         ------------
                                                    ------------         ------------


   The accompanying notes are an integral part of these financial statements.

                          QUICKSILVER RESOURCES INC.
                           Statement of Operations
                   For the Six Months Ended June 30, 1998
                 In thousands, except for per share amounts

REVENUES
  Gas sales                                      $15,418
  Oil sales                                        2,564
  Interest and other income                        1,341
                                                 -------
    Total revenues                                19,323
                                                 -------

EXPENSES
  Operating expenses                               5,433
  Production taxes                                   954
  Depletion and depreciation                       5,375
  General and administrative                          49
  Interest                                         3,234
                                                 -------
    Total expenses                                15,045
                                                 -------

Income before income taxes                         4,278

Income taxes                                      (1,459)
                                                 -------

Net income                                       $ 2,819
                                                 -------
                                                 -------

Basic and diluted per share net income           $  0.27
                                                 -------
                                                 -------

Weighted average number of shares outstanding     10,311
                                                 -------
                                                 -------

The accompanying notes are an integral part of this financial statement.

                            QUICKSILVER RESOURCES INC.
                              Statement of Cash Flow
                     For the Six Months Ended June 30, 1998
                                  In thousands

OPERATING ACTIVITIES
  Net income                                                  $  2,819
  Charges and credits to net income not affecting cash
    Depletion and depreciation                                   5,375
    Deferred income taxes                                        1,000
    Recognition of unearned revenues                              (723)
  Changes in assets and liabilities
    Accounts receivable                                         (4,545)
    Accounts payable and accrued liabilities                     7,053
    Other assets                                                  (255)
                                                              --------
NET CASH FROM (USED FOR) OPERATING ACTIVITIES                   10,724
                                                              --------

INVESTING ACTIVITIES
  Acquisition of properties and equipment                       (6,904)
                                                              --------
NET CASH FROM (USED FOR) INVESTING ACTIVITIES                   (6,904)
                                                              --------

FINANCING ACTIVITIES
  Notes payable, bank proceeds                                   6,500
  Principal payments on long-term debt                         (10,138)
                                                              --------
NET CASH FROM (USED FOR) FINANCING ACTIVITIES                   (3,638)
                                                              --------

NET INCREASE (DECREASE) IN CASH                                    182

CASH AT BEGINNING OF PERIOD                                         56
                                                              --------

CASH AT END OF PERIOD                                         $    238
                                                              --------
                                                              --------


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for interest expense                          $  2,028
                                                              --------
                                                              --------


The accompanying notes are an integral part of this financial statement.

                             QUICKSILVER RESOURCES INC.
                           NOTES TO FINANCIAL STATEMENTS
                           SIX MONTHS ENDED JUNE 30, 1998


1.   BUSINESS COMBINATION


Quicksilver Resources Inc. (the "Company" or "Quicksilver") was formed as a Delaware Corporation in December 1997 to combine certain oil and gas properties pursuant to a merger. On January 1, 1998, Mercury Exploration Company (Mercury), Quicksilver Energy, L.C. (QELC), Michigan Gas Partners Limited Partnership (Michigan Gas Partners), Trust Company of the West (TCW), Joint Energy Development Investments Limited Partnership (JEDI), and Quicksilver Resources, Inc. entered into an agreement and plan of reorganization and merger to combine certain oil and gas properties owned by Mercury, QELC, and Michigan Gas Partners by causing Michigan Gas Partners to be merged with Quicksilver and by causing certain assets and liabilities of Mercury and QELC to be transferred to and assumed by Quicksilver. Quicksilver was the surviving corporation of the merger.


In exchange for the contribution of properties and debt Quicksilver issued shares of common stock. The common stock was issued to contributing parties based on their ownership interest in the oil and gas properties. The oil and gas properties were evaluated based on the net present value of their reserves. The reserves were discounted at 10 percent and reduced for any associated debt. The conversion of debt to equity was valued at its face value. The net values for all properties and debt were summarized and the percentage of each contributed piece to the total was used to allocate shares of common stock back to the shareholders.


In the business combination, the surviving corporation issued 1,340,404 (13 percent of the outstanding) shares of common stock, $.01 par value, for all JEDI partnership interests in Michigan Gas Partners. Mercury did not receive consideration for its partnership interests in Michigan Gas Partners. Quicksilver issued 3,325,955 shares of common stock to Mercury in exchange for certain Mercury oil and gas properties in Michigan and Wyoming, and Quicksilver assumed debts related to the oil and gas properties transferred from Mercury. Quicksilver also issued 3,030,860 shares of Quicksilver common stock to QELC in exchange for all of QELC's oil and gas properties in Michigan and Wyoming. In addition, Quicksilver assumed debts related to QELC's oil and gas producing properties. Quicksilver issued 1,273,176 shares of common stock to individuals for their interests in the assets of Mercury and QELC to be transferred to Quicksilver in the business combination. Quicksilver satisfied debt owed to TCW under a credit agreement dated November 14, 1996 between TCW and QELC, by paying $17,075,000 in cash to TCW and by issuing 1,340,404 (13 percent of the outstanding) shares of common stock to TCW in exchange for a $10,000,000 credit on the debt.


The formation of Quicksilver was accounted for under provisions of Accounting Principal Board Opinion Number 16 (APB 16) Accounting for Business combination. Under APB 16 Mercury and QELC were considered companies under common control and were accounted for at historical cost. The merger of Michigan Gas Partners into Quicksilver was accounted for using the purchase method with a fair value of $10 million. The fair value of Michigan Gas Partners was based on the conversion of the $10,000,000 of debt of TCW for 13 percent of Quicksilver's common shares which was the same percentage issued to the partners of Michigan Gas Partners. Michigan Gas Partners net book value was $9,453,000 at January 1, 1998. All of the valuation adjustment was assigned to oil and gas properties. An amount of $547,000 was allocated to Michigan Gas Partners book value of producing oil and gas properties to complete the accounting. As the acquisition occurred at the beginning of the periods being presented, no pro forma information regarding the acquisition is considered necessary.


2.   FINANCIAL STATEMENT PRESENTATION.


The Company's balance sheet dated January 1, 1998 is provided for information purposes to provide a starting point for the new company.


3.   SIGNIFICANT ACCOUNTING POLICIES


The accounting policy relative to the carrying value of property and equipment is indicated in the caption on the balance sheets. The nature of operations and other significant accounting policies are as follows:


NATURE OF OPERATIONS

Quicksilver Resources Inc. was formed to own various oil and gas properties in the states of Michigan and Wyoming. Substantially all of the Company's revenue is derived from the production and sale of natural gas, condensate, and plant products.


ACCOUNTS RECEIVABLE


The Company's customers are large oil and natural gas purchasers. The Company does not require collateral and receivables are generally due in 30-60 days. Management considers all accounts receivable current and collectible; accordingly, no allowance for doubtful accounts has been established.


MAJOR CUSTOMERS


At June 30, 1998, three purchasers: Consumers Power, Howard Energy, and CoEnergy Supply and Trading, accounted for approximately 49%, 26% and 14% respectively of the Company's total consolidated oil and gas sales. The Company does not anticipate that the loss of any of its present purchasers would adversely effect the Company's consolidated business. The Company also believes that, in the event of a loss of a present purchaser, other oil and gas purchasers located in the Company's areas of production would offer competitive prices for such production.


INVENTORIES


Inventories are valued at the lower of cost (first-in, first-out method) or market and consist of crude oil in tanks and well equipment spares and supplies.


PROPERTIES, PLANT AND EQUIPMENT


The Company follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.


The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by petroleum engineers. Investments in unproved properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.


The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a ten percent interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.


Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.


Other plant and equipment are depreciated on the straight-line basis as follows:
     Gas processing plants and gathering systems - over ten to fifteen years Other equipment - over three to seven years
     Building - over forty years

Potential impairment of producing properties and significant unproved properties and other plant and equipment are assessed annually (unless economic events warrant more frequent reviews). In addition, a quarterly impairment analysis of aggregated properties is performed by the Company using discounted future net cash flows determined based upon current prices and costs.


REVENUE RECOGNITION


The Company recognizes revenue as quantities of oil and gas sold or volumes of gas are transported to the buyer, and utilizes the sales method of accounting for oil and gas imbalances. The Company's net imbalance was immaterial at June 30, 1998.


ENVIRONMENTAL COMPLIANCE AND REMEDIATION


Environmental compliance costs, including on going maintenance and monitoring, are expensed as incurred. Environmental remediation costs, which improve the condition of a property, are capitalized.


DEFERRED CHARGES


Financing charges related to the acquisition of debt are deferred and amortized over the term of that debt using the effective interest method.


JOINT VENTURE OPERATIONS


Certain of the Company's exploration and development activities relating to oil and gas are conducted jointly with others. The accompanying financial statements reflect only the Company's proportionate interest in such activities.


INCOME TAXES


Income taxes provide for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of properties, plant and equipment for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.


CASH EQUIVALENTS AND TIME DEPOSITS


The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Investments with an original maturity in excess of three months are considered to be time deposits.


DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS


The Company's financial instruments include cash, time deposits, accounts receivable, and notes payable, accounts payable and long-term debt. The Company estimates that the carrying amount of these items is a reasonable estimate of their fair value.


ACCOUNTING ESTIMATES


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS


The fair value of long-term debt is estimated at the present value of future cash flows discounted at rates consistent with comparable maturities for credit risk. The carrying amounts reflected in the Balance Sheet for financial assets classified as current assets, and the carrying amounts for financial liabilities classified as current liabilities, approximate fair value due to the short maturity of such instruments.

RECENTLY ISSUED ACCOUNTING STANDARDS


In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose statements. It requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display of the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in surplus in the equity section of the statement of financial position. The Company adopted SFAS No. 130 on January 1, 1998.


The FASB has also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. Management is currently evaluating the effect of adopting SFAS No. 133 on the Company's financial statements.


4.   PROPERTIES PLANT AND EQUIPMENT


     Capitalized costs are shown below in thousands.


                                                 June 30, 1998    January 1, 1998
                                                 -------------    ---------------
     Proved oil and gas properties                  $133,601          $126,698
     Unproved oil and gas interests                    3,790             3,790
     Accumulated depletion and depreciation          (23,826)          (18,475)
                                                    --------          --------
                                                    $113,565          $112,013
     Other equipment                                     939               939
     Accumulated depreciation                           (120)              (96)
                                                    --------          --------
                                                    $114,384          $112,856
                                                    --------          --------
                                                    --------          --------


5.   OTHER ASSETS


     Other assets include deferred charges related to the acquisition of long-term debt amortized on a straight-line basis over the life of the debt.


     Other assets, in thousands, consist of:


                                                 June 30, 1998
                                                 -------------
     Deferred loan cost                             $    319
     Less accumulated amortization                       (64)
                                                    --------
     Net deferred loan cost                         $    255
                                                    --------
                                                    --------

6.   NOTE PAYABLE AND LONG-TERM DEBT


                                                 June 30, 1998    January 1, 1998
                                                 -------------    ---------------
     Long-term debt, in thousands, consists of:
     Note payable to a bank
       (7.6% at June 30, 1998)                      $ 70,350          $ 73,955
     Various equipment loans                             181               214
                                                    --------          --------
     Less current maturities                         (70,411)              (73)
                                                    --------          --------
                                                    $    120          $ 74,096
                                                    --------          --------
                                                    --------          --------





     Long-term debt maturities are as follows, in thousands of dollars:


                   Periods Ending    June 30, 1998    January 1, 1998
                   --------------    -------------    ---------------
                        1998            $70,411           $    73
                        1999                 61            74,028
                        2000                 59                68
                        2001               None              None
                        2002               None              None
                     Thereafter            None              None
                                        -------           -------
                                        $70,531           $74,169
                                        -------           -------
                                        -------           -------


As part of the reorganization and merger by and among the Company, Quicksilver Energy L.C., Michigan Gas Partners, Limited Partnership, Mercury Exploration Company, Trust Company of the West and Joint Energy Development Investments Limited Partnership; a new credit agreement was established by the Company. Existing debt of $27,000,000 and $40,268,000 from Quicksilver Energy L.C. and Mercury Exploration Company was transferred into the new credit agreement. The new agreement is for a $100,000,000 senior secured revolving credit facility with an initial borrowing base of $75,000,000, which terminates at January 31, 1999 or upon closing of the merger. The Company can designate the interest rate on amounts outstanding at either LIBOR + 1.75%, or bank prime. The collateral for this loan agreement consists of substantially all of the existing assets of the Company and any future reserves acquired. The loan agreement contains certain restrictive covenants, which, among other things, require the maintenance of a minimum current ratio, net worth, debt service ratio and contains certain dividend restrictions.


To replace credit facility noted above, on July 7, 1998 the Company accepted a commitment letter from a bank for a $200,000,000 senior secured revolving credit facility with a commitment to lend up to a $85,000,000 initial borrowing base. The terms and condition would be similar to those of the credit facility discussed above and will be effective upon the closing of the merger with MSR.


7.   INCOME TAXES


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of June 30, 1998 and January 1, 1998 are as follows in thousands:


                                                 June 30, 1998   January 1, 1998
                                                 -------------   ---------------
     Deferred tax liabilities
         Properties, plant and equipment             $8,199          $7,301
         Unearned revenues                            1,630           1,528
                                                     ------          ------
                                                     $9,829          $8,829
                                                     ------          ------
                                                     ------          ------

     The provisions for income taxes are as follows in thousands:


                                                 June 30, 1998
                                                 -------------
     United States Federal
         Current                                     $  460
         Deferred                                       999
                                                     ------
                                                     $1,459
                                                     ------
                                                     ------


     The provision for income taxes were computed using an effective tax rate of 34 percent.


8.   UNEARNED REVENUES


The Quicksilver Properties include certain properties, which carry IRS Code
Section 29 income tax benefits. Code Section 29 allows a credit against regular federal income tax liability for certain eligible gas production. During 1997 these credits were conveyed through the sale of the working interests to a bank. The agreement with the bank provided that the Company would receive cash, payment for future production on the properties and payment for a portion of tax credits taken by the bank. The agreement included a fixed payment note which provides for the Company to receive a minimum of approximately $7 million plus interest for the future production on the properties. A portion of the initial cash payment represented an advance payment for the first eighteen months of tax benefits. As of June 30, 1998, and January 1, 1998, a balance of $1,957,000 and $2,680,000 respectively, in unearned revenues existed as a result of the cash consideration received in excess of the tax benefit earned. At June 30, 1998 and January 1, 1998, $1,282,000 and $2,005,000 respectively, of the unearned revenues represented advance payments on tax benefits, which will be recognized as earned during 1998 and 1999. The balance of $675,000 will remain unearned until the tax benefits of the IRS Code Section 29 expire at December 31, 2002.



9.   STOCKHOLDERS' EQUITY


The Company is authorized to issue 40 million shares of common stock with a par value of one cent ($0.01) and 10 million shares of preferred stock with a par value of one cent ($0.01). The Company currently has 100,000 shares of common stock outstanding.


As part of the proposed merger with MSR Exploration Ltd., the Company has agreed to exchange one share of its common stock for each 10 shares of MSR common stock. To effect the exchange ratio, the present shareholders of the Company will be issued an additional 10,210,800 shares in the form of a stock dividend. Upon completion of the merger the present shareholders will own 10,310,800 (80%) of the shares of the Company and former MSR shareholders will own approximately 2,577,700 (20%) of the common shares of the Company.


All references in the financial statements to numbers of shares, and per share amounts have been restated to reflect the stock dividend.


10.  RELATED PARTY TRANSACTIONS


When the Company was formed on January 1, 1998 it entered into a Management Agreement (the Management Agreement) for Mercury Exploration Company (Mercury) to act as operator of the Company's oil and gas properties in Michigan, Wyoming and Montana under a joint operating agreement. The Company presently has no operating employees, Mercury performs all operations on behalf of the Company. In its capacity as operator, Mercury pays all costs and expenses of operations and distributes all net revenues associated with the Company's properties. The Company reimburses Mercury for its actual cost for direct and indirect expenses incurred by Mercury for the benefit of the Company and its properties. The indirect expenses for which Mercury is reimbursed include employee compensation, office rent, office supplies and employee benefits. Mercury does not receive any fees for its services.


Mercury generally allocates its expenses among the Company and other entities for which Mercury's services are provided by multiplying the aggregate amount of the indirect expenses incurred by Mercury by the time that the employees of Mercury spend on managing Quicksilver properties and dividing by the aggregate time that the employees of Mercury spend on all the entities for which Mercury provides similar services. Management believes the allocated method and amounts are reasonable.


Mercury owns 3,251,820 (31.5%) shares of the Company's common stock and three of Mercury's directors and officers - Frank Darden, Thomas Darden and Glenn Darden
- are also directors and officers of the Company.


11.  OIL AND GAS RESERVES INFORMATION (UNAUDITED)


The Company's proved oil and gas reserves at January 1, 1998 have been estimated by the Mercury's petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions.


There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserve data represent estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.


Estimated Reserves


Changes in the estimated net quantities of crude oil and natural gas reserves, all of which are located in the continental United States, are as follows:



Reserve Quantities


                                                       Oil           Gas
                                                      (MBbl)        (MMcf)
Proved Reserves
  As of January 1, 1997                               21,696        100,918
     Purchase of reserves                                            30,831
     Sale of reserves                                 (5,840)        (1,339)
     Production for 1997                                (790)       (12,795)
                                                     -------       --------
  As of January 1, 1998                               15,066        117,615
     Revision of estimates                           (12,067)           -
     Extensions and discoveries                          -           36,908
     Production for 1997                                (263)        (7,121)
                                                     -------       --------
  As of June 30, 1998                                  2,736        147,402
                                                     -------       --------
                                                     -------       --------
Proved Developed Reserves
  As of January 1, 1997                                3,730         90,390
  As of January 1, 1998                                4,520        103,185
  As of June 30, 1998                                  2,357        112,297


Standardized Measure


The following tables present the Company's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves and were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide that the oil, condensate and gas price structure utilized to project future net cash flows reflects current prices at each date presented and have been escalated only when known and determinable price changes are provided by contract. Future production, development and net abandonment costs are based on current costs without escalation. The resulting net future cash flows have been discounted to their present values based on a 10% annual discount factor.

                                                               June 30,     December 31,
                                                                 1998           1997
Future cash flows                                             $ 359,327       $450,827
Future production and development costs                        (156,375)      (230,031)
Future income tax expense                                       (19,783)       (21,259)
                                                              ---------       --------
Future net cash flows                                           183,169        199,537
10% annual discount for estimated timing of cash flows          (75,166)       (90,267)
                                                              ---------       --------
Standardized measure of discounted future net cash flows      $ 108,003       $109,270
                                                              ---------       --------
                                                              ---------       --------



Changes in Standardized Measure of Discounted Future Net Cash Flows


                                                        June 30,   December 31,
                                                          1998         1997
                                                        -------    ------------
Net changes in price and production costs              ($45,949)    $    266
Development costs incurred                               (6,904)      (3,241)
Revision of estimates                                    21,693
Changes in estimated future development costs            26,943       (1,654)
Purchases of reserves                                                 32,247
Sales of reserves                                                    (20,443)
Net change in income taxes                                  (30)      12,285
Sales of oil and gas net of production costs            (12,936)     (27,482)
Accretion of discount                                     5,464        9,853
Other                                                    10,452       (4,924)
                                                        -------      -------
  Net decrease                                          ($1,267)     ($3,093)
                                                        -------      -------
                                                        -------      -------


The revision of estimates for the period ended June 30, 1998 was due to the decline in crude oil prices.


Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.


These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.


Costs incurred in development and exploration activities and purchase of oil in place:


For the six months ended June 30, 1998


     Development costs                             $  4,486,000
     Exploration costs                                  370,000
     Acquisition of producing properties              2,048,000
                                                   ------------
     Total                                         $  6,904,000
                                                   ------------
                                                   ------------

                           QUICKSILVER RESOURCES INC.
                                 Balance Sheet
                               September 30, 1998
                                 In thousands
                                  (Unaudited)



ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                       $        383
    Accounts receivable                                                    6,326
    Inventories                                                              407
                                                                    ------------
         Total current assets                                              7,116
                                                                    ------------

PROPERTIES, PLANT AND EQUIPMENT - NET ("full cost")                      116,145

OTHER ASSETS                                                                 541
                                                                    ------------

                                                                    $    123,802
                                                                    ------------
                                                                    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term debt                               $     71,901
    Accounts payable                                                       5,824
    Accrued liabilities                                                    1,712
                                                                    ------------
         Total current liabilities                                        79,437
                                                                    ------------

LONG-TERM DEBT                                                               113
                                                                    ------------

UNEARNED REVENUES                                                          1,686
                                                                    ------------

DEFERRED INCOME TAXES                                                     10,292
                                                                    ------------

STOCKHOLDERS' EQUITY
    Preferred stock, par value $0.01
         Authorized 10,000,000 shares
         Issued and outstanding - none                                         0
    Common stock, par value $0.01
         Authorized 40,000,000 shares,
         Issued and outstanding 100,000                                      103
    Additional paid in capital                                            27,487
    Retained earnings                                                      4,684
                                                                    ------------
         Total stockholders' equity                                       32,274
                                                                    ------------
                                                                    $    123,802
                                                                    ------------
                                                                    ------------

                           QUICKSILVER RESOURCES INC.
                            Statement of Operations
                 For the Nine Months Ended September 30, 1998
              In thousands of Dollars except for per share amounts
                                  (Unaudited)



REVENUES
         Gas sales                                                  $     23,817
         Oil sales                                                         3,375
         Interest and other income                                         2,232
                                                                    ------------
                  Total revenues                                          29,424
                                                                    ------------

EXPENSES
         Operating expenses                                                7,923
         Production taxes                                                  1,448
         Depletion and depreciation                                        8,401
         General and administrative                                          248
         Interest                                                          4,307
                                                                    ------------
                  Total expenses                                          22,327
                                                                    ------------

Income before income taxes                                                 7,097

Income tax                                                                (2,413)
                                                                    ------------
Net income                                                          $      4,684
                                                                    ------------
                                                                    ------------

Basic and diluted per share net income                              $       0.45
                                                                    ------------
                                                                    ------------

Weighted average number of shares outstanding                             10,311
                                                                    ------------
                                                                    ------------

                          QUICKSILVER RESOURCES INC.
                            Statement of Cash Flow
                    Nine Months Ended September 30, 1998
                                (In thousands,
                                  Unaudited)



OPERATING ACTIVITIES
   Net income                                                        $    4,684
   Charges and credits to net loss not affecting cash
       Depletion and depreciation                                         8,401
       Deferred income taxes                                              1,462
       Recognition of unearned revenues                                    (994)
   Changes in assets and liabilities
       Accounts receivable                                               (5,666)
       Accounts payable, accrued liabilities and other assets             6,826
       Other assets                                                        (541)
                                                                     ----------
NET CASH FROM (USED FOR) OPERATING ACTIVITIES                            14,172
                                                                     ----------

INVESTING ACTIVITIES
   Acquisition of properties and equipment                              (11,690)
                                                                     ----------
NET CASH FROM (USED FOR) INVESTING ACTIVITIES                           (11,690)
                                                                     ----------

FINANCING ACTIVITIES
   Notes payable, bank proceeds                                           8,000
   Principal payments on long-term debt                                 (10,155)
                                                                     ----------
NET CASH FROM (USED FOR) FINANCING ACTIVITIES                            (2,155)
                                                                     ----------

NET INCREASE (DECREASE) IN CASH                                             327

CASH AT BEGINNING OF PERIOD                                                  56
                                                                     ----------

CASH AT END OF PERIOD                                                $      383
                                                                     ----------
                                                                     ----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash payments for interest expense                                $    3,279
                                                                     ----------
                                                                     ----------
   Cash payments for income taxes                                    $      300
                                                                     ----------
                                                                     ----------

                          QUICKSILVER RESOURCES INC.
           Unaudited Pro Forma Consolidated Statement of Operations
                     For the Year Ended December 31, 1997
                   In thousands, except for per share data


                                                  Mercury and QELC (a)
                                       -------------------------------------------    Michigan
                                                      Excluded in        Sub-            Gas                         Quicksilver
                                        Historical   Formation (c)      Total        Partners (b)     Adjust.         Pro Forma
                                       ----------- --------------- --------------- -------------   --------------   -------------
OIL AND GAS REVENUES                   $    42,315 $       (12,575) $      29,740   $    3,004    $     7,257 (d)   $      40,001

COSTS AND EXPENSES
     Operating expenses                     17,077          (8,186)         8,891        2,036          1,592 (d)          12,519
     Depletion and depreciation              6,904            (529)         6,375          955          1,313 (d)           8,643
     General and administrative              1,870            (931)           939           11                (f)             950
                                       ----------- --------------- --------------- -------------   --------------   -------------

         Income from operations             16,464          (2,929)        13,535            2          4,352              17,889

OTHER INCOME (EXPENSE)
     Gain on sale of assets                      0               0              0            0                                  0
     Interest expense                       (5,939)            376         (5,563)            0                             (5,563)
     Interest income                            75             (75)             0            0                                  0
     Equity in partnerships                    626            (626)             0            0                                  0
     Manage fee income                         207            (207)             0            0                                  0
     Rental income                             198            (198)             0            0                                  0
     Income from litigation
      settlement                             2,781          (2,781)             0            0                                  0
     Miscellaneous income                      480            (480)             0           17                                 17
                                       ----------- --------------- --------------- -------------   -----------      --------------

         Income before income taxes
          and minority interest             14,892          (6,920)         7,972           19          4,352              12,343

MINORITY INTEREST IN INCOME OF
 SUBSIDIARY                                  5,543          (5,543)             0            0              0                   0
                                       ----------- --------------- --------------- -------------   -----------      --------------

         Income before income taxes          9,349          (1,377)         7,972           19          4,352              12,343

INCOME TAXES                                 3,259            (549)         2,710            0          1,487 (g)           4,197
                                       ----------- --------------- --------------- -------------   -----------      --------------

NET INCOME                             $     6,090 $          (828) $       5,262   $       19     $    2,865       $       8,146
                                       ----------- --------------- --------------- -------------   -----------      --------------
                                       ----------- --------------- --------------- -------------   -----------      --------------
Earnings per share                     $     24.26 $         (3.30) $       20.96                                   $        0.79
                                       ----------- --------------- ---------------                                  --------------
                                       ----------- --------------- ---------------                                  --------------
Weighted average number
  of shares outstanding                        251             251            251                                           10,311
                                       ----------- --------------- ---------------                                  --------------
                                       ----------- --------------- ---------------                                  --------------

                   NOTES TO PROFORMA CONSOLIDATED STATEMENT OF
                          OPERATIONS AND BALANCE SHEET

1.   Pro Forma Adjustments

     The accompanying unaudited pro forma consolidated statements of operations reflect the following adjustments.

     (a) The information reflected as "Mercury and QELC" is historical information from Mercury Exploration Company's consolidated financial statements, which includes QELC. The information has been adjusted for a change in fiscal year to a December 31, year-end. For the statement of operations, data for three months ended December 31, 1997, was added to 12 months ended September 30, 1997, and data for three months ended December 31, 1996 was then subtracted.

     (b) The information reflected as "Michigan Gas Partners" is historical information for Michigan Gas Partners Limited Partnership.


     (c) All of the amounts included in the adjustment column "Excluded in Formation" are for the assets and liabilities and associated revenues and expenses, which were excluded in the formation of Quicksilver.


     (d) Pro forma revenues, operating expenses and depreciation and depletion expenses relating to producing properties acquired from Destec are included in the adjustment column. The pro forma amounts are for the period from January 1, 1997 to date of purchase October 1, 1997. Subsequent to October 1, 1997, the results of operations from the Destec properties were included in historical financial statements.


     (e) Depreciation, depletion and amortization expense ("DD&A") has been computed using the units of production method at a rate of $3.16 per barrel of oil equivalent to approximately $1,137,000 of the depletion adjustment of $1,313,000 relates to the Destec properties.



     (f) General and administrative expenses were allocated to the remaining operating units of Mercury based on cost centers served. Mercury budgets and allocates general and administrative costs based on profit centers served.


     (g) Income taxes were computed on a pro forma basis using an effective rate of 34 percent.


     (h) As part of the proposed merger with MSR Exploration Ltd., Quicksilver has agreed to exchange one share of its common stock for each 10 shares of MSR common stock. To effect the exchange ratio, the present shareholders of Quicksilver will be issued an additional 10,210,806 common shares in the form of a stock dividend for a pre-merger total outstanding of 10,310,806.



     All references in the financial statements to numbers of shares, and per share amounts have been restated to reflect the stock dividend.



2.   Oil and Gas Reserves Information (Unaudited)



     The following pro forma information summarizes Mercury's and Michigan Gas Partners estimated net quantities of proved and proved-developed oil and gas reserves. The estimated reserves at December 31, 1997 were prepared by Mercury's petroleum engineers.

                                                            December 31, 1997
                                                  ------------------------------------------
                                                                   Michigan
                                                    Mercury      Gas Partners    Pro Forma
                                                  -----------   --------------   ----------
Proved Reserves
  Oil Mbbls (in thousand of barrels)                 15,066              -         15,066
                                                  -----------   --------------   ----------
                                                  -----------   --------------   ----------
  Natural Gas (MMcf - millions of cubic feet
   of gas)                                          104,088         13,527        117,615
                                                  -----------   --------------   ----------
                                                  -----------   --------------   ----------

  MMcf of gas equivalent (MMCfE) (Mbbls on
   a 1:6 basis)                                     194,484         13,527        208,011
                                                  -----------   --------------   ----------
                                                  -----------   --------------   ----------

Proved Developed Reserves
  Oil Mbbls (in thousand of barrels)                  4,520              -          4,520
                                                  -----------   --------------   ----------
                                                  -----------   --------------   ----------
  Natural Gas (MMcf - millions of cubic feet
   of gas)                                           90,600         12,600        103,200
                                                  -----------   --------------   ----------
                                                  -----------   --------------   ----------

  MMcf of gas equivalent (MMCfE) (Mbbls on
   a 1:6 basis)                                     117,720         12,600        130,320
                                                  -----------   --------------   ----------
                                                  -----------   --------------   ----------

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders
Mercury Exploration Company
Fort Worth, Texas

We have audited the accompanying consolidated balance sheets of Mercury Exploration Company as of September 30, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Exploration Company as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

As described in Note 13, the Company has changed its accounting policy for accounting for oil and gas properties from the successful efforts method to the full cost method.


WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
October 26, 1998

3134

                           MERCURY EXPLORATION COMPANY
                           CONSOLIDATED BALANCE SHEET
                           SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)


                                                                           1997         1996
                                                                         --------     --------
                                   ASSETS
CURRENT ASSETS
   Cash                                                                  $  4,530      $ 2,958
   Securities available for sale                                               30           40
   Trade accounts receivable                                                9,226        6,494
   Other accounts receivable                                                  110         -
   Inventory, at lower of average cost or market                              754          887
   Notes receivable - current portion                                          27           40
                                                                         --------     --------

            Total current assets                                           14,677       10,419

INVESTMENT IN PARTNERSHIPS                                                  6,937        6,200

PROPERTY AND EQUIPMENT
   Oil and gas properties ("full cost")
       Proven                                                              85,665       25,979
       Unproven                                                             1,305        1,710
   Land, buildings and leasehold improvements                               1,579        1,174
   Furniture and equipment                                                    594          478
   Transportation equipment                                                   582          502
                                                                         --------     --------

                                                                           89,725       29,843
   Less accumulated depreciation and depletion                              8,621        2,720
                                                                         --------     --------

                                                                           81,104       27,123

OTHER ASSETS
   Drilling bonds                                                             162          274
   Deposit on property acquisition                                           -           6,170
                                                                         --------     --------

                                                                              162        6,444
                                                                         --------     --------

TOTAL ASSETS                                                             $102,880      $50,186
                                                                         --------     --------
                                                                         --------     --------


    The accompanying notes are an integral part of these financial statements.

                                                                           1997         1996
                                                                         --------     --------
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Current maturities of long-term debt                                  $ 13,534      $ 3,415
   Accounts payable                                                         6,055        4,655
   Accrued liabilities                                                      1,698        3,635
   Advances payable                                                         2,360        2,839
   Royalties payable                                                        1,984        1,483
   Accounts payable - related partnerships                                    107          168
   Income taxes payable                                                      -              37
   Unearned income                                                          2,072         -
                                                                         --------     --------


            Total current liabilities                                      27,810       16,232

DEFERRED INCOME TAXES                                                       6,650        3,939

LONG-TERM LIABILITIES
   Long-term debt                                                          47,174       19,560

MINORITY INTEREST IN SUBSIDIARIES                                           5,930           28

STOCKHOLDERS' EQUITY
   Common shares, no par value,
       1,000,000 shares authorized;
       250,950 shares issued and outstanding                                1,087        1,087
   Retained earnings                                                       14,229        9,340
                                                                         --------     --------

                                                                           15,316       10,427
                                                                         --------     --------

TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                                                $102,880      $50,186
                                                                         --------     --------
                                                                         --------     --------


    The accompanying notes are an integral part of these financial statements.

                           MERCURY EXPLORATION COMPANY
                        CONSOLIDATED STATEMENT OF INCOME
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                                                         1997           1996           1995
                                                                      ----------     ----------     ----------
OIL AND GAS REVENUE                                                    $  41,328      $  17,388      $   6,703

COSTS AND EXPENSES
   Production                                                             16,454         11,907          3,849
   General and administrative expenses                                     1,784          1,372          1,234
   Depreciation, depletion and amortization                                5,918            986            349
                                                                      ----------     ----------     ----------

            Income from operations                                        17,172          3,123          1,271

OTHER INCOME (EXPENSE)
   Gain on sale of assets                                                   -              -                 5
   Interest expense                                                       (5,414)        (1,620)         ( 324)
   Interest income                                                           196            200            239
   Equity in partnership income                                              731          1,010            884
   Management fee income                                                     204            176            162
   Rental income                                                             221            189             99
   Miscellaneous income (expense)                                            386            417           (189)
                                                                      ----------     ----------     ----------

            Income before minority interest
                and income taxes                                          13,496          3,495          2,147

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                                5,687             28           -
                                                                      ----------     ----------     ----------

            Income before income taxes                                     7,809          3,467          2,147

INCOME TAXES                                                               2,694          1,219            684
                                                                      ----------     ----------     ----------

NET INCOME                                                             $   5,115      $   2,248      $   1,463
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------

WEIGHTED AVERAGE SHARES OUTSTANDING                                      250,950        250,950        250,950
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------

EARNINGS PER SHARE                                                     $   20.38      $    8.96      $    5.83
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------


    The accompanying notes are an integral part of these financial statements.

                           MERCURY EXPLORATION COMPANY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                                                          Common         Retained
                                                                          Shares         Earnings        Total
                                                                       ------------    ------------   ------------
BALANCE,
   September 30, 1994                                                    $    1,087       $   5,629     $    6,716

   Net income                                                                  -              1,463          1,463
                                                                       ------------    ------------   ------------

BALANCE,
   September 30, 1995                                                         1,087           7,092          8,179

   Net income                                                                  -              2,248          2,248
                                                                       ------------    ------------   ------------

BALANCE,
   September 30, 1996                                                         1,087          9,340          10,427

   Distribution to shareholders                                                -             (  226)        (  226)

   Net income                                                                  -              5,115          5,115
                                                                       ------------    ------------   ------------

BALANCE,
   September 30, 1997                                                      $  1,087       $  14,229       $ 15,316
                                                                       ------------    ------------   ------------
                                                                       ------------    ------------   ------------


    The accompanying notes are an integral part of these financial statements.

                           MERCURY EXPLORATION COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        SEPTEMBER 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                                                         1997           1996           1995
                                                                      ----------     ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Cash received from customers                                       $39,687        $15,568        $ 7,111
      Rent received                                                          221            188             99
      Interest received                                                      196            200            239
      Cash paid to suppliers and employees                             (  19,204)     (  10,290)     (   5,002)
      Interest paid                                                    (   5,414)     (   1,620)     (     295)
      Income tax paid                                                  (     130)     (      95)     (      49)
                                                                      ----------     ----------     ----------

               Net cash provided by operating activities                  15,356          3,951          2,103

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sale of marketable equity securities                      14              3              9
      Proceeds from sale of assets                                           586            560           -
      Redemption of bonds                                                    112           -                58
      Repayment of advance from affiliates                                  -               313            854
      Distribution received from partnerships                              1,194          1,192            225
      Purchases of bonds                                                    -          (     71)            90
      Payments received on notes receivable                                   12             60       (    156)
      Advance from affiliates                                          (      61)          -          (     16)
      Purchases of marketable equity securities                        (       4)      (     14)      (     27)
      Deposits paid on property acquisitions                                -          (  4,370)      (  1,800)
      Investments in partnerships                                      (   1,200)          -          (  2,838)
      Capital expenditures                                             (  54,231)      ( 19,779)      (  2,227)
                                                                      ----------     ----------     ----------

               Net cash used in investing activities                   (  53,578)      ( 22,106)      (  5,828)

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from notes payable                                         89,052         17,888          5,950
      Payment on advance from stockholders                                  -              -          (     47)
      Proceeds from production loans                                       5,271           -              -
      Payments on production loans                                     (   3,199)          -              -
      Distributions to minority interest                               (      11)          -              -
      Principal paid on long-term debt                                 (  51,319)      (  1,093)      (     52)
                                                                      ----------     ----------     ----------

               Net cash provided by financing activities                  39,794         16,795          5,851
                                                                      ----------     ----------     ----------

               Net increase (decrease) in cash                             1,572       (  1,360)      (  2,126)

CASH, beginning of period                                                  2,958          4,318          2,192
                                                                      ----------     ----------     ----------

CASH, end of period                                                      $ 4,530        $ 2,958        $ 4,318
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------


    The accompanying notes are an integral part of these financial statements.

                           MERCURY EXPLORATION COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        SEPTEMBER 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                         1997           1996           1995
                                                                      ----------     ----------     ----------
RECONCILIATION OF NET INCOME TO NET
CASH PROVIDED BY OPERATING ACTIVITIES:

   Net income                                                           $  5,115       $  2,248       $  1,463

   Adjustments to reconcile net income to
       net cash provided by operating activities

       Depreciation and depletion                                          5,918            986            349
       Minority interest in income                                         5,687             28           -
       Gain on sale of assets                                               -              -          (      5)
       Partnership income                                               (    731)      (  1,010)      (    884)
       Deferred income taxes                                               2,710          1,114            622
       Changes in operating assets and liabilities
            Accounts receivable                                         (  2,732)         2,322       (    731)
            Inventory                                                        134       (    499)      (    388)
            Prepaid expenses                                                -              -             2,094
            Accounts payable                                               1,400            261            931
            Accrued liabilities                                         (  1,937)         2,434       (     87)
            Advances payable                                            (    479)           891       (  3,440)
            Royalties payable                                                501       (  4,735)      (  1,866)
            Income taxes payable                                        (    147)            10             12
            Other                                                       (     83)      (     99)           301
                                                                      ----------     ----------     ----------

              Net cash provided by operating activities                 $ 15,356       $  3,951       $  2,103
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------


SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:

     During 1997, notes payables were issued in exchange for assets of approximately $152,000.

     In 1997, stockholders' equity was reduced by approximately $226,000 as a result of transfer of property to shareholders.


    The accompanying notes are an integral part of these financial statements.

                             MERCURY EXPLORATION
                               COMPANY NOTES TO
                                 CONSOLIDATED
                             FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The nature of operations and significant accounting policies are as follows:

     NATURE OF OPERATIONS

         Mercury Exploration Company's (the Company) operations consist primarily of oil and gas development and production in Texas, New Mexico, Montana, Wyoming, Michigan, Indiana, Kansas, Oklahoma, Kentucky and North Dakota.

     CONSOLIDATION POLICY

         The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Mercury Michigan, Inc., Quicksilver Pipeline, L.L.C. (organized in 1996) of which the Company owns 52%, Quicksilver Energy, L.C. (organized in 1996) of which the Company owns 52%, and Mercury Montana, Inc. (organized in 1997) of which the Company owns 54%. As a result of the consolidation, intercompany transactions have been eliminated.

     USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FINANCIAL INSTRUMENTS

         Financial instruments of the Company consist of cash, marketable equity securities, accounts receivable, notes receivable, investments in partnerships, accounts payable and debt. Recorded values of cash, accounts receivable, notes receivable and accounts payable approximate fair values due to the short maturities of the instruments. Investments in partnerships consist of ownership interests in privately held entities with no quoted market prices. An estimate of fair value cannot be made without incurring excessive costs. Investments in marketable equity securities were determined by quoted prices. Recorded values of notes payable approximate fair values based upon current interest rates.

     INVENTORY

         Inventory consists of oil and gas equipment available for use in production.

      OIL AND GAS PROPERTY AND EQUIPMENT

         The Company follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.

     OIL AND GAS PROPERTY AND EQUIPMENT

         The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by independent petroleum engineers. Investments in unproved properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.

         The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a ten percent interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.

         Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.


     OTHER PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost. Depreciation is provided for using the straight-line and accelerated methods. Depreciation methods are designed to amortize the cost of assets over their estimated useful lives. Estimated useful lives of major categories of property and equipment are as follows:

              Land, buildings and leasehold improvements                  40 years
              Furniture and equipment                                 5 - 10 years
              Transportation equipment                                     5 years

         Maintenance, repairs, renewals and betterments, which do not enhance the value or increase the basic productive capacity of assets are charged to expense as incurred.


     INVESTMENTS IN SECURITIES

         The Company has adopted Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, issued by the Financial Accounting Standards Board. In accordance with Statement No. 115, the Company's investments in securities are classified as follows:

              TRADING SECURITIES - Investments in debt and equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. The Company does not, nor does it intend to, trade investments that it owns.

              SECURITIES TO BE HELD TO MATURITY - Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

              SECURITIES AVAILABLE FOR SALE - Securities available for sale consist of its debt and equity securities not classified as trading securities nor as securities to be held to maturity.

         Unrealized holding gains and losses on securities available for sale if material, are reported as a net amount in a separate component of stockholders' equity until realized.

         Gains and losses on the sale of securities available for sale are determined using the specific identification method.

     ACCOUNTS RECEIVABLE

         The Company has not provided an allowance for doubtful accounts. All receivables considered doubtful have been charged to current operations and it is management's opinion that no additional material amounts are doubtful of collection.

     CASH FLOW PRESENTATION


         For purposes of the statement of cash flows, time deposits that mature in three months or less, certificates of deposit and cash are considered cash and cash equivalents.


     EARNINGS PER COMMON SHARE

         The Company has adopted Statement No. 128, EARNINGS PER SHARE, issued by the Financial Standards Accounting Board. Adoption of Statement No. 128 had no effect upon 1997, 1996 or 1995 earnings per share computations.

         Basic earnings per common share was computed based on the weighted average number of common shares outstanding for the period. Diluted earnings per share have not been presented since the Company has no outstanding options or warrants to purchase its common stock.

     CONCENTRATION OF CREDIT RISK

         The Company regularly maintains cash in bank deposit accounts, which exceed FDIC insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         Accounting Changes

         The Financial Accounting Standards Board has issued the following Statements of Financial Accounting Standards effective for fiscal years beginning after December 15, 1997:

         No. 130 - Reporting Comprehensive Income

                  Requires that all items are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         NO. 131 - DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED
                   INFORMATION

                  Requires disclosure of operating segments based upon information used internally for evaluating segment performance and allocating resources.

         No. 132 - Employers' Disclosures About Pensions and other Post-retirement Benefits

                  Revises employers' disclosures about pensions and other post-retirement plans.

         The Company will adopt the above standards effective January 1, 1998. Adoption is not expected to have a significant effect upon current financial statements.

NOTE 2.  SECURITIES AVAILABLE FOR SALE

         Securities available for sale consist of equity securities and are carried at cost, which approximates market at September 30, 1997 and 1996. Market value was determined by quoted prices.

         Included in net income for the years ended September 30, 1997 and 1996 is a $241 gain and $161 loss, respectively, from sales of marketable equity securities. The cost of the securities sold was determined by the specific identity method.

NOTE 3.  TRADE ACCOUNTS RECEIVABLE

         Trade accounts receivable at September 30 consist of the following:

                                                     1997        1996
                                                     ----        ----
                                                      (in thousands)

         Oil and gas revenue receivable             $8,235      $6,188
         Joint interest billings receivable            991         306
                                                    ------      ------

                                                    $9,226      $6,494
                                                    ------      ------
                                                    ------      ------

NOTE 4.   INVESTMENT IN PARTNERSHIPS


Investment in partnerships is stated at cost plus the proportionate share of invested accumulated income. The Company's investment in partnerships consists of a 10% interest in Michigan Gas Partners, Ltd., a 6% interest in Frederic HOF Limited Partnership, and a 50% interest in Wilderness Energy, L.C. None of these entities individually are considered a significant subsidiary of the Company. The following is a summary of the combined financial position and combined results of operations of the Company's investments in partnerships as of and for the years ended September 30:


                                                                 1997           1996        1995
                                                                 ----           ----        ----
                                                                           (in thousands)

         Current assets                                        $ 5,127        $ 7,311     $ 8,085
         Property, plant and equipment                          40,102         44,392      45,916
         Other assets                                               25            274         299
                                                               -------        -------     -------

           Total assets                                        $45,254        $51,977     $54,300
                                                               -------        -------     -------
                                                               -------        -------     -------

         Current liabilities                                   $   200        $ 3,502     $ 4,358
         Partnership equity                                     45,054         48,475      49,942
                                                               -------        -------     -------

           Total liabilities and partnership equity            $45,254        $51,977     $54,300
                                                               -------        -------     -------
                                                               -------        -------     -------

         Oil and gas revenue                                   $ 9,830        $ 9,973     $ 8,116
                                                               -------        -------     -------
                                                               -------        -------     -------

         Net income                                            $ 2,857        $ 3,840     $ 3,889
                                                               -------        -------     -------
                                                               -------        -------     -------

         Company's investment                                  $ 6,937        $ 6,200     $ 6,285
                                                               -------        -------     -------
                                                               -------        -------     -------

NOTE 5.   LONG-TERM DEBT

  Long-term debt at September 30 consists of the following:

                                                                                    1997       1996
                                                                                    ----       ----
                                                                                    (in thousands)
         Note payable to bank with interest at prime,
         due in monthly payments of $82,750, with final payment
         due on December 31, 2002, retired in 1997, secured by
         investment in Wilderness Energy, L.C. and Frederic
         HOF Limited Partnership.                                                  $ --        $3,000

         Notes payable to various entities, due in monthly payments ranging from $186 to $3,895, including interest ranging
         from 7% to 10.63%, secured by land, buildings and equipment.               673           615

         Note payable to bank, interest at 8.75%, unsecured,
         due on October 17, 1998, retired in 1997.                                   --         8,800

                                                                            1997           1996
                                                                            ----           ----
                                                                               (in thousands)
     Note payable to bank, due in monthly installments
     of $210,000 in 1997, including interest at 8.18%,
     secured by the assets of Mercury Exploration, Inc.
     in Wyoming and Montana, retired in 1997.                                --          10,560

     Note payable to bank, due in monthly payments ranging
     from $165,000 to $88,333, including interest
     at 7.655%, secured by producing oil and gas properties.               8,680           --

     Line of credit to bank, due on January 1, 2002,
     including interest at Libor + 1.125%, secured by
     producing oil and gas properties.                                     4,900           --

     Note payable to bank, due in monthly payments of
     $82,750, with interest at prime + .25%, with final
     payment due January 1, 2003, secured by oil and gas
     producing properties                                                  4,255           --

     Note payable to bank, due in monthly payments of
     $866,667, including interest at 7.59% (based on rate swap), with final payment due on December 27, 2000, secured by
     oil and gas producing properties and investment in
     Quicksilver Energy, L.C.                                             15,200           --

     Note payable to bank, due in quarterly payments ranging
     from $1,400,000 to $600,000, beginning in August 1999,
     including interest at 9%, with final payment due on
     March 31, 2007, secured by oil and gas producing
     properties and investment in Quicksilver Energy, L.C.                27,000           --
                                                                         -------        -------


                                                                          60,708         22,975

     Less current maturities                                              13,534          3,415
                                                                         -------        -------
                                                                         $47,174        $19,560
                                                                         -------        -------
                                                                         -------        -------


Aggregate maturities of long-term debt as follows:           (in thousands)

             1998                                                 $13,534

             1999                                                  10,335

             2000                                                   7,170

             2001                                                   6,220

             2002                                                  10,353

             Thereafter                                            13,096
                                                                  -------
                                                                  $60,708
                                                                  -------
                                                                  -------

NOTE 6.  INCOME TAXES


The Company provides for deferred income taxes resulting from temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Temporary differences result primarily from intangible development costs being capitalized and amortized for financial reporting purposes but expensed for tax reporting purposes and different income recognition criteria for debt extinguishment. Also included in income taxes is the portion of state taxes based on income.


  The Company's income tax provision is as follows:

                                              1997           1996          1995
                                              ----           ----          ----
                                                        (in thousands)
         Current                            $  (16)        $  105          $ 62
         Deferred                            2,710          1,114           622
                                            ------         ------          ----

                                            $2,694         $1,219          $684
                                            ------         ------          ----
                                            ------         ------          ----

     The tax effects of net operating loss carryforwards and temporary differences at September 30, 1997 and 1996 that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                           1997           1996
                                                          ------         ------
         Deferred tax assets
           Net operating loss carry-forwards              $  539         $  128
           Tax credits carry-forwards                        253            322
                                                          ------         ------
                                                             792            450
                                                          ------         ------

         Deferred tax liabilities
           Property and equipment                         $5,458         $2,114
           Long term debt                                  1,198          1,559
           Investments                                       786            716
                                                          ------         ------
                                                           7,442          4,389
                                                          ------         ------

           Total deferred taxes, net                      $6,650         $3,939
                                                          ------         ------
                                                          ------         ------


         There is no material difference between the statutory tax rate and the provision for taxes used in the accompanying financial statements.

         The Company has U.S. net operating loss carry-forwards of approximately $1,600,000 available to reduce future U.S. taxable income subject to certain limitations. These U.S. net operating loss carry-forwards will expire in 2012.

NOTE 7.   PROFIT SHARING AND SAVINGS PLAN

  The Company sponsors a defined contribution pension plan. All full-time employees are eligible for participation upon completion of one year's service. Employee contributions to the plan for the year ended September 30, 1997, 1996 and 1995 were $199,000, $162,000 and $106,000, respectively. The Company made contributions of $200,000, $117,000 and $78,000 in 1997, 1996 and 1995,
respectively.

NOTE 8.  OPERATING LEASES

  The Company's leasing operations consist principally of the leasing of automobiles under operating leases that expire over the next three years.

  The future minimum annual rentals on noncancellable leases in effect at September 30, 1997, which have initial or remaining terms of more than one year, are as follows:

         1998                             $87,000
         1999                              70,000
         2000                              17,000

  Total rental expense under operating leases was $129,000, $115,000 and $162,000 in 1997, 1996 and 1995, respectively.

NOTE 9.  FUTURES CONTRACT




     There were no significant realized or unrealized gains or losses on this agreement at September 30, 1997. The Company has entered into this agreement as a hedge against any downward movement in the commodity price of oil through December 31, 1997. The agreement terminates at December 31, 1997. The Company has received a cash payment in advance of the deliver of the oil at a fixed price of approximately $17.48 per barrel. The market price for oil at September 30, 1997 was less than this price.


NOTE 10.  CONTINGENCIES

     The Company is a defendant in a lawsuit filed by a former employee with potential exposure of $500,000. The Company believes the lawsuit is without merit and is vigorously defending its position, and does not expect the ultimate outcome to materially affect the Company's financial position.

NOTE 11.  SUBSEQUENT EVENTS

     The Company settled a lawsuit in December of 1997, which resulted in a gain of approximately $2,781,000.

     In October 1997, Mercury Montana, Inc. merged with MSR Exploration, Inc. As a result of the merger, Mercury Exploration Company obtained an approximate 25% ownership interest in MSR Exploration, Inc.

     Effective January 1, 1998, Mercury transferred substantially all producing oil and gas properties to a newly formed related company, Quicksilver Resources Inc. in exchange for common stock of Quicksilver.

     Subsequently on September 1, 1998, Quicksilver Resources Inc. entered into a merger agreement with MSR Exploration Ltd.




NOTE 12.  ACQUISITIONS


     On November 14, 1996 Quicksilver Energy L.C., a 52 percent owned subsidiary of Mercury, consummated the acquisition of certain property interests from Shell Western Exploration & Production, Inc. (the Shell properties). Such interests are primarily located in Michigan and, as of January 1, 1998, had combined proved reserves of approximately 42.5 Bcfe. The aggregate purchase price for the interests was approximately $57.7 million, which was paid in cash principally with bank debt.

     The following unaudited pro forma summary presents the consolidated results of operations of Mercury for the years ended September 30, 1997, 1996 and 1995 as if the acquisition had occurred at the beginning of each fiscal year.


                                Year Ended                 Year Ended                  Year Ended
                              September 30, 1997         September 30, 1996        September 30, 1995
                              ------------------         ------------------        ------------------
                                              (In thousands, except for per share data)
     Revenues                            $44,599                    $47,802                   $26,783
     Net income                            5,457                     10,227                     5,872
     Earnings per share                    21.74                      40.75                     23.39






     On October 9, 1997, Mercury consummated the acquisition of certain property interests from ECT Enocene Enterprises II, (the Destec properties). Such interests are primarily located in Michigan and, as of January 1, 1998, had combined proved reserves of approximately 25.4 Bcfe. The aggregate purchase price for the interests was approximately $23.5 million, which was paid in cash principally with debt from Mercury's credit facility.



     The following unaudited pro forma summary presents the consolidated results of operations of Mercury for the years ended September 30, 1997 and 1996 as if the acquisition had occurred at the beginning of each fiscal year. The 1996 pro forma amounts also give effect to the Shell properties acquisition discussed above.



                             Year Ended                Year Ended
                           September 30, 1997      September 30, 1996
                           ------------------      ------------------
                           (In thousands, except for per share data)
     Revenues                         $51,856                 $54,026
     Net income                         8,330                  12,721
     Earnings per share                 33.19                   50.68


NOTE 13.  CHANGE IN METHOD OF ACCOUNTING FOR OIL AND GAS PROPERTIES

     Pursuant to the merger agreement with MSR Exploration Ltd. dated September 1, 1998, the Company has changed its accounting policy for oil and gas properties from the successful efforts method to the full cost method. Accordingly, the Company's financial statements have been restated to apply the change retroactively. The effect of the accounting change on income as previously reported for 1997, 1996 and 1995 is:

                                                 1997       1996       1995
                                                 ----       ----       ----
                                                       (in thousands)
     Effect on:
       Income before extraordinary
         item and net income                    $4,219     $1,169     $ 200
       Earnings per common share                $16.81     $ 4.66     $0.80


     Adoption of the full cost method of accounting for oil and gas properties was mandated in the September 1998 merger agreement with MSR and is consistent with the accounting policy of MSR previously disclosed to its shareholders and the general public. In addition, the Company believes the full cost method of accounting for oil and gas properties more accurately reflects management's exploration objectives and results by including all costs incurred in oil and gas producing activities as integral to the acquisition, discovery and development of whatever reserves ultimately result from its efforts as a whole.


NOTE 14.  SUPPLEMENTAL OIL AND GAS RESERVE DATA  (UNAUDITED)

     The Company's proved oil and gas reserves at September 30, 1997 have been estimated by the Company's petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions.

There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserve data represent estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.


Estimated Reserves

Changes in the estimated net quantities of crude oil and natural gas reserves, all of which are located in the continental United States, are as follows:


Reserve Quantities


                                                      Year Ended September 30,
                                               -------------------------------------
                                                 1997            1996           1995
                                                 ----            ----           ----
Proved reserves:
     Crude Oil (MBbls)
       Beginning of period                     20,473             980            997
       Revisions of previous estimates                            450             --
       Purchase of reserves in place            1,436          19,608             --
       Production                                (835)           (565)           (17)
                                               ------          ------         ------

       End of period                           21,074          20,473            980
                                               ------          ------         ------
                                               ------          ------         ------

       Minority interest end of period            374               0              0

     Natural Gas (MMcf):
       Beginning of period                     20,571          22,523         23,127
       Revisions of previous estimates           (881)         (3,041)
       Purchase of reserves in place           66,114           2,029
       Production                              (7,852)           (940)          (604)
                                               ------          ------         ------

       End of period                           77,952          20,571         22,523
                                               ------          ------         ------
                                               ------          ------         ------

       Minority interest end of period         21,401               0              0

Proved developed reserves
     Crude Oil (MBbls)
       Beginning of period                      5,955             113            130
       End of period                            6,873           5,955            113

       Minority interest end of period            374               0              0

     Natural Gas (MMcf)
       Beginning of period                     18,542          19,295         19,899
       End of period                           69,883          18,542         19,295

       Minority interest end of period         21,401               0              0

Company's proportional interest in proved
  reserves of investee's accounted for
  by the equity method - end of year            1,352           1,701          2,641

Standardized Measure

The following tables present the Company's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves and were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide that the oil, condensate and gas price structure utilized to project future net cash flows reflects current prices at each date presented and have been escalated only when known and determinable price changes are provided by contract. Future production, development and net abandonment costs are based on current costs without escalation. The resulting net future cash flows have been discounted to their present values based on a 10% annual discount factor.


   Standardized Measure (in thousands):                           Year Ended September 30,
                                                       ---------------------------------------------
                                                          1997               1996               1995
                                                          ----               ----               ----

Future cash flows                                     $457,196           $375,012            $56,067
Future production and development costs               (255,999)          (231,817)           (30,418)
Future income tax expense                              (48,301)           (41,985)            (6,675)
                                                      --------           --------            -------
                                                       152,896            101,210             18,974
10% annual discount for timing of cash flows           (70,805)           (51,810)           (10,556)
                                                      --------           --------            -------

Standardized measure of discounted
  Cash flows                                          $ 82,091           $ 49,400            $ 8,418
                                                      --------           --------            -------
                                                      --------           --------            -------

Company's share of equity method investee's
  standardized measure of discounted future
  net cash flows                                      $  1,101           $  1,048           $  1,189


Primary changes in standardized measure of discounted future net cash flows (thousands of dollars):



                                                          1997               1996               1995
                                                          ----               ----               ----
Net changes in prices and production costs             $ (2,176)          $ (2,201)           $ 2,845
Development costs incurred                               (1,755)            (2,832)              (405)
Changes in estimated future development costs            (1,654)            (4,395)               -
Purchases in reserves-in-place                           62,355             71,115                -
Net change in income taxes                               (5,932)           (17,531)              (994)
Sales of oil and gas, net of production costs           (21,923)            (5,482)            (2,854)
Accretion of discount                                     4,940                842                614
Other                                                    (1,164)             1,466                458
                                                       --------           --------            -------
                                                       $ 32,691           $ 40,982            $  (336)
                                                       --------           --------            -------
                                                       --------           --------            -------



Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.



These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to Mercury.

     Costs incurred in oil and gas property acquisition, exploration and development activities (in thousands):

                                                                  Year Ended September 30,
                                                       ---------------------------------------------
                                                          1997               1996               1995
                                                          ----               ----               ----
Property acquisition costs                             $53,162            $14,631             $    0

Exploration costs                                      $ 3,027            $   778             $  550

Development costs                                      $     0            $     0             $2,095

Company's share of equity method investee's
  costs of property acquisition, exploration
  and development                                      $    --            $   120             $  511


         Results of operations from producing activities (in thousands):

                                                                  Year Ended September 30,
                                                       ---------------------------------------------
                                                          1997               1996               1995
                                                          ----               ----               ----
Oil and gas sales                                      $34,440            $12,169             $2,106
Operating expenses                                     (17,312)           (11,945)            (4,321)
Production taxes                                        (2,169)              (739)               (78)
Depletion and depreciation                              (5,361)              (796)              (271)
                                                      --------           --------            -------
                                                         9,598             (1,311)            (2,564)

Income taxes                                            (3,263)                 0                  0
                                                      --------           --------            -------
Results of operations from
  producing activities (excluding corporate
  overhead and interest costs)                        $  6,335            ($1,311)           ($2,564)
                                                      --------           --------            -------
                                                      --------           --------            -------
Minority interest in results of
  operations                                          $  5,667           $      0            $     0
                                                      --------           --------            -------
                                                      --------           --------            -------

Company's share of equity method investee's
  results of operations from producing
  activities                                          $    (81)          $     85            $     7



NOTE 15.  CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

            For the Years Ended September 30, 1997, 1996, and 1995
                                (in thousands)



                                                          1997               1996               1995
                                                          ----               ----               ----
Unproved oil and gas properties                        $  1,305           $  1,710             $  1,003
Proved oil and gas properties                            85,665             25,979                7,986
                                                       --------           --------             --------
                                                         86,970             27,689                8,989

Less accumulated depreciation and depletion               6,729              1,067                  271
                                                       --------           --------             --------

Net capitalized costs                                  $ 80,241           $ 26,622             $  8,718
                                                       --------           --------             --------
                                                       --------           --------             --------

Company's share of equity method
  investee's net capitalized costs                     $    911           $  1,005             $  1,189
                                                       --------           --------             --------
                                                       --------           --------             --------

                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders
Mercury Exploration Company
Fort Worth, Texas



We have audited the accompanying consolidated balance sheet of Mercury Exploration Company as of December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the three months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.



We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Exploration Company as of December 31, 1997, and the results of its operations and its cash flows for the three months then ended in conformity with generally accepted accounting principles.



WEAVER AND TIDWELL, L.L.P.



Fort Worth, Texas
November 30, 1998

                           MERCURY EXPLORATION COMPANY
                           Consolidated Balance Sheet
                                December 31, 1997
                                  In thousands


ASSETS

CURRENT ASSETS
   Cash                                                                   $      6,844
   Securities available for sale                                                    27
   Trade accounts receivable                                                     9,635
   Inventory, at lower of average cost or market                                   899
   Notes receivable - current portion                                               81
                                                                          ------------
       Total current assets                                                     17,486

INVESTMENT IN MSR EXPLORATION, LTD.                                                119
INVESTMENT IN PARTNERSHIPS                                                       6,556

PROPERTY AND EQUIPMENT

   Oil and gas properties                                                      109,591
   Land, buildings and leasehold improvements                                    1,407
   Furniture and equipment                                                         683
   Transportation equipment                                                        745
                                                                          ------------
                                                                               112,426
   Less accumulated depreciation and depletion                                  10,383
                                                                          ------------
                                                                               102,043

OTHER ASSETS                                                                       302
                                                                          ------------

TOTAL ASSETS                                                              $    126,506
                                                                          ------------
                                                                          ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current maturities of long-term debt                                   $     13,335
   Accounts payable                                                              6,744
   Accrued liabilities                                                             826
   Advances payable                                                              3,420
   Royalties payable                                                             1,631
   Income taxes payable                                                            854
                                                                          ------------
       Total current liabilities                                                26,810
                                                                          ------------
UNEARNED REVENUES                                                                2,567
DEFERRED INCOME TAXES                                                            7,070
LONG-TERM DEBT                                                                  65,275
MINORITY INTEREST IN SUBSIDIARIES                                                7,114

STOCKHOLDERS'S EQUITY
   Capital stock, no par value
       1,000,000 shares authorized;
       250,950 shares issued and outstanding                                     1,087
   Retained earnings                                                            16,583
                                                                          ------------
                                                                                17,670
                                                                          ------------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY
                                                                          $    126,506
                                                                          ------------
                                                                          ------------


     The accompanying notes are an integral part of this financial statement.

                           MERCURY EXPLORATION COMPANY
                        Consolidated Statement of Income
                  For the Three Months Ended December 31, 1997
                                  In thousands


OIL AND GAS REVENUES                                          $      11,049

COSTS AND EXPENSES
   Operating expenses                                                 4,736
   Depletion and depreciation                                         2,466
   General and administrative                                           532
                                                              -------------

       Income from operations                                         3,315
                                                              -------------

OTHER INCOME (EXPENSE)
   Interest expense                                                  (1,879)
   Interest income                                                       27
   Equity in partnerships                                                78
   Manage fee income                                                     54
   Rental income                                                         32
   Miscellaneous income                                                 461
   Income from litigation settlement                                  2,781
                                                              -------------

       Income before income taxes
         and minority interest                                        4,869

MINORITY INTEREST IN INCOME
  OF SUBSIDIARY                                                       1,277
                                                              -------------

       Income before income taxes                                     3,592

INCOME TAXES                                                          1,238
                                                              -------------
NET INCOME                                                    $       2,354
                                                              -------------
                                                              -------------

Weighted average shares outstanding                                 250,950
                                                              -------------
                                                              -------------
Earnings per share                                            $        9.38
                                                              -------------
                                                              -------------



    The accompanying notes are an integral part of this financial statement.

                           MERCURY EXPLORATION COMPANY
                 Consolidated Statement of Stockholders' Equity
                  For the Three Months Ended December 31, 1997
                                  In thousands


                                          Common    Retained
                                          Shares    Earnings     Total
                                          -------   --------    --------
BALANCE
   September 30, 1997                     $ 1,087   $ 14,229    $ 15,316

   Net Income                                          2,354       2,354
                                          -------   --------    --------
BALANCE
   December 31, 1997                      $ 1,087   $ 16,583    $ 17,670
                                          -------   --------    --------
                                          -------   --------    --------


     The accompanying notes are an integral part of this financial statement.

                           MERCURY EXPLORATION COMPANY
                      Consolidated Statement of Cash Flows
                  For the Three Months Ended December 31, 1997
                                  In thousands

CASH FLOWS FROM OPERATING ACTIVITIES
        Net Income                                                      $         2,354
        Adjustments to reconcile net income
          to net cash provided by operating activities:
        Depreciation and depletion                                                2,466
        Minority interest in undistributed subsidiary earnings                    1,277
        Partnership income                                                          (78)
        Reduction of unearned revenues                                           (1,593)
        Deferred income taxes                                                       273
        Changes in operating assets and liabilities
            Accounts receivable                                                      (7)
            Inventory                                                              (223)
            Accounts payable                                                        575
            Accrued liabilities                                                    (859)
            Advances payable                                                      1,060
            Royalties payable                                                      (353)
            Income taxes payable                                                    964
            Other                                                                  (205)
                                                                        ---------------

            Net cash provided by operating activities                             5,651
                                                                        ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Capital expenditures                                                    (27,750)
        Proceeds from sale of marketable equity securities                            4
        Proceeds from bond maturities                                                65
        Distribution received from partnerships                                     458
        Advances on notes receivable                                                (15)
        Investments in common stock not held for resale                            (119)
                                                                        ---------------


            Net cash used in investing activities                               (27,327)
                                                                        ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:

        Proceeds from notes payable                                              25,435
        Receipt of unearned revenues                                              2,088

        Principal paid on long-term debt                                         (3,533)
                                                                        ---------------

            Net cash provided by financing activities                            23,990
                                                                        ---------------


            Net increase (decrease) in cash                                       2,314


CASH, beginning of period                                                         4,530
                                                                        ---------------
CASH, end of period                                                     $         6,844
                                                                        ---------------
                                                                        ---------------


     The accompanying notes are an integral part of this financial statement.

                         MERCURY EXPLORATION COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The nature of operations and significant accounting policies are as follows:


     NATURE OF OPERATIONS

          Mercury Exploration Company's (the Company) operations consist primarily of oil and gas development and production in Texas, New Mexico, Wyoming, Michigan, Indiana, Kansas, Oklahoma, Kentucky and North Dakota.


     CONSOLIDATION POLICY

          The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Mercury Michigan, Inc., Quicksilver Pipeline, L.L.C. (organized in 1996) of which the Company owns 52%, and Quicksilver Energy, L.C. (organized in
          1996) of which the Company owns 52%. As a result of the consolidation, intercompany transactions have been eliminated.


     USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     FINANCIAL INSTRUMENTS

          Financial instruments of the Company consist of cash, marketable equity securities, accounts receivable, notes receivable, investments in partnerships, accounts payable and debt. Recorded values of cash, accounts receivable, notes receivable and accounts payable approximate fair values due to the short maturities of the instruments. Investments in partnerships consist of ownership interests in privately held entities with no quoted market prices. An estimate of fair value cannot be made without incurring excessive costs. Investments in marketable equity securities were determined by quoted prices. Recorded values of notes payable approximate fair values based upon current interest rates.


     INVENTORY

          Inventory consists of oil and gas equipment available for use in production.


      OIL AND GAS PROPERTY AND EQUIPMENT

          The Company follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.

          The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by independent petroleum engineers. Investments in unproved properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.


          The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a ten percent interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.


          Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.


     OTHER PROPERTY AND EQUIPMENT

          Property and equipment is stated at cost. Depreciation is provided for using the straight-line and accelerated methods. Depreciation methods are designed to amortize the cost of assets over their estimated useful lives. Estimated useful lives of major categories of property and equipment are as follows:


               Land, buildings and leasehold improvements   40 years
               Furniture and equipment                       5 - 10 years
               Transportation equipment                      5 years


          Maintenance, repairs, renewals and betterments, which do not enhance the value or increase the basic productive capacity of assets are charged to expense as incurred.


     INVESTMENTS IN SECURITIES

          The Company has adopted Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, issued by the Financial Accounting Standards Board. In accordance with Statement No. 115, the Company's investments in securities are classified as follows:


               TRADING SECURITIES - Investments in debt and equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. The Company does not, nor does it intend to, trade investments that it owns.

               SECURITIES TO BE HELD TO MATURITY - Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.


               SECURITIES AVAILABLE FOR SALE - Securities available for sale consist of its debt and equity securities not classified as trading securities nor as securities to be held to maturity.


          Unrealized holding gains and losses on securities available for sale if material, are reported as a net amount in a separate component of stockholders' equity until realized.


          Gains and losses on the sale of securities available for sale are determined using the specific identification method.


     ACCOUNTS RECEIVABLE

          The Company has not provided an allowance for doubtful accounts. All receivables considered doubtful have been charged to current operations and it is management's opinion that no additional material amounts are doubtful of collection.


     CASH FLOW PRESENTATION

          For purposes of the statement of cash flows, time deposits that mature in three months or less and certificates of deposit are considered cash and cash equivalents.


     EARNINGS PER COMMON SHARE

          The Company has adopted Statement No. 128, EARNINGS PER SHARE, issued by the Financial Standards Accounting Board. Adoption of Statement No. 128 had no effect upon 1997 earnings per share computations.


          Basic earnings per common share was computed based on the weighted average number of common shares outstanding for the period. Diluted earnings per share have not been presented since the Company has no outstanding options or warrants to purchase its common stock.


     CONCENTRATION OF CREDIT RISK

          The Company regularly maintains cash in bank deposit accounts, which exceed FDIC insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

     ACCOUNTING CHANGES

     The Financial Accounting Standards Board has issued the following Statements of Financial Accounting Standards effective for fiscal years beginning after December 15, 1997:


          NO. 130 - REPORTING COMPREHENSIVE INCOME

          Requires that all items are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.


     NO. 131 - DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE
                    AND RELATED INFORMATION

          Requires disclosure of operating segments based upon information used internally for evaluating segment performance and allocating resources.


     NO. 132 - EMPLOYERS' DISCLOSURES ABOUT PENSIONS
                     AND OTHER POST-RETIREMENT BENEFITS

          Revises employers' disclosures about pensions and other post-retirement plans.


     The Company will adopt the above standards effective January 1, 1998. Adoption is not expected to have a significant effect upon current financial statements.


NOTE 2.  SECURITIES AVAILABLE FOR SALE

     Securities available for sale consist of equity securities and are carried at cost, which approximates market at December 31, 1997. Market value was determined by quoted prices.


     Included in net income for the three months ended December 31, 1997 is a $594 gain from sales of marketable equity securities. The cost of the securities sold was determined by the specific identity method.


NOTE 3.  TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable at December 31 consist of the following:

                                                    (In thousands)
          Oil and gas revenue receivable              $  8,023
          Joint interest billings receivable             1,612
                                                      --------
                                                      $  9,635
                                                      --------
                                                      --------

NOTE 4.   INVESTMENT IN PARTNERSHIPS

     Investment in partnerships is stated at cost plus the proportionate share of invested accumulated income. The Company's investment in partnerships consists of a 10% interest in Michigan Gas Partners, Ltd., a 6% interest in Frederic HOF Limited Partnership, and a 50% interest in Wilderness Energy, L.C. The following is a summary of the combined financial position and combined results of operations of the Company's investments in partnerships as of and for the three months ended December 31, 1997:


                                                           (In thousands)
          Current assets                                      $  4,141
          Property, plant and equipment                         37,831
                                                              --------
               Total assets                                   $ 41,972
                                                              --------
                                                              --------
          Current liabilities                                 $    674
          Partnership equity                                    41,298
                                                              --------
               Total liabilities and partnership equity       $ 41,972
                                                              --------
                                                              --------
          Oil and gas revenue                                 $  3,209
                                                              --------
                                                              --------
          Net income                                          $    767
                                                              --------
                                                              --------
          Company's investment                                $  6,556
                                                              --------
                                                              --------


NOTE 5.    CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES


     At December 31, 1997                                  (In thousands)

          Unproved oil and gas properties                    $   3,079
          Proved oil and gas properties                        106,512
                                                             ---------
                                                               109,591

          Less accumulated depreciation and depletion            9,127
                                                             ---------
          Net capitalized costs                              $ 100,464
                                                             ---------
                                                             ---------
          Company's share of equity method investee's
             net capitalized costs                           $     911
                                                             ---------
                                                             ---------

NOTE 6.   LONG-TERM DEBT

  Long-term debt at December 31, 1997 consists of the following:


                                                                        (In thousands)
          Notes payable to various entities, due in
          monthly payments ranging from 7% to 10.63%,
          secured by land, buildings and equipment.                             645

          Note payable to bank, due in monthly payments
          ranging from $165,000 to $88,333, including interest at
          7.655%, secured by producing oil and gas properties.                8,020

          Line of credit to bank, due on January 1, 2002, including
          interest at Libor + 1.125%, secured by producing oil and gas
          properties.                                                        26,335

          Note payable to bank, due in monthly payments of
          $82,750, with interest at prime + .25%, with final payment due January 1, 2003, secured by oil and gas producing
          properties                                                          4,010

          Note payable to bank, due in monthly payments of $866,667, including interest at 7.59% (based on rate swap), with final payment due on December 27, 2000, secured by oil and gas
          producing properties and investment in Quicksilver Energy, L.C.    12,600

          Note payable to bank, due in quarterly payments ranging from
          $1,400,000 to $600,000, beginning in August 1999, including interest at 9%, with final payment due on March 31, 2007,
          secured by oil and gas producing properties and investment
          in Quicksilver Energy, L.C.                                        27,000
                                                                            -------
                                                                             78,610

          Less current maturities                                            13,335
                                                                            -------
                                                                            $65,275
                                                                            -------
                                                                            -------


  Aggregate maturities of long-term debt are as follows:

                                                                            -------
               1999                                                         $13,335
               2000                                                           8,896
               2001                                                           6,876
               2002                                                           6,034
               2003                                                          31,874
               Thereafter                                                    11,595
                                                                            -------
                                                                            $78,610
                                                                            -------
                                                                            -------


NOTE 7.  INCOME TAXES

     The Company provides for deferred income taxes resulting from temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Temporary differences result primarily from intangible development costs being capitalized and amortized for financial reporting purposes but expensed for tax reporting purposes and different income recognition criteria for debt extinguishment. Also included in income taxes is the portion of state taxes based on income.

  The Company's income tax provision at December 31, 1997 is as follows:


                                                        (In thousands)
          Current                                          $   965
          Deferred                                             273
                                                           -------
                                                           $ 1,238
                                                           -------
                                                           -------


     The tax effects temporary differences at December 31, 1997 that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:


                                                       (In thousands)
          Deferred tax assets
               Tax credits carry-forwards                  $  738
                                                           ------
                                                              738
                                                           ------
          Deferred tax liabilities
               Property and equipment                       5,992
               Long term debt                               1,187
               Investments                                    629
                                                           ------
                                                           $7,808
                                                           ------
          Total deferred taxes, net                        $7,070
                                                           ------
                                                           ------


     There is no material difference between the statutory tax rate and the provision for taxes used in the accompanying financial statements.


     The Company has tax credits carry forwards available to offset regular federal income taxes of approximately $738,000 due to expire in 2002.


NOTE 8.   PROFIT SHARING AND SAVINGS PLAN

     The Company sponsors a defined contribution pension plan. All full-time employees are eligible for participation upon completion of one year's service. Employee contributions to the plan for the three months ended December 31, 1997 were $61,500. The Company made no contributions for the three months ended December 31, 1997.


NOTE 9.  OPERATING LEASES

     The Company's leasing operations consist principally of the leasing of automobiles under operating leases that expire over the next three years.


     The future minimum annual rentals on noncancellable leases in effect at December 31, 1997, which have initial or remaining terms of more than one year, are as follows:


          1998                                              $ 108,000
          1999                                                 81,000
          2000                                                 33,000



     Total rental expense under operating leases was $26,000, for the three months ended December 31, 1997.

NOTE 10.  FUTURES CONTRACT

     The Company has entered into an agreement for the future delivery of approximately 41,800 barrels of oil. The contract qualifies as a hedge for financial reporting purposes. Accordingly, changes in the value of the contract are recognized in income when the effects of changes in oil prices are recognized. There were no significant realized or unrealized gains or losses on this agreement at September 30, 1997. The Company has entered into this agreement as a hedge against any downward movement in the commodity price of oil through December 31, 1997. The agreement terminates at December 31, 1997. The Company has received a cash payment in advance of the delivery of the oil at a fixed price of approximately $17.48 per barrel. The market price for oil at September
     30, 1997 was less than this price.


NOTE 11.  TAX CREDIT SALE

     In December 1997, the Company transferred certain properties, which carry IRS Code Section 29 income tax benefits, to an unrelated party and received consideration as follows:

     a.  Initial payment of $2,553,000
     b.  Fixed payment note of $5,093,000
     c.  Credit payment note
     d.  Production payment


     Code Section 29 allows a credit against regular federal income tax liability for certain eligible gas production. A portion of the initial cash payment represented an advance payment for the first eighteen months of tax benefits. As of December 31, 1997, a balance of $2,448,000 in unearned revenues existed as a result of cash consideration received in excess of the tax benefit earned. For accounting purposes, the transfer does not qualify for sale or gain recognition. Accordingly, the accompanying financial statements continue to include the Company's costs, revenues and expenses associated with the assets transferred.


NOTE 12.  SUPPLEMENTAL CASHFLOW INFORMATION

     In October 1998, the Company exchanged its 54% interest in a subsidiary, Mercury Montana, Inc., for a 25% interest in MSR Exploration Ltd. The investment in MSR Exploration Ltd. is being accounted for under the equity method of accounting. Assets and liabilities of Mercury Montana, Inc. at the date of exchange were as follows:


     Non-Cash Investing and Financing Activities

                                                      (In thousands)
         Assets
           Inventory                                       $   78
           Oil and gas properties, net                      4,345
           Other assets                                        50
                                                           ------
         Total Assets                                      $4,473
                                                           ------
                                                           ------
         Liabilities
           Accounts payable                                   395
           Accrued liabilities                                 13
           Deferred income taxes                             (147)
           Long-term debt                                   4,000
           Minority interest in subsidiaries                   93
                                                           ------
         Total Liabilities                                 $4,354
                                                           ------
                                                           ------
         Investment in MSR Exploration Ltd.                $  119
                                                           ------
                                                           ------

NOTE 13.  CONTINGENCIES

     The Company is a defendant in a lawsuit filed by a former employee with potential exposure of $500,000. The Company believes the lawsuit is without merit and is vigorously defending its position, and does not expect the ultimate outcome to materially affect the Company's financial position.


NOTE 14.  SUBSEQUENT EVENTS

     Effective January 1, 1998, Mercury transferred substantially all producing oil and gas properties to a newly formed related company, Quicksilver Resources, Inc. in exchange for common stock in Quicksilver.


     Subsequently on September 1, 1998, Quicksilver Resources Inc. entered into a merger agreement with MSR Exploration Ltd.


NOTE 15.  SUPPLEMENTAL OIL AND GAS RESERVE DATA  (UNAUDITED)

     The Company's proved oil and gas reserves at December 31, 1997 have been estimated by the Company's petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions.


     There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserve data represent estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.


     Estimated Reserves

     Changes in the estimated net quantities of crude oil and natural gas reserves, all of which are located in the continental United States, are as follows:


     Reserve Quantities  December 31, 1997


                                                     Petroleum      Natural
                                                      Liquids         Gas
                                                      (bbls)         (MMCF)
                                                     ---------      -------
                                                 (in thousands)
     Reserves at September 30, 1997                   21,074         77,952
        Purchases of reserves-in-place                  -            30,831
        Sale of reserves-in-place                     (5,840)        (1,339)
        Production                                      (168)        (3,339)
                                                     -------        -------
     Reserves at December 31, 1997                    15,066        104,105
                                                     -------        -------
                                                     -------        -------
     Total proved developed reserves
        At December 31, 1997                           4,520         90,585
                                                     -------        -------
                                                     -------        -------
     Company's proportional interest
        in reserves of investee's accounted
        for by the equity method-end of year               0          1,352
                                                     -------        -------
                                                     -------        -------

     Standardized Measure

     The following tables present the Company's standardized measure of discounted future net cash flows and changes relating to proved oil and gas reserves and were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide that the oil, condensate and gas price structure utilized to project future net cash flows reflects current prices at each date presented and have been escalated only when known and determinable price changes are provided by contract. Future production, development and net abandonment costs are based on current costs without escalation. The resulting net future cash flows have been discounted to their present values based on a 10% annual discount factor.


    Standardized Measure (in thousands): December 31, 1997


    Future cash inflows                                            $ 417,051
      Future development and production costs                       (213,408)
      Future income tax expense                                      (40,965)
                                                                   ---------
      Future net cash flows                                          162,678
    10% annual discount                                              (71,774)
                                                                   ---------
    Standardized measure of
      discounted future cash flows                                 $  90,904
                                                                   ---------
                                                                   ---------
    Company's shares of equity method investee's
      standardized measure of discounted future net
      cash flows                                                   $   1,101
                                                                   ---------
                                                                   ---------


     Primary changes in standardized measure of discounted future net cash flows (thousands of dollars) for the three months ended December 31, 1997:


     Net changes in prices and production costs                     $  1,708
     Sale of reserves-in-place                                       (20,443)
     Development costs incurred                                       (1,486)
     Changes in estimated future development costs                      -
     Purchases of reserves-in-place                                   32,247
     Net change in income taxes                                        2,052
     Sales of oil and gas, net of production costs                    (6,313)
     Accretion of discount                                             2,052
     Other                                                            (1,004)
                                                                    --------
                                                                    $  8,813
                                                                    --------
                                                                    --------


     Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.



     These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.

     Costs incurred in oil and gas property acquisition, exploration and development activities (in thousands):



NOTE 15.  SUPPLEMENTAL OIL AND GAS RESERVE DATA  (UNAUDITED) - CONTINUED

     For the three months ended December 31, 1997, in thousands:


         Property acquisition costs                       $25,152

         Exploration costs                                     32

         Development costs                                  2,566

         Company's share of equity method investee's
           costs of property acquisition exploratory
           and development                                $     0


     Results of operations from producing activities (in thousands):

     For the three months ended December 31, 1997


         Oil and gas sales                                 $ 9,456
         Operating expenses                                 (2,661)
         Production taxes                                     (563)
         Depletion and depreciation                         (2,442)
                                                           -------
                                                             3,790

         Income taxes                                       (1,289)
                                                           -------
         Results of operations from
         producing activities
           (excluding corporate
           overhead and interest costs)                    $ 2,501
                                                           -------
                                                           -------
         Minority interest in results of
           operations                                      $ 1,269
                                                           -------
                                                           -------
         Company's share of equity method
           investee's results of operations
           for producing activities                        $   (12)
                                                           -------
                                                           -------

                          INDEPENDENT AUDITOR'S REPORT


To the Partners
Michigan Gas Partners Limited Partnership

We have audited the accompanying balance sheets of Michigan Gas Partners Limited Partnership as of December 31, 1997 and 1996 and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Michigan Gas Partners Limited Partnership as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years ended December 31, 1997, in conformity with generally accepted accounting principles.

As described in Note 8, the Company has changed its accounting policy for accounting for oil and gas properties from the successful efforts method to the full cost method.



WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
October 26, 1998

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP
                                 BALANCE SHEET
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                         1997            1996
                                                       ---------       --------
              ASSETS

CURRENT ASSETS
     Cash and cash equivalents                         $      56       $     55
     Oil and gas revenue receivable                          669            444
                                                       ---------       --------

              Total current assets                           725            499


PROPERTY AND EQUIPMENT
     Producing oil and gas leases                         13,668         13,655
     Less accumulated depletion,
         depreciation and amortization                     4,558          3,603
                                                       ---------      ---------

                                                           9,110         10,052
                                                       ---------       --------

TOTAL ASSETS                                           $   9,835        $10,551
                                                       ---------       --------
                                                       ---------       --------


       LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
     Accounts payable                                  $     150      $     238
     Deferred revenues                                       232           -
                                                       ---------       --------


              Total current liabilities                      382            238


PARTNERS' CAPITAL                                          9,453         10,313
                                                      ----------       --------


TOTAL LIABILITIES AND PARTNERS' CAPITAL                $   9,835        $10,551
                                                       ---------       --------
                                                       ---------       --------

    The accompanying notes are an integral part of these financial statements.

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP
                            STATEMENT OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                1997          1996          1995
                                                             ----------    ----------    ----------
REVENUES
     Oil and gas sales                                       $    2,894    $    3,212      $  1,732
     Gas compressor reimbursement                                   110           156           198
     Other income                                                    17         -             -
                                                             ----------    ----------    ----------

              Total revenues                                      3,021         3,368         1,930


COSTS AND EXPENSES
     Lease operating expenses                                     1,922         1,853         1,183
     Production taxes                                               114           133            70
     Depletion, depreciation and amortization                       955         1,067           839
     Impairment of oil and gas properties                         -               902           423
     General and administrative                                      11            30            28
                                                             ----------    ----------    ----------

              Total cost and expenses                             3,002         3,985         2,543
                                                             ----------    ----------    ----------


NET INCOME (LOSS)                                            $       19    $     (617)   $     (613)
                                                             ----------    ----------    ----------
                                                             ----------    ----------    ----------

    The accompanying notes are an integral part of these financial statements.

                    MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP
                         STATEMENT OF PARTNERS' CAPITAL
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

BALANCE, DECEMBER 31, 1994                                $  8,482

     Distributions                                            (494)

     Capital contributed                                     4,838

     Net loss                                                 (613)
                                                          --------


BALANCE, DECEMBER 31, 1995                                  12,213

     Distributions                                          (1,283)

     Net loss                                                 (617)
                                                          --------

BALANCE, DECEMBER 31, 1996                                  10,313

     Distributions                                            (879)

     Net income                                                 19
                                                          --------

BALANCE, DECEMBER 31, 1997                               $   9,453
                                                          --------
                                                          --------

    The accompanying notes are an integral part of these financial statements.

                    MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                             1997         1996       1995
                                                                           ---------    ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Cash received from oil and gas sales                                   $  2,938     $  3,211   $  1,561
     Cash received from gas compressor reimbursement                              90           74        173
     Cash paid to suppliers and employees                                   (  2,135)    (  1,913)  (  1,148)
                                                                           ---------    ---------  ---------

         Net cash provided by operating activities                               893        1,372        586


CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                   (     13)    (    132)  (  4,837)
                                                                           ---------    ---------  ---------

         Net cash used in investing activities                              (     13)    (    132)  (  4,837)


CASH FLOWS FROM FINANCING ACTIVITIES:
     Partnership distributions                                              (    879)    (  1,283)  (    494)
     Capital contributions                                                    -             -          4,838
                                                                           ---------    ---------  ---------

         Net cash provided by
              (used in) financing activities                                (    879)    (  1,283)     4,344
                                                                           ---------    ---------  ---------

              Net increase (decrease) in cash                                      1     (     43)        93

CASH, beginning of period                                                         55           98          5
                                                                           ---------    ---------  ---------

CASH, end of period                                                         $     56     $     55   $     98
                                                                           ---------    ---------  ---------
                                                                           ---------    ---------  ---------

RECONCILIATION OF NET INCOME (LOSS) TO
NET CASH PROVIDED BY OPERATING ACTIVITIES:

     Net income (loss)                                                      $     19     $   (617)  $   (613)

     Adjustments to reconcile net income (loss) to net cash provided by operating activities:

         Depreciation, depletion and amortization                                955        1,067        839
         Impairment of oil and gas properties                                   -             902        423
         Changes in operating assets and liabilities
              Oil and gas revenue receivable                                (    225)    (     83)  (    196)
              Accounts payable                                              (     88)         103        133
              Deferred liabilities                                               232       -           -
                                                                           ---------    ---------  ---------

              Net cash provided by operating activities                     $    893     $  1,372   $    586
                                                                           ---------    ---------  ---------
                                                                           ---------    ---------  ---------

                                 MICHIGAN GAS
                               PARTNERS NOTES TO
                             FINANCIAL STATEMENTS


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

         The accounting policy relative to the carrying value of property and equipment is indicated in the caption on the balance sheets. The nature of operations and other significant accounting policies are as follows:

    NATURE OF OPERATIONS

         Michigan Gas Partners Limited Partnership was formed to own and operate various oil and gas properties in the state of Michigan. Substantially all of the Company's revenue is derived from the production and sale of natural gas.

  USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  OIL AND GAS PROPERTY AND EQUIPMENT

         The Partnership follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.

         The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by independent petroleum engineers. Investments in unproved properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.

         The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a ten percent interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.

         Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

  STATEMENT OF CASH FLOWS

         For purposes of the statement of cash flows, the Partnership considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

  FEDERAL INCOME TAXES

         Federal income taxes are not recorded, as the results of operations are not taxable to the Partnership, but are includable in the respective income tax returns of the partners.

NOTE 2.  RELATED PARTY TRANSACTIONS

     In accordance with the partnership agreement, the Partnership contracts with a partner for all property exploration costs and continuing costs of operations. In addition, approximately $220,000 and $209,000, respectively, of oil and gas receivables at December 31, 1997 and 1996 are due from the partner and substantially all accounts payable for 1997 and 1996 are due to the partner.

NOTE 3.  SALE OF PROPERTIES

     In December 1997, the Partnership transferred certain properties with a cost of $6,195,000 to an unrelated party and received consideration as follows:

              a.       Initial payment of $232,000
              b.       Fixed payment note of $2,017,000
              c.       Credit payment note with a maximum amount of
                       $4,000,000
              d.       Production payment

     For accounting purposes, the transfer does not qualify for sale or gain recognition. Accordingly, the accompanying financial statements continue to include the partnership's costs, revenues and expenses associated with the assets transferred. Any gain on the properties transferred will be recognized based upon future production of the properties.

NOTE 4.  ALLOCATION OF NET INCOME OR LOSSES
             AND DISTRIBUTION OF CASH FLOWS

     Net income equal to adjusted federal taxable income, as defined, is allocated to the partners' capital accounts to the extent of cash flows, so distributable, as defined. Remaining net income and net loss, as defined, are allocated to the partners' capital accounts in proportion to their prospective capital accounts and partnership interests in a manner specified in the partnership agreement.

NOTE 5.  IMPAIRMENT OF PROPERTY AND EQUIPMENT

     In 1996, and 1995 the Partnership recognized an impairment loss for certain oil and gas properties based upon revision of the properties' reserves by independent petroleum engineers. The impairment loss recognized in the accompanying 1996 and 1995 financial statements was measured as the amount by which the carrying amount of the oil and gas properties exceeded their fair value. Fair value was determined based upon estimated future cash flows for the properties, discounted at a ten percent annual rate.

NOTE 6.  SUBSEQUENT EVENTS

     Effective January 1, 1998, Michigan Gas Partners transferred substantially all producing oil and gas properties to a newly-formed related company, Quicksilver Resources Inc. in exchange for common stock in Quicksilver.

NOTE 7.  SUPPLEMENTARY INFORMATION RELATED TO OIL AND GAS ACTIVITIES-
         UNAUDITED

     Quantities of Oil and Gas Reserves

     The following table presents estimates of the Partnership's proved reserves, all of which have been prepared by the engineers of the Partnership's General Partner. Substantially all of the Partnership's crude oil and natural gas activities are conducted in the United States.

     Reserve Quantities for the years ended December 31, 1997, 1996 and 1995.


                                             1997             1996             1995
     Proved reserves:
       Natural Gas (MMcf):
         Beginning of period                17,014           26,405           30,487
         Production                         (1,199)          (1,306)            (915)
         Revisions of previous estimates    (2,288)          (8,085)          (3,167)
                                            ------           ------           ------
         End of period                      13,527           17,014           26,405
                                            ------           ------           ------
                                            ------           ------           ------

     Proved developed reserves
       Natural Gas (MMcf):
         Beginning of year                  15,956           25,667           24,190
         End of year                        12,600           15,956           25,667



     The reduction in the reserves of Michigan Gas Partners from 1996 to 1997 is due primarily to the decision not to spend $3.2 million for drilling and development of existing leases. Michigan Gas Partners put its properties up for sale in 1997 and elected to not spend the capital to develop its reserves. Because no additional development was planned the 1997-reserve report removed those potential reserves from its report and increased the decline in production. No reasonable sales price was received for the properties and the assets were eventually merged into Quicksilver in 1998.


     Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Reserves.

     The following standardized measure of discounted future net cash flows was computed in accordance with the rules and regulations of the Securities and Exchange Commission and Financial Accounting Standards Board Statement No. 69 using year-end prices and costs. No values are given to unproved properties or to probable reserves that may be recovered from proved properties.

     The inexactness associated with estimating reserve quantities, future production and revenue streams and future development and production expenditures, together with the assumptions applied in valuing future production, substantially diminishes the reliability of this data. The values so derived are not considered to be an estimate of fair market value. The Partnership therefore cautions against its simplistic use.

NOTE 7. SUPPLEMENTARY INFORMATION RELATED TO OIL AND GAS ACTIVITIES-UNAUDITED - CONTINUED

The following tabulation reflects the Partnership's estimated discounted future cash flows from natural gas production:



For the year ended December 31, 1997,
1996 and 1995, in thousands of dollars.                    1997               1996               1995
                                                     ----------------   ----------------   ----------------
Future cash flows                                            $39,203            $42,342            $55,715
Future production and development costs                      (23,680)           (27,266)           (34,926)
Future income tax expense                                          -                  -                  -
                                                     ----------------   ----------------   ----------------
                                                              15,523             15,076             20,789
10% annual discount for timing of cash flows                  (4,509)            (4,600)            (8,900)
                                                     ----------------   ----------------   ----------------
Standardized measure of discounted
  cash flows                                                 $11,014            $10,476            $11,889
                                                     ----------------   ----------------   ----------------
                                                     ----------------   ----------------   ----------------



Primary changes in the standardized measure of discounted future net cash flows, in thousands:


                                                           1997               1996               1995
                                                     ----------------   ----------------   ----------------
Sales of oil and gas produced, net of
  production costs                                           $  (858)           $  (326)           $  (479)
Net changes in price and production costs                      3,164              1,848             (6,354)
Change in estimated future development costs                     468                445              5,539
Revisions of previous quantity estimates                      (2,254)            (5,535)            (1,648)
Development costs incurred during the year                       (13)              (132)            (4,837)
Accretion of discount                                          1,047              1,189              1,768
Other                                                         (1,016)             1,098                217
                                                     ----------------   ----------------   ----------------
Net increase (decrease)                                          538             (1,413)            (5,794)
Balance at beginning of year                                  10,476             11,889             17,683
                                                     ----------------   ----------------   ----------------
Balance at end of year                                       $11,014            $10,476            $11,889
                                                     ----------------   ----------------   ----------------
                                                     ----------------   ----------------   ----------------


Changes in the supply and demand for oil, natural gas liquids, hydrocarbon price volatility, inflation, timing of production, reserve revisions and other factors make these estimates inherently imprecise and subject to substantial revision. As a result, these measures are not Partnership's estimates for future cash flows nor do these measures serve as an estimate of current market value.

NOTE 8.  CHANGE IN METHOD OF ACCOUNTING FOR OIL AND GAS PROPERTIES

     Pursuant to the merger agreement with MSR Exploration LTD. dated September 1, 1998, the Partnership has changed its accounting policy for oil and gas properties from the successful efforts method to the full cost method. Accordingly, the Partnership's financial statements have been restated to apply the change retroactively. The effect of the accounting change on income as previously reported for 1997, 1996 and 1995 is:


                                      1997        1996        1995
                                      ----        ----        ----
                                             (in thousands)

     Effect on:
       Income before extraordinary
         item and net income         $1,738       ($659)      ($812)


     Adoption of the full cost method of accounting for oil and gas properties was mandated in the September 1998 merger agreement with MSR and is consistent with the accounting policy of MSR previously disclosed to its shareholders and the general public. In addition, the Company believes the full cost mehtod of accounting for oil and gas properties more accurately reflects management's exploration objectives and results by including all costs incurred in oil and gas producing activities as integral to the acquisition, discovery and development of whatever reserves ultimately result from its efforts as a whole.

                        INDEPENDENT AUDITOR'S REPORT


To the Stockholders
Mercury Exploration Company
Fort Worth, Texas



We have audited the accompanying statements of revenues and direct operating expenses/Shell Michigan properties acquired of Mercury Exploration Company for the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses/Shell Michigan properties acquired reflect the revenues and direct operating expenses attributable to Mercury Exploration Company described in Note 2 to the financial statements and is not intended to be a complete presentation of the revenues and expenses of Mercury Exploration Company.

In our opinion, the accompany financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses/Shell Michigan properties acquired of Mercury Exploration Company for the years ended September 30, 1996 and 1995 in conformity with generally accepted accounting principles.


/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
October 23, 1998

                          MERCURY EXPLORATION COMPANY
             STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                      SHELL MICHIGAN PROPERTIES ACQUIRED
                    YEARS ENDED SEPTEMBER 30,1996 AND 1995
                                (IN THOUSANDS)



                                                       1996         1995
                                                     -------      -------
REVENUES
    Gas revenues                                     $25,543      $16,539
    Oil revenues                                       1,152          892
    Condensate revenues                                3,719        2,649
                                                     -------      -------
    Total revenues                                    30,414       20,080

DIRECT OPERATING EXPENSES
    Operating expenses                                 3,147        2,902
    Production taxes                                   1,648        1,390
                                                     -------      -------
    Total direct operating expenses                    4,795        4,292
                                                     -------      -------

EXCESS OF REVENUES OVER DIRECT OPERATING
    Expenses/Shell Michigan Properties Acquired      $25,619      $15,788




  The accompanying notes are an integral part of these financial statements.

                          MERCURY EXPLORATION COMPANY
                      SHELL MICHIGAN PROPERTIES ACQUIRED
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1.  BUSINESS COMBINATION

On November 14, 1996 Mercury Exploration Company consummated the Shell acquisition from Shell Western E & P, Inc. The acquisition consisted of
64 wells located in Michigan with combined proved reserves of approximately 75 Bcfe at the effective date of July 1, 1996. The aggregate purchase price for the interests was approximately $57.7 million, which was paid in cash with bank debt.

NOTE 2.  BASIS OF PRESENTATION

Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties included in the business combination. Accordingly, these statements of revenues and direct operating expenses/properties acquired are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X. The accompanying financial statements include the direct revenues and expenses of properties acquired by Mercury Exploration Company in the business combination referred to in Note 1. All of the statements and disclosures are stated in U.S. dollars.

The accompanying statements of revenues and direct operating expenses/ properties acquired represent Mercury's net ownership interest in the properties included in the business combination and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expenses, interest expense, and income taxes have been excluded because the property interests included in the business combination are from a newly formed business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Mercury.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 3.  DISCLOSURES ABOUT OIL AND GAS ACTIVITIES (UNAUDITED)



The changes in proved reserves for 1996 and 1995 were as follows:



                                                           Petroleum             Natural
                                                            Liquids                Gas
                                                            (bbls)                (MMCF)
                                                         --------------        ------------
                                                                    (in thousands)
Reserves at September 30, 1994                                1,944                83,542
  Production                                                   (241)               (6,760)
                                                         -------------         ------------
Reserves at September 30, 1995                                1,703                76,782
  Production                                                   (267)              (10,668)
                                                         -------------         ------------
Reserves at September 30, 1996                                1,436              $ 66,114
                                                         -------------         ------------
                                                         -------------         ------------
Total proved developed reserves

  September 30, 1997                                            644                18,291
                                                         -------------         ------------
                                                         -------------         ------------
  September 30, 1996                                            911                28,959
                                                         -------------         ------------
                                                         -------------         ------------

The standardized measure of discounted estimated future net cash flows, and changes therein, related to proved oil and gas reserves (thousands of dollars) for 1996 and 1995 are as follows:



                                                             1996                 1995
                                                         -------------         ------------
Future cash inflows                                        $ 138,460             $ 174,704
Future development and production costs                      (35,525)              (43,198)
Future income tax expense                                       -                     -
                                                         -------------         ------------
Future net cash flows                                        102,935               131,506
10% annual discount                                          (40,580)              (43,485)
                                                         -------------         ------------
Standardized measure of
  discounted future cash flows                             $  62,355             $  88,021
                                                         -------------         ------------
                                                         -------------         ------------



Primary changes in standardized measure of discounted future net cash flows (thousands of dollars):



                                                             1996                 1995
                                                         -------------         ------------
Net changes in prices and production costs                 $  (5,130)            $  (1,807)
Sales of oil and gas, net of production costs                (25,619)              (15,788)
Accretion of discount                                          8,036                 8,296
Other                                                         (2,953)                1,858
                                                         -------------         ------------
                                                           $ (25,666)            $  (7,441)
                                                         -------------         ------------
                                                         -------------         ------------



Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.



These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.

                         INDEPENDENT AUDITOR'S REPORT





To the Stockholders
Mercury Exploration Company
Fort Worth, Texas



We have audited the accompanying statements of revenues and direct operating expenses/Destec Michigan Properties acquired of Mercury Exploration Company for the years ended September 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses/Destec Michigan properties acquired reflect the revenues and direct operating expenses attributable to Mercury Exploration Company described in Note 2 to the financial statements and is not intended to be a complete presentation of the revenues and expenses of Mercury Exploration Company.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses/Destec Michigan properties acquired of Mercury Exploration Company for the years ended September 30, 1997 and 1996 in conformity with generally accepted accounting principles.


/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
October 23, 1998

                          MERCURY EXPLORATION COMPANY
              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                      DESTEC MICHIGAN PROPERTIES ACQUIRED
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996
                                (IN THOUSANDS)



                                                     1997              1996
                                                    ------            ------
REVENUES
    Gas revenues                                    $7,257            $6,224
                                                    ------            ------
    Total revenues                                   7,257             6,224
                                                    ------            ------
DIRECT OPERATING EXPENSES
    Operating expenses                               1,289             1,689
    Production taxes                                   303               262
                                                    ------            ------
    Total direct operating expenses                  1,592             1,951
                                                    ------            ------

EXCESS OF REVENUES OVER DIRECT OPERATING
  EXPENSES/DESTEC MICHIGAN PROPERTIES ACQUIRED      $5,665            $4,273
                                                    ------            ------
                                                    ------            ------




       The accompanying notes are an integral part of these statements.

                          MERCURY EXPLORATION COMPANY
                          DESTEC PROPERTIES ACQUIRED
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1.  BUSINESS COMBINATION

On October 9, 1997 Mercury Exploration Company consummated the Destec acquisition from ECT Enocene Enterprises II, Inc. Such properties consist of 143 wells located in Michigan with combined proved reserves of approximately
30.8 Bcfe as of the effective date of August 1, 1997. The aggregate purchase price for the interests was approximately $23.5 million, which was paid in cash with bank debt.

NOTE 2.  BASIS OF PRESENTATION

Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties included in the business combination. Accordingly, these statements of revenues and direct operating expenses/properties acquired are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X. The accompanying financial statements include the direct revenues and expenses of properties acquired by Mercury Exploration Company in the business combination referred to in Note 1. All of the statements and disclosures are stated in U.S. dollars.

The accompanying statements of revenues and direct operating expenses/ properties acquired represent Mercury's net ownership interest in the properties included in the business combination and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expenses, interest expense, and income taxes have been excluded because the property interests included in the business combination are from a newly formed business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Mercury.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 3.  DISCLOSURES ABOUT OIL AND GAS ACTIVITIES



The changes in proved reserves for 1997 and 1996 were as follows:



                                                           Petroleum             Natural
                                                            Liquids                Gas
                                                            (bbls)                (MMCF)
                                                         -------------         ------------
                                                                    (in thousands)
Reserves at September 30, 1995                                  -                  36,781
  Production                                                    -                  (3,042)
                                                         -------------         ------------
Reserves at September 30, 1996                                  -                  33,739
  Production                                                    -                  (2,908)
                                                         -------------         ------------
Reserves at September 30, 1997                                  -                $ 30,831
                                                         -------------         ------------
                                                         -------------         ------------
Total proved developed reserves

  September 30, 1997                                            -                  26,755
                                                         -------------         ------------
                                                         -------------         ------------
  September 30, 1996                                            -                  29,663
                                                         -------------         ------------
                                                         -------------         ------------

The standardized measure of discounted estimated future net cash flows, and changes therein, related to proved oil and gas reserves (thousands of dollars) for 1997 and 1996 are as follows:



                                                             1997                 1996
                                                         -------------         ------------
Future cash inflows                                        $  75,746             $  58,031
Future development and production costs                      (15,776)              (12,440)
Future income tax expense                                       -                     -
                                                         -------------         ------------
Future net cash flows                                         59,970                45,591
10% annual discount                                          (27,723)              (23,305)
                                                         -------------         ------------
Standardized measure of
  discounted future cash flows                             $  32,247             $  22,286
                                                         -------------         ------------
                                                         -------------         ------------



Primary changes in standardized measure of discounted future net cash flows (thousands of dollars):



                                                             1997                 1996
                                                         -------------         ------------
Net changes in prices and production costs                 $ 10,861            $  (1,369)
Sales of oil and gas, net of production costs                (5,665)              (4,273)
Accretion of discount                                         2,229                2,082
Other                                                         2,536                 (643)
                                                         -------------         ------------
                                                           $ (9,961)           $  (1,465)
                                                         -------------         ------------
                                                         -------------         ------------



Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.



These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.

                             AGREEMENT AND PLAN OF MERGER
                                  AND REORGANIZATION

                                     BY AND AMONG

                              QUICKSILVER RESOURCES INC.

                                         AND

                                 MSR EXPLORATION LTD.




                            DATED AS OF SEPTEMBER 1, 1998

                                  TABLE OF CONTENTS


ARTICLE I - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          Section 1.01.  The Merger. . . . . . . . . . . . . . . . . . . . . . 2
          Section 1.02.  The Closing.. . . . . . . . . . . . . . . . . . . . . 2
          Section 1.03.  Effective Time. . . . . . . . . . . . . . . . . . . . 2
          Section 1.04.  Effect of the Merger. . . . . . . . . . . . . . . . . 2
          Section 1.05.  Certificate of Incorporation. . . . . . . . . . . . . 2
          Section 1.06.  Bylaws. . . . . . . . . . . . . . . . . . . . . . . . 2
          Section 1.07.  Directors and Officers. . . . . . . . . . . . . . . . 3
          Section 1.08.  Tax Consequences. . . . . . . . . . . . . . . . . . . 3

ARTICLE II - CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES. . . . . . . . 3
          Section 2.01.  Merger Consideration: Conversion and Cancellation
                           of Securities.  . . . . . . . . . . . . . . . . . . 3
          Section 2.02.  Exchange Agency; Surrender of Certificates. . . . . . 4
          Section 2.03.  Stock Transfer Books. . . . . . . . . . . . . . . . . 6
          Section 2.04.  Dissenters' Rights. . . . . . . . . . . . . . . . . . 7

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . 8
          Section 3.01.  Organization and Qualification: Subsidiaries. . . . . 8
          Section 3.02.  Certificate of Incorporation and Bylaws.. . . . . . . 8
          Section 3.03.  Capitalization. . . . . . . . . . . . . . . . . . . . 8
          Section 3.04.  Authority.. . . . . . . . . . . . . . . . . . . . . .10
          Section 3.05.  No Conflict: Required Filings and Consents. . . . . .10
          Section 3.06.  Permits; Compliance.. . . . . . . . . . . . . . . . .11
          Section 3.07.  Reports; Financial Statements; Undisclosed
                           Liabilities . . . . . . . . . . . . . . . . . . . .12
          Section 3.08.  Absence of Certain Changes or Events. . . . . . . . .13
          Section 3.09.  Absence of Litigation.. . . . . . . . . . . . . . . .13
          Section 3.10.  Employee Benefit Plans; Labor Matters.. . . . . . . .14
          Section 3.11.  Taxes.. . . . . . . . . . . . . . . . . . . . . . . .16
          Section 3.12.  Affiliates.   . . . . . . . . . . . . . . . . . . . .17
          Section 3.13.  Environmental Matters . . . . . . . . . . . . . . . .17
          Section 3.14.  Properties. . . . . . . . . . . . . . . . . . . . . .18
          Section 3.15.  Real Property.  . . . . . . . . . . . . . . . . . . .23
          Section 3.16.  Insider Interests; Transactions with Management.. . .23
          Section 3.17.  Contracts and Agreements. . . . . . . . . . . . . . .24
          Section 3.18.  Vote Required.. . . . . . . . . . . . . . . . . . . .24
          Section 3.19.  Brokers.. . . . . . . . . . . . . . . . . . . . . . .24
          Section 3.20.  Opinion of Financial Advisor. . . . . . . . . . . . .24
          Section 3.21.  Special Committee Recommendations.  . . . . . . . . .24
          Section 3.22.  Disclosure. . . . . . . . . . . . . . . . . . . . . .25

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF QRI . . . . . . . . . . . . . .25
          Section 4.01.  Organization and Qualification.   . . . . . . . . . .25
          Section 4.02.  Certificate of Incorporation and Bylaws;
                           Formation Documents . . . . . . . . . . . . . . . .25
          Section 4.03.  Capitalization. . . . . . . . . . . . . . . . . . . .25
          Section 4.04.  Authority.. . . . . . . . . . . . . . . . . . . . . .26
          Section 4.05.  No Conflict; Required Filings and Consents. . . . . .27
          Section 4.06.  Permits; Compliance.. . . . . . . . . . . . . . . . .27
          Section 4.07.  Reports; Financial Statements.. . . . . . . . . . . .28
          Section 4.08.  Absence of Certain Changes or Events. . . . . . . . .28
          Section 4.09.  Absence of Litigation.. . . . . . . . . . . . . . . .28
          Section 4.10.  Employee Benefit Plans; Labor Matters . . . . . . . .29
          Section 4.11.  Taxes.. . . . . . . . . . . . . . . . . . . . . . . .31
          Section 4.12.  Environmental Matters . . . . . . . . . . . . . . . .32
          Section 4.13.  Properties.   . . . . . . . . . . . . . . . . . . . .33
          Section 4.14.  Insider Interests; Transactions with Management . . .37
          Section 4.15.  Vote Required . . . . . . . . . . . . . . . . . . . .38
          Section 4.16.  Brokers . . . . . . . . . . . . . . . . . . . . . . .38
          Section 4.17.  Board Recommendations . . . . . . . . . . . . . . . .38
          Section 4.18.  Disclosure. . . . . . . . . . . . . . . . . . . . . .38

ARTICLE V - COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
          Section 5.01.  Affirmative Covenants of the Company. . . . . . . . .38
          Section 5.02.  Affirmative Covenants of QRI. . . . . . . . . . . . .40
          Section 5.03.  Negative Covenants of the Company.  . . . . . . . . .42
          Section 5.04.  Negative Covenants of QRI.. . . . . . . . . . . . . .45
          Section 5.05.  Access and Information. . . . . . . . . . . . . . . .46

ARTICLE VI - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . .47
          Section 6.01.  Presentation to Stockholders. . . . . . . . . . . . .47
          Section 6.02.  Registration Statement; Proxy
                           Statement/Prospectus. . . . . . . . . . . . . . . .47
          Section 6.03.  Appropriate Action: Consents; Filings.. . . . . . . .49
          Section 6.04.  Affiliates; Tax Treatment.. . . . . . . . . . . . . .50
          Section 6.05.  Public Announcements. . . . . . . . . . . . . . . . .51
          Section 6.06.  AMEX Listing. . . . . . . . . . . . . . . . . . . . .51
          Section 6.07.  State Takeover Statutes.. . . . . . . . . . . . . . .51
          Section 6.08.  Board Seat. . . . . . . . . . . . . . . . . . . . . .51
          Section 6.09.  Options . . . . . . . . . . . . . . . . . . . . . . .51
          Section 6.10.  Common Stock Warrants.. . . . . . . . . . . . . . . .52
          Section 6.11.  Indemnification.. . . . . . . . . . . . . . . . . . .52
          Section 6.12.  Employment Contracts.   . . . . . . . . . . . . . . .55
          Section 6.13.  Comfort Letters.. . . . . . . . . . . . . . . . . . .55
          Section 6.14.  Sales Under Rule 145 if Applicable. . . . . . . . . .55

ARTICLE VII - CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . .56
          Section 7.02.  Additional Conditions to Obligations of QRI.. . . . .57
          Section 7.03.  Additional Conditions to Obligations of the
                           Company . . . . . . . . . . . . . . . . . . . . . .58

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . .60
          Section 8.01.  Termination.. . . . . . . . . . . . . . . . . . . . .60
          Section 8.02.  Effect of Termination; Remedies.  . . . . . . . . . .61
          Section 8.03.  Amendment.. . . . . . . . . . . . . . . . . . . . . .61
          Section 8.04.  Waiver.   . . . . . . . . . . . . . . . . . . . . . .61
          Section 8.05.  Fees, Expenses and Other Payments.. . . . . . . . . .62

ARTICLE IX - GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . .63
          Section 9.01.  Effectiveness of Representations, Warranties and
                           Agreements. . . . . . . . . . . . . . . . . . . . .63
          Section 9.02.  Notices.. . . . . . . . . . . . . . . . . . . . . . .63
          Section 9.03.  Certain Definitions.. . . . . . . . . . . . . . . . .64
          Section 9.04.  Headings. . . . . . . . . . . . . . . . . . . . . . .66
          Section 9.05.  Severability. . . . . . . . . . . . . . . . . . . . .66
          Section 9.06.  Entire Agreement. . . . . . . . . . . . . . . . . . .66
          Section 9.07.  Assignment. . . . . . . . . . . . . . . . . . . . . .66
          Section 9.08.  Parties in Interest.. . . . . . . . . . . . . . . . .66
          Section 9.09.  Failure or Indulgence Not Waiver; Remedies
                           Cumulative. . . . . . . . . . . . . . . . . . . . .66
          Section 9.10.  Governing Law.. . . . . . . . . . . . . . . . . . . .67
          Section 9.11.  Counterparts. . . . . . . . . . . . . . . . . . . . .67
          Section 9.12.  Specific Performance. . . . . . . . . . . . . . . . .67
          Section 9.14.  Limitation on Liability . . . . . . . . . . . . . . .68
          Section 9.15.  Dispute Resolution. . . . . . . . . . . . . . . . . .68

                   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of September 1, 1998 (this "AGREEMENT"), is by and between QUICKSILVER RESOURCES INC., a Delaware corporation ("QRI"), and MSR EXPLORATION LTD., a Delaware corporation (the "COMPANY").

     WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DGCL"), will merge with and into QRI (the "MERGER");

     WHEREAS, the Special Committee (as herein defined) of the board of directors of the Company, and the board of directors of the Company (with the members of the Darden family abstaining), have determined that the merger is advisable and is fair to, and in the best interests of, the Company and its stockholders, have approved and adopted this Agreement and the transactions contemplated hereby, and have recommended approval and adoption of this Agreement by the stockholders of the Company;


     WHEREAS, the board of directors of QRI has determined that the merger is advisable and is fair to, and in the best interests of, QRI and its stockholders, has approved and adopted this Agreement and the transactions contemplated hereby, and has recommended approval and adoption of this Agreement by the stockholders of QRI;

     WHEREAS, for federal income tax purposes, it is intended that the merger will qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE") and it is also intended that the merger will be accounted for as a purchase;

     WHEREAS, QRI consummated a series of transactions (the "FORMATION TRANSACTION") whereby (i) Quicksilver Energy, L.C., a Michigan limited liability company ("QELC"), Mercury Exploration Company, a Texas corporation ("MERCURY"), and certain affiliates and employees of Mercury (the "MERCURY AFFILIATES") contributed certain assets or interests therein to QRI in exchange for shares of common stock, par value $.01 per share of QRI ("QRI COMMON STOCK"), (ii) Michigan Gas Partners, Limited Partnership, a Texas limited partnership ("MGP"), merged with and into QRI, with the sole limited partner of MGP, Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"), receiving shares of QRI Common Stock in the merger, and (iii) certain indebtedness of QELC to Trust Company of the West, a California trust company ("TCW"), was repaid by the issuance of shares of QRI Common Stock to TCW (QELC, Mercury, the Mercury Affiliates, JEDI and TCW are referred to herein as the "CONTRIBUTING ENTITIES") (any agreement, document or instrument entered into in connection with the Formation Transactions are collectively referred to herein as the "FORMATION DOCUMENTS" and individually as a "FORMATION DOCUMENT").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                      ARTICLE I

                                      THE MERGER


     Section 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in SECTION 1.03 of this Agreement), the Company shall be merged with and into QRI. As a result of the merger, the separate corporate existence of the Company shall cease and QRI shall continue as the surviving corporation of the merger (the "SURVIVING CORPORATION").

     Section 1.02. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the merger (the "CLOSING") shall take place (a) at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas, at 9:00 am., local time, on the second business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in ARTICLE VII shall be fulfilled or waived in accordance herewith (other than conditions with respect to actions the respective parties hereto will take at the Closing), or (b) at such other time, date or place as QRI and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

     Section 1.03. EFFECTIVE TIME. On the Closing Date, the parties hereto shall cause the merger to be consummated by filing a Certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the completion of such filing or such later date and time as may be specified in the Certificate of Merger as the effective time of the merger being the "EFFECTIVE TIME").

     Section 1.04. EFFECT OF THE MERGER. At the Effective Time, the effect of the merger shall be as provided in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of QRI and the Company shall vest in the Surviving Corporation, and all debts, obligations, liabilities and duties of each of QRI and the Company shall become the debts, obligations, liabilities and duties of the Surviving Corporation.

     Section 1.05. CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Surviving Corporation, which shall be in the form of EXHIBIT "A" hereto, shall be the certificate of incorporation of QRI as in effect immediately prior to the Effective Time and shall continue to be its certificate of incorporation until amended as provided therein and under the DGCL. Prior to the Effective Time, QRI shall take all necessary corporate action to amend its certificate of incorporation so as to conform with the form of certificate of incorporation attached hereto as EXHIBIT "A".


     Section 1.06. BYLAWS. At the Effective Time and without further action on the part of the Company or QRI, the bylaws of the Surviving Corporation, which shall be in the form of EXHIBIT "B" hereto, shall be the bylaws of QRI in effect as of the Effective Time and thereafter shall continue to be its bylaws until amended as provided therein and under the DGCL. Prior to the Effective Time,

QRI shall take all necessary corporate action to amend and restate its bylaws to conform with the form of bylaws attached hereto as EXHIBIT "B".

     Section 1.07. DIRECTORS AND OFFICERS. Frank Darden, Thomas F. Darden, Glenn M. Darden, Mark Warner, Steven M. Morris, D. Randall Kent and W. Yandell Rogers III shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     Section 1.08. TAX CONSEQUENCES. It is intended that the merger shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                                      ARTICLE II
                  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 2.01. MERGER CONSIDERATION: CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the merger and without any action on the part of QRI, the Company or the holders of any of the Company's securities:

          (a) Subject to the other provisions of this ARTICLE II, each share of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any Company Common Stock described in SECTION 2.01(d) of this Agreement) shall be converted into the right to receive one-tenth (0.10) of one fully paid and nonassessable share of common stock, par value $.0l per share, of QRI ("QRI COMMON STOCK") (the "CONVERSION RATIO").

          (b) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of QRI Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares; PROVIDED, THAT HOWEVER, no adjustment shall be made with regard to the 100,000 shares of QRI Common Stock currently outstanding pursuant to a stock split in connection with the merger that results in an increase in the number of outstanding shares of QRI Common Stock to 10,310,806 shares.

          (c) As a result of their conversion pursuant to SECTION 2.01(a), all shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired. Each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in
     SECTION 2.01(d) of this Agreement and any Dissenting Shares) ("CONVERTED COMMON STOCK") shall thereafter represent, subject to SECTION 2.02(d) of this Agreement, the right to receive that number of shares of QRI Common Stock determined pursuant to the Conversion Ratio and, if applicable, the right to receive cash pursuant to SECTION 2.02(d) of this Agreement ("MERGER CONSIDERATION"). The holders of certificates previously evidencing Converted Common Stock shall cease to have any rights with respect to such Converted Common Stock except the right to receive the Merger Consideration applicable thereto and as otherwise provided herein or by law. Such certificates previously evidencing Converted Common Stock shall be exchanged for certificates evidencing whole shares of QRI Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of SECTION 2.02 of this Agreement. No fractional shares of QRI Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to SECTION 2.02(d) of this Agreement.

          (d) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (e) Each share of common stock, par value $.0l per share, of QRI issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and shall not be converted or affected by virtue of the merger.

     Section 2.2.   EXCHANGE AGENCY; SURRENDER OF CERTIFICATES.

          (a) EXCHANGE FUND. At or prior to the Effective Time, QRI shall deposit, or cause to be deposited, with a bank or trust company designated by QRI (the "EXCHANGE AGENT"), for the benefit of the holders of Converted Common Stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent (i) certificates evidencing a number of shares of QRI Common Stock equal to the product of the Conversion Ratio multiplied by the number of Converted Common Stock issued and outstanding, and (ii) cash in an amount sufficient to provide for the payments to be made in lieu of issuing any fractional shares of QRI Common Stock as provided in SECTION 2.02(d) of this Agreement. Additionally, subject to the provisions of subsection (e) of this
     SECTION 2.02, QRI shall, if and when a payment date has occurred with respect to a dividend or distribution that has been declared subsequent to the Effective Time, deposit with the Exchange Agent an amount in cash (or property of like kind to that which is the subject of such dividend or distribution) equal to the dividend or distribution per share of QRI Common Stock times the number of shares of QRI Common Stock evidenced by certificates theretofore representing Converted Common Stock that have not theretofore been surrendered for exchange in accordance with this
     SECTION 2.02. The certificates and cash (and property, if any) deposited with the Exchange Agent in accordance with this SECTION 2.02(a) are hereinafter referred to as the "EXCHANGE FUND." The Exchange Agent shall, pursuant to irrevocable instructions, deliver QRI Common Stock (and any dividends or distribution related thereto) and/or cash, as described above, in exchange for surrendered certificates pursuant to the terms of this Agreement out of the Exchange Fund.

          (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, QRI shall cause the Exchange Agent to send to each record holder of Company Common Stock at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Company Common Stock (the "CERTIFICATES") shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and contain such other provisions as QRI and the Company shall reasonably determine), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of QRI Common Stock, and any cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a certificate representing that number of whole shares of QRI Common Stock that such holder has the right to receive pursuant to the provisions of this ARTICLE II and cash in the amount such holder has the right to receive pursuant to such provisions, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of QRI Common Stock may be issued to the transferee if the Certificate evidencing the Company Common Stock shall be surrendered to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered for exchange in accordance with the provisions of SECTION 2.02 of this Agreement, each Certificate theretofore representing Converted Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the applicable Merger Consideration as set forth in this Agreement. If any holder of Converted Common Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to QRI. No interest shall be paid on any Merger Consideration payable to former holders of Converted Common Stock.

          (c) DISTRIBUTIONS WITH RESPECT TO QRI COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to QRI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate previously representing shares of Company Common Stock with respect to any shares of QRI Common Stock evidenced thereby, and no Merger Consideration shall be paid to any such holders until the holder of such Certificate shall surrender such Certificate theretofore representing shares of Company Common Stock. Subject to applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of QRI Common Stock issued in exchange therefor, without interest, (i) promptly following the surrender of such Certificate and in addition to the amount of any cash payable with respect to a fractional share of QRI Common Stock to which such holder is entitled pursuant to SECTION 2.02(d) of this Agreement, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of QRI Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of QRI Common Stock.

          (d) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of QRI Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of QRI. In lieu of any such fractional shares, (i) each holder of a Certificate previously evidencing Company Common Stock, upon surrender of such Certificate for exchange pursuant to this ARTICLE II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
     (A) the Closing Price multiplied by the Conversion Ratio by (B) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held of record by such holder at the Effective Time). "CLOSING PRICE" means the closing sales price of the MSR Common Stock on the American Stock Exchange ("AMEX") (or such other quotation system or securities exchange on which the MSR Common Stock is then quoted or listed) as reported by the WALL STREET JOURNAL on the day preceding the Closing Date as provided in SECTION 1.02 hereof.

          (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the former holders of Converted Common Stock on the second anniversary of the Closing Date shall be delivered to QRI, upon demand, and any former holders of Converted Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to QRI for the Merger Consideration and dividends or distributions to which they are entitled, without any interest thereon. Neither QRI nor the Company shall be liable to any former holder of Converted Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) WITHHOLDING. QRI (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Common Stock such amounts as QRI (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law and QRI agrees to remit to the proper taxing authority such amounts so withheld. To the extent that amounts are so withheld by QRI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Common Stock in respect of which such deduction and withholding was made by QRI.

     Section 2.03. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this ARTICLE II. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of

1933, as amended (the "Securities Act"), shall not be exchanged until QRI has received a written agreement from such person as provided in SECTION 6.04.

     Section 2.04.   DISSENTERS' RIGHTS.

          (a) Notwithstanding the provision of SECTION 2.01 or any other provision in this Agreement to the contrary, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by stockholders who have not voted such shares in favor of the merger or consented thereto in writing and qualify under and have complied with all of the provisions of Article 11, Section 3, entitled RIGHT TO DISSENT, of the certificate of incorporation of the Company and Section 184 of the BUSINESS CORPORATIONS ACT (Alberta) as in effect on July 31, 1997 (the "Appraisal Provisions") ("DISSENTING SHARES") shall not, by virtue of the merger, be converted into the right to receive the Merger Consideration but such stockholder shall be entitled to receive payment of the appraised value of such shares of Company Common Stock or held by them in accordance with the provisions of the Company's certificate of incorporation and the Appraisal Provisions; PROVIDED, HOWEVER, that if any holder of Dissenting Shares (i) subsequently delivers a written withdrawal of his demand for appraisal rights (with the written consent of QRI if such written withdrawal is not made after the Effective Time within the time periods required by the provisions of the Company's certificate of incorporation or the Appraisal Provisions), or (ii) fails to perfect dissenter's rights as provided in the Company's certificate of incorporation and the Appraisal Provisions, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of Dissenting Shares within the time provided in the Company's certificate of incorporation and the Appraisal Provisions, the Dissenting Shares held by such holder or holders (as the case may be) shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration as provided in this Agreement without any interest thereon and shall be treated for all purposes as Converted Common Stock.

          (b) The Company shall give QRI (i) prompt notice of any written demands for appraisal, withdrawal of demands for appraisal and any other instruments served pursuant to the Company's certificate of incorporation and the Appraisal Provisions and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Company's certificate of incorporation and the Appraisal Provisions. The Company agrees that prior to the Effective Time, it will not, without the prior written consent of QRI, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such demands.

          (c) Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of the Company's certificate of incorporation and the Appraisal Provisions, to payment for his or its Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such shares shall be canceled.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to QRI that:

     Section 3.01. ORGANIZATION AND QUALIFICATION: SUBSIDIARIES. The Company is a corporation, and each of the Company's subsidiaries (as such term in defined in SECTION 9.03 herein) is a corporation or partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each of the Company and its subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted and is qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business, or prospects of the Company and its subsidiaries, taken as a whole, at the time of such change or effect; provided, however, no Company Material Adverse Effect shall be deemed to have occurred hereunder as a result of changes in oil or gas prices. SECTION
3.01 of the Disclosure Schedule delivered by the Company to QRI concurrently with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with (a) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company and (b) an indication of whether each such subsidiary is a "SIGNIFICANT SUBSIDIARY" as defined in SECTION 9.03 of this Agreement.

     Section 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore furnished or made available to QRI complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Significant Subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

     Section 3.03.   CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. At the date hereof, 25,777,014 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were held by the Company in its treasury or by the Company's subsidiaries and 12,840,000 shares of Company Common Stock were reserved for issuance as follows: (i) 250,000 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the Company's 1997 Stock Option Plan (the "Company Option Plan"), of which options to purchase 248,570 shares were granted as of December 31, 1997; and (ii)

     12,590,000 shares were reserved for issuance upon the exercise of the warrants (the "COMMON STOCK WARRANTS") listed and described in
     SECTION 3.03(a) of the Company Disclosure Schedule. Except as described in this SECTION 3.03 or in SECTION 3.03(a) of the Company Disclosure Schedule, no shares of capital stock of the Company are issued and outstanding or reserved for issuance for any other purpose.
     Each of the issued shares of capital stock of each of the Company and its subsidiaries is duly authorized, validly issued and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, any agreement to which the Company or any of its subsidiaries is a party or is bound or applicable federal or state securities laws. Except as set forth in SECTION 3.03(a) of the Company Disclosure Schedule, all issued shares or other equity interests in the subsidiaries of the Company owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

          (b) No bonds, debentures, notes or other indebtedness of the Company or its subsidiaries having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("COMPANY VOTING DEBT") are issued or outstanding. All shares of Company Common Stock that may be issued upon exercise of stock options granted pursuant to the Company Option Plan or Common Stock Warrants will, when issued in accordance with the terms of such stock options, warrants, and the related Company Option Plan, be validly issued, fully paid and nonassessable and not subject to preemptive rights and issued in compliance with applicable federal and state securities laws.

          (c) Except as set forth in SECTION 3.03(a) above or in SECTION 3.03(c) of the Company Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue, sell or register under federal or state securities laws any shares of capital stock, Company Voting Debt or other equity interests of the Company or any of its subsidiaries. Except as set forth in SECTION 3.03(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock of the Company or the capital stock of any subsidiary of the Company or (ii) other than advances to wholly owned subsidiaries in the ordinary course of business, to provide funds to, or to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. Except
     (i) as set forth in SECTION 3.03(c) of the Company Disclosure Schedule or
     (ii) for the subsidiaries of the Company set forth in SECTION 3.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for the capital stock or any other equity interests of any corporation, partnership, joint venture or other business association or entity. Except as set forth in SECTION 3.03(c) of the Company Disclosure Schedule or for any agreements, arrangements or commitments between the Company and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of the Company or any of its subsidiaries. Except as set forth in SECTION 3.03(c) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its subsidiaries.

          (d) SECTION 3.03(d) of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of (i) the number of options to purchase Company Common Stock outstanding and the number of shares of Company Common Stock issuable thereunder, (ii) the number of Common Stock Warrants outstanding and the number of shares of Company Common Stock issuable thereunder, (iii) the exercise price of each such outstanding stock option and warrant, and (iv) the number of stock options and warrants then exercisable. Complete and correct copies of the Company Option Plan, all forms of stock options issued pursuant to the Company Option Plan or otherwise, and all forms of Common Stock Warrants, including all amendments thereto, have been made available to QRI.

     Section 3.4. AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the merger, the approval and adoption of this Agreement by the stockholders of the Company as described in SECTION 6.01 of this Agreement).
The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the merger, the approval and adoption of this Agreement by the stockholders of the Company as described in SECTION 6.01 of this Agreement). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by QRI, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 3.5.   NO CONFLICT: REQUIRED FILINGS AND CONSENTS.

          (a) Except as disclosed in SECTION 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not
     (i) conflict with or violate the certificate of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its Significant Subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule or regulation (collectively, "LAWS") in effect as of the date of this Agreement or any judgment, order or decree to which the Company or any of its subsidiaries is a party or by or to which any of their respective properties are bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties are bound or subject, excluding from the foregoing clause (iii) any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. The board of directors of the Company has approved the merger, this Agreement and the transactions contemplated hereby. The provisions of Section 203 of the DGCL are inapplicable to the merger, this Agreement, and the transactions contemplated hereby. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the merger, this Agreement or any of the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require the Company to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, federal, state, local or foreign (collectively, "GOVERNMENTAL ENTITIES"), except (i) for
     (A) applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or blue sky laws ("BLUE SKY LAWS") and (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and (ii) the filing and recordation of appropriate merger documents as required by the DGCL.

     Section 3.06.   PERMITS; COMPLIANCE.  Except as disclosed in SECTION
3.06 of the Company Disclosure Schedule, each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders (collectively, the "PERMITS") necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, except where the failure to possess such Permits could not reasonably be expected to have a Company Material Adverse Effect. SECTION 3.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, or investigations, pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to result in the loss, revocation, suspension or cancellation of a Permit held by the Company or a subsidiary of the Company. Except as set forth in SECTION 3.06 of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is in conflict with, in default under or in violation of (a) any Law applicable to the Company or any of its subsidiaries or by which any of their respective properties are bound or subject or (b) any of the Permits held by the Company or a subsidiary of the Company, except for any such conflicts, defaults or violations that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is in conflict with, in default under or in violation of any judgment, order or decree applicable to the Company of any of its subsidiaries or any material Permits held by the Company or a subsidiary of the Company; and (iii) neither the Company nor any of its subsidiaries has received from any Governmental Entity any notice with respect to possible conflicts with, defaults under or violations of (a) any Law applicable to the Company or any of its subsidiaries or by which any of their respective properties are bound or subject, (b) any judgment, order or decree applicable to the Company or any of its subsidiaries, or (c) any of the Permits held by the Company or a subsidiary of the Company.

     Section 3.07.   REPORTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

          (a) Since March 7, 1997, except as disclosed in SECTION 3.07 of the Company Disclosure Schedule, the Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission ("SEC"), including, without limitation, (i) all Annual Reports on Form 10-KSB, (ii) all Quarterly Reports on Form 10-QSB, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "COMPANY SEC REPORTS"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of applicable Laws (including the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports) and the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The Company has heretofore delivered to QRI (i) a consolidated balance sheet of the Company and its subsidiaries as of December 31, 1997 and (ii) a consolidated statement of income, stockholders' equity and cash flows for the period from inception, March 7, 1997 to December 31, 1997, certified by Deloitte and Touche LLP, whose report thereon is included therewith. The Company has also delivered to QRI (i) an unaudited consolidated balance sheet of the Company and its subsidiaries as of June 30, 1998 and (ii) unaudited consolidated statements of income, stockholders' equity and cash flows for the six month period ended June 30, 1998. Such audited and unaudited consolidated financial statements, including any such financial statements and schedules contained in the Company SEC reports (or incorporated by reference therein) (i) are in accordance with the books and records of the Company and its subsidiaries in all material respects and were prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles), and (B) with respect to Company SEC Reports, as may be indicated in the notes thereto, and (ii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (except, in the case of unaudited consolidated financial statements for interim periods, for the absence of footnotes and subject to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1997, including the notes thereto, neither the Company or any of its subsidiaries has any liabilities or obligations material to the Company and its subsidiaries that are not referenced on such balance sheet. Except as set forth in SECTION 3.07 of the Company Disclosure Schedule, since December 31, 1997, neither the Company nor any of its subsidiaries has incurred any liabilities except for (i) liabilities or obligations incurred in the ordinary course of business and consistent with past practice which do not have a Company Material Adverse Effect, and (ii) for professional fees and expenses incurred in connection with or as a result of the merger.

     Section 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SECTION 3.08 of the Company Disclosure Schedule, since December 31, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been (a) any damage, destruction or loss with respect to any assets of the Company or any of its subsidiaries that, whether or not covered by insurance, would constitute a Company Material Adverse Effect, (b) any change by the Company or its subsidiaries in their significant accounting policies, (c) except for dividends by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any subsidiary of the Company, (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company or its subsidiaries as a group, except for (i) increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (ii) the granting of stock options in the ordinary course of business to employees of the Company or its subsidiaries who are not directors or executive officers of the Company, (e) a material reduction in the rate of production of oil, gas or other hydrocarbons from the Company Properties, viewed as a whole, other than changes in the ordinary course of operation, changes that result from depletion in the ordinary course of operation, and changes that result from variances in markets for the oil, gas and other hydrocarbons, or (f) any other Company Material Adverse Effect.

     Section 3.09. ABSENCE OF LITIGATION. Except as set forth in SECTION 3.09 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     Section 3.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

          (a) With respect to each employee benefit plan, program, arrangement, contract, employment agreement, stock option, bonus, incentive or similar plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to presently or at any time within the six (6) year period prior to the date of this Agreement by the Company or any other entity that, together with the Company, would be treated as a single employer under Code Section 414 ("ERISA AFFILIATE"), or with respect to which the Company or any ERISA Affiliate could reasonably be expected to incur liability under ERISA (the "COMPANY BENEFIT PLANS"), the Company has delivered or made available to QRI a true and correct copy of (i) such Company Benefit Plan, (ii) each trust agreement, if any, relating to such Company Benefit Plan, (iii) the most recent summary plan description of each Company Benefit Plan for which a summary plan description is required, (iv) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan that is intended to be qualified under Section 401 of the Code ("QUALIFIED PLANS"), (v) Internal Revenue Service Forms 5500 for each Company Benefit Plan for each of the three (3) most recent plan years, and (vi) the most recent actuarial report, if any, for each Company Benefit Plan. SECTION 3.10 of the Company Disclosure Schedule contains a complete list of all Company Benefit Plans.

          (b) Each of the Company Benefit Plans is in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code, and except as set forth in SECTION 3.10 of the Company Disclosure Schedule, no Company Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code. Except as set forth in SECTION 3.10 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate is or has contributed to a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has any past, present or future obligation or liability to contribute to any multiemployer plan. Neither the Company nor any ERISA Affiliate has completely or partially withdrawn from any multiemployer plan with respect to which there is any outstanding liability as of the date of this Agreement. Neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of a Company Benefit Plan under Sections 409 or 502 of ERISA or Section 4975 of the Code or pursuant to Title IV of ERISA to which the Company or an ERISA Affiliate made, or was required to make, contributions during the five (5) years ending on the date of this Agreement. As of the date of this Agreement, no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring such a material liability. No proceedings have been instituted to terminate any Company Benefit Plan that is subject to Title IV of ERISA and the Pension

     Benefit Guaranty Corporation is not expected to institute any such proceedings, and no "reportable event," as such term in defined in
     Section 4043 of ERISA has occurred with respect to any Company
     Benefit Plan.

          (c) Except as set forth in SECTION 3.10 of the Company Disclosure Schedule, the current value of the assets of each of the Company Benefit Plans that are subject to Title IV of ERISA, based upon reasonable actuarial assumptions, equals or exceeds the present value of the accrued benefits under each such Company Benefit Plan and all contributions or other amounts payable by the Company and each ERISA Affiliate as of the date of this Agreement with respect to each Plan in respect of current or prior plan years has been either paid or accrued on the latest balance sheet included in the Company's most recent SEC Report on Form 10-KSB or accrued since December 31, 1997. There are no pending, or, to the best knowledge of the Company and each ERISA Affiliate, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

          (d) There are no collective bargaining or other labor union contracts to which the Company or its subsidiaries is a party and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the best knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries.

          (e) No Company Benefit Plan provides retiree medical or other retiree welfare benefits and neither the Company nor any of its subsidiaries is contractually or otherwise obligated to provide medical or other welfare benefits upon retirement or termination of employment of employees.

          (f) Neither the Company nor any of its ERISA Affiliates contributes to or has an obligation to contribute to, or has within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, an employee benefit plan that is or was subject to Title IV of ERISA or Section 412 of the Code.

          (g) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c) has occurred with respect to any Company Benefit Plan. All "fiduciaries," as defined in ERISA Section 3(21), with respect to the Company Benefit Plans have complied in all respects with the requirements of ERISA Section 404. Neither the Company nor any ERISA Affiliate has any liability to the Internal Revenue Service or the PBGC with respect to any Company Benefit Plan.

          (h) Each Company Benefit Plan provides that it may be amended or terminated at any time except for benefits protected under Code Section 411(d).

          (i)  Each Qualified Plan is qualified in form and operation under Code
     Section 401 (a) and each trust for each Qualified Plan is exempt from federal income tax under Code Section 501(a). No event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any Qualified Plan or related trust.

     All determination letters with respect to Qualified Plans remain in effect and have not been revoked.

          (j) The Company and each ERISA Affiliate has complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B.

          (k) No payment that is owed or may become due to any director, officer, employee or agent of the Company or any of its subsidiaries will be non-deductible to the Company or such subsidiary or subject to tax under Code Sections 280G or 4999; nor will the Company or any of its subsidiaries be required to "gross-up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person. The consummation of the transaction contemplated under this Agreement will not accelerate or increase any liability under any Company Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder.

          (l) The Company has no obligation or liability for benefits under any "employee benefit plan" as defined in Section 3(3) of ERISA owing to Mercury.

     Section 3.11. TAXES. Except as set forth in SECTION 3.11 of the Company Disclosure Schedule:

          (a) (i) all returns and reports ("TAX RETURNS") of or with respect to any Tax (as defined in SECTION 9.03 of this Agreement) that are required to be filed on or before the date hereof by or with respect to the Company or any of its subsidiaries have been duly and timely filed, (ii) Taxes that have become due with respect to the period covered by each such Tax Return have been paid, (iii) all withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries have been satisfied in all material respects, and (iv) no penalty, interest or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax.

          (b) There is no claim against the Company or any of its subsidiaries for any amount of Taxes, no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries, and no Tax Return of or with respect to the Company or any of its subsidiaries has been, or is being, audited by the Internal Revenue Service or any state, local or other taxing authority other than those disclosed (and to which are attached copies of all audit or similar reports) in SECTION 3.11 of the Company Disclosure Schedule.

          (c) The total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in SECTION 3.07 of this Agreement are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, with respect to the Company and any of its subsidiaries up to and through the periods covered thereby.

          (d) Except for statutory liens for current Taxes not yet due and for Taxes being contested in good faith that have been disclosed in SECTION
     3.11 of the Company Disclosure

     Schedule and for which adequate provisions have been made in the financial statements referred to in SECTION 3.07, no liens for Taxes exist upon the assets of any of the Company or any of its subsidiaries.

          (e) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f) Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. Except as disclosed in SECTION
     3.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under the circumstances could obligate it to make any payments that will not be deductible under Sections 162(m) or 280G of the Code.

          (g) The Company and its subsidiaries have not taken or agreed to take any action that would create a material risk that the merger would not qualify as a tax free reorganization under the provisions of Section 368(a)(1)(A) of the Code.

          (h) Neither the Company nor any of its subsidiaries (i) has ever been a member of an Affiliated Group (as defined in Section 1504 of the Code) other than a group the common parent of which was the Company or (ii) has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision under state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     Section 3.12.  AFFILIATES.    SECTION 3.12 of the Company Disclosure
Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates ("Affiliates") of the Company within the meaning of that term as used in Rule 145 promulgated pursuant to the Securities Act, including, without limitation, all directors and executive officers of the Company.

     Section 3.13.  ENVIRONMENTAL MATTERS.  Except for matters disclosed in
SECTION 3.13 of the Company Disclosure Schedule:

          (a) To the best knowledge of Company all of the properties, operations and activities of the Company and its subsidiaries comply with all applicable Environmental Laws (as defined in SECTION 9.03).

          (b) None of the Company, its subsidiaries or their properties and operations are subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or third party under any Environmental Law.

          (c) To the best knowledge of the Company all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company or any its subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

          (d) To the best knowledge of the Company, the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any Governmental Authority under any Environmental Law, and neither the Company nor any of its subsidiaries has received any notice of noncompliance with any such financial responsibility requirements.

          (e) To the best knowledge of the Company, there are no physical or environmental conditions existing on any property of the Company or any of its subsidiaries or resulting from the Company's or any of its subsidiaries' operations or activities with respect to any of the Company Properties, past or present, at any location, that would give rise to any on-site or off-site investigative, remedial, response, contribution or similar obligations under any Environmental Laws.

          (f) To the best knowledge of the Company, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by the Company or any of its subsidiaries or used in connection with any of their properties or operations have to the extent required by Environmental Laws been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the best knowledge of the Company and with respect to such substances and wastes, such carriers and facilities have been and are operating in compliance with such authorizations, are not subject to any material unperformed investigative, remedial, response, contribution or similar obligations under, and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any Governmental Authority or third party in connection with, any Environmental Laws.

          (g) There has been no exposure of any person or property to hazardous substances, solid waste or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste or any pollutant or contaminant into the environment by the Company or any of its subsidiaries in connection with their properties or operations that could reasonably be expected to have a Company Material Adverse Effect.

          (h) The Company shall make available to QRI all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company or any of its subsidiaries.

     Section 3.14.  PROPERTIES.

          (a) The oil, gas and/or mineral leases, and interests which comprise part of the properties, rights and interests listed on SECTION 3.14 of the Company Disclosure Schedule (the "Company Properties"), and all other material contracts, agreements, licenses, permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Company Properties (such leases and such material contracts, agreements, licenses, permits, easements, rights-of-way and other rights-of-surface use being herein called the "Company Basic Documents"), are in full force and effect and constitute valid and binding obligations of the parties thereto; all contracts and agreements that are Company Basic Documents are disclosed in SECTION 3.14(a) of the Company Disclosure Schedule. Neither the Company nor any subsidiary is in breach or default (and no situation exists which with the passing of time or giving of notice would create such a breach or default) of its obligations under the Company Basic Documents, and no breach or default by any third party (or situation which with the passage of time or giving of notice would create such a breach or default) exists, to the extent such breach or default (whether by the Company, any subsidiary or such a third party) could materially adversely affect (after the date hereof) the ownership, operation, value or use of any Company Properties. All payments (including, without limitation, all delay rentals, royalties, excess royalties, overriding royalty interests, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under Company Basic Documents have been and are being made (timely and properly, and before the same became delinquent) by the Company or its subsidiaries in all material respects and, where the non-payment of same by a third party could materially adversely affect the ownership, operation, value or use of a Company Property after the date hereof, have been and are being made, by such third party in all material respects.

          (b) Except as set forth in SECTION 3.14(b) of the Company Disclosure Schedule, neither the Company nor any subsidiary has incurred any expenses, or made commitments to make expenditures, in connection with (and no other obligations or liabilities have been incurred) that would materially adversely affect the ownership or operation of the Company Properties after the date of this Agreement, other than routine expenses incurred in the normal operation of existing wells on the Company Properties. All expenses payable under the terms of the Company Basic Documents have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business. Except as set forth in
     Section 3.14(b) of the Company Disclosure Schedule, no proposals are currently outstanding (whether made by the Company, any subsidiary or by any other party) to drill additional wells, or to deepen, plug back, abandon, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other material operations, other than normal operation of existing wells on the Company Properties.

          (c) There exist no agreements or arrangements for the sale, gathering, transportation, compression, treating, processing or other marketing of a material volume of production from the Company Properties (including without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (A) the agreements set forth in SECTION 3.14(c) of the Company Disclosure Schedule, and (B) agreements or arrangements that are cancelable on 30 days notice or less without penalty or detriment. Any contracts or other arrangements under which the Company or any subsidiary is processing, gathering, transporting or otherwise marketing any material volume of oil, gas or other minerals (whether or not attributable to the Company Properties) for the account of a third party include terms that represent an arm's length, commercially reasonable trade for the Company or any subsidiary. All of the proceeds from the sale of production from the Company Properties are being properly and timely paid to the Company by the purchasers of production without suspension or indemnity other than standard division order indemnities.

          (d) Except as set forth in SECTION 3.14(d) of the Company Disclosure Schedule, neither the Company nor any subsidiary has received prepayments (including, but not limited to, payments for oil and gas not taken pursuant to "take-or-pay" arrangements) for any oil or gas produced from the Company Properties as a result of which the obligation does (or may) exist to deliver oil or gas produced from the Company Properties after the date of this Agreement without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash. For each Company Property listed in SECTION 3.14(d) of the Company Disclosure Schedule, such section reflects (A) the total amount of prepayment received as of the date hereof, (and the amount of any recoupment thereof heretofore made), and (B) whether or not a cash payment can be required in the event recoupment out of production proves to be inadequate. Except as set forth in SECTION 3.14(d) of the Company Disclosure Schedule, there is no Company Property with respect to which the Company, any subsidiary, and/or their respective predecessors in title, have collectively taken more (referred to herein as "OVER-PRODUCED") or materially less (referred to herein as "UNDER-PRODUCED") production from such Company Property (or on the units in which such Company Property participates), or any product thereof, than the ownership of the Company or any Company subsidiary and such predecessors in such Company Property would entitle the Company or any Company subsidiary and such predecessors (absent any balancing agreement or arrangement) to receive, to the extent such Over-produced or Under-produced position has not, as of the date hereof, been fully made up or otherwise extinguished. For each Company Property listed in
     SECTION 3.14 of the Company Disclosure Schedule, such section reflects, on a well-by-well or any other basis as may be dictated by any applicable balancing agreement, (A) whether the Company or any subsidiary is in an Over-produced or Under-produced position, (B) the amount of such over-production or under-production, (C) a description of the written balancing agreement (if any) pertaining to such Company Property (or a statement that no such agreement exists) and (D) a statement as to whether royalties, overriding royalties or other burdens against the Company's or any subsidiaries's net revenue interest in the affected Company Properties were, during the period the subject imbalance accrued, paid based upon receipts or entitlements. Except as set forth in SECTION 3.14(d) of the Company Disclosure Schedule, there are no pipeline imbalances that have arisen due to the failure of nominations made by the Company or any subsidiary to match actual deliveries of production from any one or more Company Properties.
     Except as set forth on SECTION 13.14(d) of the Company Disclosure Schedule, (i) none of the purchasers under any production sales contracts has exercised any economic out provision; (ii) none of the purchasers under any production sales contracts has curtailed its takes of natural gas in violation of such contracts; and (iii) none of the purchasers under any production sales contracts has given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries under take-or-pay provisions or otherwise. The Company is not entitled to receive any portion of the interest of QRI in any production or to receive cash or other payments to "balance" any disproportionate allocation of production under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, gas transportation or other similar agreements; and QRI is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Company Properties.

          (e) The Company and each subsidiary has all governmental licenses and permits necessary to own and operate the Company Properties as presently being owned and operated, and such licenses, permits and filings are in full force and effect, and neither the Company nor any subsidiary has received written notice of any violations in respect of any such licenses or permits.

          (f) Except as set forth in SECTION 3.14(f) of the Company Disclosure Schedule, neither the Company, any subsidiary nor any Company Property is subject to (A) any area of mutual interest agreements or non-compete agreements, (B) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the date hereof, (C) any tax partnership, or (D) any agreement, contract or commitment relating to the disposition or acquisition of the assets of, or any interest in, any business entity.

          (g) All severance, production, ad valorem, windfall profit and other similar taxes based on or measured by ownership or operation of the Company Properties have been, and are being, paid (properly and timely, and before the same become delinquent) by the Company and each subsidiary in all respects.

          (h) The ownership and operation of the Company Properties has, to the extent that non-conformance could materially adversely affect the ownership, operation, value or use thereof after the date hereof, been in conformity with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction.

          (i) Except as set forth in SECTION 3.14(i) of the Company Disclosure Schedule, there are no Preferential Rights or Consents, other than Routine Governmental Approvals (as defined below), that affect any Company Property or Properties and that will be triggered by the merger. For purposes of this Agreement, "Preferential Right" means any preferential right or option to purchase or otherwise to acquire a thing; "Consent" means any consent to assign or transfer, including a transfer occasioned by a merger, or any other restriction or limitation on transferability; "Routine Governmental Approvals" means approvals required to be obtained from any governmental or tribal authority that are customarily obtained after consummation of a transaction.

          (j) Except as set forth in SECTION 3.14(j) of the Company Disclosure Schedule, there exist no agreements or other arrangements whereunder the Company or any subsidiary undertakes to perform gathering, transportation, processing or other marketing services for any third party, including without limitation the owner of a royalty or overriding royalty interest burdening a lease included in the Company Properties, for a fee or other consideration that is now, or may hereafter be, unrepresentative of commercial rates being received by third parties in comparable, arm's length transactions.

          (k) Except as set forth in SECTION 3.14(k) of the Company Disclosure Schedule, the Company and/or its subsidiaries have good and defensible title to the Company Properties, free and clear of all liens, security interests, and encumbrances except for (a) the contracts, agreements, burdens, encumbrances and other matters set forth in the descriptions of certain of the Company Properties in
     SECTION 3.14 of the Company Disclosure Schedule, (b) statutory liens for taxes which are not yet delinquent, (c) liens under operating agreements, pooling orders and unitization agreements, and mechanics' materialmen's liens, with respect to obligations which are not yet due, and (d) minor defects and irregularities in title to any Company Property, so long as such defects and irregularities do not materially impair the value of such Company Property or the use thereof for the purposes for which such Company Property is held. With respect to each Company Property described in SECTION 3.14 of the Company Disclosure Schedule, the ownership of the Company and/or the subsidiaries in such Company Property does and will, (A) with respect to each tract of land described in SECTION 3.14 of the Company Disclosure Schedule (whether described directly in such section or described by reference to another instrument) in connection with such Company Property, (1) entitle the Company and/or a subsidiary to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such tract equal to or not less than the decimal or percentage share set forth in SECTION 3.14 of the Company Disclosure Schedule in connection with such tract opposite the words "Net Revenue Interest" (or words of similar import), (2) cause the Company or any subsidiary to be obligated to bear a decimal or percentage share of the cost of exploration, development and operation of such tract of land (collectively, the "Costs") not greater than the decimal or percentage share set forth in SECTION 3.14 of the Company Disclosure
     Schedule in connection with such tract opposite the words "Working Interest" (or words of similar import) and (B) if such Company Property is shown in SECTION 3.14 of the Company Disclosure Schedule to be subject to a unit or units, with respect to each such unit, (1) entitle the Company and/or the subsidiaries to receive a decimal or percentage share of all substances covered by such unit that are produced from, or allocated to, such unit equal to or not less than the decimal or percentage share set forth in SECTION 3.14 of the Company Disclosure Schedule in connection with such Company Property opposite the words "Unit Net Revenue Interest" or words of similar import (and if such Company Property is subject to more than one unit, words identifying such interest with such unit), and (2) obligate the Company and/or the subsidiaries to bear a decimal or percentage share of the Costs not greater than as set forth in
     SECTION 3.14 of the Company Disclosure Schedule in connection with such Company Property opposite the words "Unit Working Interest" or words of similar import (and if such Company Property is subject to more than one unit, words identifying such interest with such unit). With respect to each Company Property described in SECTION 3.14 of the Company Disclosure Schedule that is subject to a voluntary or involuntary pooling, unitization or communitization agreement and/or order, the term "tract of land" as used in this subsection (k) shall mean the pooled, unitized or communitized area as an entirety and shall not be deemed to refer to any individual tract committed to said pooled, unitized or communitized area. Without limitation of the foregoing, the ownership by the Company and/or the subsidiaries of the Company Properties does and will, with respect to each well or unit identified in SECTION 3.14 of the Company

     Disclosure Schedule, entitle the Company and/or the subsidiaries to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage share set forth, for such well or unit, in the column headed "Net Revenue Interest" in SECTION
     3.14 of the Company Disclosure Schedule, and cause the Company and/or the subsidiaries to be obligated to bear a decimal or percentage share of the Costs of such well or unit equal to not more than the decimal or percentage share set forth, for such well or unit, in the column headed "Working Interest" in such section. The above-described shares of production that the Company and/or its subsidiaries are entitled to receive and share of expenses that the Company and/or its subsidiaries are obligated to bear are not, and will not, be subject to change other than such change that arise pursuant to non-consent provisions of operating agreements described in SECTION 13.4 of the Company Disclosure Schedule in connection with operations hereafter proposed, or such changes are reflected in
     SECTION 13.4 of the Company Disclosure Schedule.

          (l) The Company has delivered to QRI a copy of the Reserve Report prepared by Citadel Engineering, Ltd. and dated as of March 5, 1998, (the "Citadel Report") relating to the Company's oil and gas reserves (the "Oil and Gas Reserves"). There are no statements or conclusions in the Citadel Report that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein. To the knowledge of the Company, the estimates of reserves in the Citadel Report was prepared in accordance with standard geological and engineering methods generally accepted in the oil and gas industry. The estimates of the lease operating expenses, production and ad valorem taxes and capital expenditures in the Citadel Report reasonably reflect the historical experience of the Company, and the Company has no reason to believe that the estimates will not reflect future lease operating expenses, production and ad valorem taxes and capital expenses. The historical factual information supplied by the Company to the independent engineering firm in connection with the preparation of the Citadel Report was, at the time of delivery to such firms, true and complete in all material respects.

     Section 3.15. REAL PROPERTY. SECTION 3.15 of the Company Disclosure Schedule lists all real property that is owned or leased by the Company (other than the Company Properties).

     Section 3.16. INSIDER INTERESTS; TRANSACTIONS WITH MANAGEMENT. Except as set forth in SECTION 3.16 of the Company Disclosure Schedule, no officer, director, or employee of the Company or holder of more than five percent of the Company Common Stock currently outstanding has any interest in any property, real or personal, tangible or intangible, agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental or real or personal property from, or otherwise requiring payments to any such shareholder, officer, director or employee used in or pertaining to the business of the Company or any subsidiary, except for the ordinary rights of a stockholder or employee stock option holder. Except as disclosed in the Company SEC Reports, no executive officer, director or stockholder of the Company or any of its subsidiaries has, since March 7, 1997, engaged in any business dealings with the Company or any of its subsidiaries, other than such business dealings as would not be required to be disclosed in such documents or reports pursuant to the Securities Act and the rules and regulations promulgated thereunder. Except as set forth on SCHEDULE 3.16, no executive officer or director of the Company or any of its subsidiaries (except in his capacity as such) has any direct or indirect material interest in (a) any competitor, customer, supplier or agent of the Company or any of its subsidiaries, or (b) any person that is a party to any contract or agreement with the Company or any of its subsidiaries.

     Section 3.17. CONTRACTS AND AGREEMENTS. The contracts and agreements listed in SECTION 3.17 of the Company Disclosure Schedule or filed as exhibits to any of the Company SEC Reports constitute all of the written and oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) to which the Company or any of its subsidiaries is a party or by which any of their properties are bound with respect to which the obligations of or the benefits to be received by the Company or any of its subsidiaries, individually or in the aggregate, could reasonably be expected to have a value in excess of $100,000 in any consecutive 12-month period (each a "MATERIAL CONTRACT"). Except as set forth in SECTION 3.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries are and, to the best knowledge of the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any Material Contract, and neither the Company nor any of its subsidiaries have waived any right under any Material Contract. Neither the Company nor any of its subsidiaries have received any notice of default or termination under any Material Contract and neither the Company nor any of its subsidiaries has assigned or otherwise transferred any rights under any Material Contract or any other contract, to the extent default or termination could have a Company Material Adverse Effect.

     Section 3.18. VOTE REQUIRED. The only votes of the holders of any class or series of Company capital stock necessary to approve the merger and this Agreement are the affirmative votes of the holders of at least a majority of the outstanding shares of the Company Common Stock. Members of the Darden Family and Mercury control approximately 46% of the outstanding Company Common Stock, and they have agreed (a copy of which agreement has been furnished to QRI concurrently with the execution of this Agreement) to vote their shares of Company Common Stock in favor of the merger at the Company stockholders meeting referred to in SECTION 6.01.

     Section 3.19. BROKERS. Except for payments due to EVEREN Securities, Inc. disclosed on SCHEDULE 3.19 hereto, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.20. OPINION OF FINANCIAL ADVISOR. The board of directors of the Company has received the written opinion of EVEREN Securities, Inc. to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of the Company Common Stock (other than holders of shares held by Mercury Exploration Company and shares held by members of the Darden family and their Affiliates) is fair, from a financial point of view, to such holders. The Company will promptly deliver a copy of such opinion to QRI.


     Section 3.21. SPECIAL COMMITTEE RECOMMENDATIONS. By a unanimous vote of the disinterested directors constituting a Special Committee of the board of directors formed to consider the merger (the "Special Committee") present at a meeting of the Special Committee (which meeting was duly called and held and at which a quorum was present at all times), and by unanimous vote of the board of directors of the Company (with members of the Darden family abstaining) (which meeting was duly called and held at which a quorum was present at all times), the Special Committee and the board of directors (with members of the Darden family abstaining) (a) approved and adopted this Agreement, including the merger and the other transactions contemplated hereby, and determined that the merger is fair to the stockholders of the Company (other than holders of shares held by Mercury Exploration Company and shares held by members of the Darden family and their Affiliates), and (b) subject to SECTION 6.01 hereof, resolved to recommend approval and adoption of this Agreement, including the merger and the other transactions contemplated herein, by the stockholders of the Company.


     Section 3.22. DISCLOSURE. No representation or warranty hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

                                 ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF QRI

     QRI hereby represents and warrants to the Company that:

     Section 4.01. ORGANIZATION AND QUALIFICATION. QRI is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and QRI has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have a QRI Material Adverse Effect. The term "QRI MATERIAL ADVERSE EFFECT" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business, or prospects of QRI taken as a whole, at the time of such change or effect; provided, however, no QRI Material Adverse Effect shall be deemed to have occurred hereunder as a result of changes in oil or gas prices.

     QRI has no subsidiaries (as that term is defined in SECTION 9.03 herein).

     Section 4.02. CERTIFICATE OF INCORPORATION AND BYLAWS; FORMATION DOCUMENTS. QRI has heretofore furnished or made available to the Company complete and correct copies of the certificate of incorporation and bylaws, in each case as amended or restated to the date hereof, of QRI and complete and correct copies of each of the formation documents. QRI is not in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents) or the formation documents, and to the best knowledge of QRI, no other party to the formation documents is in violation thereof.

     Section 4.03.  CAPITALIZATION.

          (a) The authorized capital stock of QRI as of the Effective Time will consist of 40,000,000 shares of QRI Common Stock, par value $.01 per share ("QRI COMMON STOCK") and 10,000,000 shares of preferred stock par value $.01 per share (the "PREFERRED STOCK"). Immediately prior to the Effective Time, 10,310,806 shares of QRI Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding.

     Except as described in this SECTION 4.03 or in SECTION 4.03(a) of the QRI Disclosure Schedule, no shares of capital stock of QRI are reserved for issuance for any other purpose. Each of the issued shares of capital stock of, or other equity interests in, QRI is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, QRI subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws (or the equivalent organizational documents) of QRI, any agreement to which QRI is a party or is bound or applicable federal or state securities laws.

          (b) No bonds, debentures, notes or other indebtedness of QRI having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("QRI VOTING DEBT") are issued or outstanding.

          (c) Except as set forth in SECTION 4.03(a) above or in SECTION 4.03(c) of the QRI Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which QRI is a party relating to the issued or unissued capital stock of QRI or obligating QRI to grant, issue or sell any shares of capital stock, QRI Voting Debt or other equity interests of QRI. Except as set forth in SECTION 4.03(c) of the QRI Disclosure Schedule, there are no obligations, contingent or otherwise, of QRI (i) to repurchase, redeem or otherwise acquire any shares of QRI Common Stock or other capital stock of QRI or (ii) to provide funds to, or to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the obligations of any other person. Except as set forth in SECTION 4.03(c) of the QRI Disclosure Schedule, QRI (x) does not directly or indirectly own, (y) has not agreed to purchase or otherwise acquire or (z) does not hold any interest convertible into or exchangeable or exercisable for the capital stock or any other equity interests of any corporation, partnership, joint venture or other business association or entity. Except as set forth in SECTION 4.03(c) of the QRI Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of QRI. Except as set forth in SECTION 4.03(c) of the QRI Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which QRI is a party or by which QRI is bound with respect to the voting of any shares of capital stock or other equity interests of QRI.

     Section 4.04. AUTHORITY. QRI has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by QRI and the performance by QRI of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been or were duly authorized by all necessary corporate action and no other corporate proceedings on the part of QRI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the merger, the approval and adoption of this Agreement by the stockholders of QRI as set forth in SECTION 6.01 of this Agreement).
This Agreement has been duly executed and delivered by QRI and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligations of QRI, enforceable against QRI in accordance with its terms. The Formation Transactions have been consummated in all material respects in accordance with all applicable Laws.

     Section 4.05.   NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by QRI, does not and the performance by QRI of its obligations hereunder, including consummation of the transactions contemplated hereby does not (i) conflict with or violate the certificate of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of QRI,
     (ii) conflict with or violate any Laws in effect as of the date of this Agreement or any judgment, order or decree to which QRI is a party or by or to which any of its properties are bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of QRI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of QRI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which QRI is a party or by or to which QRI or any of its properties are bound or subject, excluding from the foregoing clauses (ii) and (iii) any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that individually or in the aggregate could not reasonably be expected to have a QRI Material Adverse Effect.

          (b) The execution and delivery of this Agreement by QRI does not and the performance by QRI of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require QRI to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, federal, state, local or foreign (collectively, "GOVERNMENTAL ENTITIES"), except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, and the Blue Sky Laws and
     (B) the pre-merger notification requirements of the HSR Act and (ii) the filing and recordation of appropriate merger documents as required by the DGCL.

     Section 4.06. PERMITS; COMPLIANCE. Except as disclosed in SECTION 4.06 of the QRI Disclosure Schedule, QRI is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to possess such Permits could not reasonably be expected to have a QRI Material Adverse Effect. Except as disclosed in SECTION 4.06 of the QRI Disclosure Schedule, as of the date of this Agreement, there are no actions, proceedings, or investigations pending or, to the knowledge of QRI, threatened against QRI that could reasonably be expected to result in the loss, revocation, suspension or cancellation of a Permit held by QRI. Except as set forth in SECTION 4.06 of the QRI Disclosure Schedule, (i) QRI is not in conflict with, in default under or in violation of (a) any Law applicable to QRI or by which any of its properties are bound or subject or (b) any of the Permits held by QRI, except for any such conflicts, defaults or violations that individually or in the aggregate could not reasonably be expected to have QRI Material Adverse Effect; (ii) is not in conflict with, in default under or in violation of any judgment, order or decree applicable to QRI or any material Permits held by QRI; and (iii) QRI has not received from any Governmental Entity any notice with respect to possible conflicts with, defaults under or violations of (a) any Law applicable to QRI or by which any of its properties are bound or subject,
(b) any judgment, order or decree applicable to QRI, or (c) any of the Permits held by QRI.

     Section 4.07.   REPORTS; FINANCIAL STATEMENTS.

          (a) QRI has heretofore delivered to the Company (i) an unaudited balance sheet of QRI as of June 30, 1998, and (ii) statements of income, stockholders' equity and cash flows for the period beginning with inception and ending June 30, 1998. QRI has also delivered to the Company (i) an unaudited balance sheet of QRI as of June 30, 1998, and (ii) pro forma unaudited balance sheets and statements of income, stockholders' equity and cash flows as of June 30, 1998, giving effect to the Formation Transactions. Such unaudited historical financial statements, including any such financial statements and schedules to be contained in the Registration Statement on Form S-4 (as defined in SECTION 6.02 hereof)
     (i) are and will be in accordance with the books and records of QRI in all material respects and have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles, and (B) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (ii) fairly present in all material respects the consolidated financial position of QRI as of the respective dates thereof and the results of operations and cash flows for the periods indicated (except, in the case of unaudited financial statements for interim periods, for the absence of footnotes and subject to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows). Such unaudited pro forma financial statements delivered by QRI to the Company fairly present QRI's pro forma financial position and statements of operation as of and for the periods scheduled therein, and the pro forma adjustments giving effect to the Formation Transactions have been properly applied to the historical amounts in the compilation of those statements.

     Section 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SECTION 4.08 of the QRI Disclosure Schedule, since January 1, 1998, QRI has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been (a) any damage, destruction or loss with respect to any assets of QRI, including any assets acquired from any of the Contributing Entities that, whether or not covered by insurance, would constitute a QRI Material Adverse Effect, (b) any change by QRI in its significant accounting policies, (c) a material reduction in the rate of production of oil, gas or other hydrocarbons from the QRI Properties, viewed as a whole, other than changes in the ordinary course of operation, changes that result from depletion in the ordinary course of operation, and changes that result from variances in markets for the oil, gas and other hydrocarbons, or
(d) any other QRI Material Adverse Effect.

     Section 4.09. ABSENCE OF LITIGATION. Except as set forth in SECTION 4.09 of the QRI Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of QRI, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of QRI, threatened against QRI or any properties or rights of QRI, and QRI is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of QRI, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     Section 4.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

          (a) With respect to each employee benefit plan, program, arrangement, contract, employment agreement, stock option, bonus, incentive or similar plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA), maintained or contributed presently or at any time within the six (6) year period prior to the date of this Agreement to by QRI or any ERISA Affiliate, or with respect to which QRI or any ERISA Affiliate could reasonably be expected to incur liability under ERISA (the "QRI BENEFIT PLANS"), QRI has delivered or made available to the Company a true and correct copy of (i) such QRI Benefit Plan, (ii) each trust agreement, if any, relating to such QRI Benefit Plan, (iii) the most recent summary plan description of each QRI Benefit Plan for which a summary plan description is required, (iv) the most recent determination letter issued by the IRS with respect to any QRI Benefit Plan that is intended to be a Qualified Plan (v) Internal Revenue Service Forms 5500 for each Company Benefit Plan for each of the three (3) most recent plan years, and (vi) the
     most recent actuarial report, if any, for each QRI Benefit Plan.   SECTION
     4.10 of QRI Disclosure Schedule contains a complete list of all QRI Benefit Plans.

          (b) Each of the QRI Benefit Plans is in compliance with its terms and all applicable laws, including, but not limited to, ERISA and the Code and except as set forth in SECTION 4.10 of the QRI Disclosure Schedule, no QRI Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code. Except as set forth in SECTION 4.10 of the QRI Disclosure Schedule, neither QRI nor any ERISA Affiliate is or has contributed to "multiemployer plan," as defined in Section 3(37), and neither the Company nor any ERISA Affiliate has any past, present or future obligation or liability to contribute to any multiemployer plan of ERISA. Neither QRI nor any ERISA Affiliate has completely or partially withdrawn from any multiemployer plan with respect to which there is any outstanding liability as of the date of this Agreement. Neither QRI nor any ERISA Affiliate has incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of a QRI Benefit Plan under Sections 409 or 502 of ERISA or Section 4975 of Code or pursuant to Title IV of ERISA to which QRI or an ERISA Affiliate made, or was required to make, contributions during the five (5) years ending on the date of this Agreement. As of the date of this Agreement, no condition exists that presents a material risk to QRI or an ERISA Affiliate of incurring such a material liability. No proceedings have been instituted to terminate any QRI Benefit Plan that is subject to Title IV of ERISA and the PBGC is not expected to institute proceedings and no "reportable event," as such term in defined in Section 4043 of ERISA, has occurred with respect to any QRI Benefit Plan.

          (c) Except as set forth in SECTION 4.10 of the QRI Disclosure Schedule, the current value of the assets of each of the QRI Benefit Plans that are subject to Title IV of ERISA, based upon reasonable actuarial assumptions, equals or exceeds the present value of the accrued benefits under each such QRI Benefit Plan and all contributions or other amounts payable by QRI and each ERISA Affiliate as of the date of this Agreement with respect to each Plan in respect of current or prior plan years has been either paid or accrued on the latest balance sheet. There are no pending, or, to the best knowledge of QRI and each ERISA Affiliate any threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the QRI Benefit Plans or any trusts related thereto.

          (d) There are no collective bargaining or other labor union contracts to which QRI is a party and no collective bargaining agreement is being negotiated by QRI. There is no pending or, to the best knowledge of QRI, threatened labor dispute, strike or work stoppage against the QRI.

          (e) No QRI Benefit Plan provides retiree medical or other retiree welfare benefits and neither QRI is contractually or otherwise obligated to medical or other welfare benefits upon retirement or termination of employment of employees.

          (f) Neither QRI nor any of its ERISA Affiliates contributes to or have an obligation to contribute to, or has within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, an employee benefit plan that is or was subject to Title IV of ERISA or
     Section 412 of the Code.

          (g) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c) has occurred with respect to any QRI Benefit Plan. All "fiduciaries," as defined in ERISA Section 3(21), with respect to the QRI Benefit Plans have complied in all respects with the requirements of ERISA Section 404. Neither QRI nor any ERISA Affiliate has any liability to the Internal Revenue Service or the PBGC with respect to any QRI Benefit Plan.

          (h) Each QRI Benefit Plan provides that it may be amended or terminated at any time except for benefits protected under Code Section 411(d).

          (i)  Each Qualified Plan is qualified in form and operation under Code
     Section 401 (a) and each trust for each Qualified Plan is exempt from federal income tax under Code Section 501(a). No event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any Qualified Plan or related trust. All determination letters with respect to Qualified Plans remain in effect and have not been revoked.

          (j) QRI and each ERISA Affiliate has complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B.

          (k) No payment that is owed or may become due to any director, officer, employee or agent of QRI will be non-deductible to QRI or subject to tax under Code

     Sections 280G or 4999; nor will QRI be required to "gross-up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person. The consummation of the transaction contemplated under this Agreement will not accelerate or increase any liability under any QRI Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder.

     Section 4.11. TAXES. Except as set forth in SECTION 4.11 of the QRI Disclosure Schedule:

          (a) (i) all TAX RETURNS that are required to be filed on or before the date hereof by or with respect to QRI have been duly and timely filed,
     (ii) Taxes that have become due with respect to the period covered by each such Tax Return have been paid, (iii) all withholding Tax requirements imposed on or with respect to QRI have been satisfied in all material respects, and (iv) no penalty, interest or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax.

          (b) There is no claim against QRI for any amount of Taxes, no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to QRI, and no Tax Return of or with respect to QRI has been, or is being, audited by the Internal Revenue Service or any state, local or other taxing authority other than those disclosed (and to which are attached copies of all audit or similar reports) in SECTION 4.11 of the QRI Disclosure Schedule.

          (c) The total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in SECTION 4.07 of this Agreement are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, with respect to QRI up to and through the periods covered thereby.

          (d) Except for statutory liens for current Taxes not yet due and for Taxes being contested in good faith that have been disclosed in SECTION
     4.11 of the QRI Disclosure Schedule and for which adequate provisions have been made in the financial statements referred to in SECTION 4.07, no liens for Taxes exist upon the assets of QRI.

          (e) QRI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f) QRI has not made an election under Section 341(f) of the Code. Except as disclosed in SECTION 4.11 of the QRI Disclosure Schedule, QRI has not made any payments, is obligated to make any payments, or is a party to any agreement that under the circumstances could obligate it to make any payments that will not be deductible under Sections 162(m) or 280G of the Code.

          (g) QRI has not taken or agreed to take any action that would create a material risk that the merger would not qualify as a tax free reorganization under the provisions of Section 368(a)(1)(A) of the Code.

          (h) QRI (i) has never been a member of an Affiliated Group (as defined in Section 1504 of the Code) other than a group the common parent of which was QRI or (ii) has any liability for the Taxes of any person (other than QRI) under Treas. Reg. Section 1.1502-6 (or any similar provision under state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     Section 4.12.  ENVIRONMENTAL MATTERS.  Except for matters disclosed in
SECTION 4.12 of the QRI Disclosure Schedule:

          (a) To the best knowledge of QRI all of the properties, including the QRI Properties (as defined in SECTION 4.13 hereof), operations and activities of QRI comply with all applicable Environmental Laws (as defined in SECTION 9.03).

          (b) QRI and the properties, including the QRI Properties, and operations of QRI are not subject to any existing, pending or, to the knowledge of QRI, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or third party under any Environmental Law.

          (c) To the best knowledge of QRI, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by QRI under any Environmental Law in connection with any aspect of the business of QRI or the QRI Properties, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the merger, and QRI is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

          (d) To the best knowledge of QRI, QRI has satisfied and is currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any Governmental Authority under any Environmental Law, and QRI has not received any notice of noncompliance with any such financial responsibility requirements.

          (e) To the best knowledge of QRI, there are no physical or environmental conditions existing on any property of QRI or resulting from QRI's operations or activities with respect to any of the QRI Properties, past or present, at any location, that would give rise to any on-site or off-site investigative, remedial, response, contribution or similar obligations under any Environmental Laws.

          (f) To the best knowledge of QRI, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by QRI or used in connection with QRI's properties, including the QRI Properties, or operations have to the extent required by Environmental Laws been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the best knowledge of QRI and with respect to such substances and wastes, such carriers and facilities have been and are operating in compliance with such authorizations, are not subject to any material unperformed investigative, remedial, response, contribution or similar obligations under, and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any Governmental Authority or third party in connection with, any Environmental Laws.

          (g) There has been no exposure of any person or property to hazardous substances, solid waste or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste or any pollutant or contaminant into the environment by QRI in connection with the properties or operations of QRI, including the QRI Properties, that could reasonably be expected to have a QRI Material Adverse Effect.

          (h) QRI shall make available to MSR all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of QRI relating to any of the current or former properties or operations of QRI, including the QRI Properties.

     Section 4.13.  PROPERTIES.

          (a) The oil, gas and/or mineral leases, and interests in which comprise part of the properties, rights and interest of QRI listed in
     SCHEDULE 4.13 (collectively, the "QRI PROPERTIES"), and all other material contracts, agreements, licenses permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the QRI Properties (such leases and such material contracts, agreements, licenses, permits, easements, rights-of-way and other rights-of-surface use being herein called the "QRI BASIC DOCUMENTS"), are in full force and effect and constitute valid and binding obligations of the parties thereto; all contracts and agreements which are QRI Basic Documents are disclosed in
     SECTION 4.13(a) of the QRI Disclosure Schedule. QRI is not in breach or default (and no situation exists which with the passing of time or giving or notice would create such a breach or default) of its obligations under the QRI Basic Documents, and no breach or default by any third party (or situation which with the passage of time or giving of notice would create such a breach of default) exists, to the extent such breach or default (whether by QRI or such a third party) could materially adversely affect (after the date hereof) the ownership, operation, value or use of any QRI Properties. All payments (including, without limitation, all delay rentals, royalties, excess royalties, overriding royalty interests, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under QRI Basic Documents have been and are being made (timely and properly, and before the same became delinquent) by QRI in all material respects and, where the non-payment of same by a third party could materially adversely affect the ownership, operation, value or use of a QRI Property after the date hereof, have been and are being made by such third party in all material respects.

          (b) Except as set forth in SECTION 4.13(b) of the QRI Disclosure Schedule, QRI has not incurred any expenses, or made commitments to make expenditures, in connection with (and no other obligations or liabilities have been incurred) that would materially adversely affect the ownership or operation of the QRI Properties after the date hereof, other than routine expenses incurred in the normal operation of existing wells on the QRI Properties. All expenses payable under the terms of the QRI Basic Contracts have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business. Except as set forth in SECTION 4.13(b) of the QRI Disclosure Schedule, no proposals are currently outstanding (whether made by QRI or by any other party) to drill additional wells, or to deepen, plug back, abandon, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other material operations, other than normal operation of existing wells on the QRI Properties.

          (c) There exist no agreements or arrangements for the sale, gathering, transportation, compression, treating, processing or other marketing of a material volume of production from the QRI Properties (including without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) the agreements set forth in SECTION 4.13(c) of the QRI Disclosure Schedule, and (b) agreements or arrangements that are cancelable on 30 days notice or less without penalty or detriment. Any contracts or other arrangements under which QRI is processing, gathering, transporting or otherwise marketing any material volume of oil, gas or other minerals (whether or not attributable to the QRI Properties) for the account of a third party include terms that represent an arm's length, commercially reasonable trade for QRI. All of the proceeds from the sale of production from the QRI Properties are being properly and timely paid to QRI by the purchaser of production without suspension or indemnity other than standard division order indemnities.

          (d) Except as set forth in SECTION 4.13(d) of the QRI Disclosure Schedule, QRI has not received prepayments (including, but not limited to, payments for oil and gas not taken pursuant to "take-or-pay" arrangements) for any oil or gas produced from the QRI Properties as a result of which the obligation does (or may) exist to deliver oil or gas produced from the QRI Properties after the date hereof without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash. For each QRI Property listed in SECTION 4.13(d) of the QRI Disclosure Schedule, such section reflects (A) the total amount of prepayment received as of the date hereof (and the amount of any recoupment thereof heretofore made), and (B) whether or not a cash payment can be required in the event recoupment out of production proves to be inadequate. Except as set forth in SECTION 4.13 of the QRI Disclosure Schedule, there is no QRI Property with respect to which QRI and/or its predecessors in title, have collectively Over-Produced or Under-Produced from such QRI Property (or on the units in which such QRI Property participates), or any product thereof, than the ownership of QRI and such predecessors in such QRI Property would entitle QRI and such predecessors (absent any balancing agreement or arrangement) to receive, to the extent such Over-produced or Under-produced position has not, as of the date hereof, been fully made up or otherwise extinguished. For each QRI Property listed in SECTION 4.13(d) of the QRI Disclosure Schedule, such section reflects, on a well-by-well or any other basis as may be dictated by any applicable balancing agreement,
     (A) whether QRI is in an Over-produced or Under-produced position, (B) the amount of such over-production or under-production, (C) a description of the written balancing agreement (if any) pertaining to such QRI Property (or a statement that no such agreement exists) and (D) a statement as to whether royalties, overriding royalties, or other burdens against QRI's net revenue interest in the affected QRI Properties were, during the period the subject imbalance accrued, paid based upon receipts or entitlements. Except as set forth in
     SECTION 4.13(d) of the QRI Disclosure Schedule, there are no pipeline imbalances that have arisen due to the failure or nominations made by QRI to match actual deliveries of production from any one or more QRI Properties. Except as set forth on SECTION 4.13(d) of the QRI Disclosure Schedule, (i) none of the purchasers under any production sales contracts has exercised any economic out provision; (ii) none of the purchasers under any production sales contracts has curtailed its takes of natural gas in violation of such contracts; and (iii) none of the purchasers under any production sales contracts has given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries under take-of-pay provisions or otherwise. QRI is not entitled to receive any portion of the interest of the Company in any production or to receive cash or other payments to "balance" any disproportionate allocation of production under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, gas transportation or other similar agreements.

          (e) QRI has all governmental licenses and permits necessary to own and operate the QRI Properties as presently being owned and operated, and such licenses, permits and filings are in full force and effect, and QRI has not received written notice of any violations in respect of any such licenses or permits.

          (f) Except as set forth in SECTION 4.13(f) of the QRI Disclosure Schedule, neither QRI nor any QRI Property is subject to (A) any area of mutual interest agreements or non-compete agreements, (B) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the date hereof, (C) any tax partnership, or (D) any agreement, contract or commitment relating to the disposition or acquisition of the assets of, or any interest in, any business entity.

          (g) All severance, production, ad valorem, windfall profit and other similar taxes based on or measured by the ownership or operation of the QRI Properties have been, and are being, paid (properly and timely, and before the same become delinquent) by QRI in all respects.

          (h) The ownership and operation of the QRI Properties has, to the extent that non-conformance could materially adversely affect the ownership, operation, value or use thereof after the date hereof, been in conformity with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction.

          (i) Except as set forth in SECTION 4.13(i) of the QRI Disclosure Schedule, there are no Preferential Rights or Consents, other than Routine Governmental Approvals, that affect any QRI Property or Properties and that will be triggered by the merger.

          (j) Except as set forth in SECTION 4.13(j) of the QRI Disclosure Schedule, there exist no agreements or other arrangements whereunder QRI undertakes to perform gathering, transportation, processing or other marketing services for any third party, including without limitation the owner of a royalty or overriding royalty interest burdening a lease included in the QRI Properties, for a fee or other consideration that is now, or may hereafter be, unrepresentative of commercial rates being received by third parties in comparable, arm's length transactions.

          (k) Except as set forth in SECTION 4.13(k) of the QRI Disclosure Schedule, QRI has good and defensible title to the QRI Property, free and clear of all liens, security interests, and encumbrances except for (a) the contracts, agreements, burdens, encumbrances and other matters set forth in the descriptions of certain of the QRI Properties in SECTION 4.13 of the QRI Disclosure Schedule, (b) statutory liens for taxes which are not yet delinquent, (c) liens under operating agreements, pooling orders and unitization agreements, and mechanics' materialmen's liens, with respect to obligations which are not yet due, and (d) minor defects and irregularities in title to any QRI Property, so long as such defects and irregularities do not materially impair the value of such QRI Property or the use thereof for the purposes for such QRI Property is held. With respect to each QRI Property described in SECTION 4.13 of the QRI Disclosure Schedule, the ownership of QRI in such QRI Property does and will, (A) with respect to each tract of land described in SECTION 4.13 of the QRI Disclosure Schedule (whether described directly in such section or described by reference to another instrument) in connection with such QRI Property, (1) entitle QRI to receive a decimal or percentage share of the oil, gas, and other hydrocarbons produced from, or allocated to, such tract equal to or not less than the decimal or percentage share set forth in SECTION 4.13 of the QRI Disclosure Schedule in connection with such tract opposite the words "Net Revenue Interest" (or words of similar import), (2) cause QRI to be obligated to bear a decimal or percentage share of the Costs of exploration, development and operation of such tract of land not greater than the decimal or percentage share set forth in SECTION 4.13 of the QRI Disclosure Schedule in connection with such tract opposite the words "Working Interest" (or words of similar import) and (B) if such QRI Property is shown in SECTION 4.13 of the QRI Disclosure Schedule to be subject to a unit or units, with respect to each such unit, (1) entitle QRI to receive a decimal or percentage share of all substances covered by such unit that are produced from, or allocated to, such unit equal to or not less than the decimal or percentage share set forth in SECTION 4.13 of the QRI Disclosure Schedule in connection with such QRI Property opposite the words "Unit Net Revenue Interest" or words of similar import (and if such QRI Property is subject to more than one unit, words identifying such interest with such unit), and (2) obligate QRI to bear a decimal or percentage share of the Costs not greater than as set forth in SECTION 4.13 of the QRI Disclosure Schedule in connection with such QRI Property opposite the words "Unit Working Interests" or words of similar import (and if such QRI Property is subject to more than one unit, words identifying such interests with such unit). With respect to each QRI Property described in SECTION 4.13 of the QRI Disclosure Schedule that is subject to a voluntary or involuntary pooling, unitization or communitization agreement and/or order, the term "tract of land" as used in this subsection
     (k) shall mean the pooled, unitized or communitized area as an entirety and shall not be deemed to refer to any individual tract committed to said pooled, unitized or communitized area. Without limitation of the foregoing, the ownership by QRI of the QRI Properties does and will, with respect to each well or unit identified in SECTION 4.13 of the QRI Disclosure Schedule entitle QRI to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage share set forth, for such well or unit, in the column headed "Net Revenue Interest" in SECTION 4.13 of the QRI Disclosure Schedule, and cause QRI to be obligated to bear a decimal or percentage share of the cost of operation of such well or unit equal to not more than the decimal or percentage share set forth, for such well or unit, in the column headed "Working Interest" in SECTION 4.13 of the QRI Disclosure Schedule. The above-described shares of production on which QRI is entitled to receive and shares of expenses that QRI is obligated to bear are not and will not be subject to change other than such changes that arise pursuant to non-consent provisions of operating agreements described in SECTION 4.13 of the QRI Disclosure Schedule in connection with operations hereafter proposed, or such changes are reflected in SECTION
     4.13 of the QRI Disclosure Schedule.

          (l) QRI has delivered to the Company copies of (i) the reserve report dated as of January 1, 1998 prepared by LaRoche Petroleum Consultants, Ltd., independent petroleum engineers (the "LaRoche Report"), relating to the oil and gas reserves attributable to certain Mercury Exploration Company properties, (ii) the reserve report dated August 1, 1997 prepared by Albrecht & Associates, Inc., independent petroleum engineers (the "Albrecht Report"), (iii) the reserve report dated as of January 1, 1998 prepared by S.A. Holditch and Associates, Inc., independent petroleum engineers (the "QELC Holditch Report"), relating to the oil and gas reserves attributable to the properties of Quicksilver Energy L.C. and (iv) the reserve report dated as of January 1, 1998 prepared by S.A. Holditch and Associates, Inc., independent petroleum engineers (together with the LaRoche Report, the Albrecht Report and the QELC Holditch Report, the "Reports"), relating to the oil and gas reserves attributable to properties of Michigan Gas Partners. There are no statements or conclusions in any of the Reports that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein. To the knowledge of QRI, the estimates of reserves in the Reports were prepared in accordance with standard geological and engineering methods generally accepted in the oil and gas industry. The estimates of the lease operating expenses, production and ad valorem taxes and capital expenditures in the Reports reasonably reflect the historical experience of QRI and the Contributing Entities, and QRI has no reason to believe that the estimates will not reflect future lease operating expenses, production and ad valorem taxes and capital expenses. The historical factual information supplied by Mercury to the independent engineering firms in connection with the preparation of the Reports was, at the time of delivery to such firms, true and complete in all material respects. SECTION 4.13 of the QRI Disclosure Schedule sets forth a list of all other current reserve reports covering the QRI Properties, true and complete copies of which have been delivered to the Company by QRI.

     Section 4.14. INSIDER INTERESTS; TRANSACTIONS WITH MANAGEMENT. Except as set forth in SECTION 4.14 of the QRI Disclosure Schedule, no officer, director, or employee of QRI or holder of more than five percent of QRI Common Stock currently outstanding has any interest in any property, real or personal, tangible or intangible, agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental or real or personal property from, or otherwise requiring payments to any such shareholder, officer, director or employee used in or pertaining to the business of QRI, except for the ordinary rights of a stockholder or employee stock option holder. No executive officer, director or stockholder of the QRI has, since January 1, 1997, engaged in any business dealings with QRI, other than such business dealings as would not be required to be disclosed in such documents or reports pursuant to the Securities Act and the rules and regulations promulgated thereunder. Except as set forth on SCHEDULE 4.14, no executive officer or director of QRI (except in his capacity as such) has any direct or indirect material interest in (a) any competitor, customer, supplier or agent of QRI, or
(b) any person that is a party to any contract or agreement with QRI.

     Section 4.15. VOTE REQUIRED. Except as required under the terms of the formation documents, approval of the merger and this Agreement requires solely the affirmative votes of the outstanding shares of QRI Common Stock held by the Contributing Entities, and no other vote or consent by any shareholder of QRI is required to approve the merger and this Agreement. Members of the Darden family and the Contributing Entities control in excess of a majority of the outstanding shares of QRI Common Stock, and they have agreed (a copy of which agreement has been furnished to the Company concurrently with the execution of this Agreement) to vote their shares of QRI Common Stock and their shares of Company Common Stock in favor of approval of the merger and this Agreement at the QRI and Company stockholders meetings referred to in SECTION 6.01 (or to consent thereto by written consent of the stockholders of QRI in lieu thereof in accordance with the DGCL and QRI's certificate of incorporation). All approvals required of the Contributing Entities to the merger, this Agreement and the transactions contemplated hereby under the provisions of the QRI stockholder agreement have been irrevocably given, and copies thereof have been forwarded to the Company concurrently with the execution of this Agreement (provided, the terms thereof are subject to the rights of QRI, JEDI and TCW under an
Agreement, dated             , 1998 (the "voting agreement"), among QRI, JEDI
and TCW, a copy of which has been delivered to the Company).

     Section 4.16.  BROKERS.   No broker, finder or investment banker is
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of QRI.

     Section 4.17. BOARD RECOMMENDATIONS. By a unanimous vote of the directors present at a meeting of QRI's board of directors (which meeting was duly called and held and at which a quorum was present at all times), or by unanimous written consent, the board of directors of QRI (a) approved and adopted this Agreement and the other transactions contemplated herein, and determined that the merger is fair to the stockholders of QRI, and (b) resolved to recommend approval and adoption of this Agreement, including the merger and the other transactions contemplated herein, by the stockholders of QRI.

     Section 4.18. DISCLOSURE. No representation or warranty hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

                                      ARTICLE V
                                      COVENANTS

     Section 5.1. AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by QRI, the Company will and will cause each of its subsidiaries to:

          (a) operate its business in the usual and ordinary course consistent with past practices;

          (b) use its best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

          (c) maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use its best efforts to maintain supplies and inventories in quantities consistent with its customary business practices;

          (d) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

          (e) promptly notify QRI, JEDI and TCW of (i) any material adverse change in the condition (financial or otherwise), of the business, properties, assets, liabilities or prospects of the Company and its subsidiaries or in the operation of the business or the properties of the Company and its subsidiaries, (ii) any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) involving the Company or any of its subsidiaries, (iii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect when made or at any time from the date of this Agreement to the Effective Time; (iv) any failure of the Company to comply in any respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (v) any other event that could reasonably be expected to result in a Company Material Adverse Effect; PROVIDED, HOWEVER, that no such notification shall affect the representations and warranties of the Company or the conditions to the obligations of the parties hereunder;

          (f) (i) file all Tax Returns required to be filed on or before the Closing Date by or with respect to the Company or any of its subsidiaries,
     (ii) include in each such Tax Return all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, (iii) timely pay in full all Taxes that become due pursuant to such Tax Returns, and (iv) satisfy all withholding requirements imposed on or with respect to the Company;

          (g) to the extent legally and contractually authorized to do so, give QRI and its attorneys and other representatives access at all reasonable times to the Company Properties and to the Company and any the subsidiaries' records (including, without limitation, title files, division order files, well files, production records, equipment inventories, windfall profit tax records and production, severance and ad valorem tax records) pertaining to the ownership and/or operation of the Company Properties;

          (h) to the extent third parties operate the Company Properties, take such steps as would a prudent non-operator to cause the operator to (i) continue the routine operation of the Company Properties in the ordinary course of business and as would a prudent operator, (ii) operate the Company Properties in conformity (in all material respects) with all the Company Basic Documents and all applicable rules, regulations and orders of all

     Governmental Authorities having jurisdiction, and (iii) maintain the machinery, improvements, equipment and other personal property and fixtures forming a part of the Company Properties in at least as good of a condition as they are on the date of this Agreement; where the Company or any the subsidiary is the operator of a Company Property, they will (unless removed without its consent) remain the operator of such Company Property;

          (i) cause all expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the Company Properties and all ad valorem, severance, production, windfall profit and similar taxes) and liabilities relating to the ownership or operation of the Company Properties to be paid and discharged in the ordinary course of business; and

          (j) request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), all Consents relating to any Company Property and waivers of Preferential Rights relating to any material Company Property.

     Section 5.2. AFFIRMATIVE COVENANTS OF QRI. QRI hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, QRI will:

          (a) operate its business in the usual and ordinary course consistent with past practices;

          (b) use its best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

          (c) maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use its best efforts to maintain supplies and inventories in quantities consistent with its customary business practices;

          (d) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

          (e) promptly notify the Company of (i) any material adverse change in the condition (financial or otherwise), of the business, properties, assets, liabilities or prospects of QRI or in the operation of its businesses or properties; (ii) any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) involving QRI or the Contributing Entities, (iii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect when made or at any time from the date of this Agreement to the Effective Time; (iv) any failure of QRI to comply in any respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (v) any other event that could reasonably be expected to result in a QRI Material Adverse Effect; PROVIDED,

     HOWEVER, that no such notification shall affect the representations and warranties of QRI or the conditions to the obligations of the parties hereunder;

          (f) (i) file all Tax Returns required to be filed on or before the Closing Date by or with respect to QRI, (ii) include in each such Tax Return all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, (iii) timely pay in full all Taxes that become due pursuant to such Tax Returns, and (iv) satisfy all withholding requirements imposed on or with respect to QRI;

          (g) promptly as practicable prepare and file an application with AMEX to list on AMEX the QRI Common Stock, including the QRI Common Stock to be issued in the merger, effective as of the Effective Time and shall use all reasonable efforts to cause such application to be approved prior to the Effective Time, and shall comply in all material respects with the requirements of AMEX in connection with such listing;

          (h) to the extent legally and contractually authorized to do so, give the Company and its attorneys and other representatives access at all reasonable times to the QRI Properties and to QRI's records (including, without limitation, title files, division order files, well files, production records, equipment inventories, windfall profit tax records and production, severance and ad valorem tax records) pertaining to the ownership and/or operation of the QRI Properties;

          (i) to the extent third parties operate the QRI Properties, will take such steps as would a prudent non-operator to cause the operator to
     (i) continue the routine operation of the QRI Properties in the ordinary course of business and as would a prudent operator, (ii) operate the QRI Properties in conformity (in all material respects) with all QRI Basic Documents, and all applicable rules, regulations and orders of all Governmental Authorities having jurisdiction, and (iii) maintain the machinery, improvements, equipment and other personal property and fixtures forming a part of the QRI Properties in at least as good of a condition as they are on the date of this Agreement; where QRI is the operator of a QRI Property, QRI will (unless removed without its consent) remain the operator of such QRI Property;

          (j) cause all expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the QRI Properties and all ad valorem, severance, production, windfall profit and similar taxes) and liabilities relating to the ownership or operation of the QRI Properties to be promptly paid and discharged in the ordinary course of business;

          (k) request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), all Consents relating to any QRI Property and waivers of any Preferential Rights relating to any material QRI Property; and

          (l) prior to the Effective Time, take all necessary corporate action to amend its certificate of incorporation and bylaws so as to conform with Exhibits A and B hereto, respectively, as contemplated by SECTIONS 1.05 and 1.06 hereof.

     Section 5.3. NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by QRI from the date of this Agreement until the Effective Time, the Company shall not do, and shall not permit any of its subsidiaries to do, any of the following:

          (a) (i) increase the compensation payable to or to become payable to any director; (ii) increase the compensation payable or pay bonuses to officers or employees of the Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practices; (iii) grant any severance or termination pay (other than pursuant to agreements or arrangements in effect on the date hereof) or enter into any employment or severance agreement with, any director, officer or employee; (iv) establish, adopt or enter into any employee benefit plan or arrangement; (v) make any loans to any stockholders, officers, directors or employees or make any change in its borrowing arrangements; or (vi) amend, or take any other actions (including, without limitation, the waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "change in control" (as defined in the respective plans) of the Company or a filing under Section 13(d) or 14(d) of the Exchange Act with respect to the Company) with respect to any of the Company Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in
     SECTION 3.10(a) of this Agreement;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests, except dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

          (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations, (ii) effect any reorganization or recapitalization of the Company or any of its subsidiaries, or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock; PROVIDED, HOWEVER, that nothing in this SECTION 5.03 shall prohibit the merger of a wholly-owned, direct or indirect subsidiary of the Company with and into the Company;

          (d) issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or warrants in accordance with their terms);

          (e) except for the merger of a wholly-owned, direct or indirect subsidiary of the Company with and into the Company, acquire or agree to acquire (whether pursuant to a definitive agreement, a non-binding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of ("TRANSFER"), or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for Transfers of assets in the ordinary course of business and consistent with past practice;

          (g) initiate, solicit or encourage (including by way of furnishing information or assistance) any Alternative Transaction (as defined below), or enter into discussions or negotiate with any Person or entity in furtherance of an Alternative Transaction, or disclose any nonpublic information relating to the Company or any of its subsidiaries to, or afford access to the properties, books or records of the Company or any of its subsidiaries, or agree to, or endorse, any Alternative
     Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries (the "REPRESENTATIVES") to take any such action, PROVIDED, HOWEVER, that at any time prior to the time that the Company's stockholders shall have voted to approve this Agreement, the Special Committee of the board of directors of the Company may cause the Company to furnish information to, and may participate in discussions or negotiations with, any Person who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, with the Company or any of its subsidiaries or their respective Representatives) has submitted a written proposal to the Special
     Committee of the board of directors relating to an Alternative Transaction that the Special Committee of the Company's board of directors, in the exercise of its fiduciary duty after consideration of written advice from its legal and financial advisors, determines is more beneficial to the
     stockholders of the Company than the merger.   For purposes of this
     Agreement, "ALTERNATIVE TRANSACTION" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any purchase, lease, exchange, transfer or other acquisition or assumption of all or a material portion of the assets of the Company and its subsidiaries, taken as a whole; (ii) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries; or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the outstanding voting of the Company.


          (h) adopt or propose to adopt any amendments to its certificate of incorporation or its bylaws;

          (i) (i) change any of its significant accounting policies or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1997 except, in the case of clause (i) or clause (ii), as may be required by Law or generally accepted accounting principles;

          (j) take or permit any action that could prevent the merger from qualifying as a tax-free reorganization under Section 368 of the Code, and the Company will use its best efforts to prevent any of its officers or directors from taking or permitting any such action;

          (k) take or permit any action that could adversely affect or delay the ability of either the Company or QRI to obtain any necessary approvals of any Governmental Entities required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

          (l) except as set forth in Section 5.03(l) of the Company Disclosure Schedule, neither the Company nor any subsidiaries will sell, transfer or abandon any portion of the Company Properties other than (i) items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the Company Properties (and then only if the same is replaced with an item of equal suitability and value free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Company Properties) or (ii) production of oil, gas and/or other minerals, or the products therefrom, in the ordinary course of business under arrangements that do not cause the representations and warranties set forth elsewhere herein to be untrue; neither the Company nor any subsidiary will, without QRI's consent, release, permit to terminate, modify or reduce its rights under any oil, gas and/or mineral lease forming a material part of the Company Properties, or any other material the Company Basic Document, or enter into any new agreements which would be the Company Basic Documents;

          (m) take materially more of the oil or gas produced from the wells located on any Company Property (or on units in which such properties participate) than their ownership of such Company Property would entitle them (absent any oil or gas balancing agreement or arrangement) to take;

          (n) take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the merger set forth in Article VI not being satisfied. The Company promptly shall advise QRI orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on the Company and its subsidiaries, taken as a whole; and

          (o)  agree in writing or otherwise to do any of the foregoing.

     Section 5.4. NEGATIVE COVENANTS OF QRI. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, QRI shall not do any of the following:

          (a) amend or modify any one or more of the formation documents delivered to the Company under SECTION 4.02 in any material respect.


          (b) propose to adopt any amendments to its certificate of incorporation or its bylaws that could reasonably be expected to delay or have an adverse effect on the consummation of the transactions contemplated by this Agreement or would otherwise be inconsistent in any material respect with the terms and conditions of this Agreement or the other agreements or transactions contemplated hereby (it being understood that this clause (b) shall not in any respect limit the right and power of QRI to amend its certificate of incorporation to increase the authorized number of shares of any class of capital stock of QRI) or to adopt the certificate of incorporation contemplated by SECTION 1.05 of this Agreement;

          (c) change any of its significant accounting policies except as may be required by Law or generally accepted accounting principles;

          (d) declare or pay any dividend (other than a stock split in the form of a stock dividend as provided for in the last proviso in SECTION 2.01(b))on, or make any other distribution in respect of, outstanding shares of its or its subsidiaries capital stock or other equity interests;

          (e) take or permit any action that would adversely affect or delay the ability of either the Company or QRI to obtain any necessary approvals of any Governmental Entities required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

          (f) take or permit any action which could prevent the merger from qualifying as a tax-free organization under Section 368 of the Code, and QRI will use its best efforts to prevent any of its officers or directors from taking or permitting any such action;

          (g) except as contemplated by this Agreement, issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding awards, stock options or warrants in accordance with their terms), or amend or otherwise modify in any material respect the terms of such rights, warrants and options;

          (h) QRI will not sell, transfer or abandon any portion of the QRI Properties other than (i) items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the QRI Properties (and then only if the same is replaced with an item of equal suitability and value free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the QRI Properties) or (ii) production of oil, gas and/or other minerals, or the products therefrom, in the ordinary course of business under arrangements that do not cause the representations and warranties set forth elsewhere herein to be untrue; QRI will not, without the Company's consent, release, permit to terminate, modify or reduce its rights under any oil, gas and/or mineral lease forming a material part of the QRI Properties, or any other material QRI Basic Document, or enter into any new agreements which would be QRI Basic Documents;

          (i) QRI will not take materially more of the oil or gas produced from the wells located on any QRI Property (or on units in which such properties participate) than QRI's ownership of such QRI Property would entitle QRI (absent any oil or gas balancing agreement or arrangement) to take;

          (j) QRI shall not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the merger set forth in Article VII not being satisfied. QRI promptly shall advise the Company orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on QRI or the QRI Properties; and.

          (k)  agree in writing or otherwise to do any of the foregoing.

     Section 5.05.   ACCESS AND INFORMATION.

          (a) The Company shall, and shall cause its subsidiaries to, (i) afford to QRI and QRI's officers, directors, stockholders, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "QRI REPRESENTATIVES") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to QRI and the QRI Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by QRI.

          (b) QRI shall, and shall cause its subsidiaries to, (i) afford to the Company and the Company's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "COMPANY REPRESENTATIVES") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of QRI and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, intellectual property assets, contracts, records and personnel of QRI and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company.

          (c) No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein and each such representation and warranty shall survive such investigation.


                                      ARTICLE VI
                                ADDITIONAL AGREEMENTS

     Section 6.01. PRESENTATION TO STOCKHOLDERS. The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DGCL and its certificate of incorporation and bylaws and the rules of AMEX to present the merger and this Agreement to the holders of the Company Common Stock for their consideration and approval by the vote thereof at a meeting of the Company's stockholders duly called and convened to act on the merger and this Agreement (the "COMPANY STOCKHOLDERS' MEETING"). In like manner, QRI shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DGCL, QRI's certificate of incorporation and bylaws to present the merger and this Agreement to the holders of QRI Common Stock for their consideration and approval by the vote thereof at a meeting of QRI's stockholders duly called and convened to act on the merger and this Agreement (the "QRI STOCKHOLDERS' MEETING") (or, in lieu thereof, such action may be taken by written consent in accordance with the DGCL and QRI's certificate of incorporation). The Company and QRI shall consult with each other in connection with such meetings and each shall use its best efforts to cause such meetings to occur on the same date. The Company and QRI shall use their reasonable best efforts to solicit from their respective stockholders proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by the DGCL and their respective certificates of incorporation and bylaws and by the rules of AMEX to approve and adopt the merger and this Agreement. The board of directors of QRI and the Special Committee and the board of directors of the Company shall recommend that their respective stockholders approve and adopt this Agreement and the merger on the terms and conditions set forth in this Agreement. Provided, however, that nothing contained in this SECTION 6.01 or elsewhere in this Agreement shall require the board of directors of the Company, or the Special Committee thereof, to take any action or refrain from taking any action that the board of directors of the Company determines in good faith after consultation with and based on the advice of outside counsel could be reasonably expected to result in a breach of its fiduciary duties under applicable law; provided further that, in the event the board of directors, or the Special Committee thereof, receives a proposal to enter into an Alternative Transaction that the Special Committee, after consideration of advice from its legal and financial advisors, determines is more beneficial to the stockholders of the Company than the merger, the Company's board of directors, or the Special Committee, may, in the exercise of its fiduciary obligations, withdraw or modify its approval or recommendation of this Agreement or the merger. Notwithstanding any other provision hereof, no party shall be restricted from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender offer or exchange offer.

     Section 6.02.   REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

          (a) As promptly as practicable after the execution of this Agreement, QRI shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") containing a Proxy Statement/Prospectus (the "PROXY STATEMENT/ PROSPECTUS") for stockholders of the Company in connection with (i) the registration under the Securities

     Act of the offer, sale and delivery of QRI Common Stock to be issued in the merger and (ii) the vote of the stockholders of the Company with respect to the merger and this Agreement. QRI and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken in order to comply with any applicable federal or state securities laws in connection with the issuance of shares of QRI Common Stock in the merger. QRI and the Company shall each furnish all information concerning itself and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company and QRI shall mail (the "MAILING DATE") the Proxy Statement/Prospectus to the holders of Company Common Stock of record at least 20 calendar days prior to the Company Stockholders' Meeting. It shall be a condition to the mailing of the Proxy Statement/Prospectus that QRI and the Company shall have received the comfort letters described in SECTION 6.13 of this Agreement, if QRI shall have requested such letters as described in SECTION 6.13 hereof.

          (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading and (ii) the Proxy Statement/Prospectus will, at the Mailing Date and at the time of the Company Stockholders' Meeting and the QRI Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting or the QRI Stockholders' Meeting any event or circumstance relating to the Company or any of its Affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform QRI. All documents that the Company is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, including, without limitation, the Proxy Statement/Prospectus to the extent that the information contained therein relates to the Company and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable Law as to the information required to be contained therein.

          (c) None of the information supplied or to be supplied by QRI for inclusion in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
     (ii) the Proxy Statement/Prospectus will, at the Mailing Date and at the time of the Company Stockholders' Meeting and the QRI

     Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting or the QRI Stockholders' Meeting any event or circumstance relating to QRI or any of its Affiliates, or its or their respective officers or directors, should be discovered by QRI that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, QRI shall promptly inform the Company. All documents that QRI is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, including, without limitation, the Registration Statement to the extent that the information contained therein relates to QRI and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable Law as to the information required to be contained therein.

     Section 6.03.   APPROPRIATE ACTION: CONSENTS; FILINGS.

          (a) QRI and the Company and its subsidiaries shall each use all reasonable efforts promptly (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company or any of its subsidiaries or QRI, respectively, in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the merger, and (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the merger required under (a) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws,
     (b) the HSR Act, and (c) any other applicable Law; and QRI and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and QRI shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.


          (b) QRI and the Company and its subsidiaries agree to cooperate and to use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "ORDER") that is in effect and that restricts, prevents or prohibits the consummation of the merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.

          (c) The Company and QRI shall each promptly give any notices regarding the merger, this Agreement or the transactions contemplated hereby to third parties required by Law or by any material contract, license, lease or other material agreement to which it is a party or by which it is bound, and use, and cause its subsidiaries, if any, to use, all reasonable efforts to obtain any third party Consents or waivers of Preferential Rights (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement, or (iii) required to prevent a Company Material Adverse Effect or a QRI Material Adverse Effect, respectively, from occurring; PROVIDED, HOWEVER, that this SECTION 6.03 shall not impose any obligations on or confer any rights upon any person or entity other than the parties to this Agreement.

          (d) If any party shall fail to obtain any third party Consent or waivers of Preferential Rights described in subsection (c) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company, its subsidiaries, and QRI, and their respective businesses resulting, or that could reasonably be expected to result from the failure to obtain such consent.

     Section 6.04.   AFFILIATES; TAX TREATMENT.

          (a) The Company shall obtain and deliver to QRI (i) on the date that this Agreement is executed by QRI, an executed agreement, substantially in the form of EXHIBIT C hereto from each person identified as an Affiliate of the Company in SECTION 3.12 of the Company Disclosure Schedule, and (ii) by the Closing Date, from any other person who is an Affiliate of the Company on the Closing Date.

          (b) QRI shall be entitled to place legends as specified in such letter agreements on the certificates evidencing any QRI Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent of the QRI Common Stock, consistent with the terms of such letter agreements.

          (c) Neither the Company nor its subsidiaries nor QRI or other Affiliates shall (i) take any action, or fail to take any action, that would jeopardize qualification of the merger as a tax-free reorganization within the meaning of Section 368(a)(1)(a) of the Code or
     (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

          (d) At or before the Closing, QRI and the Company shall provide an officer's certificate, in form and substance reasonably satisfactory to the Company, to Jenkens & Gilchrist, a Professional Corporation, to assist such counsel in rendering the written opinion provided for in
     SECTION 7.01(d) of this Agreement. The Company shall use all reasonable efforts to obtain from its Affiliates such certificate as may be requested by such counsel in connection with such opinion.

     Section 6.05. PUBLIC ANNOUNCEMENTS. Except as otherwise required by applicable Law or the rules of AMEX, neither QRI nor the Company nor any of its subsidiaries shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     Section 6.06. AMEX LISTING. QRI shall use all reasonable efforts to cause the shares of QRI Common Stock to be issued in the merger to be approved for listing, subject to official notice of issuance, on AMEX prior to the Effective Time.

     Section 6.07. STATE TAKEOVER STATUTES. The Company will take all steps necessary to exempt the transactions contemplated by this Agreement from, and if necessary challenge the validity of, any applicable state takeover law, including, without limitation, Section 203 of the DGCL. The Company shall take all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that the prohibitions on business combinations set forth in Section 203 of the DGCL do not, or will not, apply to the transactions contemplated by this Agreement.

     Section 6.08. BOARD SEAT. Promptly following the Effective Time, consistent with applicable law and its bylaws, the board of directors of QRI shall increase the number of members of its board of directors from 3 to 8, and shall elect Frank Darden, Thomas F. Darden, Glenn M. Darden, Mark Warner, Steven M. Morris, D. Randall Kent and W. Yandell Rogers III to fill seven of such vacancies, to serve as such until the next annual meeting of QRI stockholders or such time as their respective successors shall have been duly elected or appointed and qualified.

     Section 6.09.  OPTIONS.

          (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of QRI Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company benefit plans under which they were issued and the agreements evidencing grants thereunder).

             (i) The number of shares of QRI Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Conversion Ratio, provided that any fractional shares of QRI Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

            (ii) The exercise price per share of QRI Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Conversion Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

          (b) The adjustment provided herein with respect to any options that are "incentive options" (as defined in Section 422 of the Code) shall be and is intended to be effectuated in a manner which is consistent with
     Section 424(a) of the Code.  Except as set forth in clauses (i) and (ii) of
     SECTION 6.09(a), above, the duration and other terms of the new option shall be the same as the original option except that all references to the Company or any of its subsidiaries shall be deemed to be references to QRI.

          (c) If and to the extent required by the terms of the plans governing the original options or pursuant to the terms of any agreements evidencing grants thereunder, the Company shall use its reasonable efforts to obtain the consent of each holder of outstanding options to the treatment provided in subparagraph (a) of this SECTION 6.09.

     Section 6.10.  COMMON STOCK WARRANTS.

          (a) At the Effective Time, each Common Stock Warrant granted by the Company to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a warrant to purchase shares of QRI Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the agreements evidencing such Common Stock Warrants).

               (i) The number of shares of QRI Common Stock to be subject to the new Warrant shall be equal to the product of the number of shares of Company Common Stock subject to the original Common Stock Warrant and the Conversion Ratio, provided that any fractional shares of QRI Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

               (ii) The exercise price per share of QRI Common Stock under the new Warrant shall be equal to the exercise price per share of Company Common Stock under the original Common Stock Warrant divided by the Conversion Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

               (iii) Except as set forth in clauses (i) and (ii) of this
          SECTION 6.10(a), the expiration date and other terms of the new warrant shall be the same as the original warrant except that all references to the Company or any of its subsidiaries shall be deemed to be references to QRI.

If and to the extent required by the terms of the Common Stock Purchase Warrants, the Company shall use its reasonable efforts to obtain the consent of each holder of such Warrants to the treatment thereof provided in subparagraph
(a) of this SECTION 6.10.

     Section 6.11.  INDEMNIFICATION.

          (a) The Company shall indemnify and hold harmless, to the fullest extent permitted under applicable law, and after the Effective Time, QRI and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of the Company or any of its subsidiaries, and each person who is or was then serving as a director of the Company or any of its subsidiaries (individually, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any expenses, including reasonable attorneys' fees, fines, losses, claims, damages, liabilities, costs, judgments and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any that arise out of or relate to the merger and the transactions contemplated by this Agreement) that are asserted or commenced prior to or within six years following the Effective Time, and the Company, QRI or the Surviving Corporation, as the case may be, will advance expenses to each such Indemnified Party (provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), provided the Indemnified Party asserting the right to indemnification hereunder shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person and reasonable cause to believe that his conduct was unlawful. In the event of any such claim, action, suit, proceeding or investigation (whether asserted or commenced before or after the Effective Time), the Company, QRI or the Surviving Corporation, as the case may be, will be entitled to participate in and, to the extent that it may wish, to assume the defense thereof; PROVIDED, HOWEVER, that if any Indemnified Party (or group of Indemnified Parties) reasonably believes that it is advisable for such Indemnified Parties to be represented by separate counsel as a result of a conflict, on any significant issue between the positions of the Indemnified Party (or group of Indemnified Parties) and the Company, QRI or the Surviving Corporation, as the case may be, as determined under applicable standards of professional conduct or if the Company, QRI or the Surviving Corporation shall promptly fail to assume responsibility for such defense, such Indemnified Party (or group of Indemnified Parties) may retain counsel satisfactory to such Indemnified Party (or group of Indemnified Parties), who will represent such Indemnified Party (or group of Indemnified Parities), and the Company, QRI or the Surviving Corporation, as the case may be, shall pay all reasonable fees and expenses of such counsel promptly as statements therefor are received; PROVIDED, that the Indemnified Parties and the Company, QRI or the Surviving Corporation, as the case may be, will use their respective best efforts to assist in the vigorous defense of any such matter; PROVIDED, FURTHER, that neither the Company, QRI nor the Surviving Corporation shall be liable for any settlement effected without their written consent, which consent, if the Company, QRI or the Surviving Corporation fails to assume the defense of any such matter, shall not be unreasonably withheld and in no event shall be withheld in bad faith; and PROVIDED, FURTHER, that neither the Company, QRI nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party (i) when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party is not entitled to indemnification hereunder (at which point such Indemnified Party shall promptly refund, without interest, to the indemnifying party all amounts previously paid by the indemnifying party hereunder) and (ii) unless such Indemnified Party has delivered to QRI an undertaking to refund amounts paid as provided in clause (i) above. Any Indemnified Party wishing to claim indemnification under this SECTION 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the indemnifying party thereof. In the event the Indemnified Parties are entitled to separate counsel pursuant to this paragraph (a), the Indemnified Parties may as a group retain only one such law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case the Indemnified Parties may retain, at the expense of the Company, QRI or the Surviving Corporation, as the case may be, two additional law firms.

          (b) The Company, its subsidiaries and the Surviving Corporation will perform and discharge all indemnification agreements to which the Company or any of its subsidiaries is a party and that have been disclosed in SECTION 6.11(b) of the Company Disclosure Schedule.

          (c) This Section shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company, QRI, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against the Company or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of the Surviving Corporation. The exercise by any person of such person's rights under any of paragraphs (a) or (b) of this Section shall not preclude the exercise of such person's rights under any such other paragraph of this section, provided that such party shall not be entitled to multiple recoveries thereunder.

          (d) For six years from the Effective Time, QRI shall cause the Surviving Corporation to provide to the Company's current directors and officers liability insurance protection of the same kind and scope as that provided by the Company's directors' and officers' liability insurance policies (copies of which have been made available to QRI) in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (e) In the event the Surviving Corporation, QRI or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or QRI, as the case may be, assume the obligations set forth in this SECTION 6.11.

          (f) Nothing in this Section 6.11 shall alter or replace the obligations of an insurer that provides coverage to the Company or QRI.

     Section 6.12. EMPLOYMENT CONTRACTS. The Company represents that it has previously delivered or made available to QRI all employment, retirement, termination, severance or similar agreements with officers or other employees of the Company and its subsidiaries which are currently in effect, all of which are listed in the Company Disclosure Schedule. SECTION 6.12 of the Company Disclosure Schedule lists all such agreements and plans that provide for payment of amounts or awards upon consummation of a "change of control" of the Company, including all those providing for payments or awards upon consummation of the merger. The Company has made available to QRI true, correct and complete copies of all such agreements and plans. The Company will not enter into any such agreements after the date hereof without QRI's prior written consent.

     Section 6.13.  COMFORT LETTERS.

          (a) If requested by QRI, the Company shall cause Deloitte and Touche LLP to deliver a letter, dated as of the date of the Proxy Statement/Prospectus and as of the Closing Date, and addressed to QRI and its board of directors, in form and substance reasonably satisfactory to QRI and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.


          (b) If QRI should make the request for the Company to cause Deloitte and Touche LLP to deliver the letter referred to in subparagraph (a) of this SECTION 6.13, QRI shall then cause Weaver & Tidwell to deliver a letter dated as of the date of the Proxy Statement/ Prospectus and as of the Closing Date, and addressed to QRI and the Company and their respective board of directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

     Section 6.14.  SALES UNDER RULE 145 IF APPLICABLE.

          (a) QRI will use its best efforts to comply with the reporting requirements of the Exchange Act after the Effective Time.

          (b) Upon being informed in writing by any person who, at the Effective Time, was an officer, director or a shareholder of the Company that may be deemed to be an affiliate of the Company (within the meaning of the Exchange Act), that such person intends to sell any shares of QRI Common Stock acquired in the merger under Rule 145 under the Exchange Act, QRI will certify in writing to such person that it has been subject to the reporting requirements of the Exchange Act for at least 90 days and it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's QRI Common Stock acquired in the merger under Rule 145 (or will inform such person in writing that it has not filed such reports). QRI will further supply such person with any information in its possession which he may reasonably request in connection with any such proposed sale.


          (c) If any of the certificates representing any QRI Common Stock acquired in the merger is presented to QRI's transfer agent for registration of transfer in connection with any sale theretofore made under paragraph (d) of Rule 145, provided such certificate is duly endorsed for transfer or accompanied by a duly executed stock power and is accompanied by an opinion of counsel satisfactory to QRI that such transfer has complied with the requirements of Rule 145, QRI will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates free of any stop transfer order or restrictive legend.

     Section 6.15. STOCKHOLDER LITIGATION. The Company shall give QRI the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement; PROVIDED, no such settlement shall be agreed to without QRI's consent, which consent shall not be unreasonably withheld; and FURTHER PROVIDED, that no settlement requiring a payment by a director of the Company shall be agreed to without such director's consent.

                                     ARTICLE VII
                                  CLOSING CONDITIONS

     Section 7.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

          (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

          (b) LISTING OF QRI COMMON STOCK. The AMEX shall have approved the listing, subject to official notice of issuance of the QRI Common Stock, including the QRI Common Stock to be issued in the merger.


          (c) STOCKHOLDER APPROVAL. The merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company and of QRI in accordance with the DGCL and the respective certificates of incorporation of the Company and QRI.

          (d) HSR ACT. The Company and QRI shall have made all filings, if any, required under the HSR Act and the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

          (e) COMPANY TAX OPINION. The Company shall have received from Jenkens & Gilchrist, a Professional Corporation a written opinion, dated as of the Mailing Date and as of the Closing Date, to the effect that the merger, when effected in accordance with this Agreement, will qualify as a tax free reorganization under Section 368(a)(1)(A) of the Code and, QRI and the Company will constitute parties to such reorganization, and a copy of such opinion shall have been delivered to QRI.


          (f) NationsBank, N.A. and any other lenders to QRI, and Banque Paribas and any other lenders to the Company, shall have consented to the merger under the terms of this Agreement, and the indebtedness to those lenders shall have been consolidated and restructured in such manner as to require no guaranty by anyone other than subsidiaries of QRI and the Company and to require no collateral be provided by anyone other than QRI, the Company and their respective subsidiaries, all on terms reasonably satisfactory to QRI and the Company.

          (g) CONSENTS.  All consents required pursuant to SECTIONS 6.09 and
     6.10 shall have been obtained.

     Section 7.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF QRI. The obligations of QRI to effect the merger and the other transactions contemplated by this Agreement are also subject to the following conditions (any or all of which may be waived by QRI in writing, in whole or in part):

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects at and as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time. QRI shall have received a certificate of the President and the Chief Executive Officer of the Company, in his capacity as such, dated the Closing Date, to the effect that each of the representations and warranties of the Company contained in this Agreement were true and correct in all material respects as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time.

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time. QRI shall have received a certificate of the President and the Chief Executive Officer of the Company, in his capacity as such, dated the Closing Date, to such effect.

          (c) CONSENTS. All consents, authorizations, orders and approvals of, or filings or registrations with, any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required under the DGCL in connection with the merger and the Company shall have obtained all consents, authorizations, waivers and approvals required from third parties required under all material agreements and instruments by reason of the merger and the consummation of the transactions contemplated hereby.


          (d) NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. There shall not be pending or threatened any action, proceeding, claim or counterclaim by any Governmental Entity or by any third party which seeks to or would
     (i) prohibit or restrict the consummation of the merger, (ii) require the disposition of or the holding separate of any of the stock or assets of the Company or its subsidiaries or impose material limitations on the ability of QRI to control in any material respect the business, assets or operations of either QRI or the Company, or (iii) have a material adverse effect on QRI's business or materially impair the ability of the Company to perform their obligations hereunder. There shall not be pending any action, proceeding or claim by any stockholder of MSR based on the provisions of subsections (1) and (2) of Article 11 of board of directors certificate of incorporation. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States Federal or state court of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, which (i) prohibits or restricts consummation of the merger or the transactions contemplated hereby, (ii) requires QRI to hold separate or dispose of any of the stock or assets of the Company or its subsidiaries or imposes material limitations on the ability of QRI to control in any material respect the business, assets or operations of either QRI or the Company or (iii) has a material adverse effect on the business of QRI or on the Company and its subsidiaries or materially impairs the ability of QRI to perform its obligations hereunder.

          (e) AFFILIATE AGREEMENTS. The Company shall have delivered to QRI the letter agreements called for by SECTION 6.04.

          (f) DISSENTING SHARES. The aggregate number of Dissenting Shares held by Shareholders of the Company shall not exceed 5% of the aggregate number of shares of Company Common Stock outstanding as of the date of this Agreement.

     Section 7.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the merger and the other transactions contemplated hereby are also subject to the following conditions (any or all of which may be waived by the Company in writing, in whole or in part):

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of QRI contained in this Agreement shall have been true and correct in all material respects at and as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time. The Company shall have received a certificate of the President and the Chief Executive Officer of QRI, in their capacities as such, dated as of the Effective Time, to the effect that each of the representations and warranties of QRI contained in this Agreement were true and correct in all material respects as of the date made and, except as contemplated by this Agreement, at and as of the Effective Time as if made at and as of such time.

          (b) AGREEMENTS AND COVENANTS. QRI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time. The Company shall have received a certificate of the Chairman and Chief Executive Officer of QRI, in such capacities, dated the Closing Date, to that effect.

          (c) CONSENTS. All consents, authorizations, orders and approvals of, or filings or registrations with, any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required under the DGCL in connection with the merger, and QRI shall have obtained all consents, authorizations, waivers and approvals required from third parties required under all material agreements and instruments by reason of the merger and the consummation of the transactions contemplated hereby, except for such consents, authorizations, waivers and approvals where the failure to obtain such could not reasonably be expected to result in a QRI Material Adverse Effect.


          (d) NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. There shall not be pending or threatened any action, proceeding, claim or counterclaim by any Governmental Entity or by any third party that seeks to or would (i) prohibit or restrict the consummation of the merger, (ii) require the disposition of or the holding separate of any of the stock or assets of the Company or its subsidiaries or impose material limitations on the ability of the Surviving Corporation to control in any material respect the business, assets or operations of either the Surviving Corporation or the Company, or (iii) have a material adverse effect on the Surviving Corporation's business or materially impair the ability of the Company to perform their obligations hereunder. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States Federal or state court of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, which (i) prohibits or restricts consummation of the merger or the transactions contemplated hereby, (ii) requires QRI to hold separate or dispose of any of the stock or assets of the Company or its subsidiaries or the Surviving Corporation or imposes material limitations on the ability of QRI to control in any material respect the business, assets or operations of either QRI or the Surviving Corporation, or (iii) has a material adverse effect on the business of QRI or on the Surviving Corporation or materially impairs the ability of QRI to perform its obligations hereunder.


          (e) FAIRNESS OPINION. EVEREN Securities, Inc. shall have confirmed in writing to the Special Committee that on each of (i) the date of mailing of the Proxy Statement/Prospectus and (ii) the Closing Date the merger Consideration to be paid to holders of the Company Common Stock (other than holders of shares held by Mercury Exploration, Company or the Darden family members or Affiliates thereof) is fair, from a financial point of view, to such holders as of the mailing date and the Closing Date (as applicable).

                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

     Section 8.1. TERMINATION. This Agreement may be terminated and the merger hereby contemplated may be abandoned at any time notwithstanding approval of this Agreement by the stockholders of the Company and/or QRI, but prior to the Effective Time:


          (a) by mutual written consent duly authorized by the board of directors of QRI and the Special Committee of the board of directors of the Company;

          (b) by QRI, if there has been a material breach of the representations and warranties of the Company contained in this Agreement or if the Company has failed to comply in any material respect with any of its covenants or agreements set forth in this Agreement, and the Company shall not have cured such breach or failure within ten days of receipt of written notice thereof from QRI (a "TERMINATING COMPANY BREACH"); and PROVIDED, HOWEVER, if such breach or failure is incapable of cure within such ten day period, such breach or failure shall constitute a Terminating Company Breach immediately upon receipt of written notice thereof from QRI;

          (c) by the Company, if there has been a material breach of the representations and warranties of QRI contained in this Agreement or if QRI has failed to comply in any material respect with any covenant or agreement on the part of QRI set forth in this Agreement, and QRI shall not have cured such breach or failure within ten days of receipt of written notice thereof from the Company (a"Terminating QRI Breach"); and PROVIDED, HOWEVER, if such breach or failure is incapable of cure within such ten day period such breach or failure shall constitute a Terminating QRI Breach immediately upon receipt of written notice thereof from the Company.

          (d) by either QRI or the Company, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable preventing the consummation of the merger;

          (e) by either QRI or the Company, if the Effective Time shall not have occurred on or before January 31, 1999; PROVIDED that neither the Company nor QRI shall be entitled to terminate this Agreement pursuant to this paragraph if such party's material breach of this Agreement has been the cause of or resulted in the failure of the Effective Time to occur at or prior to such time;

          (f) by either QRI or the Company, if at the meetings of their respective stockholders (including any adjournment thereof) called for by SECTION 6.01 hereof, this Agreement and the merger shall fail to be approved and adopted by the affirmative vote of the stockholders of QRI and the Company required under the DGCL and their respective certificates of incorporation; PROVIDED, HOWEVER, that QRI shall not be permitted to terminate this Agreement pursuant to this paragraph if any of the Contributing Entities and/or the members of the Darden family, or any of the Affiliates, shall have failed to comply with the voting provisions of the voting agreement.


          (g) by the Special Committee, upon three (3) Business Days' prior notice to QRI, following receipt of a proposal for an Alternative Transaction with respect to the Company that the Special Committee, in the exercise of its fiduciary duty, after consideration of advice from its legal and financial advisors, has determined to be more beneficial to the Company's stockholders than the merger (a "Superior Proposal"); PROVIDED, HOWEVER, that prior to any such termination, the Company shall advise QRI in writing of the determination by the Special Committee that the Special Committee has determined that such proposal is a Superior Proposal, which notice will include a summary of such proposal. During such three (3) business day period QRI may propose to the Special Committee an Alternative Transaction, and the Special Committee shall, and shall cause its respective financial and legal advisors to, negotiate with QRI in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such proposal would not constitute a Superior Proposal and thereby enable the Company to proceed with the transactions contemplated herein.

     Section 8.02.   EFFECT OF TERMINATION; REMEDIES.  Except as provided in
SECTION 9.01, SECTION 9.13  and SECTION 8.05 of this Agreement and in this
SECTION 8.02, in the event of the termination of this Agreement pursuant to
SECTION 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of QRI or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement; provided, however, notwithstanding anything herein to the contrary except to the extent such breach relates to the payment of amounts owed under SECTION 8.05, the liability of any party for any breach (other than a willful or intentional breach) of this Agreement shall be limited to the difference of (i) $100,000 less (ii) the amount of any payments made by such party pursuant to clauses (i), (iii) and
(iv) of the last proviso of the penultimate sentence of SECTION 8.05(a) provided the foregoing shall not limit either party's rights under SECTION 9.12 to specific performance.

     Section 8.03. AMENDMENT. This Agreement may be amended by the Company and QRI by action taken by or on behalf of the board of directors of QRI, the Special Committee and the board of directors of the Company (with members of the Darden family abstaining) at any time prior to the Effective Time; PROVIDED, HOWEVER, that after approval of the merger by the stockholders of the Company or the stockholders of QRI, any such amendment shall be subject to the provisions of Section 251 of the DGCL; AND FURTHER PROVIDED, that this Agreement may not be amended unless JEDI and TCW shall have consented thereto in writing. This Agreement may not be amended except by an instrument in writing signed by the Company and QRI and with the written consent of JEDI and TCW.

     Section 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Section 8.5.   FEES, EXPENSES AND OTHER PAYMENTS.

          (a) All Expenses (as defined in paragraph (b) of this SECTION 8.05) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; PROVIDED, HOWEVER, that the allocable share of each of QRI and the Company for all expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement, and all filing fees incurred in connection with all regulatory filings made under the HSR Act, shall be one-half; FURTHER, PROVIDED, that (i) in the event that either the Company or QRI terminates this Agreement pursuant to clause
     (b), (e) or (f) of SECTION 8.01 (except in the case of a termination under clause (f) of SECTION 8.01 under circumstances in which this Agreement and the merger shall fail to be approved and adopted by the Stockholders of QRI as required under QRI's certificate of incorporation, its stockholders agreement and the DGCL) and (a) either this Agreement has not been submitted to stockholders of the Company or the stockholders of the Company have failed to approve this Agreement by the requisite vote; (b) after the date of this Agreement but at or before the time this Agreement is so terminated, the Company or the Special Committee shall have received a proposal for an Alternative Transaction; and (c) any Alternative Transaction is consummated within one year after the date of this Agreement, the Company shall promptly pay to QRI the sum of $500,000 in cash upon the consummation of the Alternative Transaction; (ii) in the event that the Company terminates this Agreement pursuant to clause (g) of
     SECTION 8.01 the Company shall promptly pay to QRI the sum of $500,000 in cash; (iii) in the event that (a) the Company or QRI terminates this Agreement pursuant to clause (f) of SECTION 8.01 because the stockholders of the Company have failed to approve this Agreement by the requisite vote or (b) QRI terminates this Agreement pursuant to clause (b) of SECTION 8.01, or (c) the closing condition specified in clause (e) of SECTION 7.03 hereof shall not have been fulfilled or waived on the Closing Date, and this Agreement shall have been terminated by the Company or QRI pursuant to clause (e) of SECTION 8.01 by reason of such failure of condition, the Company promptly shall pay to QRI the sum of $100,000 in cash as reimbursement for an agreed upon estimate of Expenses incurred by QRI in connection with the transactions contemplated hereby, which amount shall not reduce any amounts owed, if any, to QRI pursuant to clause (i) above;
     (iv) in the event that (a) the Company or QRI terminates this Agreement pursuant to clause (f) of SECTION 8.01 because the stockholders of QRI shall have failed to approve this Agreement by the requisite vote required by QRI's certificate of incorporation, its stockholders agreement and the DGCL; or (b) the Company terminates this Agreement pursuant to clause (c) of SECTION 8.01, QRI promptly shall pay to the Company the sum of $100,000 in cash as reimbursement for an agreed upon amount of Expenses incurred by the Company in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, the Company and QRI acknowledge that the sole and exclusive remedy for termination of this Agreement under clause (b) or clause (c) of SECTION 8.01 shall be the payments provided for in clauses (iii) and (iv) and, if applicable, clause (i) of the last proviso of the preceding sentence of this Section 8.05(a), and neither
     QRI nor the Company shall have any liability for any other damages incurred by the other party in connection therewith, including, but not limited to consequential or special damages.

          (b) "EXPENSES" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

                                      ARTICLE IX
                                  GENERAL PROVISIONS

     Section 9.1.   EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS.

          (a) Except as set forth in SECTION 9.01(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

          (b) The representations and warranties in this Agreement shall terminate at the Effective Time. This SECTION 9.01(b) shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

     Section 9.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, sent by nationally recognized overnight courier service, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses ( or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a) If to QRI, to:

                    Quicksilver Resources Inc.
                    1619 Pennsylvania Avenue
                    Fort Worth, Texas  76104
                    Attention:  Chief Executive Officer
                    Telecopier No.:  (817) 877-3829
              with copies to:

                    Cantey & Hanger, L.L.P.
                    801 Cherry Street
                    Fort Worth, Texas 76012
                    Attn:  Sloan Blair, Esq.
                    Telecopier No.:  (817) 877-2807

                    Enron Capital & Trade Resources
                    1400 Smith Street
                    Houston, Texas  77002
                    Attention: Gareth S. Bahlman, Esq.
                    Telecopier: (713) 646-3393

                    Milbank, Tweed, Hadley & McCloy
                    601 South Figueroa, 30th Floor
                    Los Angeles, California
                    Attention: David A. Lamb, Esq.
                    Telecopier No.:  (213) 629-5063

          (b) If to the Company, to:

                    MSR Exploration Ltd.
                    1619 Pennsylvania Avenue
                    Fort Worth, Texas 76014
                    Attention:   Vice President-Finance
                    Telecopier No.:  (817) 322-1883

              with copies to:

                    Jenkens & Gilchrist
                    a Professional Corporation
                    1445 Ross Avenue, Suite 3200
                    Dallas, Texas  75202-2799
                    Attention:  L. Steven Leshin, Esq.
                    Telecopier No.:  (214) 855-4300

     Section 9.3. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          (a) "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; PROVIDED THAT, for purposes of this Agreement, JEDI and TCW are not "Affiliates" of QRI, the Darden family, Mercury or QELC.

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

          (b) "BUSINESS DAY" means any day other than a day on which banks in the State of New York, State of California or the State of Texas are authorized or obligated to be closed;

          (c) "CONTROL" (including the terms "CONTROLLED," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "ENVIRONMENTAL LAWS": any all laws, rules, orders, regulations, statues, ordinances, guidelines, codes or decrees of the United States or any other nation, or any state, local, municipal or other Governmental Authority or other Laws (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          (e) "KNOWLEDGE" or "KNOWN" shall mean, with respect to any matter in question, the actual knowledge of an executive officer of the Company or QRI, as the case may be, of such matter after having made due and diligent inquiry with respect to such matter of all appropriate personnel of the party in question who would reasonably be expected to be familiar with the matter involved;

          (f) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (g) "PROXY STATEMENT/PROSPECTUS" or "JOINT PROXY STATEMENT/PROSPECTUS" shall mean a joint proxy statement/prospectus or joint information statement/prospectus included in the Registration Statement at the time the Registration Statement is declared effective under the Securities Act and meeting the requirements of Schedule 14A or
     Schedule 14C of the SEC's Proxy Rules promulgated pursuant to the Exchange Act;

          (h) "REGISTRATION STATEMENT" shall mean a registration statement of QRI on Form S-4 filed with the SEC pursuant to the Securities Act for the purpose of registering thereunder the offering and sale of the QRI Common Stock to be issued pursuant to the merger;

          (i) "SIGNIFICANT SUBSIDIARY" means any subsidiary of the Company or QRI, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

          (j) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, QRI, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, QRI, the Surviving Corporation or any such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (k) "TAX" or "TAXES" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation,
     (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

     Section 9.04. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.06. ENTIRE AGREEMENT. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the QRI Disclosure Schedule) constitutes the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

     Section 9.07. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

     Section 9.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the beneficiaries of the provisions of SECTION 6.11 herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 9.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     Section 9.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     Section 9.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 9.12. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform the provisions in accordance with their specific terms or to otherwise breach such provisions, including its failure to take all actions as are necessary on its part to the consummation of the merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof.

     Section 9.13.  CONFIDENTIALITY AGREEMENT.

          (a) Each party hereto agrees that all Confidential Information (as defined below) received by such party (the "Receiving Party") from the any other party hereto (the "Disclosing Party") shall be kept confidential by the receiving party and shall not be disclosed by the receiving party in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, (and, in the case of QRI, its stockholders) officers, employees, and authorized representatives (including without limitation attorneys, accountants, consultants, bankers, and financial advisors) of the receiving party (collectively, the "Receiving Party's Representatives") as need to know such information for the purpose of evaluating the merger (it being understood that such receiving party's representatives shall be informed by the receiving party of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Confidential Information may be made to the extent to which the disclosing party consents in writing, (iii) Confidential Information may be disclosed by the receiving party or any receiving party's representatives to the extent that, in the opinion of counsel for the receiving party or such receiving party's representatives is legally compelled to do so, provided that, prior to making such disclosure, the party being legally compelled to disclose such information advises and consults with the disclosing party regarding such disclosure and provided further that the party being legally compelled to disclose such information discloses only that portion of the Confidential Information as is legally required, and (iv) any of such Confidential Information may be disclosed to any banks or other financial institutions or other prospective investors that may provide Financing if such banks or other financial institutions or other prospective investors agree to comply with the provisions of this Section. The term "Confidential Information", as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of a receiving party from a disclosing party or its representatives, other than information which
     (i) was or becomes generally available to the public other than as a result of disclosure by the receiving party or any receiving party's representative, (ii) was or becomes available to the receiving party on a nonconfidential basis prior to disclosure to the receiving party or its representatives, or (iii) was or becomes available to the receiving party from a source other than the disclosing party or its representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the disclosing party.

          (b) If this Agreement is terminated, each receiving party shall promptly return, and shall use their reasonable best efforts to cause all receiving party representatives to promptly return, all Confidential Information to the disclosing party without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies, or other documents prepared by the receiving party or the receiving party's representatives shall be destroyed.

     Section 9.14.  LIMITATION ON LIABILITY.  NOTWITHSTANDING ANYTHING
CONTAINED HEREIN TO THE CONTRARY, NEITHER PARTY HERETO SHALL BE LIABLE HEREUNDER FOR ANY LOSS OF PROFITS, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE SOLE REMEDIES FOR BREACHES OF THIS AGREEMENT (OTHER THAN WILLFUL OR INTENTIONAL BREACHES) SHALL BE AS PROVIDED IN SECTIONS 8.02 AND 9.12.

     Section 9.15. DISPUTE RESOLUTION. Notwithstanding any other provisions hereof, any disputes ("DISPUTES") arising out of or relating to this Agreement shall be governed by the following procedures in the following order until finally resolved:

          (a) If a Dispute arises out of or relates to this Agreement, or the breach thereof, within 30 days of receipt of receipt of written notice of a Dispute, the parties hereto shall attempt in good faith to resolve such dispute by negotiation among senior executives of their respective companies who have authority to settle the controversy;

          (b) If the Dispute cannot be settled through such negotiations within the 30 day period set forth in Subsection (a), the parties agree to attempt in good faith to settle the dispute by mediation within 20 days immediately following the 30 day period set forth in Subsection (a) in Dallas, Texas under the Commercial Mediation Rules of the American Arbitration Association.

          (c) If the Dispute cannot be settled by such mediation, the parties agree to submit the dispute to binding arbitration in Dallas, Texas, under Texas state and applicable Federal law upon receipt of a written demand for arbitration by either of the parties setting forth the names of the other party or parties. Within 15 days after such commencement, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within 10 days of appointment. If the arbitrators fail to select a third arbitrator, then the American Arbitration Association shall select the third arbitrator (such arbitrators that are selected pursuant to this Section 9.15(c) shall be referred to herein as the "Arbitrators"). Except as otherwise provided herein, the Arbitrators shall have the authority to award any remedy or relief a state or federal court of the state of Texas could order or grant, including, without limitation, specific performance, the awarding of compensatory damages, the issuance of an injunction and other equitable relief, but excluding any punitive or consequential damages. If the remedy sought is a monetary award, each party shall simultaneously, on the twentieth business day following the commencement of the arbitration, propose to the Arbitrators the amount that party believes should be awarded, and with respect to compensatory damages, the Arbitrators shall make an award in whichever of ht two amounts they deem most reasonable. The Arbitrators' decision shall be issued with findings of fact and conclusions of law and shall be non-appealable. Notwithstanding anything in this subsection (c) to the contrary, the losing party in a Dispute hereunder shall pay all reasonable legal fees and expenses incurred by the prevailing party in connection with the arbitration.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        QUICKSILVER RESOURCES INC.



                                        By: /s/ Glenn Darden
                                           -----------------------------------
                                        Name: Glenn Darden
                                             ---------------------------------
                                        Title: Vice President
                                              --------------------------------



                                        MSR EXPLORATION LTD.


                                        By: /s/ Howard Boals
                                           -----------------------------------
                                        Name: Howard Boals
                                             ---------------------------------
                                        Title: Vice President
                                              --------------------------------

                                      EXHIBIT A

          Form of certificate of incorporation of Quicksilver Resources Inc.

                                       RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                              QUICKSILVER RESOURCES INC.

     Quicksilver Resources Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that this Restated certificate of incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Restated certificate of incorporation restates, integrates, and amends the provisions of the Corporation's certificate of incorporation as originally filed on December 18, 1997, omitting such matters as may be omitted pursuant to the provisions of Section 245(c) of the General Corporation Law of the State of Delaware. Notice of the adoption of this Restated certificate of incorporation has been given to all nonconsenting stockholders of the Corporation in accordance with Section 228(d) of the Delaware General Corporation Law.

     FIRST:   The name of the Corporation is Quicksilver Resources Inc.

     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The aggregate number of shares of all classes of stock which the Corporation shall be authorized to issue is 50,000,000, divided into the following: 40,000,000 shares of Common Stock, par value of one cent ($0.01) per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value of one cent ($0.01) per share (the "Preferred Stock").

              The board of directors of the Corporation is expressly vested with authority to issue one or more series of Preferred Stock having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are permitted by law and as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series of stock adopted by the board of directors.

     FIFTH:   The Corporation is to have perpetual existence.

     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

              To make, alter or repeal the by-laws of the Corporation.

     SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

              Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


     NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
              (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article Nine, nor the adoption of any provision of the Corporation's certificate of incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     TENTH: To the fullest extent permitted by applicable law, the Corporation shall indemnify any officer or director as set forth in the bylaws of the Corporation, pursuant to Section 145 of the Delaware General Corporation Law.

     In witness whereof the Corporation has caused this Restated certificate of incorporation to be signed by its authorized officer this _____ day of _____________, 1998.

                                        QUICKSILVER RESOURCES INC.


                                        By:
                                           -----------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------




THE STATE OF TEXAS

COUNTY OF TARRANT

     This instrument was acknowledged before me on the _____ day of ______________, 1998, by _____________________, ____________________ of
Quicksilver Resources Inc., a Delaware corporation, on behalf of said corporation.


                                        ----------------------------------
                                        Notary Public, State of Texas

My Commission Expires:

--------------------------

                                      EXHIBIT B

                    Form of Bylaws of Quicksilver Resources, Inc.

                                       BY-LAWS
                              QUICKSILVER RESOURCES INC.


                                      ARTICLE I
                                       OFFICES

     Section 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

     Section 2. OTHER OFFICES. The Corporation may also have offices at such other place or places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the Corporation may require.

                                      ARTICLE II
                               MEETINGS OF STOCKHOLDERS

     Section 1. TIME AND PLACE OF MEETINGS. All meetings of the stockholders for the election of directors shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.


     Section 2. ANNUAL MEETINGS. Annual meetings of stockholders, commencing with the year 1998, shall be held on such date and at such time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which meeting the stockholders shall elect by a plurality vote a board of directors and transact such other business as may properly be brought before the meeting.

     Section 3. NOTICE OF ANNUAL MEETINGS. Written notice of the annual meeting, stating the place, date, and hour of the meeting, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.

     Section 4. SPECIAL MEETINGS. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called at any time by order of the board of directors, the Chairman of the Board or the President. Such request shall state the purpose or purposes of the proposed special meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     Section 5. NOTICE OF SPECIAL MEETINGS. Written notice of a special meeting, stating the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.

     Section 6. QUORUM. Except as otherwise provided by statute or the certificate of incorporation, the holders of stock having a majority of the voting power of the stock entitled to be voted thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice (other than announcement at the meeting at which the adjournment is taken of the time and place of the .adjourned meeting) until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 7. ORGANIZATION. At each meeting of the stockholders, the Chairman of the Board or the President, determined as provided in Article V of these By-Laws, or if those officers shall be absent therefrom, another officer of the Corporation chosen as chairman present in person or by proxy and entitled to vote thereat, or if all the officers of the Corporation shall be absent therefrom, a stockholder holding of record shares of stock of the Corporation so chosen, shall act as chairman of the meeting and preside thereat. The Secretary, or if he shall be absent from such meeting or shall be required pursuant to the provisions of this Section 7 to act as chairman of such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary shall be present thereat) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

     Section 8. VOTING. Except as otherwise provided in the certificate of incorporation, each stockholder shall, at each meeting of the stockholders, be entitled to one vote in person or by proxy for each share of stock of the Corporation held by him and registered in his name on the books of the Corporation on the date fixed pursuant to the provisions of Section 5 of Article VII of these By-Laws as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held directly or indirectly by the Corporation, shall not be entitled to vote. Any vote by stock of the Corporation may be given at any meeting of the stockholders by the stockholder entitled thereto, in person or by his proxy appointed by an instrument in writing subscribed by such stockholder or by his attorney thereunto duly authorized and delivered to the Secretary of the Corporation or to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy shall provide for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. At all meetings of the stockholders all matters, except where other provision is made by law, the Certificate of incorporation, or these By-Laws, shall be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote thereat, a quorum being present. Unless demanded by a stockholder of the Corporation present in person or by proxy at any meeting of the stockholders and entitled to vote thereat, or so directed by the chairman of the meeting, the vote thereat on any question other than the election or removal of directors need not be by written ballot. Upon a demand of any such stockholder for a vote by written ballot on any question or at the direction of such chairman that a vote by written ballot be taken on any question, such vote shall be taken by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted.

     Section 9. LIST OF STOCKHOLDERS. It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger, either directly or through another officer of the Corporation designated by him or through a transfer agent appointed by the board of directors, to prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before said meeting, either at a place within the city where said meeting is to be held, which place shall be specified in the notice of said meeting, or, if not so specified, at the place where said meeting is to be held. The list shall also be produced and kept at the time and place of said meeting during the whole time thereof, and may be inspected by any stockholder of record who shall be present thereat. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, such list or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.


     Section 10. INSPECTORS OF VOTES. At each meeting of the stockholders, the chairman of such meeting may appoint two Inspectors of Votes to act thereat, unless the board of directors shall have theretofore made such appointments. Each Inspector of Votes so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an Inspector of Votes at such meeting with strict impartiality and according to the best of his ability. Such Inspectors of Votes, if any, shall take charge of the ballots, if any, at such meeting and, after the balloting thereat on any question, shall count the ballots cast thereon and shall make a report in writing to the secretary of such meeting of the results thereof. An Inspector of Votes need not be a stockholder of the Corporation, and any officer of the Corporation may be an Inspector of Votes on any question other than a vote for or against his election to any position with the Corporation or on any other question in which he may be directly interested.

     Section 11. ACTIONS WITHOUT A MEETING. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may by taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                     ARTICLE III
                                  BOARD OF DIRECTORS

     Section 1. POWERS. The business and affairs of the Corporation shall be managed by its board of directors, which shall have and may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the certificate of incorporation, or these By-Laws directed or required to be exercised or done by the stockholders.


     Section 2. NUMBER, QUALIFICATION, AND TERM OF OFFICE. The number of directors which shall constitute the whole board of directors shall not be less than one (1) or more than eight (8). Within the limits above specified, the number of directors which shall constitute the whole board of directors shall be determined by resolution of the board of directors or by the stockholders at any annual or special meeting or otherwise pursuant to action of the stockholders. Directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Sections 4 and 5 of this Article III, and each director elected shall hold office until the annual meeting next after his election and until his successor is duly elected and qualified, or until his death or retirement or until he resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of stockholders. Such election shall be by written ballot.

     Section 3. RESIGNATIONS. Any director may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the Secretary. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 4. REMOVAL OF DIRECTORS. Any director may be removed, either with or without cause, at any time, by the affirmative vote by written ballot of a majority in voting interest of the stockholders of record of the Corporation entitled to vote, given at an annual meeting or at a special meeting of the stockholders called for that purpose or otherwise. The vacancy in the board of directors caused by any such removal shall be filled by the stockholders at such meeting or, if not so filled, by the board of directors as provided in Section 5 of this Article III.

     Section 5. VACANCIES. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the annual meeting next after their election and until their successors are elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

     Section 6. PLACE OF MEETINGS. The board of directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

     Section 7. ANNUAL MEETINGS. The first meeting of each newly elected board of directors shall be held immediately following the annual meeting of stockholders, and no notice of such meeting to the newly elected directors shall be necessary in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held immediately following the annual meeting of stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.


     Section 8. REGULAR MEETINGS. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.


     Section 9. SPECIAL MEETINGS; NOTICE. Special meetings of the board of directors may be called by the Chairman of the Board, the President, or the Secretary on 24 hours' notice to each director, either personally or by telephone or by mail, telegraph, telex, cable, wireless, or other form of recorded communication; special meetings shall be called by the Chairman of the Board, the President, or the Secretary in like manner and on like notice on the written request of two directors. Notice of any such meeting need not be given to any director, however, if waived by him in writing or by telegraph, telex, cable, wireless, or other form of recorded communication, or if he shall be present at such meeting.


     Section 10. QUORUM AND MANNER OF ACTING. At all meetings of the board of directors, a majority of the directors at the time in office (but not less than one-third of the whole board of directors) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.


     Section 11. REMUNERATION. Unless otherwise expressly provided by resolution adopted by the board of directors, none of the directors shall, as such, receive any stated remuneration for his services; but the board of directors may at any time and f rom time to time by resolution provide that a specified sum shall be paid to any director of the Corporation, either as his annual remuneration as such director or member of any committee of the board of directors or as remuneration for his attendance at each meeting of the board of directors or any such Committee. The board of directors may also likewise provide that the corporation shall reimburse each director for any expenses paid by him on account of his attendance at any meeting. Nothing in this Section 11 shall be construed to preclude any director f rom serving the Corporation in any other capacity and receiving remuneration therefor.

                               COMMITTEES OF DIRECTORS

     Section 12. EXECUTIVE COMMITTEE; HOW CONSTITUTED AND POWERS. The board of directors, by majority vote of the whole board of directors, may designate an Executive Committee consisting of three of the directors of the Corporation. Subject to the provisions of Section 141 of the Delaware General Corporation Law, the Executive Committee shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. The board of directors shall have the power at any time, by majority vote of the whole board of directors, to change the membership of the Executive Committee, to fill all vacancies in it, or to dissolve it, either with or without cause.


     Section 13. ORGANIZATION. The Chairman of the Executive Committee, to be selected by the board of directors, shall act as chairman at all meetings of the Executive Committee and the Secretary shall act as secretary thereof. In case of the absence from any meeting of the Executive Committee of the Chairman of the Executive Committee or the Secretary, the Executive Committee may appoint a chairman or secretary, as the case may be, of the meeting.

     Section 14. MEETINGS. Regular meetings of the Executive Committee, of which no notice shall be necessary, may be held on such days and at such places, within or without the State of Delaware, as shall be fixed by resolution adopted by a majority of the Executive Committee and communicated in writing to all its members. Special meetings of the Executive Committee shall be held whenever called by the Chairman of the Executive Committee or a majority of the members of the Executive Committee then in office. Notice of each special meeting of the Executive Committee shall be given by mail, telegraph, telex, cable, wireless, or other form of recorded communication or be delivered personally or by telephone to each member of the Executive Committee not later than the day before the day on which such meeting is to be held. Notice of any such meeting need not be given to any member of the Executive Committee, however, if waived by him in writing or by telegraph, telex, cable, wireless, or other form of recorded communication, or if he shall be present at such meeting; and any meeting of the Executive Committee shall be a legal meeting without any notice thereof having been given, if all the members of the Executive Committee shall be present thereat. Subject to the provisions of this Article III, the Executive Committee, by resolution adopted by a majority of the whole Executive Committee, shall fix its own rules of procedure.

     Section 15. QUORUM AND MANNER OF ACTING. A majority of the Executive Committee shall constitute a quorum for the transaction of .business,, and the act of a majority of those present at a meeting thereof at which a quorum is present shall be the act of the Executive Committee.

     Section 16. OTHER COMMITTEES. The board of directors may, by resolution or resolutions passed by a majority of the whole board of directors, designate one or more other committees consisting of one or more directors of the Corporation, which, to the extent provided in said resolution or resolutions, shall have and may exercise, subject to the provisions of Section 141 of the General Corporation Law of the State of Delaware, the certificate of incorporation, and these By-Laws, the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power to fill vacancies in the board of directors, the Executive Committee, or any other committee or in their respective membership, to appoint or remove officers of the Corporation, or to authorize the issuance of shares of the capital stock of the Corporation, except that such a committee may, to the extent provided in said resolutions, grant and authorize options and other rights with respect to the common stock of the Corporation pursuant to and in accordance with any plan approved by the board of directors. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. A majority of all the members of any such E committee may determine its action and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, unless the board of directors shall otherwise provide. The board of directors shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time.


     Section 17. ALTERNATE MEMBER OF COMMITTEES. The board of directors may designate one or more directors as alternate members of the Executive Committee or any other committee, who may replace any absent or disqualified member at any meeting of the committee, or if none be so appointed, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.


     Section 18. MINUTES OF COMMITTEES. Each committee shall keep regular minutes of its meetings and proceedings and report the same to the board of directors at the next meeting thereof.


                                       GENERAL

     Section 19. ACTIONS WITHOUT A MEETING. Unless otherwise restricted by the certificate of incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board of directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the board of directors or the committee.


     Section 20. PRESENCE AT MEETINGS BY MEANS OF COMMUNICATIONS EQUIPMENT. Members of the board of directors, or of any committee designated by the board of directors, may participate in a meeting of the board of directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting conducted pursuant to this Section 20 shall constitute presence in person at such meeting.

                                  ARTICLE IV
                                    NOTICES

     Section 1. TYPE OF NOTICE. Whenever, under the provisions of any applicable statute, the certificate of incorporation, or these By-Laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, in person or by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given in any manner permitted by Article III hereof and shall be deemed to be given at the time when first transmitted by the method of communication so permitted.

     Section 2. WAIVER OF NOTICE. Whenever any notice is required to be given under the provisions of any applicable statute, the certificate of incorporation, or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto, and transmission of a waiver of notice by a director or stockholder by mail, telegraph, telex, cable, wireless, or other form of recorded communication may constitute such a waiver.

     Section 3. WHEN NOTICE UNNECESSARY. Whenever, under the provisions of the Act, the certificate of incorporation or these bylaws, any notice is required to be given to any stockholder, such notice need not be given to the stockholder if:

     (a) notice of two consecutive annual meetings and all notices of meetings held during the period between those annual meetings, if any, or

     (b) all (but in no event less than two) payments (if sent by first class mail) of distributions or interest on securities during a 12-month period, have been mailed to that person, addressed at his address as shown on the records of the Corporation, and have been returned undeliverable. Any action or meeting taken or held without notice to such a person shall have the same force and effect as if the notice had been duly given. If such a person delivers to the Corporation a written notice setting forth his then current address, the requirement that notice be given to that person shall be reinstated.


                                   ARTICLE V
                                   OFFICERS

     Section 1. ELECTED AND APPOINTED OFFICERS. The elected officers of the Corporation shall be a President, one or more Vice Presidents, with or without such descriptive titles as the board of directors shall deem appropriate, a Secretary, and a Treasurer, and, if the board of directors so elects, a Chairman of the Board (who shall be a director) and a Controller. The board of directors or the Executive Committee of the board of directors by resolution also may appoint one or more Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries, Assistant

Controllers, and such other officers and agents as from time to time may appear to be necessary or advisable in the conduct of the affairs of the Corporation.

     Section 2. TIME OF ELECTION OR APPOINTMENT. The board of directors at its annual meeting shall elect or appoint, as the case may be, the officers to fill the positions designated in or pursuant to Section I of this Article
V. Officers of the Corporation may also be elected or appointed, as the case may be, at any other time.


     Section 3. SALARIES OF ELECTED OFFICERS. The salaries of all elected officers of the Corporation shall be fixed by the board of directors.


     Section 4. TERM. Each officer of the Corporation shall hold his office until his successor is duly elected or appointed and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the board of directors or the Executive Committee may be removed at any time by the affirmative vote of a majority of the whole board of directors. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise may be filled by the board of directors or the appropriate committee thereof.


     Section 5. DUTIES OF THE CHAIRMAN OF THE BOARD. The Chairman of the Board, if one be elected, shall be the chief executive officer of the Corporation and shall have all of the powers and duties as are provided for the chief executive officer of the Corporation as specified in Section 6 below, in the absence of any person designated and elected to be the Chairman of the Board, and shall preside when present at all meetings of the board of directors and at all meetings of the stockholders. In addition, he shall advise and counsel the President and other officers of the Corporation, and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the board of directors.


     Section 6. DUTIES OF THE PRESIDENT. In the absence of any person designated and elected to be the Chairman of the Board, The President shall be the chief executive officer of the Corporation and, subject to the provisions of these By-Laws, shall have the general supervision of the affairs of the Corporation and shall have general and active control of all of its business. He shall preside, when present, at all meetings of stockholders and all meetings of the board of directors, except when the Chairman of the Board presides and as may otherwise be provided by statute or by the By-Laws. The chief executive officer shall see that all orders and resolutions of the board of directors and the stockholders are carried into effect. The chief executive officer shall have general authority to execute bonds, deeds, and contracts in the name of the Corporation and affix the corporate seal thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the Corporation as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of the By-Laws; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the chief executive officer; and, in general, to exercise all powers and authority usually appertaining to the chief executive officer of a corporation and except as otherwise provided in these By-Laws. The

President shall advise and counsel the Chairman of the Board and the officers of the Corporation, and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the board of directors and the Chairman of the Board.


     Section 7. DUTIES OF VICE PRESIDENTS. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the board of directors or the President may from time to time prescribe.


     Section 8. DUTIES OF ASSISTANT VICE PRESIDENTS. In the absence of a Vice President or in the event of his inability or refusal to act, the Assistant Vice President (or in the event there shall be more than one, the Assistant Vice Presidents in the order designated by the board of directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of that Vice President, and shall perform such other duties and have such other powers as the board of directors, the President, or the Vice President under whose supervision he is appointed may from time to time prescribe.


     Section 9. DUTIES OF THE SECRETARY. The Secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the Executive Committee or other standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the President, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation, and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall keep and account for all books, documents, papers, and records of the Corporation, except those for which some other officer or agent is properly accountable. He shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.


     Section 10. DUTIES OF ASSISTANT SECRETARIES. In the absence of the Secretary or in the event of his inability or refusal to act, the Assistant Secretary (or, if there shall be more than one, the Assistant Secretaries in the order designated by the board of directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the board of directors, the President, or the Secretary may from time to time prescribe.

     Section 11. DUTIES OF THE TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. He shall disburse the funds of the Corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall, render to the President and the board of directors, at its regular meetings or when the board of directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the board of directors, he shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Corporation. The Treasurer shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the board of directors, the President, or any such Vice President in charge of finance.


     Section 12. DUTIES OF ASSISTANT TREASURERS. The Assistant Treasurer or Assistant Treasurers shall assist the Treasurer, and in the absence of the Treasurer or in the event of his inability or refusal to act, the Assistant Treasurer (or in the event there shall be more than one, the Assistant Treasurers in the order designated by the board of directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the board of directors, the President, or the Treasurer may from time to time prescribe.


     Section 13. DUTIES OF THE CONTROLLER. The Controller, if one is appointed, shall have supervision of the accounting practices of the Corporation and shall prescribe the duties and powers of any other accounting personnel of the Corporation. He shall cause to be maintained an adequate system of financial control through a program of budgets and interpretive reports. He shall initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum efficiency and economy. If required, he shall prepare a monthly report covering the operating results of the Corporation. The Controller shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the board of directors, the President, or any such Vice President in charge of finance.


     Section 14. DUTIES OF ASSISTANT CONTROLLER. The Assistant Controller or Assistant Controllers shall assist the Controller, and in the absence of the Controller or in the event of his inability or refusal to act, the Assistant Controller (or, if there shall be more than one, the Assistant Controllers in the order designated by the board of directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Controller and perform such other duties and have such other powers as the board of directors, the President, or the Controller may from time to time prescribe.

                                  ARTICLE VI
                                INDEMNIFICATION

     Section 1. ACTIONS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (all of such persons being hereafter referred to in this Article as a "Corporate Functionary"), against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     Section 2. ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Corporate Functionary against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 3. DETERMINATION OF RIGHT TO INDEMNIFICATION. Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Corporate Functionary is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VI. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

     Section 4. RIGHT TO INDEMNIFICATION. Notwithstanding the other provisions of this Article VI, to the extent that a Corporate Functionary has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 or 2 of this Article VI (including the dismissal of a proceeding without prejudice or the settlement of a proceeding without admission of liability), or in defense of any claim, issue, or, matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 5. PREPAID EXPENSES. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Corporate Functionary to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

     Section 6. RIGHT TO INDEMNIFICATION UPON APPLICATION; PROCEDURE UPON APPLICATION. Any indemnification under Sections 2, 3 and 4, or any .advance under Section 5, of this Article VI shall be made promptly upon, and in any event within 60 days after, the written request of the Corporate Functionary, unless with respect to applications under sections 2, 3 or 5 of this Article VI, a determination is reasonably and promptly made by the board of directors by majority vote of a quorum consisting of disinterested directors that such Corporate Functionary acted in a manner set forth in such Sections as to justify the corporation in not indemnifying or making an advance of expenses to the corporate Functionary. If no quorum of disinterested directors is obtainable, the board of directors shall promptly direct that independent legal counsel shall decide whether the Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance of expenses to the Corporate Functionary. The right to indemnification or advance of expenses granted by this Article VI shall be enforceable by the Corporate Functionary in any court of competent jurisdiction if the board of directors or independent legal counsel denies his claim, in whole or in part, or if no disposition of such claim is made within 60 days. The expenses of the Corporate Functionary incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

     Section 7. OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses or provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification and advancement of expenses or may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Functionary and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of these by-laws or relevant provisions of the Delaware General Corporation Law and other applicable law, if any, shall not affect any then existing rights of a Corporate Functionary to indemnification or advancement of expenses.

     Section 8. INSURANCE. Upon resolution passed by the board of directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

     Section 9. MERGERS. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, or agents, so .that any person who is or was a director, officer, employee, or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     Section 10. SAVINGS PROVISION. If this Article VI or any portion hereof shall be invalidated on any ground by a court of competent Jurisdiction, the Corporation shall nevertheless indemnify each Corporate Functionary as to expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this
Article VI that shall not have been invalidated.

                                     ARTICLE VII
                           CERTIFICATES REPRESENTING STOCK

     Section 1. RIGHT TO CERTIFICATE. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board, the President, or a Vice President and by the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.
 If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided, that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware; in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights.

     Section 2. FACSIMILE SIGNATURES. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

     Section 3. NEW CERTIFICATES. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation and alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate.

     Section 4. TRANSFERS. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, it shall be the duty of the Corporation, subject to any proper restrictions on transfer, to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

     Section 5. RECORD DATE. The board of directors may fix in advance a date, not preceding the date on which the resolution fixing the record date is adopted, and (i) not more than 60 days nor less than 10 days preceding the date of any meeting of stockholders, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, (ii) not more than 10 days after the date on which the resolution fixing the record date is adopted, as a record date in connection with obtaining a consent of the stockholders in writing to corporate action without a meeting, or (iii) not more than 60 days before the date for payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change, or conversion or exchange of capital stock shall go into effect, or the date on which any other lawful action shall be taken, as the record date for determining the stockholders entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock or other lawful action of the corporation, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, any such meeting and any adjournment thereof (provided, however, that the board of directors may fix a new record date for an adjourned meeting), or to give such consent, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

     Section 6. REGISTERED STOCKHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not provided by the laws of the State of Delaware.

                                     ARTICLE VIII
                                  GENERAL PROVISIONS

     Section 1. DIVIDENDS. Dividends upon the capital stock of the corporation, if any, subject to the provisions of the certificate of incorporation, may be declared by the board of directors (but not any committee thereof) at any regular meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.


     Section 2. RESERVES. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the board of directors from time to time, in their absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the board of directors shall think conducive to the interest of the Corporation, and the board of directors may modify or abolish any such reserve in the manner in which it was created.


     Section 3. ANNUAL STATEMENT. The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.


     Section 4. CHECKS. All checks or demands for money and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the board of directors may f rom time to time prescribe.


     Section 5. FISCAL YEAR. The fiscal year of the Corporation shall be determined by the board of directors.

     Section 6. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the word "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced, or otherwise.

                                      ARTICLE IX
                                      AMENDMENTS

     These By-Laws may be altered, amended, or repealed or new By-Laws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or the board of directors or at any special meeting of the stockholders or the board of directors if notice of such alteration, amendment, repeal, or adoption of new By-Laws be contained in the notice of such special meeting.

                                      EXHIBIT C

                             Form of Affiliate Agreement

                             COMPANY AFFILIATE AGREEMENT

     AGREEMENT (hereinafter referred to as the "Agreement") entered into as of _________, 1998, between Quicksilver Resources Inc., a Delaware corporation (hereinafter referred to as the "Acquiror"), and the stockholder (the "Stockholder") of MSR Exploration Ltd., a Delaware corporation (hereinafter referred to as the "Company").

                                 W I T N E S S E T H:

     WHEREAS, the Acquiror and the Company, propose to enter, or have entered into an Agreement and Plan of Merger and Reorganization expected to be dated, or dated _______, 1998 (hereinafter referred to as the "merger agreement"), pursuant to which the Company will be merged into Acquiror (the "merger"); and


     WHEREAS, upon the consummation of the merger and in connection therewith, the Stockholder will become the owner of shares of Common Stock of Acquiror (hereinafter referred to as the "Acquiror Shares").


     NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the merger agreement, and hereinafter in this Agreement, it is hereby agreed as follows:

     1.   The Stockholder hereby agrees that:

          (a) It or he may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), of the Commission.

          (b) He agrees not to offer, sell, pledge, transfer or otherwise dispose of any of the Acquiror Shares unless at that time either:

              (i) such transaction shall be permitted pursuant to the provisions of Rule 145(d) under the Securities Act;

              (ii) counsel representing the Stockholder, satisfactory to the Acquiror, shall have advised the Acquiror in a written opinion letter satisfactory to the Acquiror and the Acquiror's counsel and upon which the Acquiror and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition;

              (iii) a registration statement under the Securities Act covering the Acquiror Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus under the Securities Act, shall be effective under the Securities Act; or

              (iv) an authorized representative of the Commission shall have rendered written advice to the Stockholder (sought by the Stockholder or counsel to the Stockholder, with a copy thereof and of all other related communications delivered to the Acquiror) to the effect that the

Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to the proposed sale, transfer or other disposition if consummated.

     The Stockholder understands that the Acquiror is under no obligation to register the sale, transfer or other disposition of the Acquiror Common Stock by the Stockholder on its behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

          (c) Until a public sale of the Acquiror Shares represented by such certificate has been made in compliance with one of the alternative conditions set forth in the subparagraphs of paragraph (b) of this Section 1, all certificates representing the Acquiror Shares deliverable to the Stockholder pursuant to the merger agreement and in connection with the merger and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend substantially as follows:

          "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in compliance with paragraph (d) of Rule 145 promulgated by the Securities and Exchange Commission."

Acquiror, at its discretion, may cause stop transfer orders to be placed with its transfer agent(s) with respect to the certificates for the Acquiror Shares but not as to the certificates for any part of the Acquiror Shares as to which said legend is no longer appropriate as hereinabove provided.

          (d) The Stockholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge or transfer or other disposition of the Acquiror Shares or any part thereof.

     2. From and after the Effective Time of the merger and for so long as necessary in order to permit the Stockholder to sell the Acquiror Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Acquiror will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Acquiror will use its best efforts to make publicly available the information regarding itself referred to in paragraph
(c)(2) of Rule 144) in order to permit the Stockholder to sell, pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144, the Acquiror Shares.


     3. The Stockholder agrees that it or he will not perfect any dissenter's appraisal rights under the certificate of incorporation or the Appraisal Provisions (as defined in the merger agreement)


     4. The Stockholder represents that it or he knows of no plan (written or oral) pursuant to which the stockholders of the Company intend to sell or otherwise dispose of any Acquiror Shares to be received by them pursuant to the merger agreement which would reduce their holdings of such

Acquiror Shares to an amount having in the aggregate a value at the time of the merger of less than 50% of all Common Stock of the Company outstanding prior to the merger.

     5. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

     6. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or (except where receipt thereof is specifically required for purposes of this Agreement) mailed by registered or certified mail, postage prepaid, as follows:

     If to the Stockholder, at the address set forth below the Stockholder's signature at the end hereof.

     If to Acquiror:

     To:

     Quicksilver Resources Inc.
     1619 Pennsylvania Drive
     Fort Worth, Texas  76104

or to such other address as any party hereto or any Stockholder may designate for itself by notice given as herein provided

     7. For the convenience of the parties hereto this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns.

     8. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

     9. If a court of competent jurisdiction determines that any provision of this Agreement is unenforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                        Stockholder:


                                        --------------------------------------
                                        [signature]

                                        --------------------------------------
                                        --------------------------------------
                                        --------------------------------------
                                        [print name and address]
Accepted and agreed to as of
______________, 1998.

                                        Acquiror:

                                        QUICKSILVER RESOURCES INC.


                                        By:
                                              --------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                              --------------------------------

                         [EVEREN SECURITIES, INC. LETTERHEAD]

September 1, 1998


Special Committee of the board of directors
MSR Exploration Ltd.
612 Eighth Avenue
Fort Worth, Texas 76104

Gentlemen:

     You have advised EVEREN Securities, Inc. ("EVEREN") that Quicksilver Resources Inc. ("Quicksilver") has proposed to acquire 100% of the outstanding common stock of MSR Exploration Ltd., ("MSR" or the "Company") in a tax-free exchange of 0.10 shares of Quicksilver common stock for each share of MSR common stock (the "Transaction"). We further understand that the shares of Quicksilver will be listed and freely traded on the American Stock Exchange effective at the time of closing of the Transaction. You have requested that EVEREN issue an opinion ("Opinion") as to the fairness to the common stockholders of MSR (other than shares held by Mercury Exploration Company and shares held by members of the Darden family and their affiliates) of the consideration to be received from a financial point of view.

     In arriving at our Opinion we have, among other things:

     1. Reviewed a draft of the Agreement and Plan of Merger and Reorganization By and Among Quicksilver and MSR dated July 7, 1998 (the "Agreement").

     2. Reviewed actual financial results for MSR and Quicksilver for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, as well as, other publicly available SEC Filings with the Securities and Exchange Commission for MSR;

     3. Reviewed independently prepared oil and gas reserve estimates as of December 31, 1997 for MSR and Quicksilver, which include details of projected production flows, product prices, operating expenses and capital costs and discussed such estimates with MSR's reserve engineers;

     4. Reviewed terms of acquisitions of oil and gas reserves prepared by an independent research firm;

     5. Discussed with senior management of MSR the operations of and business prospects for MSR; and

     6. Considered such other information, financial studies, analyses and investigations as we deemed relevant under the circumstances.

     In connection with our review, we have not independently verified any of the information concerning the Company and have relied on its being complete and accurate in all material respects. We have assumed that the pro forma financial and reserve information reviewed by us has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future performance reflected therein. In addition, we have not made any independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such independent evaluations or appraisals (other than certain reserve reports prepared by independent petroleum engineers for the Company).

     Our Opinion is necessarily based solely upon the information set forth herein as reviewed by us and circumstances existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us.

     This letter shall be for the use of the board of directors of the Company in considering the Transaction. The Company may not publish or refer to this letter (either in its entirety or through excerpt or summaries) or disclose the existence of our engagement hereunder or describe or characterize the advice provided by us without the prior approval of EVEREN, which approval shall not be unreasonably withheld. It is expressly understood that this letter may be included in certain regulatory filings, including any proxy statement to be mailed to the stockholders of the Company in connection with the Transaction, or as otherwise required by law, rule or regulation of any governmental authority or the rules of the American Stock Exchange and that such approval hereby is provided subject to EVEREN's prior review of disclosures relating to EVEREN's engagement and the letter.

     As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, EVEREN and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our Opinion that, on the date hereof, the consideration to be received pursuant to the proposed Transaction is fair to the common stockholders of MSR (other than shares held by Mercury Exploration Company and shares held by the Darden family and their affiliates) from a financial point of view.

Very truly yours,


/S/ EVEREN Securities, Inc.
EVEREN Securities, Inc.

                                      APPENDIX C
                             DISSENTERS' RIGHTS UNDER THE
                          ALBERTA BUSINESS CORPORATIONS ACT

SECTION 184

(1) Subject to sections 185 and 234, a holder of shares of any class of a corporation may dissent if the corporation resolves to

      (a) amend its articles under section 167 or 168 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

      (b) amend its articles under section 167 or 168 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

      (c) amalgamate with another corporation, otherwise than under section 178 or 180.1,

      (d) be continued under the laws of another jurisdiction under section 182, or

      (e) sell, lease or exchange all or substantially all its property under section 183.

(2)   A holder of shares of any class or series of shares entitled to subsection
      (20), a stockholder entitled to vote under section 170, other than section 170(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) In addition to any other right he may have, but subject to section (20), a stockholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

(4) A dissenting stockholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting stockholder.

(5) A dissenting stockholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

      (a) at or before any meeting of stockholders at which the resolution is to be voted on, or

      (b) if the corporation did not send notice to the stockholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution has been adopted.

(6) An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2)

      (a) by the corporation, or

      (b) by a stockholder if he has sent an objection to the corporation under subsection(5)

      to fix the fair value in accordance with subsection (3) of the shares of a stockholder who dissents under this section.

(7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting stockholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

(8) Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting stockholder

      (a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

      (b) within 10 days after the corporation is served with a copy of the originating notice, if a stockholder is the applicant.

(9)   Every offer made under subsection (7) shall

      (a) be made on the same terms, and

      (b) contain or be accompanied by a statement showing how the fair value was determined.

(10) A dissenting stockholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)  A dissenting stockholder

      (a) is not required to give security for costs in respect of an application under subsection (6), and

      (b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Court may give directions for

      (a) joining as parties all dissenting stockholders whose shares have not been purchased by the corporation and for the representation of dissenting stockholders who, in the opinion of the Court, are in need of representation, and

      (b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery.

(13)  On an application under subsection (6), the Court shall make an order

      (a) fixing the fair value of the shares in accordance with subsection (3) of all dissenting stockholders who are parties to the application,

      (b) giving judgment in that amount against the corporation and in favor of each of those dissenting stockholders, and

      (c) fixing the time within which the corporation must pay that amount to a stockholder.

(14)  On

      (a) the action approved by the resolution from which the stockholder dissents becoming effective,

      (b) the making of an agreement under subsection (10) between the corporation and the dissenting stockholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

      (c) the pronouncement of an order under subsection (13),

      whichever first occurs, the stockholder ceases to have any rights as a stockholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the stockholder or in the amount of the judgment, as the case may be.

(15)  Subsection 14(a) does not apply to a stockholder referred to in subsection
      (5)(b).

(16)  Until one of the events mentioned in subsection (14) occurs,

      (a) the stockholder may withdraw his dissent, or

      (b) the corporation may rescind the resolution,

      and in either event proceedings under this section shall be discontinued.

(17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting stockholder, from the date on which the stockholder ceases to have any rights as a stockholder by reason of subsection (14) until the date of payment.

(18)  If subsection (20) applies, the corporation shall, within 10 days after

      (a) the pronouncement of an order under subsection (13), or

      (b) the making of an agreement between the stockholder and the corporation as to the payment to be made for his shares,

      notify each dissenting stockholder that it is unable lawfully to pay dissenting stockholders for their shares.

(19) Notwithstanding that a judgment has been given in favor of a dissenting stockholder under subsection (13)(b), if subsection (20) applies, the dissenting stockholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the stockholder is reinstated to his full rights as a stockholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but prior to its stockholders.

(20) A corporation shall not make a payment to a dissenting stockholder under this section if there are reasonable grounds for believing that

      (a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

      (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant's bylaws provide that the Registrant shall indemnify any person who or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (all of such persons being hereafter referred to as a "Corporate Functionary"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any criminal action or preceding, that he had reasonable cause to believe that his conduct was unlawful.

      The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a Corporate Functionary against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


      Any indemnification under the bylaws of the Registrant (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the Corporate Functionary is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws of the Registrant. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

      Notwithstanding the other provisions of the bylaws of the Registrant to the extent that a Corporate Functionary has been successful on the merits or otherwise in defense of any action, suit, or proceeding (including the dismissal of a proceeding without prejudice or the settlement of a proceeding without admission of liability), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Registrant in advance of the final deposition of such action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Corporate Functionary to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Registrant as authorized in the bylaws of the Registrant.

      Any indemnification under the bylaws of the Registrant shall be made promptly upon, and in any event within 60 days after, the written request of the Corporate Functionary, unless determination is reasonably and promptly made by the board of directors by majority vote of a quorum consisting of disinterested directors that such Corporate Functionary acted in a manner set forth so as to justify the Registrant in not indemnifying or making an advance of expenses to the Corporate Functionary. If no quorum of disinterested directors is obtainable, the board of directors shall promptly direct that independent legal counsel shall decide whether the Corporate Functionary acted in a manner so as to justify the Registrant's not indemnifying or making an advance of expenses to the Corporate Functionary. The right to indemnification or advance of expenses granted by the bylaws of the Registrant shall be enforceable by the Corporate

Functionary in any court of competent jurisdiction if the board of directors or independent legal counsel denies his claim, in whole or in part, or if no disposition of such claim is made within 60 days. The expenses of the Corporate Functionary incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such preceding shall also be indemnified by the Registrant.


      The indemnification and advancement of expenses or provided by or granted pursuant to the bylaws of the Registrant shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Functionary and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of these bylaws or relevant provisions of the Delaware General Corporation Law and other applicable law, if any, shall not affect any then existing rights of a Corporate Functionary to indemnification or advancement of expenses.


      Upon resolution passed by the board of directors, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or rising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the bylaws of the Registrant.


      References to "the Corporation" in the bylaws of the Registrant shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation or is or was serving at the request of such another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under the provisions of the bylaws of the Registrant with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.


      If the provisions in the bylaws of the Registrant relating to mergers or a consolidation, or any portion thereof shall be invalidated on any ground by a court of competent jurisdiction, the Registrant shall nevertheless indemnify each Corporate Functionary as to expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding, or investigation, whether civil, criminal or administrative, including a grant jury proceeding or action or suit brought by or in the right of the Registrant, to the full extend permitted by any applicable portion of the provisions in the bylaws relating to mergers or a consolidation, that shall not have been invalidated.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES [QRI TO CONFIRM/EXPAND AND PROVIDE DISKETTES]

      (a) Exhibits:


 Exhibit      Sequential
 Number       Description
 ------       -----------
    *2.1      Agreement and Plan of Merger, dated September 1,
              1998, among Quicksilver Resources Inc. and MSR
              Exploration Ltd. is included as  Appendix A to
              the Proxy Statement/Prospectus included in Part
              I of this Registration Statement and is
              incorporated herein by reference.

   **2.2      Amendment No. 1 to Agreement and Plan of Merger.


    *4.1 Restated certificate of incorporation of Quicksilver Resources Inc.

    *4.2      Bylaws of Quicksilver Resources Inc.


    *4.3      Form of Quicksilver Resources Inc. Common Stock
              Certificate.



   **5.1 Opinion of Cantey & Hanger, L.L.P., regarding legality of the shares being registered.


   **8.1      Opinion of Jenkens & Gilchrist regarding tax matters.

   *10.1      Consent and Voting Agreement, dated September 1,
              1998, by and among Quicksilver Resources Inc.,
              MSR Exploration Ltd, Mercury Exploration
              Company, Quicksilver Energy, L.C., Frank Darden,
              Thomas F. Darden, Glenn M. Darden, Anne Darden
              Self, Trust Company of the West and Joint Energy
              Development Investment Limited Partnership.

   *10.2 Agreement and Plan of Reorganization and Merger, dated March 31, 1998, by and among Quicksilver
              Resources Inc., Quicksilver Energy, L.C.,
              Michigan Gas Partners, Limited Partnership,
              Mercury Exploration Company, Trust Company of the West and Joint Energy Development
              Investments Limited Partnership.

   *10.3      Agreement Regarding Merger Agreement, dated
              April 9, 1998, by and among Quicksilver
              Resources Inc., Quicksilver Energy, L.C.,
              Michigan Gas Partnership, Limited Partnership,
              Mercury Exploration Company, Trust Company of the West and Joint Energy Development
              Investments Limited Partnership.

   *10.4      Registration Rights Agreement, dated April 9,
              1998, by and among Quicksilver Resources Inc.,
              Joint Energy Development Investments Limited
              Partnership and Trust Company of the West.

   *10.5 Stockholders Agreement, dated April 9, 1998, by and among Quicksilver Resources, Inc., Mercury
              Exploration Company, Quicksilver Energy, L.C.,
              Frank Darden, Thomas F. Darden, Glenn M. Darden,
              Anne Darden Self, Jeff Cook, Jack L. Thurber,
              Trust Company of the West, Joint Energy
              Development Investments Limited Partnership and
              Mercury Production Company.

   *10.6      Amendment No. 1 to Stockholders Agreement, dated
              September 1, 1998, by and among Quicksilver
              Resources Inc., Mercury Exploration Company,
              Quicksilver Energy, L.C., Frank Darden, Thomas
              F. Darden, Glenn M. Darden, Anne Darden Self,
              Jeff Cook, Jack L. Thurber, Trust Company of the
              West, Joint Energy Development Investments
              Limited Partnership and Mercury Production
              Company.

   *10.7 Stock Transfer Agreement, dated April 9, 1998, by and among Mercury Exploration Company and Joint Energy Development Investment Limited
              Partnership.


   *10.8 Amendment No. 1 to Stock Transfer Agreement, dated September 1, 1998, by and among Mercury
              Exploration Company and Joint Energy Limited
              Partnership.

   *10.9      Amended and Restated Credit Agreement, dated
              April 9, 1998, by and among Quicksilver
              Resources Inc. and NationsBank of Texas, N.A.

  *10.10 Put/Call Agreement between, dated April 9, 1998, by and among Mercury Exploration Company and Trust Company of the West.

  *10.11      Amendment No. 1 to Put/Call Agreement, dated
              September 4, by and among Mercury Exploration
              Company and Trust Company of the West.

  *10.12 Management Agreement, dated April 9, 1998, by and among Mercury Exploration Company and Quicksilver Resources Inc.

  *10.13      Agreement regarding Warrants, dated September 1,
              1998, by and among Quicksilver Resources Inc.,
              Mercury Exploration Company, Frank Darden,
              Thomas F. Darden, Glenn M. Darden, Anne Darden
              Self, Joint Energy Development Investments
              Limited Partnership and Trust Company of the
              West.

  *10.14      Agreement, dated September 1, 1998, by and among
              Quicksilver Resources Inc., Joint Energy
              Development Investments Limited Partnership,
              Trust Company of the West and Mercury
              Exploration Company.

  *10.15 Management Agreement, dated September 1, 1998, by and among Mercury Exploration Company and Quicksilver Resources Inc.

   10.16 Wells Agreement, filed as an exhibit to the Registration Statement on Form S-4 (File No.
              333-29769) and incorporated herein by reference.

  *10.17      Letter Agreement and Fee Letter from NationsBank,
              N.A., dated July 17, 1998.

  *10.18      Agreement Regarding Future Financings, dated April
              9, 1998 by and among Quicksilver Resources, Inc.,
              Enron Trade & Capital Resources Corp., Trust Company of the West and NationsBank of Texas, N.A.

  *10.19      Amendment No. 2 to Put/Call Agreement dated as of January
              8, 1999 by and between Mercury Exploration Company and Trust
              Company of the West.

     *15 Letter from Deloitte & Touche LLP regarding unaudited financial information.

  **23.1      Consent of Jenkens & Gilchrist, a Professional
              Corporation (included in its opinion filed as Exhibit 8.1 hereto)


  **23.2      Consent of Weaver & Tidwell LLP

  **23.3      Consent of Deloitte & Touche LLP to Amendment No. 1 to
              Registration Statement.


  **23.4      Consent of EVEREN Securities, Inc.

   *23.5      Consent of Citadel Engineering Ltd.


     *24 Power of Attorney (included on the signature page)

  **99.1      Form of Proxy of MSR

   *99.2      Reserve Report of Citadel Engineering Ltd.


-------------------------------------
*       Previously filed.
* *     Filed herewith.



ITEM 22.  UNDERTAKINGS


      (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on January 25, 1999.

                                   QUICKSILVER RESOURCES, INC.


                                   By:  /s/ Frank Darden*
                                        --------------------------------------
                                        Frank Darden
                                        Chairman of the Board


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Mr. Glenn Darden, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.




         Signature                          Title                    Date
         ---------                          -----                    ----

 /s/ Frank Darden*             Chairman of the Board and       January 25, 1999
 ------------------------      Director (Principal Executive
 Frank Darden                  Officer)


 /s/ Thomas F. Darden*         President and Director          January 25, 1999
 ------------------------      (Principal Financial and
 Thomas F. Darden              Accounting Officer)


 /s/ Glenn M. Darden           Vice President and Director     January 25, 1999
 ------------------------
 Glenn M. Darden


*  By Glenn M. Darden as attorney in fact